Exhibit 10.30

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS AGREEMENT THAT HAVE BEEN REDACTED ARE MARKED

WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

CREDIT AGREEMENT

among

CAPELLA HEALTHCARE, INC.,

CAPELLA HOLDINGS, INC.,

VARIOUS LENDERS,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as ADMINISTRATIVE AGENT

Dated as of December 31, 2014

CREDIT SUISSE SECURITIES (USA) LLC and

CITIGROUP GLOBAL MARKETS INC.,

as JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS

5.02	Mandatory Repayments	71
5.03	Method and Place of Payment	76
5.04	Net Payments	76
5.05	Presumption of the Administrative Agent as to Payments of the Borrower	80

SECTION 6.	Conditions Precedent to Credit Events on the Closing Date	80

6.01	Closing Date; Notes	80
6.02	Officer’s Certificate	81
6.03	Opinions of Counsel	81
6.04	Company Documents; Proceedings; etc.	81
6.05	Consummation of Acquisition, Financing Transactions; etc.	81
6.06	Consummation of the Refinancing	82
6.07	Material Adverse Change	82
6.08	ABL Amendment	82
6.09	Intercreditor Agreement	82
6.10	Security Documents	82
6.11	Financial Statements; Pro Forma Balance Sheet; Pro Forma Income Statement	84
6.12	Solvency Certificate	84
6.13	Fees, etc.	84
6.14	Patriot Act	84
6.15	Accuracy of Representations	84
6.16	Subsidiaries Guaranty	84

SECTION 7.	Conditions Precedent to All Credit Events	85

7.01	No Default; Representations and Warranties	85
7.02	Notice of Borrowing	85

SECTION 8.	Representations and Warranties	85

8.01	Company Status	85
8.02	Power and Authority	86
8.03	No Violation	86
8.04	Approvals	86
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Solvency; Projections	87
8.06	Litigation	88
8.07	True and Complete Disclosure	88
8.08	Margin Regulations	89
8.09	Tax Returns and Payments	89
8.10	Compliance with ERISA	89
8.11	Security Documents	91
8.12	Properties	92
8.13	Subsidiaries	92
8.14	Compliance with Statutes, etc.	92

8.15	Investment Company Act	92
8.16	Environmental Matters	92
8.17	Employment and Labor Relations	93
8.18	Intellectual Property, etc.	93
8.19	USA Patriot Act; OFAC; FCPA	94
8.20	Healthcare Matters	94

SECTION 9.	Affirmative Covenants	97

9.01	Information Covenants	97
9.02	Books, Records and Inspections; Annual Conference Calls	101
9.03	Maintenance of Property; Insurance	101
9.04	Existence; Franchises	103
9.05	Compliance with Statutes, etc.	103
9.06	Compliance with Environmental Laws	103
9.07	Business, etc.	104
9.08	End of Fiscal Years; Fiscal Quarters	104
9.09	Payment of Taxes	104
9.10	Use of Proceeds	104
9.11	Additional Security; Further Assurances; etc.	104
9.12	Designation of Subsidiaries	108
9.13	Permitted Acquisitions	108
9.14	Ratings	108

SECTION 10.	Negative Covenants	109

10.01	Liens	109
10.02	Consolidation, Merger or Sale of Assets, etc.	114
10.03	Dividends	118
10.04	Indebtedness	120
10.05	Advances, Investments and Loans	125
10.06	Transactions with Affiliates	129
10.07	[Reserved]	131
10.08	Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	131
10.09	Limitation on Certain Restrictions on Restricted Subsidiaries	132
10.10	Passive Holding Company	133

SECTION 11.	Events of Default and Remedies	134

11.01	Payments	134
11.02	Representations, etc.	134
11.03	Covenants	134
11.04	Default Under Other Agreements	134
11.05	Bankruptcy, etc.	135
11.06	ERISA	135
11.07	Security Documents	136

11.08	Guaranties	136
11.09	Judgments	136
11.10	Change of Control	136
11.11	Invalidity of Credit Documents	136

SECTION 12.	The Administrative Agent	137

12.01	Appointment	137
12.02	Nature of Duties	137
12.03	Lack of Reliance on the Administrative Agent	138
12.04	Certain Rights of the Administrative Agent	139
12.05	Reliance	139
12.06	Indemnification	139
12.07	The Administrative Agent in its Individual Capacity	139
12.08	[Reserved]	140
12.09	Resignation by the Administrative Agent	140
12.10	Collateral Matters	141
12.11	Delivery of Information	142
12.12	Intercreditor Agreement	142

SECTION 13.	Miscellaneous	143

13.01	Payment of Expenses, etc.	143
13.02	Right of Setoff	145
13.03	Notices	145
13.04	Benefit of Agreement; Assignments; Participations	147
13.05	No Waiver; Remedies Cumulative	154
13.06	Payments Pro Rata	154
13.07	Replacement of Holdings	155
13.08	Several Obligations	155
13.09	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	155
13.10	Counterparts	157
13.11	Effectiveness	157
13.12	Headings Descriptive	157
13.13	Amendment or Waiver; etc.	157
13.14	Survival	159
13.15	Domicile of Loans	160
13.16	Register	160
13.17	Confidentiality	160
13.18	No Advisory or Fiduciary Responsibility	161
13.19	PATRIOT ACT	162
13.20	Post-Closing Actions	162
13.21	Interest Rate Limitation	163
13.22	Affiliate Debt for Equity Exchanges	163
13.23	Lender Action	163
13.24	Intercreditor Agreement Governs	164

SECTION 14.	Holdings Guaranty	164

14.01	Guaranty	164
14.02	Bankruptcy	165
14.03	Nature of Liability	165
14.04	Independent Obligation	165
14.05	Authorization	165
14.06	Reliance	166
14.07	Subordination	166
14.08	Waiver	167
14.09	Payments	168
14.10	Maximum Liability	168

v

SCHEDULE 1.01(a)	Lender Addresses
SCHEDULE 1.01(b)	Commitments
SCHEDULE 1.01(c)	Mortgaged Property
SCHEDULE 2.18	Reverse Dutch Auction Procedures
SCHEDULE 8.10	Plans
SCHEDULE 8.12	Real Property
SCHEDULE 8.13	Subsidiaries
SCHEDULE 8.20	Healthcare Matters
SCHEDULE 10.01	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05	Existing Investments
SCHEDULE 10.06	Transactions with Affiliates
SCHEDULE 10.09	Contractual Obligations
SCHEDULE 13.20	Post-Closing Matters

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Term Note
EXHIBIT C	[Reserved]
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Subsidiaries Guaranty
EXHIBIT F	Form of Pledge Agreement
EXHIBIT G-1	Form of Security Agreement (Holdings, Borrower, Subsidiary Guarantors)
EXHIBIT G-2	Form of Security Agreement (Credit Support Parties)
EXHIBIT H	Form of Solvency Certificate
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J-1	Form of Assignment and Assumption Agreement
EXHIBIT J-2	Form of Affiliate Assignment Notice
EXHIBIT K	Form of Intercreditor Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 31, 2014, by and among CAPELLA HEALTHCARE, INC., a Delaware corporation (the “Borrower”), CAPELLA HOLDINGS, INC., a Delaware corporation, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any permitted successor thereto, the “Collateral Agent”) under the Credit Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Purchase Agreement, dated as of October 10, 2014 (together with the exhibits and disclosure schedules thereto, as the same may be amended, restated, modified, supplemented or waived from time to time in accordance with the terms hereof and thereof, the “Acquisition Agreement”), by and among, inter alia, Carolinas JV Holdings, L.P., a Delaware limited partnership (the “Seller”), and the Borrower, the Borrower intends to acquire from the Seller direct or indirect ownership of 98.55% of the outstanding equity interests of Hartsville HMA, LLC, a South Carolina limited liability company (“HHMA”), and 100% of the outstanding equity interests of Hartsville Medical Group, LLC, a South Carolina limited liability company (“HMG” and, together with HHMA, the “Target Companies,” and individually, a “Target Company”) (the “Acquisition”).

The Borrower has requested that the Lenders extend credit in the form of Initial Term Loans in an aggregate principal amount of $100,000,000 on the Closing Date.

The proceeds of the Loans made on the Closing Date, together with a portion of the Borrower’s and its Subsidiaries’ cash on hand (if any), will be used to finance a portion of the Transaction, to pay Transaction Expenses (including any original issue discount or upfront fees with respect to the Loans), to pay down all or a portion of the amounts outstanding under the ABL Facility and for other lawful corporate purposes.

The Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Agent” shall mean, as the context may require, Bank of America, N.A., in its capacity as agent or collateral agent under the ABL Facility Documentation, such agents collectively or any permitted successor or assignee agent or collateral agent under the ABL Facility Documentation.

“ABL Agreement” shall mean that certain Amended and Restated Loan Agreement dated as of the Closing Date, among the Borrower, the other subsidiaries of the Borrower party thereto, the lenders party thereto and the ABL Agent, as the same may be amended, restated, modified, supplemented, extended, renewed, restructured, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents and not in violation of any of the terms of the Intercreditor Agreement).

“ABL Claimholders” shall have the meaning assigned to such term in the Intercreditor Agreement.

“ABL Facility” shall mean the asset-based revolving credit facility made available to the Borrower and certain of its subsidiaries pursuant to the ABL Agreement.

“ABL Facility Documentation” shall mean the ABL Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith and including all “Loan Documents” (as defined in the ABL Agreement) or similar term.

“ABL Facility Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary outstanding under the ABL Facility Documentation.

“ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Account” shall mean, collectively (a) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services and (b) without duplication, any “account” (as that term is defined in the UCC now or hereafter in effect), any accounts receivable, any “health-care-insurance receivables” (as that term is defined in the UCC now or hereafter in effect), any “payment intangibles” (as that term is defined in the UCC now or hereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs or amounts due from any Credit Party to another Credit Party, whether or not earned by performance.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) the Equity Interests of any such Person (including by way of merger), which Person shall, as a result of the acquisition of such Equity Interests, become a Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Restricted Subsidiary of the Borrower (it being understood and agreed that any such Person may have Foreign Subsidiaries as and to the extent permitted by Section 9.13 and the definition of “Permitted Acquisition,” including by way of a merger of any Foreign Subsidiary with any Foreign Subsidiary of the Borrower as part of a series of related transactions which collectively constitute a Permitted Acquisition)).

“Acquisition” shall have the meaning provided in the Preliminary Statements of this Agreement.

“Acquisition Agreement” shall have the meaning provided in the Preliminary Statements of this Agreement.

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“Acquisition Agreement Representations” shall mean the representations made by or with respect to the Target Companies and their subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its applicable Affiliates have the right (determined without regard to any notice requirement) to terminate their obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of one or more of such representations in the Acquisition Agreement.

“Acquisition Documents” shall mean the Acquisition Agreement and all other material definitive agreements delivered pursuant thereto, as the same may be amended, restated, modified, supplemented or waived from time to time in accordance with the terms hereof and thereof.

“Additional Lender” means, at any time, any bank, other financial institution or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Facility in accordance with Section 2.15 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned), in each case to the extent any such consent would be required from the Administrative Agent under Section 13.04(b) for an assignment of Loans to such Additional Lender.

“Additional Security Documents” shall have the meaning provided in Section 9.11(a).

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all non-cash charges (including depreciation, amortization, deferred tax expense, non-cash interest expense and net non-cash losses (including non-cash mark-to-market losses relating to Interest Rate Protection Agreements or Other Hedging Agreements)) which were included in arriving at Consolidated Net Income for such period, less the amount of all non-cash gains and non-cash credits (including non-cash mark-to-market gains relative to Interest Rate Protection Agreements or Other Hedging Agreements) which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time; provided that increases or decreases in Adjusted Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (y) the effects of purchase accounting or (z) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Interest Rate Protection Agreements or Other Hedging Agreements.

“Administrative Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any permitted successor to the Administrative Agent appointed pursuant to Section 12.09.

3

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or by contract; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof as a result of this Agreement, the extension of credit hereunder, or its actions in connection herewith or any other Credit Document.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, the Borrower and its Restricted Subsidiaries) at such time.

“Affiliated Lender Cap” shall have the meaning provided in Section 13.04(e)(vii).

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries in connection with such Permitted Acquisition (excluding cash received in connection therewith from Eligible Equity Proceeds), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 10.04 and (iii) the Fair Market Value of all other types of consideration (excluding cash received in connection therewith from Eligible Equity Proceeds and any Qualified Equity Interests of Holdings (or any direct or indirect parent company)) payable in connection with such Permitted Acquisition; provided, that the “Aggregate Consideration” shall include any earn-out or other contingent purchase price obligations valued in accordance with GAAP and incurred by the Borrower or any Restricted Subsidiary after such obligation has become due and payable and fees and expenses paid in connection therewith.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, refinanced or renewed from time to time.

“Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Payment Date, 50%; provided that, if on the last day of the relevant Excess Cash Payment Period, the Secured Net Leverage Ratio for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 9.01(a) or (b) (as set forth in the officer’s certificate delivered (or required to be delivered) with respect to such Test Period pursuant to Section 9.01(e)), is (i)(a) less than or equal to 2.00:1.00 and (b) greater than 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 25% or (ii) less than or equal to 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

“Applicable Margin” shall mean a percentage per annum equal to in the case of Initial Term Loans maintained as (A) Base Rate Loans, 3.25% and (B) LIBOR Loans, 4.25%.

“Approved Fund” means any Fund that is administered, advised or managed by a Lender or an Affiliate of the entity that administers, advises or manages any Fund that is a Lender.

4

“Arrangers” shall mean, collectively, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Subsidiary Guarantor of any asset (including any Equity Interests in another Person) but excluding (i) any such sales, transfers or other dispositions that generate aggregate Net Sale Proceeds of less than $3,000,000 during any Fiscal Year, (ii) Recovery Events and (iii) any such sale, transfer or other disposition permitted by Section 10.02 (other than clauses (iii), (xviii) and (xxii) thereto).

“Assignee” shall have the meaning provided in Section 13.04(b)(i).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit J-1 (appropriately completed).

“Auction” shall have the meaning provided in Section 2.18(a).

“Auction Manager” shall have the meaning set forth in Section 2.18(a).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of Holdings or the Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, the president, the chief financial officer, the treasurer, the principal accounting officer or any other officer having substantially the same responsibilities of Holdings or the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers or the board of directors of Holdings or the Borrower) of Holdings or the Borrower.

“Available Amount” means, at any time (the “Reference Date”), the sum of the following (without duplication):

(a) an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any Fiscal Year) of the Borrower and its Restricted Subsidiaries for the Available Amount Reference Period minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 5.02(f) minus (z) the aggregate amount by which the required Excess Cash Flow payment for any Excess Cash Payment Period has been reduced pursuant to the proviso to Section 5.02(f); provided that amounts available under this clause (a) shall only be available if (i) no Event of Default has occurred and is continuing or would result from the making of such Dividend, Investment or the relevant payment pursuant to Section 10.03(v), 10.05(xvi) or 10.08(iv), respectively, and (ii) with respect to Dividends made pursuant to Section 10.03(v) and payments pursuant to Section 10.08(iv), the Total Net Leverage Ratio on a Pro Forma Basis as of the last day of the most recently ended Calculation Period is less than or equal to 5.50 to 1.00; plus

5

(b) (i) Eligible Equity Proceeds and (ii) the cumulative amount of cash and Cash Equivalent proceeds from the Qualified Equity Interests of Holdings (or any direct or indirect parent of Holdings) issued upon conversion of Indebtedness or Disqualified Equity Interests issued after the Closing Date of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than the Borrower or a Guarantor; plus

(c) to the extent not included in clause (b) above, the aggregate amount received by the Borrower or any Restricted Subsidiary from cash dividends and distributions received from any Unrestricted Subsidiaries, joint venture or minority interest and net cash proceeds in connection with the sale of its Equity Interests (other than Disqualified Equity Interests) in any Unrestricted Subsidiary, joint venture or minority interest, in each case, (x) to any Person other than the Borrower or any Restricted Subsidiary and (y) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(d) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the Fair Market Value (as determined by the board of directors of the Borrower) of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments correspond to the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 and were originally made using the Available Amount pursuant to Section 10.05(xvi); plus

(e) to the extent not included in clause (b) above, the aggregate amount of cash dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of such Investment, to the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 10.05(xvi); plus

(f) the amount of any Declined Proceeds; minus

(g) the aggregate amount of (1) Dividends made pursuant to Sections 10.03(v), (xi) and (xii) (only to the extent, in the case of Section 10.03(xii), that the Investment corresponding to the designation of the relevant Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary, was made in reliance on the Available Amount pursuant to Section 10.05(xvi)), (2) Investments made pursuant to Section 10.05(xvi), and (3) prepayments made pursuant to Section 10.08(iv) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date), in each case, to the extent made using the Available Amount.

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing on January 1, 2015 and ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 9.01(b), and the related compliance certificate required to be delivered pursuant to Section 9.01(e), have been received by the Administrative Agent.

6

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate for such day and (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period determined on such day (without giving effect to the second proviso of the definition thereof) plus 1.00% per annum; provided that, notwithstanding the foregoing, in the case of Initial Term Loans which are incurred or maintained as Base Rate Loans, the “Base Rate” shall in no event be less than 2.00% per annum. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of “LIBO Rate,” except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Loan that bears interest based on the Base Rate.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Party” shall have the meaning set forth in Section 2.18(a).

“Borrowing” shall mean the borrowing of one Type of Loan of a single Class from all the Lenders having Commitments with respect to such Class on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Specified Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Specified Transaction or other event for which financial statements have been delivered to the Lenders pursuant to Section 9.01(a) or (b), as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 9.01(b) for the Fiscal Year ending

7

December 31, 2014, the “Calculation Period” shall be the period of four consecutive Fiscal Quarters of the Borrower ended September 30, 2014 (taken as one accounting period), with Consolidated EBITDA (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of “Test Period”.

“Capella Surety” means a captive, wholly owned Subsidiary of Holdings established for the purpose of insuring the businesses or facilities owned or operated by the Borrower or any of its Restricted Subsidiaries, including but not limited to health care facilities, any joint venture of the Borrower or any of its Restricted Subsidiaries or any physician or other personnel employed by or on the medical staff of any such business or facility (including medical stop loss insurance).

“Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate, without duplication, of all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the value of all assets under Capitalized Lease Obligations incurred by such Person and its Restricted Subsidiaries during such period (other than as a result of purchase accounting); provided that “Capital Expenditures” shall not include (i) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, and (ii) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles; provided that for all purposes hereunder, subject to Section 1.02, the amount of obligations under any Capitalized Leases shall be the amount thereof accounted for as a liability on a balance sheet (excluding the notes thereto) in accordance with GAAP.

“Capitalized Leases” shall mean, subject to Section 1.02, all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States, or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States, or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 12 months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v)

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commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above and (vii) in the case of any Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (i) through (vi) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Agreement” means any agreement or arrangement for the provision of treasury, depository, credit card, debit card, purchase card and cash management services or any automated clearing house transfer of funds or foreign exchange facilities.

“Change of Control” shall mean (i) Holdings shall at any time cease to own directly 100% of the Equity Interests of the Borrower, (ii) prior to the occurrence of a Qualified IPO, the Permitted Holders shall at any time and for any reason fail to own, directly or indirectly, at least a majority of the voting interests (for the election of directors or other similar governing body) in Holdings’ Equity Interests (determined on a fully diluted basis), (iii) after the occurrence of a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders and any underwriters in connection with a Qualified IPO is or shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more on a fully diluted basis of the voting interests (for the election of directors or other similar governing body) in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or group on a fully diluted basis of the voting interests in Holdings’ Equity Interests or (iv) a change of control or similar event shall occur as provided in the ABL Agreement, the Existing 2017 Notes Indenture or in any indenture or other agreement governing indebtedness issued in respect of any Permitted Refinancing of the ABL Agreement, the Existing 2017 Notes Indenture or any Junior Financing Documentation to the extent the aggregate principal amount of the Indebtedness evidenced thereby equals or exceeds the Threshold Amount.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Additional Lenders, Term Lenders or Extending Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Term Loan Commitments or Other Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans, in each case, under this Agreement, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean the first date that all of the conditions precedent in Section 6 are satisfied or waived in accordance with Section 6, which date is December 31, 2014.

“CMS” shall mean the Centers for Medicare & Medicaid Services of the HHS, and any successor thereto.

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“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder; provided however, that for purposes of the definition of FATCA, “Code” shall mean the Code, as of the date of this Agreement (or any or amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties but, for the avoidance of doubt, excluding all Excluded Collateral.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender to extend credit hereunder (i.e., an Initial Term Loan Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. 1 et seq.) and any successor statute.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Company Material Adverse Effect” shall mean any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the results of operations, properties, financial condition or business of the Acquired Companies or the Hospital (each as defined in the Acquisition Agreement on October 14, 2014).

“Consolidated Current Assets” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding (i) assets held for sale, (ii) permitted loans to third parties, (iii) Plan assets, (iv) deferred bank fees, and (v) derivative financial instruments).

“Consolidated Current Liabilities” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (i) the current portion of any Indebtedness, (ii) the current portion of interest, (iii) accruals for current or deferred Taxes based on income or profits, (iv) accruals of any costs or expenses related to restructuring reserves, (v) deferred revenue, (vi) the aggregate amount of outstanding ABL Facility Indebtedness and (vii) the current portion of pension liabilities.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provisions

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for taxes on such extraordinary gains (or losses), (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business), adjusted by: (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period (other than with respect to clauses (viii), (ix), (xiv) and (xv) below)), without duplication, the amount of:

(i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees, non-cash interest payments, the interest component of Capitalized Leases, net payments, if any, pursuant to interest rate protection agreements with respect to Indebtedness, the interest component of any pension or other post-employment benefit expense, in each case to the extent included as interest expense under GAAP)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(ii) provision for taxes based on income, profits or capital and foreign withholding taxes and franchise, state single business unitary and similar taxes for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(iii) all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, including amortization or impairment of intangibles (including goodwill), non-cash write-offs of debt discounts and debt issuances, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness, Interest Rate Protection Agreements and Other Hedging Agreements;

(iv) unusual or non-recurring cash charges or expenses (including, if unusual or non-recurring, cash expenses incurred in connection with granting employee and officer equity compensation awards) of the Borrower and its Restricted Subsidiaries during such period;

(v) the amount of all non-cash charges, losses or expenses (including non-cash employee and officer equity compensation expense (including stock options), or asset write-offs, write-ups or write-downs) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (but excluding any additions to bad debt reserves or bad debt expense and any non-cash charge to the extent it represents amortization of a prepaid cash item that was paid in a prior period);

(vi) cash restructuring charges or reserves, including any restructuring costs and integration costs incurred in connection with the Transaction, Permitted Acquisitions or Significant Asset Sales or other Specified Transactions after the Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses (whether or not such transaction was ultimately consummated), and consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs or any other costs incurred in connection with any of the foregoing;

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(vii) transaction fees and expenses and management fees, indemnities and expenses pursuant to the Sponsor Management Agreement as permitted hereunder during such period;

(viii) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with the Transaction or any Specified Transaction or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by an Authorized Officer of the Borrower shall be delivered to the Administrative Agent together with the compliance certificate required to be delivered pursuant to Section 9.01(e), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, reasonably anticipated to be realizable and factually supportable in the good faith judgment of the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transaction, 18 months after the Closing Date and (II) in all other cases, 18 months after the consummation of the Specified Transaction or the implementation of an operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (viii) to the extent occurring more than 18 months after the specified action taken in order to realize such projected cost savings, operating expense reduction, other operating improvements and synergies and (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period;

(ix) pro forma adjustments set forth in the Sponsor Model dated October 21, 2014 made available to private-side Lenders in connection with the syndication of the Initial Term Loans; provided that such adjustments permitted to be added back pursuant to this clause (ix) shall be reasonably anticipated to be realizable in the good faith judgment of the Borrower;

(x) other accruals, up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful, and including costs and expenses of the Administrative Agent and Lenders that are reimbursed) and up-front or financing fees, fees, costs, expenses (including fees, costs and expenses of any counsel, consultants or other advisors), transaction costs, commissions, expenses, premiums or charges related to or in connection with the Transaction (including fees paid to the Permitted Holders in connection with the Acquisition) and any non-recurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);

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(xi) [Reserved];

(xii) [Reserved];

(xiii) expenses to the extent covered by contractual indemnification, insurance or refunding provisions in favor of the Borrower or any of its Restricted Subsidiaries and actually paid by such third parties, or, so long as the Borrower has made a determination that a reasonable basis exists for payment and only to the extent that such amount is in fact paid within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so paid within such 365 days);

(xiv) to the extent not otherwise included in Consolidated Net Income and to the extent covered by business interruption insurance and actually reimbursed or otherwise paid, expenses or losses relating to business interruption or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(xv) [reserved]; and

(B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period and without duplication) the amount of (i) all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA in a previous period, and (ii) income and gain items corresponding to those referred to in clauses (A)(iv) and (A)(v) above (other than the accrual of revenue in the ordinary course);

provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency re-measurements of Indebtedness and (y) gains or losses on Interest Rate Protection Agreements and Other Hedging Agreements,

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and

(C) to the extent any Dividends are declared or paid pursuant to Section 10.03(ii)(D) through 10.03(ii)(G), such amounts shall be excluded in determining Consolidated EBITDA.

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Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which includes any Fiscal Quarter ended on or prior to September 30, 2015, Consolidated EBITDA for all portions of such period occurring on or prior to September 30, 2015 shall be calculated in accordance with the definition of “Test Period” contained herein.

“Consolidated Indebtedness” shall mean, at any time all Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP consisting of funded Indebtedness for borrowed money (including purchase money indebtedness) and Capitalized Lease Obligations; provided, that Consolidated Indebtedness shall not include Indebtedness in respect of completion guarantees, performance bonds, surety or appeal bonds or similar instruments, letters of credit, bankers’ acceptances or bank guarantees, in each case except to the extent of drawn and unreimbursed amounts thereunder, provided that any unreimbursed amount under letters of credit shall be counted as Consolidated Indebtedness only if not reimbursed within three Business Days after such amount is drawn. Unrestricted Subsidiaries shall not be included in any determination of “Consolidated Indebtedness”.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis (after deduction for minority interests) for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(i) the net income (or loss) for such period of any Person that is not a Restricted Subsidiary of the Borrower or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or deductions that are actually paid in cash or Cash Equivalents by such Person to the Borrower or a Restricted Subsidiary during such period;

(ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary; and

(iii) any net income or loss attributable to the early extinguishment or cancellation of Indebtedness.

In addition, to the extent not already included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries, Consolidated Net Income shall include (x) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption, (y) reimbursements of any expenses or charges that are actually received and covered by indemnification or other reimbursement provisions, in each case to the extent such expenses, charges or losses were deducted in the calculation of Consolidated Net Income and (z) the purchase accounting effects of adjustments (including the

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effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions or other Investments, or the amortization or write-off of any amounts thereof.

“Consolidated Secured Net Indebtedness” means, as of any date of determination, (a) Consolidated Indebtedness that is not subordinated in right of payment to the Obligations and that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary minus (b) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date.

“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 9.01(a) or (b) (or, for the period prior to the time any such statements are so delivered pursuant to Section 9.01(a) or (b), as shown on the consolidated balance sheet of the Borrower as of September 30, 2014) (in each case adjusted to exclude assets of any Person other than the Borrower and its Restricted Subsidiaries).

“Consolidated Total Net Indebtedness” shall mean, as of any date of determination, (a) Consolidated Indebtedness at such time minus (b) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or customary and reasonable indemnity obligations entered into in connection with any contractual arrangement, including any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

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“Contract Provider” shall mean any Person who provides professional health care services under or pursuant to any contract with the Borrower or any of its Restricted Subsidiaries.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Priority Lien Refinancing Debt, (b) Permitted Junior Priority Lien Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including Other Term Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness does not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than the Refinanced Debt (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Refinanced Debt), (ii) such Indebtedness shall not have a greater principal amount than the sum of the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, extension, renewal or replacement, unless the incurrence of such Indebtedness and Liens is otherwise permitted hereby, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, all unused commitments shall be terminated, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) [reserved] and (v) unless such Indebtedness is unsecured, (1) to the extent such Indebtedness constitutes Permitted Pari Passu Priority Lien Refinancing Debt, all applicable requirements under the Security Agreement to designate such Indebtedness as “Other Obligations” thereunder have been satisfied and (2) all applicable requirements under the Intercreditor Agreement have been satisfied.

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, the Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note (if any) and each other Security Document.

“Credit Event” shall mean the making of any Loan.

“Credit Party” shall mean Holdings, the Borrower, each Subsidiary Guarantor and each Credit Support Party.

“Credit Support Party” shall mean each Person that is not Holdings, the Borrower or a Subsidiary Guarantor, but which has granted a lien on any of its assets to secure the Secured Obligations.

“Debt Fund Affiliate” means any Affiliate of Holdings or the Sponsor that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or

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otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

“Declined Proceeds” shall have the meaning provided in Section 5.02(k).

“Default” shall mean any event, act or condition set forth in Section 11 which with notice or lapse of time, in each case, as set forth in such Section, or both, would (without cure or waiver hereunder) constitute an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an asset sale or other disposition that is so designated as Designated Non-Cash Consideration on or prior to the date received pursuant to a duly completed certificate signed by an Authorized Officer of the Borrower, setting forth the basis of such Fair Market Value, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration within 180 days from the date of receipt. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent cash or Cash Equivalents has been subsequently received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests or solely at the election of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), in whole or in part, (c) provides for the scheduled payments of dividends in cash (other than with respect to common equity issued in connection with a Qualified IPO), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings (or any direct or indirect parent thereof), the Borrower or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided further that, with respect to Equity Interests issued by Credit Support Parties, such Equity Interests shall not constitute Disqualified Equity Interests solely by reason of customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

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“Disqualified Institutions” shall mean those Persons that are (a) competitors of Holdings or the Borrower and its Subsidiaries identified in writing by the Borrower to the Administrative Agent as being excluded from the definition of “Eligible Transferee” hereunder (and any such competitors’ Affiliates (other than Affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business) that are either identified in writing by the Borrower to the Administrative Agent as being excluded from the definition of “Eligible Transferee” hereunder or that are clearly identifiable as an Affiliate of any such competitor based on such Affiliate’s name), (b) Affiliates of an Arranger that are engaged as principals primarily in private equity or venture capital or (c) those banks, financial institutions and other entities separately identified by the Borrower in writing to the Administrative Agent on December 8, 2014 (or Affiliates of any such Person clearly identifiable as an Affiliate of any such Person based on such Affiliate’s name). The identification of any Person as a Disqualified Institution after the date hereof shall be effective only as of the time of such identification and any such identification shall have no retroactive effect of any kind, including to disqualify any Person that theretofore shall have become a Lender. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent will not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent will have no liability with respect to any assignment made to a Disqualified Institution. The Borrower shall confirm, upon the written request of the Administrative Agent or any Lender, whether a particular Person is a Disqualified Institution.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than Qualified Equity Interests of Holdings (or any direct or indirect parent of Holdings)) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any state thereof or the District of Columbia.

“Effective Date” shall have the meaning provided in Section 13.11.

“Effective Yield” means, as to any Initial Term Loans or Incremental Term Loans of any tranche or any other Indebtedness, the effective yield on such loans as reasonably determined by the Administrative Agent (consistent with generally accepted financial practices), taking into account the applicable interest rate margins (but not any fluctuations in LIBOR), any interest rate

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floors, and all fees, including recurring, up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) the four years following the date of incurrence thereof) payable generally to lenders making such loans, but excluding (i) any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the lenders thereunder and (ii) any customary consent fees paid generally to consenting lenders.

“Eligible Equity Proceeds” shall mean the net cash proceeds received by Holdings (or any direct or indirect parent) from the sale or issuance of any Qualified Equity Interests of Holdings (or any such parent) to any Person other than Holdings and its Restricted Subsidiaries or from any capital contribution in respect of Qualified Equity Interests of Holdings (or any such parent) from any Person other than Holdings and its Restricted Subsidiaries, in each case, to the extent such net cash proceeds or capital contributions are directly or indirectly contributed to, and actually received by the Borrower after the Closing Date as cash common equity (or, if only a portion thereof is so contributed and received, to the extent of such portion).

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person) but in any event excluding (i) except to the extent expressly provided in Section 13.04, Affiliated Lenders, (ii) except to the extent expressly provided in Section 2.18 and 13.04, Holdings, the Borrower and its Subsidiaries and (iii) Disqualified Institutions (with respect to participations, so long as the list of Disqualified Institutions is available to the Lenders).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or adjudicatory proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, or remedial actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to occupational health or safety or the environment, in both cases, due to the presence or Release of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, or order, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or to occupational health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or

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general partnership interest and any limited liability company membership interest; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or any of its Restricted Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance or the provision of such security; the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, under any Plan; the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan; or a determination that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan;

(f) the failure to make any required contribution to a Multiemployer Plan; the complete or partial withdrawal of the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g) the Borrower or any of its Restricted Subsidiaries or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

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“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder (if positive) of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (other than any such decreases arising from Permitted Acquisitions or dispositions of any Person by the Borrower or any of its Restricted Subsidiaries), minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures in cash made (or committed to be made) by the Borrower and its Restricted Subsidiaries or acquisitions of intellectual property not expensed during such period (other than to the extent made with proceeds of long-term Indebtedness); provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow that are committed to be made (but not made) by the Borrower or any of its Restricted Subsidiaries, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Payment Period if the expenditure is not actually made during such immediately succeeding Excess Cash Payment Period and (y) no deduction shall be taken in such immediately succeeding Excess Cash Payment Period when any such deducted amount is actually spent, (ii) the aggregate amount of permanent principal repayments made (or committed or budgeted to be made) of Indebtedness of the Borrower and its Restricted Subsidiaries (including (x) the principal component of payments made on Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries during such period and (y) the aggregate principal amount of any mandatory prepayment of Term Loans pursuant to Section 5.02(e) or 5.02(g), to the extent required due to an Asset Sale or Recovery Event that resulted in an increase to Adjusted Consolidated Net Income and not in excess of such increase), but excluding (A) all repayments and prepayments of Term Loans (other than Scheduled Initial Term Loan Repayments and mandatory prepayments described in clause (y) of the foregoing parenthetical), and (B) all repayments and prepayments of ABL Facility Indebtedness or any other revolving credit facility, except to the extent there is an equivalent permanent reduction in the applicable revolving commitments, (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (other than any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by the Borrower and/or any of its Restricted Subsidiaries), (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments permitted by Section 10.05 consummated (or committed or budgeted to be) by the Borrower and its Restricted Subsidiaries (other than intercompany Investments among the Borrower and its Restricted Subsidiaries) during such period, except to the extent financed with long-term Indebtedness, (v) to the extent not expensed or not deducted in calculating Adjusted Consolidated Net Income, the aggregate amount of any premium, make-whole or penalty payments actually paid (or committed or budgeted to be paid), except to the extent financed with long-term Indebtedness during such period that are required to be made in connection with any prepayment of Indebtedness, (vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, except to the extent financed with long-term Indebtedness, (vii) the amount of Dividends paid during such period pursuant to Section 10.03(ii) and (iii), except to the extent

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financed with long-term Indebtedness, (viii) cash expenditures for costs and expenses in connection with acquisitions or dispositions and the issuance of equity interests or Indebtedness to the extent not deducted in arriving at such Consolidated Net Income, except to the extent financed with long-term Indebtedness, (ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are expensed but not deducted in calculating Adjusted Consolidated Net Income, (x) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any related amortization or expense in a future period shall be added back in the calculation of Excess Cash Flow in such future period) and (xi) reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received; provided that, in the cases of clauses (b)(ii), (iv) and (v), (x) if any amount is deducted from Excess Cash Flow pursuant to such clause that is committed or budgeted to be made (but not made) by the Borrower or any of its Restricted Subsidiaries, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Payment Period if the expenditure is not actually made during such immediately succeeding Excess Cash Payment Period and (y) no deduction shall be taken in such immediately succeeding Excess Cash Payment Period when any such deducted amount is actually spent to the extent it has reduced Excess Cash Flow in a prior period; provided further, at the option of the Borrower, all such payments described in clauses (b)(i), (ii), (iv), (v), (vi) and (vii) actually made after the applicable Excess Cash Payment Period and prior to the applicable Excess Cash Payment Date may be deducted from Excess Cash Flow for such Excess Cash Payment Period (and no deduction shall be taken in such immediately succeeding Excess Cash Payment Period to the extent it has reduced Excess Cash Flow in a prior period). Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Payment Date” shall mean the date occurring five Business Days after the date on which the Borrower’s annual audited financial statements are required to be delivered pursuant to Section 9.01(b) (commencing with the Fiscal Year of the Borrower ending December 31, 2015).

“Excess Cash Payment Period” shall mean, with respect to any repayment required on any Excess Cash Payment Date, the Fiscal Year of the Borrower immediately preceding such Excess Cash Payment Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Excluded Collateral” shall have the meaning provided in the Security Agreement.

“Excluded Equity Interests” shall have the meaning provided in the Pledge Agreement.

“Excluded Information” shall have the meaning provided in Section 2.18(d).

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“Excluded Subsidiary” shall mean (i)(x) any Domestic Subsidiary of a Foreign Subsidiary or (y) any Domestic Subsidiary substantially all of the assets of which are Equity Interests of a Foreign Subsidiary (treating, for this purpose, any disregarded entity described in this clause (i)(y) as a Foreign Subsidiary) and, if applicable, Indebtedness of such Foreign Subsidiary, (ii) Unrestricted Subsidiaries, (iii) any captive insurance Subsidiary, (iv) not-for-profit Subsidiaries, (v) any special purpose vehicle formed after the Closing Date, (vi) any Immaterial Subsidiary, (vii) any Subsidiary, to the extent a guarantee of which is prohibited or restricted by contracts existing on the Closing Date (or if acquired after the Closing Date, on the date of such acquisition) (but in each case not created in contemplation thereof) or applicable law (including any requirement to obtain governmental authority or third party consent) or would result in adverse tax consequences as reasonably determined by the Borrower, (viii) any Foreign Subsidiary, (ix) any Subsidiary that is not directly or indirectly a Wholly-Owned Subsidiary of the Borrower and (x) any Subsidiary for which the Administrative Agent and the Borrower determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the Lenders.

“Excluded Swap Obligations” means, with respect to any Guarantor or Credit Support Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guaranty of such Person or the grant of such security interest would become effective with respect to such related Swap Obligation but for such Person’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means with respect to any Lender or the Administrative Agent (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or the Administrative Agent, in which its applicable lending office is located or to which such Lender or the Administrative Agent has any other present or former connection (other than connections arising solely from such Lender or the Administrative Agent having executed, delivered, become party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; (c) any backup withholding tax or any additional amount of other withholding taxes required by the Code to be withheld from amounts payable to any Lender or the Administrative Agent that has failed to comply with Section 5.04(b); (d) any taxes that are imposed by reason of FATCA; and (e) any U.S. federal withholding tax that is imposed on amounts payable to a Foreign Lender or the Administrative Agent at the time such Foreign Lender or the Administrative Agent becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.13) or designates a new lending office, except to the extent that such Foreign Lender or the Administrative Agent (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.04(a).

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“Existing 2017 Notes” shall mean the notes outstanding under the Existing 2017 Notes Indenture.

“Existing 2017 Notes Indenture” shall mean the indenture dated as of June 28, 2010, by and among the Borrower, each of the guarantors listed therein and U.S. Bank National Association, as trustee, as amended, modified or supplemented prior to the date hereof or after the date hereof in accordance with this Agreement.

“Extended Term Loans” shall have the meaning provided in Section 2.16(a).

“Extending Term Lender” shall have the meaning provided in Section 2.16(a).

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“FATCA” shall mean Sections 1471, 1472, 1473 and 1474 of the Code, any official guidance issued thereunder, any intergovernmental agreements entered into pursuant to the foregoing and any agreements described in Code Section 1471(b).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%).

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

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“Fiscal Year” shall mean the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” shall mean a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Disposition” shall have the meaning provided in Section 5.02(l).

“Foreign Lender” shall have the meaning provided in Section 5.04(b).

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code; provided that a Foreign Pension Plan shall not include any plan, fund or other program exclusively sponsored or maintained by a Governmental Authority.

“Foreign Recovery Event” shall have the meaning provided in Section 5.02(l).

“Foreign Subsidiary” of any Person shall mean any Restricted Subsidiary of such Person that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Granting Lender” shall have the meaning provided in Section 13.04(i).

“GTCR” shall mean each of GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, each Lender and each Person (other than any Credit Party) party to a Cash Management Agreement, Interest Rate Protection Agreement or Other Hedging Agreement to the extent designated by the Borrower in writing to the Administrative Agent, which designation in the case of any such agreement governed by a Master Agreement shall only be required upon the Borrower entering into a Master Agreement, and not in respect of each Interest Rate Protection Agreement or Other Hedging Agreement entered into thereunder, to the extent such Person constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall have the meaning assigned to the term “Guaranteed Obligations” in the Subsidiaries Guaranty.

“Guaranteed Party” shall mean Holdings, the Borrower and each other Guarantor party to a Cash Management Agreement, an Interest Rate Protection Agreement or Other Hedging Agreement with any Guaranteed Creditor.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos that is friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls and radon gas; and (b) any chemicals, materials, wastes, pollutants, contaminants or substances in any form that are prohibited, limited or regulated pursuant to any Environmental Law.

“HHS” shall mean the United States Department of Health and Human Services, and any successor thereto.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, which includes the privacy standards adopted by HHS as they may be amended from time to time, 45 C.F.R. parts 160 and 164, subparts A and E, the security standards adopted by HHS as they may be amended from time to time, 45 C.F.R. parts 160, 162 and 164, subpart C, and the privacy provisions of the Health Information Technology for Economic and Clinical Health Act and its implementing regulations.

“Holdings” shall mean Capella Holdings, Inc., a Delaware corporation, and any successor thereto, whether by merger, conversion or otherwise.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 14.

“Immaterial Subsidiary” shall mean each Restricted Subsidiary that, as of the last day of the Fiscal Quarter of the Borrower most recently ended, had net revenues and consolidated total

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assets, in each case, for such Fiscal Quarter representing less than 2.5% of the consolidated net revenues and Consolidated Total Assets of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the Fiscal Quarter of the Borrower most recently ended net revenues and consolidated total assets, in each case, in excess of 5.0% of the consolidated net revenues and Consolidated Total Assets of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter, the Borrower shall promptly designate one or more Immaterial Subsidiaries to cease to be an Immaterial Subsidiary as may be necessary not to exceed the foregoing 5.0% limit, and any such designated Restricted Subsidiary shall no longer be deemed to be an Immaterial Subsidiary hereunder.

“Incremental Amendment” shall have the meaning provided in Section 2.15(d).

“Incremental Facility” shall mean (i) each Incremental Term Loan and (ii) each series of Incremental Notes.

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.15(e).

“Incremental Notes” shall have the meaning provided in Section 10.04(xix).

“Incremental Term Loans” shall have the meaning provided in Section 2.15.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the Fair Market Value of the property to which such Lien relates or (y) the aggregate unpaid amount thereof), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person in respect of indebtedness of the types described in clauses (i), (ii), (iv), (vi) or (vii) of this definition, (vi) the Termination Value under any Interest Rate Protection Agreement or any Other Hedging Agreement and (vii) all obligations of such Person in respect of Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business, deferred compensation or any earn-out obligation (until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP) of such Person or amounts owed pursuant to any contractual arrangement with, and for services to be performed by, an original equipment manufacturer incurred in the ordinary course of business.

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“Indebtedness to be Refinanced” shall mean all third party Indebtedness for borrowed money of Holdings, the Borrower, the Target Companies and their respective Subsidiaries outstanding on the Closing Date (other than in respect of the Credit Documents and Permitted Surviving Debt).

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Information” shall mean all information received from Holdings or the Borrower and related to Holdings, the Borrower or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by Holdings or the Borrower.

“Initial Term Loan Commitment” shall mean, for each Lender party to this Agreement on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(b) directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to the terms herein.

“Initial Term Loan Maturity Date” shall mean December 31, 2021; provided that the Initial Term Loan Maturity Date shall be February 16, 2017 if on such date any Existing 2017 Notes are outstanding.

“Initial Term Loans” shall have the meaning provided in Section 2.01.

“Intercompany Debt” shall mean any Indebtedness, now existing or hereafter incurred, owed by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary.

“Intercompany Loan” shall have the meaning provided in Section 10.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered in form reasonably satisfactory to the Administrative Agent in its reasonable discretion, with blanks completed in conformity herewith.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the ABL Agent and the Credit Parties, substantially in the form attached as Exhibit K.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement, including any of the foregoing subject to the terms and

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conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”).

“Interpolated Rate” shall mean, in relation to the LIBOR Loans for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Investments” shall have the meaning provided in Section 10.05.

“IRS” shall mean the U.S. Internal Revenue Service.

“Junior Financing” shall mean, collectively, any Permitted Unsecured Refinancing Debt, Permitted Junior Priority Lien Refinancing Debt, Permitted Ratio Debt, Incremental Notes (other than Incremental Notes that rank pari passu in right of security with the Initial Term Loans), any other Indebtedness that is secured on a junior basis to the Obligations, unsecured or contractually subordinated to the Obligations (including the Existing 2017 Notes) or any Permitted Refinancing Indebtedness in respect thereof; provided, that Junior Financing shall not include any Intercompany Debt or any ABL Facility Indebtedness.

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan hereunder at such time (determined without regard to the proviso in the definition of Initial Term Loan Maturity Date), including the latest maturity date of any Incremental Term Loan, Other Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, a rate per annum equal to: (i) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Intercontinental Exchange Benchmark Administration Ltd. (or such other Person that takes over administration of such rate) LIBOR Rate, as published on the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the

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extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Rate, for a period equal in length to the Interest Period of the Borrowing, divided by (ii) a percentage equal to 100% minus the then stated maximum rate (expressed as a percentage) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that, notwithstanding the foregoing, in the case of Initial Term Loans which are incurred or maintained as LIBOR Loans, the “LIBO Rate” shall in no event be less than 1.00% per annum.

“LIBOR Loan” shall mean each Loan that bears interest at a rate based on the LIBO Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any lease having substantially the same effect as any of the foregoing.

“Loan” shall mean an extension of credit by a Lender to the Borrower under Section 2.

“Loan Participant” means any Person who participates in the Loans pursuant to Section 13.04, provided that only Eligible Transferees may be Loan Participants.

“Majority Lenders” of any Class shall mean those Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of all other Classes under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Margin Stock” shall have the meaning provided in Regulation U.

“Master Agreement” shall have the meaning provided in the definition of “Interest Rate Protection Agreement”.

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have (i) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents or (iii) a material and adverse effect on the ability of the Borrower or any Guarantor to perform its payment obligations under the Credit Documents.

“Maturity Date” shall mean, with respect to (i) the Initial Term Loans, the Initial Term Loan Maturity Date, (ii) Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment, (iii) Extended Term Loans, the final maturity date as specified in the applicable Extension Offer and (iv) any Incremental Facility, the final maturity date as specified in the applicable Incremental Amendment; provided, further, that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

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“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (a)(i) $50,000,000 minus (ii) the sum of (A) the aggregate principal amount of Incremental Term Loans made pursuant to Section 2.15(a) prior to such date in reliance on clause (a)(i) of this definition and (B) the aggregate principal amount of Incremental Notes issued or incurred pursuant to Section 10.04(xix)(I) prior to such date in reliance on clause (a)(i) of this definition, plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, the Secured Net Leverage Ratio and the Total Net Leverage Ratio is less than or equal to 2.50:1.00 and 5.50:1.00, respectively, in each case determined on a Pro Forma Basis as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of the Incremental Facility or Incremental Notes, as the case may be, as if it had been incurred (and, if incurred to finance a Permitted Acquisition or other Specified Transaction, such transaction had been consummated) on the first day of such Calculation Period and calculated (A) in the case of any Incremental Facilities or Incremental Notes that are unsecured, subordinated in right of payment to the Obligations and/or secured by Liens that are junior to the Liens of the Collateral Agent in the Collateral, as if such Incremental Facilities or Incremental Notes rank pari passu in right of payment and security with the Initial Term Loans at the time of incurrence and at all times thereafter, and (B) not to include the cash proceeds of any such Incremental Facility or Incremental Notes in the amount of Unrestricted cash and Cash Equivalents to be netted in calculating such ratio. Unless the Borrower otherwise elects in writing to the Administrative Agent, (x) the Borrower shall be deemed to have used amounts under clause (b) (to the extent compliant therewith) prior to utilization of amounts under clause (a), and (y) any Incremental Term Loans may be incurred or issued under both clauses (a) and (b) of this definition, and the cash proceeds from any such incurrence or issuance under both clauses (a) and (b) may be utilized in a single transaction by first calculating the incurrence or issuance under clause (b) and then calculating the incurrence under clause (a).

“Maximum Rate” shall have the meaning provided in Section 13.21.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicaid Account” shall mean an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicaid in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or supplies for Medicaid patients.

“Medicaid Certification” shall mean certification by CMS or a state agency or entity under contract with CMS that health care operations are in compliance with all the conditions of participation set forth in the Medicaid Regulations.

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“Medicaid Provider Agreement” shall mean an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care operation under which the health care operation agrees to provide services for Medicaid beneficiaries in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” shall mean, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Account” shall mean an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicare in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or supplies for Medicare patients.

“Medicare Certification” shall mean certification by CMS or a state agency or entity under contract with CMS that the health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.

“Medicare Provider Agreement” shall mean an agreement entered into between a state agency or other such entity administering the Medicare program and a health care operation under which the health care operation agrees to provide services for Medicare beneficiaries in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” shall mean, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including without limitation, HHS, CMS, the Office of the Inspector

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General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Minimum Borrowing Amount” shall mean, at any time, for any Class, $5,000,000.

“Minimum Extension Condition” shall have the meaning provided in Section 2.16(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., together with its successors.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar security instrument pursuant to which the Borrower or a Guarantor grants to the Collateral Agent a Lien.

“Mortgage Policy” shall mean an ALTA Lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean, initially, the Real Property owned by the Borrower or its Restricted Subsidiaries specified on Schedule 1.01(c), and shall include any Real Property owned by the Borrower or any of its Restricted Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Borrower or any of its Restricted Subsidiaries or with respect to which the Borrower or any of its Restricted Subsidiaries has any liability (including on account of an ERISA Affiliate).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean with respect to any incurrence of Indebtedness, the gross cash proceeds (net of underwriting discounts and commissions, fees and other costs associated therewith, including those of attorneys, accountants and other professionals) received by the Borrower and its Restricted Subsidiaries from the respective incurrence of such Indebtedness.

“Net Recovery Event Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the Borrower and its Restricted Subsidiaries in connection with such Recovery Event, net of (without duplication) (i) costs, expenses and taxes incurred in connection with such Recovery Event, (ii) in the case of any Recovery Event regarding a Non-Wholly Owned Subsidiary, the pro rata portion of such proceeds that is contractually required (including pursuant to the organizational documents of such Subsidiary) to be paid to third Persons holding minority interests of such Subsidiary at the time of such Recovery Event (with such portion not to exceed such third Person’s proportionate share of such proceeds based on its relative holding of Equity Interests in such Subsidiary), (iii) any funded escrow established in connection with any such Recovery Event (provided that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary thereof, such amounts, net of any related expenses, shall constitute Net Recovery Event Proceeds), (iv) any taxes paid or reasonably estimated to be payable in connection therewith, (v) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness pursuant to this Agreement, any Incremental Notes, ABL Facility Indebtedness (including any Permitted

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Refinancing Indebtedness in respect thereof), and Credit Agreement Refinancing Indebtedness) which is secured by a Lien (other than a Lien that ranks junior in priority to the Lien thereon securing the Obligations) on the respective assets which were the subject of such Recovery Event and (vi) without duplication of clause (iii) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the amount recovered or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Restricted Subsidiaries including pension plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Recovery Event Proceeds with respect to such Recovery Event on the date of such reduction).

“Net Sale Proceeds” shall mean for any sale, transfer or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by the Borrower and its Restricted Subsidiaries from such sale, transfer or other disposition of assets, net of (without duplication) (i) transaction fees, expenses and costs (including any underwriting, brokerage or other customary selling commissions, legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold, transferred or otherwise disposed of at the time of, or within 60 days after, the date of such sale, transfer or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness pursuant to this Agreement, ABL Facility Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof), any Incremental Notes and Credit Agreement Refinancing Indebtedness) which is secured by a Lien (other than a Lien that ranks junior in priority to any Lien thereon securing the Obligations) on the respective assets which were sold, transferred or otherwise disposed of, (iv) taxes paid or reasonably estimated to be payable in connection therewith, (v) any funded escrow established pursuant to the documents evidencing any such sale, transfer or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale, transfer or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary thereof, such amounts, net of any related expenses, shall constitute Net Sale Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Restricted Subsidiaries including pension plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds of such sale, transfer or disposition of assets occurring on the date of such reduction).

“New Holdings” shall have the meaning provided in Section 13.07.

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“Non-Debt Fund Affiliate” means any Affiliate of Holdings, including Holdings, the Borrower or any of their respective Subsidiaries, but excluding (a) any Debt Fund Affiliate and (b) any natural person.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean any Term Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for the office of the Administrative Agent, Eleven Madison Avenue, 23rd Floor, New York, New York 10010, Attention: Loan Operations – Agency Manager, Telephone No.: (919) 994-6369, Fax No.: (212) 322-2291 and Email: agency.loanops@credit-suisse.com, (ii) for the office of the Collateral Agent, Eleven Madison Avenue, 23rd Floor, New York, New York 10010, Attention: Loan Operations – Boutique Management, Telephone No.: (212) 538-3525, Fax No.: (212) 325-8315 and Email: list.ops-collateral@credit-suisse.com or, in either case such other office or person as the Administrative Agent or the Collateral Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all debts, liabilities, obligations and amounts of or owing by the Borrower or any Guarantor to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document now existing or hereafter arising (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Holdings, the Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding). Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Obligations include any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 8.19(a).

“Other Applicable ABL Indebtedness” shall have the meaning provided in Section 5.02(e).

“Other Applicable TL Indebtedness” shall have the meaning provided in Section 5.02(e).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices, including any of the foregoing subject to the terms and conditions of, or governed by, any form of Master Agreement.

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

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“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Pari Passu Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Collateral Agent, the ABL Agent and one or more representatives for the holders of Permitted Pari Passu Priority Lien Refinancing Debt or Incremental Notes that rank pari passu in right of security in the Collateral with the Initial Term Loans, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Participant Register” shall have the meaning provided in Section 13.04(j).

“Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Office” shall mean the office of the Administrative Agent located at Eleven Madison Avenue, New York, New York 10010 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation or any successor entity.

“Permitted Acquired Debt” shall have the meaning provided in Section 10.04(vii).

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Restricted Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person), a Subsidiary Guarantor (so long as a Subsidiary Guarantor is the surviving Person) or a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor (so long as a Restricted Subsidiary of the Borrower is the surviving Person, although if a Wholly-Owned Subsidiary of the Borrower is a party to such merger, such Wholly-Owned Subsidiary shall be the surviving Person)); provided that (in each case) (A) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.07 and (B) all requirements of Sections 9.13 and 10.02 applicable to Permitted Acquisitions are satisfied in accordance with the terms of such Sections.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, Permitted Liens and other such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which other exceptions must be reasonably acceptable to the Collateral Agent in its reasonable discretion.

“Permitted Holders” shall mean the Sponsor and its Affiliates, and any management of Holdings or its Subsidiaries and any Affiliate thereof.

“Permitted Junior Priority Lien Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of secured notes or secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the priority of the Liens thereon securing the Obligations and the obligations in respect of any Permitted Pari Passu Priority Lien Refinancing

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Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the priority of the Liens thereon securing the Obligations and the obligations in respect of any Permitted Pari Passu Priority Lien Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (iv) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Intercreditor Agreement and any other customary intercreditor agreement that the Administrative Agent reasonably determines to be necessary or appropriate.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Pari Passu Priority Lien Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of secured notes or secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (iv) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

“Permitted Ratio Debt” means Indebtedness of the Borrower or any Restricted Subsidiary; provided that (a) such Indebtedness is either (x) senior unsecured or (y) subordinated in right of payment to the Obligations and unsecured, (b) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, and (d) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall exist or result therefrom (other than in connection with a Permitted Acquisition or other permitted Investment made pursuant to a legally binding commitment entered into at a time when no Event of Default exists or would result therefrom) and (ii) on a Pro Forma Basis giving effect to the incurrence of such Indebtedness, the Total Net Leverage Ratio is less than or equal to 5.50:1.00 as of the last day of the most recently ended Calculation Period prior to the incurrence of such Indebtedness (with such ratio being calculated without including the cash proceeds of any such Indebtedness in the amount of Unrestricted cash and Cash Equivalents to be netted in calculating such ratio) and (e) such Indebtedness contains covenants and events of default that are not materially more restrictive taken as a whole to the Borrower and its Restricted Subsidiaries than those contained in this Agreement, unless (1) the Lenders under the Initial Term Loans also receive the benefit of such more restrictive terms, (2) such provisions apply after the maturity date of the Latest Maturity Date or (3) such terms are reasonably

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satisfactory to the Administrative Agent; provided that a certificate of the Borrower as to the satisfaction of the conditions described in clause (e) above (other than subclause (3)) delivered at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such covenants and events of default satisfy the foregoing requirements, shall be conclusive unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees (including original issue discount), expenses and premium thereon and by an amount equal to any existing commitments unutilized thereunder, unless the incurrence of the Indebtedness and, if applicable, Liens above such amount are otherwise permitted hereby, (b) such modification, refinancing, replacement, refunding, restructuring, renewal or extension (i) except in the case of a Permitted Refinancing in respect of the Existing 2017 Notes, has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed, or extended (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Indebtedness) and (ii) in the case of a Permitted Refinancing in respect of the Existing 2017 Notes, (x) has a final stated maturity date no earlier than the 91st day after the Initial Term Loan Maturity Date (determined without regard to the proviso to the definition thereof) and (y) requires no scheduled amortization or other repayment of principal (other than nominal amortization in the case of term loans), mandatory redemption or sinking fund obligations prior to the 91st day after the Initial Term Loan Maturity Date (determined without regard to the proviso to the definition thereof) (in each case, other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors or, except in the case of a Permitted Refinancing in respect of the Existing 2017 Notes, security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, unless in connection with an acquisition (so long as such guarantors, or security are also added to support the Obligations to the extent required by Section 9.11), (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations (i) on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended or (ii) on terms reasonably satisfactory to the Administrative Agent, (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such

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modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (g) such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person or Persons who are the obligors of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and (h) such modification, refinancing, replacement, refunding, renewal or extension contains (i) covenants and events of default that reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness (as determined in good faith by the Borrower) or (ii) terms and conditions not materially less favorable to the Borrower or the Lenders, taken as a whole, than the terms and conditions of such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (as determined in good faith by the Borrower).

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, any Indebtedness implemented in respect thereof pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

“Permitted Surviving Debt” shall mean the Indebtedness of Holdings, the Borrower and its Subsidiaries (as of October 14, 2014) outstanding on October 14, 2014 (including the Existing 2017 Notes outstanding as of such date), any ordinary course Indebtedness thereafter incurred by any of them and any ABL Facility Indebtedness outstanding as of the Closing Date.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or any of its Restricted Subsidiaries or with respect to which the Borrower or any of its Restricted Subsidiaries has any liability (including on account of an ERISA Affiliate).

“Pledge Agreement” shall have the meaning provided in Section 6.10(a).

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement, but excluding any Excluded Collateral.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Prime Lending Rate” shall mean the rate which the Administrative Agent determines from time to time as its prime lending rate in effect at its principal office in New York City and

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notified to the Borrower. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, with respect to compliance with any test, covenant or calculation of any ratio hereunder, the determination or calculations of such test, covenant or ratio (including in connection with Specified Transaction) in accordance with Section 1.07.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated December 3, 2014 and that were prepared by or on behalf of the Borrower in connection with the Transaction and made available to the Administrative Agent and the Lenders prior to the Closing Date.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” shall mean a bona fide underwritten sale to the public of common stock of Holdings (or any direct or indirect parent) (i) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC or (ii) after which the common Equity Interests of Holdings or any direct or indirect parent of Holdings are listed on an internationally recognized securities exchange or dealer quotation system.

“Qualifying Investor” means (i) physicians, hospitals, health systems, or other healthcare providers, other healthcare companies and other strategic joint venture partners, (ii) such other individual investors whose aggregate beneficial ownership in such Restricted Subsidiary does not exceed 5%, (iii) any individual physician who intends to purchase Equity Interests of any Credit Support Party, (iv) any Person owned, controlled, managed or operated by individual physician(s), (v) any trust of which an individual physician is a grantor, trustee or a beneficiary, (vi) any retirement plan owned or controlled by, or for the benefit of, an individual physician or (vii) a Person in the business of operating or managing a business or facility which Credit Parties are permitted to operate hereunder; provided, that in each case, the Person is of a type that complies with 42 U.S.C. § 1395nn, as amended (if applicable).

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, which constitute real property, including Leaseholds, to the extent constituting an interest in real property.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03

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(other than business interruption insurance), in each case except to the extent such proceeds or awards constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Restricted Subsidiaries in respect of any such event (as certified to the Administrative Agent by the Borrower pursuant an officer’s certificate delivered by an Authorized Officer not later than the fifth Business Day following the date of the receipt of such proceeds or awards).

“Reference Date” shall have the meaning provided in the definition of “Available Amount.”

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Term Loans” shall have the meaning provided in Section 13.13(c).

“Refinancing” shall mean the refinancing transactions described in Sections 6.06(a), (b) and (c).

“Refinancing Amendment” means, with respect to any incurrence of Credit Agreement Refinancing Indebtedness, an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent, and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Register” shall have the meaning provided in Section 13.16.

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning provided in Section 5.02(k).

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“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement” means any modification, refinancing, refunding, renewal, replacement, redemption, repurchase, defeasance, exchange and/or extension of any Indebtedness.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Replacement Term Loans” shall have the meaning provided in Section 13.13(c).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Repricing Event” means (1) the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (including any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Initial Term Loans into a new tranche of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement, (i) having an Effective Yield that is less than the applicable Effective Yield for Initial Term Loans of the respective Type and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Initial Terms Loans; provided that the primary purpose of such prepayment or conversion was to reduce the Effective Yield for Initial Term Loans of the respective Type; provided further that in no event shall any prepayment or conversion of Initial Term Loans in connection with a Change of Control, Qualified IPO or acquisition or other transaction not otherwise permitted hereunder constitute a Repricing Event or (2) any effective reduction in the Effective Yield of the Initial Term Loans (e.g., by way of amendment or waiver).

“Required Lenders” shall mean, at any time, Lenders the sum of whose outstanding Term Loans at such time represents at least a majority of the sum of all outstanding Term Loans of Lenders at such time.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary prepared in accordance with GAAP (unless such appearance is related to the Credit Documents or Liens created thereunder).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” shall have the meaning provided in Section 8.09.

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“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale-Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any other Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary sells or transfers such property to any Person in contemplation of the Borrower or any other Subsidiary leasing such property from such Person or its Affiliates.

“Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 5.02(b).

“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b).

“SEC” shall have the meaning provided in Section 9.01(h).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, each Lender, and if expressly designated by the Borrower as a “Secured Creditor” each Lender, Administrative Agent, Collateral Agent or any of their respective Affiliates, in each case party to a Cash Management Agreement, Interest Rate Protection Agreement or Other Hedging Agreement with a Credit Party (even if such Lender ceases to be a Lender under this Agreement subsequent to entering into any such agreement for any reason).

“Secured Obligations” shall have the meaning assigned to the term “Obligations” in the Security Agreement.

“Secured Net Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Secured Net Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Secured Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with Section 1.07 and (ii) for purposes of any calculation of the Secured Net Leverage Ratio pursuant to the definition of “Maximum Incremental Facilities Amount” and Section 10.04(vii) and (xv), Consolidated Secured Net Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of Section 1.07.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.10(b).

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement, but excluding any Excluded Collateral.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreements, the Intercreditor Agreement, each Mortgage and each other agreement, instrument

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or document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Creditors and, after the execution and delivery thereof, any intercreditor agreement entered into with respect to any Collateral in connection with the incurrence of any Junior Financing, each Additional Security Document and any security agreement, pledge agreement or other similar agreement delivered to the Collateral Agent pursuant to Section 9.11 or Section 13.20.

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $2,000,000.

“SPC” shall have the meaning provided in Section 13.04(i).

“Specified Default” shall mean a Default arising under Section 11.01 or 11.05.

“Specified Representations” shall mean the representations made in Sections 8.01(i), 8.02, 8.03(iii), 8.05(b), 8.08, 8.11, 8.15 and 8.19.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes), including any Indebtedness incurred as an Incremental Term Loan, or any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary (including pursuant to Section 9.12), any Permitted Acquisition, any Significant Asset Sale or other asset sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any asset sale of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” shall mean GTCR, together with each of its Sponsor Fund Affiliates.

“Sponsor Affiliate” shall mean, with respect to the Sponsor, any other Person directly or indirectly controlling (including all directors and officers of Sponsor), controlled by, or under direct or indirect common control with, the Sponsor (but excluding any portfolio company of the Sponsor). The Sponsor shall be deemed to control another Person if the Sponsor possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Sponsor Fund Affiliates” means, with respect to any Sponsor, any fund or investment vehicle that (i) is organized, administered or managed by any Sponsor, or an Affiliate of any Sponsor, or any entity that administers or manages any Sponsor or (ii) has the same principal fund advisor as any Sponsor, but, in each case, not including any Sponsor’s portfolio companies.

“Sponsor Management Agreement” shall mean the Professional Services Agreement, dated as of May 4. 2005, between GTCR Golder Rauner II, L.L.C. and the Borrower, as amended and in effect on the date hereof.

“Stock Certificates” shall mean Collateral consisting of certificates representing Equity Interests held by the Borrower or any Guarantor (provided that the Borrower and the Guarantors

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shall not be required to deliver Stock Certificates constituting Excluded Collateral, including Stock Certificates issued by any Foreign Subsidiary representing in excess of 65% of the voting capital stock of such Foreign Subsidiary) for which a security interest can be perfected by delivering such Stock Certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

“Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is (i) if incurred by the Borrower, subordinated in right of payment to the Obligations in form and substance reasonably satisfactory to the Administrative Agent or (ii) if incurred by Holdings or a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Person pursuant to its Guaranty and the Obligations, as the same relate to such Person in form and substance reasonably satisfactory to the Administrative Agent.

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.16.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean (i) each direct and indirect Wholly-Owned Domestic Subsidiary of the Borrower and (ii) each Subsidiary of the Borrower that is a primary obligor or guarantor of the ABL Facility or the Existing 2017 Notes (or, in each case, any Replacement Indebtedness in respect thereof), in each case, other than any Excluded Subsidiary, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target Company” shall have the meaning provided in the Preliminary Statements to this Agreement.

“Target Person” shall have the meaning provided in Section 10.05.

“Tax Benefit” shall have the meaning provided in Section 5.04(g).

“Taxes” shall have the meaning provided in Section 5.04(a).

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“Term Lender” means, at any time, any Lender that has a Term Loan Commitment or a Term Loan at such time.

“Term Loan Commitment” means, as to each Term Lender, its Initial Term Loan Commitment set forth opposite such Term Lender’s name on Schedule 1.01(b) directly below the column entitled “Initial Term Loan Commitment” or under a comparable caption in the Assignment and Assumption Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.15).

“Term Loan Priority Collateral” shall have the meaning assigned to the term “Fixed Asset Priority Collateral” in the Intercreditor Agreement.

“Term Loans” means Initial Term Loans, Incremental Term Loans, Other Term Loans and Extended Term Loans.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Termination Date” means the earliest to occur of (a) 11:59 p.m., New York City time, on December 31, 2014, (b) the closing of the Acquisition without any funding under this Agreement and (c) the valid termination of the Acquisition Agreement prior to the closing of the Acquisition.

“Termination Value” means, in respect of any one or more Interest Rate Protection Agreements or any Other Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Protection Agreement or Other Hedging Agreement, (a) for any date on or after the date such Interest Rate Protection Agreement or Other Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Interest Rate Protection Agreement or such Other Hedging Agreement were terminated at such time.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any Fiscal Quarter ended on or prior to September 30, 2015, the rules set forth in the immediately succeeding sentence shall apply; provided further, that in the case of determinations of the Total Net Leverage Ratio and the Secured Net Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Net Leverage Ratio” or “Secured Net Leverage Ratio”, as the case may be, contained herein shall be made to the extent applicable. If the respective Test Period (i) includes the Fiscal Quarter of the Borrower ended December 31, 2013, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $30,072,132, (ii) includes the Fiscal Quarter of the Borrower ended March 31, 2014, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $21,997,144, (iii) includes the Fiscal Quarter of the Borrower ended June 30, 2014, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $25,740,319, and (iv) includes the Fiscal Quarter of the Borrower ended September 30, 2014, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $32,474,242; provided that further adjustments may be made on Pro Forma Basis to the amounts specified above to the extent provided herein.

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“Third Party Payor” shall mean any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payment on any Account.

“Threshold Amount” means $25,000,000.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Net Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Total Net Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with Section 1.07 and (ii) for purposes of any calculation of the Total Net Leverage Ratio pursuant to the definition of “Maximum Incremental Facilities Amount”, “Permitted Ratio Debt” and Sections 10.04(vii) and (xv), Consolidated Total Net Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of Section 1.07.

“Trading with the Enemy Act” shall have the meaning provided in Section 8.19.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (ii) the consummation of the Refinancing, (iii) the amendment of the ABL Facility Documentation, (iv) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof, (v) [reserved] and (vi) the payment of all fees and expenses in connection with the foregoing (the “Transaction Expenses”).

“Transaction Expenses” shall have the meaning provided in the definition of “Transaction.”

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCC Filing Collateral” shall mean Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.

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“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the liabilities under the Plan, as defined in Section 4001(a)(16) of ERISA, exceeds the fair market value of all plan assets determined in accordance with the assumption used for funding the Plan pursuant to Section 412 of the Code for the applicable Plan year.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 9.12 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 9.12 or ceases to be a Subsidiary of the Borrower.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing (a) the sum of the products of (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by (ii) the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

1.01 Other Definitional Provisions, etc. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word

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“shall”, (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to Holdings, the Borrower or any other Credit Party shall be construed to include Holdings, the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for Holdings, the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (vi) all references to “knowledge” of any Credit Party or a Subsidiary of Holdings means the actual knowledge of an Authorized Officer, (vii) references to “the best of an officer’s knowledge” or similar phrases referring to “best knowledge” of an officer shall be interpreted to mean that such officer has made such diligent investigation or inquiry as would be customary and prudent for such officer to make in the context of the applicable circumstances and (viii) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Unless otherwise expressly provided herein, (i) all references to documents, instruments and other agreements (including the Credit Documents) and all other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, modifications, refinancings, renewals, replacements and restructurings thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, modifications, refinancings, renewals, replacements and restructurings are permitted by the Credit Documents; and (ii) references to any law (including by succession of comparable successor laws) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(d) All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such person’s individual capacity.

1.02 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a Capitalized Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in or application of GAAP after the date hereof.

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1.03 Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.04 Times of Day. Unless specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.05 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance (including delivery of any documents or notices) required on a day which is not a Business Day, the date of such payment (other than as specified otherwise herein) or performance shall extend to the immediately succeeding Business Day and such extension shall be reflected in the computation of interest or fees, as the case may be.

1.06 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

1.07 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio and the Secured Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07.

(b) For purposes of calculating the Total Net Leverage Ratio and the Secured Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or Calculation Period and (ii) subsequent to such Test Period (or Calculation Period) and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period or Calculation Period, as applicable. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then the Total Net Leverage Ratio and the Secured Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.07.

(c) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total

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Net Leverage Ratio and the Secured Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period (or Calculation Period) and (ii) subsequent to the end of the applicable Test Period (or Calculation Period) and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Net Leverage Ratio and the Secured Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (or Calculation Period) in the case of the Total Net Leverage Ratio or the Secured Net Leverage Ratio.

(d) Whenever pro forma effect is to be given to a Specified Transaction or implementation of an operating initiative, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be reasonably anticipated to be realizable within 18 months after the closing date of such Specified Transaction or implementation of an operating initiative (provided, that to the extent any such operational changes are not associated with a transaction, such changes shall be limited to those for which all steps have been taken for realizing such savings and are factually supportable, reasonably identifiable and supported by an officer’s certificate delivered to the Administrative Agent) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies shall be subject to the limitations set forth in the definition of Consolidated EBITDA.

1.08 Currency Translation. For purposes of determining compliance as of any date with Section 10 or any Event of Default under Section 11 or for purposes of calculating the Total Net Leverage Ratio or the Secured Net Leverage Ratio or for any other specified purposes hereunder, amounts incurred or outstanding in currencies (other than Dollars) shall be translated into Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower based on commonly used financial reporting sources; provided that for purposes of determining the Total Net Leverage Ratio and the Secured Net Leverage Ratio, amounts incurred or outstanding in currencies (other than Dollars) shall be translated in accordance with GAAP. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 10, Section 11.04 or Section 11.09 or any defined term used therein being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is made (it being understood that such changes shall nonetheless be taken into account in determining the remaining availability (if any) under any such limitation or threshold).

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1.09 Calculations, Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent and the Lenders); provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document (including as a result of the effect of such change on any definition that includes accounting terms) used in calculating such ratio or determining compliance with such requirement (the “Accounting Change”) and the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided however, that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies in effect immediately prior to such Accounting Change. Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial ratios contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

1.10 Interest Rate Calculations. All computations of interest hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable.

SECTION 2. Amount and Terms of Credit.

2.01 The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided that except as otherwise specifically provided in Section 2.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date. In the event that the Closing Date shall not have occurred on or prior to the Termination Date, each Lender’s Initial Term Loan Commitment shall automatically expire, and each Lender shall have no further obligation to make Initial Term Loans. Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

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2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount applicable to such Class. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six Borrowings of LIBOR Loans in the aggregate for all Classes of Loans plus two for each Class of Incremental Term Loans.

2.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) LIBOR Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice (or, in the case of a Borrowing of Initial Term Loans on the Closing Date, such lesser period of time as the Administrative Agent may reasonably agree) of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office notice on the date of the proposed Borrowing of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Class specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error, bad faith or willful misconduct.

2.04 Disbursement of Funds. No later than 2:00 p.m. on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Class will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds, and the Administrative Agent will, make available to the Borrower, or to such other account as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that

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such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.16 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, the Borrower shall only be required to deliver Notes to Lenders promptly following request for the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in any event be required to make the notations otherwise described in the preceding clause (b).

2.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the

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outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Class) of one or more Types of Loans into a Borrowing (of the same Class) of another Type of Loan; provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted unless the Borrower pays any amounts due under Section 2.11 and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into LIBOR Loans in excess of one month if any Event of Default exists pursuant to Section 11.05 on the date of conversion, (iii) if any Event of Default (other than as referred to in preceding clause (ii)) is in existence on the date of the proposed conversion of a LIBOR Loan, (x) Base Rate Loans may not be converted into LIBOR Loans if the Administrative Agent or the Required Lenders have notified the Borrower that conversions will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), Base Rate Loans may only be converted into LIBOR Loans with an Interest Period of one month, and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07 Pro Rata Borrowings. All Borrowings of Initial Term Loans under this Agreement shall be incurred from the Lenders of the applicable Class pro rata on the basis of their Initial Term Loans. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing or conversion thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing or conversion thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin plus the LIBO Rate for such Interest Period.

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(c) Upon the occurrence and during the continuance of any Event of Default under Section 11.01, including as a result of the acceleration of the Loans, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Initial Term Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on written demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on written demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on written demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the applicable Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(f) The provisions of this Section 2.08 (and the interest rates applicable to the various extensions of credit hereunder) shall be subject to modification as expressly provided in Sections 2.15, 2.16 and 2.17.

2.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period applicable thereto), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three, six or, if approved by each Lender with Loans and/or Commitments under the relevant Class, twelve month period or (y) if agreed by the Administrative Agent in its sole discretion, such other period not to exceed one-month, provided that (in each case):

(i) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

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(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day (unless such Business Day falls in another month, in which case such Interest Period shall expire on the next preceding Business Day); and

(v) no Interest Period in respect of any Borrowing of any Class of Loans shall be selected which extends beyond the Maturity Date for such Class of Loans.

If by 12:00 Noon on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loans as LIBOR Loans with an Interest Period of one month effective as of the expiration date of such current Interest Period; provided that if the Borrower is not permitted to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order,

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guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for increased costs attributable to Taxes indemnified under Section 5.04(a), and excluding costs attributable to the imposition of, or a change in the rate of, any Excluded Tax); or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, or (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law);

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower (or if requested by the Borrower, deemed a request for Base Rate Loans), (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to pay to such Lender, promptly following such Lender’s written request (including documentation reasonably supporting such request) therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion (in accordance with generally accepted financial practices) shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the

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Administrative Agent pursuant to Section 2.10(a)(ii) (or convert such request to a Base Rate Loan) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, promptly following its written demand therefor (including the reasonable detail set forth in the last sentence of this clause (c)), such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and customary, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

2.11 Compensation. (a) The Borrower agrees to compensate each Lender, promptly following its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur

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on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of the Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

(b) Notwithstanding anything to the contrary, with respect to any Lender’s or any Loan Participant’s claim for compensation under Section 2.10(a) or (c), 2.11 or 5.04, the Borrower shall not be required to compensate such Person for any amount incurred more than 180 days prior to the date that such Person notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or (d) or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage in any material respect, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13 Replacement of Lenders. (x) Upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or (d) or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, (y) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement as contemplated by clauses (i) through (v) of the first proviso to Section 13.13(a) or clauses (1) through (6) of the second proviso to Section 13.13(a), in each case, which has been approved by the Required Lenders, Majority Lenders or at least a majority (in dollar amount) of such directly and adversely affected Lenders, as applicable, or (z) if a Lender rejects (or is deemed to reject) the Extension under Section 2.16(a) which Extension has been accepted under Section 2.16(a) by the Required Lenders, the Borrower shall have the right, in accordance with Section 13.04(b), to (i) replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees (collectively, the “Replacement Lender”), but in the case of a replacement where the consent of the respective Lender is required with respect to less than all Classes of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Class where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Class provided by the Replacement

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Lender or (ii) if no Event of Default then exists or would exist after giving effect to such termination, terminate the Commitment of such Lender and repay all Obligations (other than contingent obligations not then due and payable) of the Borrower owing to such Lender relating to the Loans held by such Lender as of such termination date; provided that in the case of any such termination of Commitments pursuant to this clause (ii), such termination shall be sufficient (together with all other consenting Lenders or other Commitments being terminated in connection with the adoption of the applicable proposed change, waiver, discharge or termination) to cause the adoption of the applicable proposed change, waiver, discharge or termination and such termination shall be in respect of any applicable facility only in the case of clause (x) or, with respect to a Class vote, clause (y); provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) (provided that the failure of any such Replaced Lender to execute an Assignment and Assumption Agreement shall not render such assignment invalid and such assignment shall be recorded in the Register) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only the outstanding Term Loans, the outstanding Term Loans of the respective Lender) of, the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Class with respect to which such Replaced Lender is being replaced and (B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender (but only with respect to the relevant Class, in the case of the replacement of less than all Classes of Loans then held by the respective Replaced Lender) pursuant to Section 4.01 (provided that, with respect to the fee set forth in Section 4.01(b), such fee shall only be required to be paid if such Lender is a Lender with Initial Term Loans being required to be assigned under this Section 2.13(a) in connection with a Repricing Event, to the extent such Initial Term Loans are or were subject to a Repricing Event); and

(b) all obligations of the Borrower then owing to the Replaced Lender (other than those (i) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11(a) or (ii) relating to any Class of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent is authorized (which authorization is coupled with an interest) (but not obligated) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this

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Section 2.13 and Section 13.04 (it being understood that the failure of any such Replaced Lender to execute an Assignment and Assumption Agreement shall not render such assignment invalid and such assignment shall be recorded in the Register). Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.16 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender to the extent contemplated herein.

2.14 [Reserved].

2.15 Incremental Term Loans. (a) The Borrower shall have the right to request (by written notice to the Administrative Agent), at any time and from time to time after the Closing Date, additional term loans to be made pursuant to (and to constitute a part of) the existing Class of Initial Term Loans and/or one or more additional tranches of term loans under this Agreement (the “Incremental Term Loans”); provided that

(i) except to the extent the proceeds of any Incremental Term Loans are being used to finance a Permitted Acquisition or other permitted Investment, both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Event of Default shall have occurred and be continuing and at the time that any such Incremental Term Loan is made no Event of Default shall have occurred and be continuing or result therefrom;

(ii) any such Incremental Term Loan is permitted to be incurred and secured pursuant to the terms of the ABL Facility Documentation, the Existing 2017 Notes Indenture (and any definitive documentation governing any replacement or refinancing thereof) and the Intercreditor Agreement;

(iii) each tranche of Incremental Term Loans (or addition of Incremental Term Loans to the existing Class of Initial Term Loans) shall be in an aggregate principal amount that is not less than $10,000,000 and an integral multiple of $5,000,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below);

(iv) the aggregate amount of all Incremental Term Loans made available pursuant to this Section 2.15 at any time shall not exceed the Maximum Incremental Facilities Amount as in effect at such time; and

(v) the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower (A) certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), (iii) and (iv) and (B) containing the calculations (in reasonable detail) demonstrating compliance with the preceding clause (iv).

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(b) (1) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall (x) be Obligations under this Agreement and the other applicable Credit Documents and (y) except as otherwise required below, all other terms of such Incremental Term Loans will be as agreed between the Borrower and the lenders providing such Incremental Term Loans (and to the extent not consistent with the terms of the Initial Term Loans, such terms (A) shall not be materially more restrictive to the Borrower and its Restricted Subsidiaries, when taken as a whole, than the terms of the Initial Term Loans, unless (1) the Lenders under the Initial Term Loans also receive the benefit of such more restrictive terms or (2) such provisions only apply after the maturity date of the Initial Term Loans or (B) shall be reasonably satisfactory to the Administrative Agent); provided, however, that (i) (I) in the case of a new tranche of Incremental Term Loans, the maturity and amortization of such tranche of Incremental Term Loans may differ, so long as such tranche of Incremental Term Loans shall have (a) a final stated maturity date of no earlier than the Latest Maturity Date then in effect and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayment of such Initial Term Loans) and (II) in the case of a new tranche of Incremental Term Loans, the Effective Yield for such new tranche of Incremental Term Loans may exceed the Effective Yield then applicable to the Initial Term Loans and any other tranche of Incremental Term Loans only if the Effective Yield for the Initial Term Loans and any other tranche of Incremental Term Loans is (or are) increased (to the extent necessary) such that the Effective Yield thereof is not less than the Effective Yield of such new tranche of Incremental Term Loans minus 0.50%, (ii) Incremental Term Loans will share ratably in right of prepayment with the Term Loans pursuant to Sections 5.01 and 5.02 (unless the Lenders holding such Incremental Term Loans agree to participate on a less than ratable basis) and (iii) in the case of Incremental Term Loans to be made pursuant to (and to constitute a part of) the existing Class of Initial Term Loans, (I) such new Incremental Term Loans shall have the same Scheduled Initial Term Loan Repayment Dates as then remain with respect to the Initial Term Loans (with the amount of each Scheduled Initial Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Initial Term Loans, thereby increasing the amount of each then remaining Scheduled Initial Term Loan Repayment proportionately), and (II) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Initial Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Initial Term Loans; and

(2) [reserved]

(3) All Incremental Facilities shall be unsecured or secured by the relevant Security Documents, and guaranteed under each relevant Guaranty, on a pari passu basis with (or on a

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junior basis to) all other Initial Term Loans and Incremental Term Loans that are secured by each such Security Document and guaranteed under each such Guaranty (and in the case of Incremental Term Loans secured on a junior basis as provided above, shall be subject to a customary intercreditor arrangement reasonably agreed by the Borrower and the Administrative Agent).

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.

(d) Incremental Term Loans may be made by any existing Lender or by any Additional Lender; provided that the Administrative Agent shall have consented to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 13.04(b) for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and, to the extent required hereunder, the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including, in the case of Incremental Term Loans structured as a separate Class, the incorporation of class voting rights that prevent Lenders from agreeing to modifications that would allocate (or reallocate) payments to the Lenders in a non-pro rata manner unless such modifications are agreed to by a majority or supermajority of the Lenders holding the Loans or Incremental Term Loans whose payment rights are being modified).

(e) The effectiveness of any Incremental Amendment shall be subject to the satisfaction (or waiver) on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in such Incremental Amendment, including (i) the delivery of an acknowledgment in form and substance reasonably satisfactory to the Administrative Agent and executed by each Guarantor acknowledging that such Incremental Term Loans shall constitute (and be included in the definition of) “Guaranteed Obligations” under each Guaranty of such Guarantor, (ii) the delivery by Holdings, the Borrower and its Restricted Subsidiaries of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Administrative Agent to ensure that the Incremental Term Loans (and related Obligations) are secured by, and entitled to the benefits of, the relevant Security Documents (to the extent applicable) and (iii) if reasonably requested, the delivery of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement and as agreed to by the Borrower and the lenders providing such Incremental Facility.

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(g) No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees in its sole discretion.

(h) [Reserved].

This Section 2.15 shall supersede any provisions in Section 2.07, 13.06 or 13.12 to the contrary. Notwithstanding any other provision of any Credit Document, the Credit Documents may be amended by the Administrative Agent and the Borrower, if necessary or reasonably advisable, to provide for terms applicable to any Incremental Term Loans permitted by this Section 2.15.

2.16 Extensions of Term Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans as so extended, as well as the original Term Loans (not so extended), being a “tranche”; any Extended Term Loans (as defined below) shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) [reserved], (iii) except as to interest rates, fees, amortization, final maturity date, “AHYDO” or optional prepayments, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Term Loans subject to such Extension Offer (unless (1) the Lenders under the Initial Term Loans also receive the benefit of such more favorable terms or (2) such covenants or other provisions are applicable only to periods after the Latest Maturity Date), (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date hereunder, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to

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such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 5 and 13.06) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to, and the Credit Parties, the Administrative Agent and the Collateral Agent shall, enter into such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16. All such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including rendering timing, rounding and other adjustments and to ensure

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reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

2.17 Refinancing Amendments. (a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause will be deemed to include any then outstanding Other Term Loans, Other Term Loan Commitments and Incremental Term Loans) in the form of Other Term Loans or Other Term Loan Commitments, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and with respect to guarantees and security with the other Loans and Commitments hereunder, (ii) will have such pricing, fees, premiums, interest and “AHYDO” (in case of Other Term Loans) or optional prepayment or redemption terms as may be agreed by the Borrower and the lenders thereof, (iii) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Term Loans), (iv) any Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Loan Commitments shall share ratably in (or if junior in right of payment or as to security, on a junior basis in respect of) any prepayments of Term Loans (unless the Other Term Loans agree to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments), (v) [reserved], (vi) any Credit Agreement Refinancing Indebtedness that is junior to the Obligations under this Agreement with respect to security shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower and (vii) subject to clauses (ii), (iii) and (iv) above, will have terms and conditions that reflect market terms and conditions at the time of incurrence or issuance (as determined in good faith by the Borrower). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.17 shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. For the avoidance of doubt, no existing Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness.

(c) This Section 2.17 shall supersede any provisions in Section 2.07, 13.06 or 13.12 to the contrary.

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2.18 Reverse Dutch Auction Repurchases. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings and its Subsidiaries (including the Borrower) (any one of them, a “Borrower Party”) may, at any time and from time to time after the Closing Date, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each such Auction to be managed by an investment bank or other financial institution of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions (or, in the case of clause (iv), requirements) are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.18, Schedule 2.18 or such other procedures, terms and conditions or otherwise established by the Borrower and the Auction Manager and consented to by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned);

(ii) no Event of Default shall have occurred and be continuing on the date of the delivery by the Borrower to the Administrative Agent of written notice of an Auction and at the time of purchase of any Term Loans in connection with any Auction;

(iii) the principal amount (calculated on the face amount thereof) of all Term Loans that any Borrower Party offers to purchase in any such Auction shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) immediately after giving effect to any such purchase of Term Loans, the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by a Borrower Party shall automatically and permanently be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(v) no more than one Auction may be ongoing at any one time;

(vi) at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate, signed by an Authorized Officer, certifying as to the compliance with clauses (ii), (iv) and (ix) of this Section 2.18;

(vii) no proceeds of borrowings under the ABL Facility may be utilized to purchase any Term Loans pursuant to this Section 2.18;

(viii) each Auction shall be open and offered to all Lenders of the relevant Class of Term Loans on a pro rata basis; and

(ix) after giving effect to any purchase of Term Loans pursuant to this Section 2.18, the sum of (a) borrowings then available under the ABL Facility and (b) the aggregate amount of all Unrestricted cash and Unrestricted Cash Equivalents of the Borrower and its Subsidiaries shall not be less than $5,000,000.

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(b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. The Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by a Borrower Party pursuant to this Section 2.18, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02 or 13.06 (although the par principal amount of Term Loans of the respective Class so purchased pursuant to this Section 2.18 shall be applied to reduce the remaining Scheduled Initial Term Loan Repayments (or other comparable schedule of required prepayments, as applicable) of such tranche of Term Loans of the applicable Lenders being repaid on a ratable basis).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.18 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by any Borrower Party contemplated by this Section 2.18 shall not constitute Investments by the Borrower or any of its Restricted Subsidiaries)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.18. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 generally and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable the Auction Manager to perform its responsibilities and duties in connection with each Auction. Upon written notice to the Administrative Agent, the Borrower may withdraw its offer for any Auction under this Section 2.18 prior to the completion thereof.

(d) Each Lender participating in any Auction hereby acknowledges and agrees that in connection with such Auction, (1) the Borrower Party may have, and later may come into possession of, information regarding the Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (such information, the “Excluded Information”), (2) such Lender has independently, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent, any Arrangers or any of their respective Affiliates, made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and

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(3) none of Holdings, its Subsidiaries, the Administrative Agent, any Arranger or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, any Arrangers and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent, the Arrangers or the other Lenders.

SECTION 3. [Reserved].

SECTION 4. Fees; Reductions of Commitment.

4.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent.

(b) If any Repricing Event occurs prior to the date that is six months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are subject to such Repricing Event (including any Lender which is replaced pursuant to Section 2.13 or Section 13.13(b) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

4.02 Mandatory Reduction of Commitments. In addition to the mandatory commitment reduction provided for in Section 2.01, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date).

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty (except as set forth in Section 4.01(b) and subject to Section 2.11) in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 2:00 p.m. at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders; provided that a notice of prepayment under this Section 5.01 may state that such notice is conditional upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or equity or consummation of an asset sale in which case such notice of

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prepayment may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent in any given case); provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; (iv) each voluntary prepayment of Term Loans pursuant to this Section 5.01 shall reduce the then remaining Scheduled Initial Term Loan Repayments in such manner as directed by the Borrower and in the absence of such direction, in direct order of maturity; and (v) each voluntary prepayment of Initial Term Loans pursuant to this Section 5.01 in connection with a Repricing Event made prior to the date that is six months after the Closing Date shall be subject to the payment of a fee as, and to the extent required by, Section 4.01(b).

5.02 Mandatory Repayments. (a) [Reserved]

(b) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Term Loans as is set forth opposite each such date below (as such principal amounts may be reduced or increased as otherwise provided herein) (each such repayment, as the same may be reduced or increased as provided herein, a “Scheduled Initial Term Loan Repayment”):

Scheduled Initial Term Loan Repayment Date	Amount

March 31, 2015	$250,000
June 30, 2015	$250,000
September 30, 2015	$250,000
December 31, 2015	$250,000
March 31, 2016	$250,000
June 30, 2016	$250,000
September 30, 2016	$250,000
December 31, 2016	$250,000
March 31, 2017	$250,000
June 30, 2017	$250,000
September 30, 2017	$250,000
December 31, 2017	$250,000
March 31, 2018	$250,000
June 30, 2018	$250,000
September 30, 2018	$250,000
December 31, 2018	$250,000
March 31, 2019	$250,000
June 30, 2019	$250,000
September 30, 2019	$250,000
December 31, 2019	$250,000
March 31, 2020	$250,000
June 30, 2020	$250,000
September 30, 2020	$250,000
December 31, 2020	$250,000
March 31, 2021	$250,000
June 30, 2021	$250,000
September 30, 2021	$250,000
Initial Term Loan Maturity Date	$93,250,000

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Without limiting the foregoing, to the extent not previously paid, all Initial Term Loans shall be due and payable on the Initial Term Loan Maturity Date.

(c) [Reserved].

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04 (excluding Credit Agreement Refinancing Indebtedness in respect of Term Loans)), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i).

(e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within five Business Days after each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such fifth Business Day as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Specified Default or Event of Default then exists and such Net Sale Proceeds are reinvested (or committed to be reinvested) to make Capital Expenditures or purchase assets (other than inventory and working capital unless the sold assets were inventory or working capital) used or to be used in the businesses permitted pursuant to Section 9.07 (including Permitted Acquisitions) within 365 days following the date of such Asset Sale (or, if the Borrower enters into a legally binding commitment to reinvest such Net Sale Proceeds within 365 days following the receipt thereof, within 180 days after such original 365 day period); provided further, that if all or any portion of such Net Sale Proceeds are not so reinvested within the time period indicated (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as

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the case may be) as provided above in this Section 5.02(e) without regard to the preceding proviso; provided further that, and subject to the second succeeding proviso, if at the time that any such prepayment would be required in respect of Net Sale Proceeds attributable to any Term Loan Priority Collateral the Borrower is required to offer to repurchase Permitted Pari Passu Priority Lien Refinancing Debt or Incremental Notes that rank pari passu in right of security with the Initial Term Loans (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Asset Sale (such Permitted Pari Passu Priority Lien Refinancing Debt or such Incremental Notes (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable TL Indebtedness”), then the Borrower may apply such Net Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable TL Indebtedness at such time) to the prepayment of the Term Loans and to the repurchase of Other Applicable TL Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 5.02(e) if there shall not have been any Other Applicable TL Indebtedness shall be reduced accordingly; provided further that to the extent the holders of any Other Applicable TL Indebtedness decline to have such indebtedness repurchased, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided further that no such prepayment shall be required in respect of Net Sale Proceeds attributable to any ABL Priority Collateral to the extent the Borrower applies such Net Sale Proceeds to prepay or repurchase Indebtedness under the ABL Facility;

(f) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i); provided that repayments of principal of Loans made as a voluntary prepayment pursuant to Section 5.01 (other than with the proceeds of long-term Indebtedness), (x) during the applicable Excess Cash Payment Period (except to the extent previously applied pursuant to clause (y) below in respect of the preceding Excess Cash Payment Date) and (y) at the option of the Borrower, after the applicable Excess Cash Payment Period and prior to the applicable Excess Cash Payment Date shall, in each case, reduce on a dollar-for-dollar basis the amount of such mandatory repayment otherwise required on the applicable Excess Cash Payment Date pursuant to this Section 5.02(f) (provided that if any reduction is made pursuant to the foregoing clause (y), such reduction shall not be made for the immediately succeeding Excess Cash Payment Period).

(g) In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days after each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the aggregate Net Recovery Event Proceeds therefrom do not exceed $3,000,000 in any Fiscal Year), an amount equal to 100% of the Net Recovery Event Proceeds from such Recovery Event shall be applied

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on such fifth Business Day as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i); provided, however, that such Net Recovery Event Proceeds shall not be required to be so applied on such date so long as no Specified Default or Event of Default then exists and such Net Recovery Event Proceeds are reinvested (or committed to be reinvested) to replace, rebuild or restore any properties or assets or to make Capital Expenditures or acquire assets useful in their business (other than inventory and working capital unless such inventory or working capital were the subject of the Recovery Event) within 365 days following the date of the receipt of such Net Recovery Event Proceeds (or, if the Borrower enters into a legally binding commitment to reinvest such net cash proceeds within 365 days following the receipt thereof, within 180 days after such original 365 day period), and provided further, that if all or any portion of such Net Recovery Event Proceeds are not so used within the time period indicated (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Recovery Event Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(g) without regard to the immediately preceding proviso; provided further that, and subject to the second succeeding proviso, if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Other Applicable TL Indebtedness pursuant to the terms of the documentation governing such Other Applicable TL Indebtedness with such Net Recovery Event Proceeds, then the Borrower may apply such Net Recovery Event Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable TL Indebtedness at such time) to the prepayment of the Term Loans and to the repurchase of Other Applicable TL Indebtedness and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 5.02(g) if there shall not have been any Other Applicable TL Indebtedness shall be reduced accordingly; provided further that to the extent the holders of any Other Applicable TL Indebtedness decline to have such indebtedness repurchased, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided further that no such prepayment shall be required in respect of Net Recovery Event Proceeds attributable to ABL Priority Collateral to the extent the Borrower applies such Net Recovery Event Proceeds to prepay or repurchase Indebtedness under the ABL Facility.

(h) The amount of each principal repayment of Initial Term Loans made as required by Sections 5.02(d), (e), (f) and (g) shall be applied to reduce the then remaining Scheduled Initial Term Loan Repayments as directed by the Borrower (and if not so directed, in direct order of maturity).

(i) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Class which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Class pursuant to which such LIBOR Loans were made, provided that: (i) repayments of LIBOR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless the Borrower makes payments to Lenders in accordance with Section 2.11; (ii) if any repayment of LIBOR

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Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but not an obligation, to minimize breakage cost owing under Section 2.11.

(j) In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Loans of a respective Class shall be repaid in full on the respective Maturity Date for such Class of Loans.

(k) The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(d) (if notice has not otherwise been provided pursuant to Section 5.01), (e), (f) or (g) at least three Business Days prior to the date of such repayment. Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Other than in the case of any repayment with the proceeds of any Credit Agreement Refinancing Indebtedness, each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.02 (e), (f) or (g) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds shall be retained by the Borrower.

(l) Notwithstanding any other provisions of this Section 5.02, (A) to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 5.02(e) (a “Foreign Disposition”), the Net Recovery Event Proceeds of any Recovery Event from a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 5.02(g) (a “Foreign Recovery Event”), or Excess Cash Flow are (x) prohibited or delayed by applicable local law from being repatriated to the United States or (y) restricted by applicable material organizational documents as a result of minority ownership, an amount equal to the portion of the Net Sale Proceeds, Net Recovery Event Proceeds or relevant Applicable Excess Cash Flow Percentage of such Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 5.02 so long, but only so long, as the applicable local law will not permit repatriation to the United States or

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such restriction by the applicable material organizational documents continues and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Sale Proceeds of any Foreign Disposition, Net Recovery Event Proceeds of any Foreign Recovery Event or Excess Cash Flow would have an adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Sale Proceeds, Net Recovery Event Proceeds or Excess Cash Flow, the Net Sale Proceeds, Net Recovery Event Proceeds or the relevant Applicable Excess Cash Flow Percentage of such Excess Cash Flow so affected shall not be required to be applied in accordance with Section 5.02. The Borrower hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation, even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Sale Proceeds, Net Recovery Event Proceeds or the relevant Applicable Excess Cash Flow Percentage of such Excess Cash Flow will otherwise be subject to repayment under this Section 5.02(l), and if at any time within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Sale Proceeds, Net Recovery Event Proceeds or Excess Cash Flow is permitted under the applicable local law or applicable organizational documents (even if such cash is actually not repatriated) an amount equal to the amount of such Net Sale Proceeds, Net Recovery Event Proceeds or the relevant Applicable Excess Cash Flow Percentage of such Excess Cash Flow that could be repatriated or are no longer restricted, will be promptly (and in any event not later than five Business Days) applied (net of additional taxes payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Loans pursuant to this Section 5.02 to the extent provided herein.

5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 p.m. on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any Excluded Taxes) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees,

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assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note after deducting any Excluded Taxes that would be imposed on such amount. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, within 15 Business Days of receipt of the written request of such Lender, including documentation reasonably supporting such request, for Excluded Taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other documentation reasonably evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) For purposes of Sections 5.04(b), (c) and (d), unless the context otherwise requires, each instance of “Lender” shall be read to refer to any Lender and the Administrative Agent. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) for U.S. federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender or the Administrative Agent that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, as applicable, (i) two accurate and complete original signed copies of IRS Form W-8ECI, Form W-8IMY, Form W-8BEN-E or Form W-8BEN (with respect to a complete exemption from, or reduced rate in, United States withholding tax under an income tax treaty) or successor forms (any such forms, any forms described in Section 5.04(c), and any respective successor forms, the “IRS Forms”) certifying to such Lender’s entitlement as of such date to a complete or partial exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either IRS Form W-8ECI, Form W-8IMY, Form W-8BEN-E or Form W-8BEN (with respect to a complete exemption from, or reduced rate in, United States withholding tax under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from, or reduced rate in, United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of IRS Form

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W-8ECI, Form W-8IMY, Form W-8BEN-E/Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN-E/Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form, in which case such Lender shall not be required to deliver any such form pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income, withholding or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender for U.S. federal income tax purposes to the extent that such Lender has not provided to the Borrower IRS Forms that establish a complete exemption from, or reduced rate in, such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income, withholding or similar taxes imposed by the United States (I) if such Lender has not provided to the Borrower the IRS Forms and other documentation required to be provided to the Borrower pursuant to this Section 5.04(b) that establish a complete exemption from, or reduced rate in, such deduction or withholding or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms and other documentation do not establish a complete exemption from, or reduced rate in, withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes (excluding any such items implementing Sections 1471 through 1474 of the Code as of the date of this Agreement (and any amended or successor provisions that are substantially comparable), and any current or future regulations or official interpretations thereof).

(c) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to

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determine the amount to deduct and withhold from such payment. For purposes of this Section 5.04(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Each Lender that is not a Foreign Lender (each such Lender, a “U.S. Lender”) and (A) is a party hereto on the Closing Date or (B) becomes an Assignee of any interest under this Agreement shall (w) on or prior to the date such U.S. Lender becomes a party hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it, and (z) from time to time if requested by the Borrower, provide the Borrower and Administrative Agent with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(e) Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, and any successor or supplemental Administrative Agent that is not a United States person under Section 7701(a)(30) of the Code, shall deliver to the Borrower two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1T(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(f) The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes, or charges or levies of the same character, imposed by any Governmental Authority (the “Other Taxes”), which arise from any payment made under any Credit Document or from execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document, excluding any such Other Taxes that are imposed as a result of (i) a Lender’s voluntary assignment in such Lender’s interest in the Loans hereunder, other than any such assignment that is a result of the request of the Borrower or (ii) a Lender’s voluntary registration of a Credit Document where such registration was not required by any court order or otherwise necessary to ensure the enforceability or admissibility in evidence of such Credit Document.

(g) If the Borrower pays any additional amount under this Section 5.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund of its Tax or Other Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by Lender in such year as a consequence of such Tax Benefit;

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provided, however, (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 5.04(g) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 5.04 without any exclusions or defenses; (iii) subject to Section 13.17, nothing in this Section 5.04(g) shall require any Lender to disclose any confidential information to the Borrower (including its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 5.04(g) at any time which a Specified Default or an Event of Default exists.

5.05 Presumption of the Administrative Agent as to Payments of the Borrower. Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower does not intend to make available to the Administrative Agent such payment, the Administrative Agent may assume that the Borrower has made such amount available to the Administrative Agent on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, make available to the appropriate Lenders the amount due. If such amount is not in fact made available to the Administrative Agent by the Borrower, the Administrative Agent shall be entitled to recover such amount on demand from the Borrower. If the Borrower does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Lenders and such Lenders shall immediately pay the amount made available to them by the Administrative Agent to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from the Borrower or any such Lender interest on such amount in respect of each day from the date such amount is recovered by the Administrative Agent, at a rate per annum equal to the greater of (i) if recovered from a Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to the Loans with respect to which such payment was required to be made for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the Loan with respect to which such payment was required to be made, as determined pursuant to Section 2.08. Nothing in this Section 5.05 shall be deemed to relieve the Borrower from its obligation to make any payment hereunder or to prejudice any rights which the Administrative Agent and Lenders may have against the Borrower as a result of any failure by the Borrower to make any payment hereunder.

SECTION 6. Conditions Precedent to Credit Events on the Closing Date. The obligation of each Lender to make Initial Term Loans on the Closing Date is subject at the time of the making of such Loans to the satisfaction (or waiver by each Arranger) of the following conditions:

6.01 Closing Date; Notes. On or prior to the Closing Date, (i) there shall have been delivered to the Administrative Agent an executed counterpart of Holdings and the Borrower to this Agreement and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same at least three Business Days prior to the Closing Date the appropriate Term Note executed by the Borrower, in the amount, maturity and as otherwise provided herein.

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6.02 Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.05 and 6.06 have been satisfied on such date.

6.03 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from Waller Lansden Dortch & Davis, LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date in form and substance reasonably acceptable to the Administrative Agent. On the Closing Date, the Administrative Agent shall have received from Armstrong Teasdale LLP, Connor & Winters, LLP, Ogden Murphy Wallace P.L.L.C. and Parker Poe Adams & Bernstein LLP, special local Missouri, Oklahoma, Washington and South Carolina counsel, respectively, to the Credit Parties, opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date in form and substance reasonably acceptable to the Administrative Agent.

6.04 Company Documents; Proceedings; etc. (a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by an Authorized Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions and specimen signatures of authorized signatories of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Closing Date, the Administrative Agent shall have received good standing certificates from the jurisdiction of organization as of a recent date, for each of the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper Governmental Authorities.

6.05 Consummation of Acquisition, Financing Transactions; etc. On or prior to the Closing Date, (i) the Acquisition Agreement shall be in full force and effect and (ii) the Acquisition shall be consummated pursuant to the Acquisition Agreement substantially concurrently with the initial funding of the Initial Term Loans without giving effect to any amendments to the last version of the Acquisition Agreement (and without giving effect to any written updates to the disclosure schedules thereto) made available to the Administrative Agent prior to its execution and delivery of that certain Commitment Letter dated as of October 14, 2014, among, inter alia, the Borrower and the Arrangers or waivers of or consents (or written updates) to the provisions thereof that, in any such case, are materially adverse to the interests of the Lenders or the Arrangers without the consent of the Arrangers, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any decrease in the consideration for the Acquisition shall not in and of itself be deemed to be materially adverse to the interests of the Lenders and the Arrangers so long as it is applied to reduce the amount of the Initial Term Loan Commitment, (ii) any increase in the consideration for the Acquisition shall not in and of itself be deemed to be materially adverse to the interests of the Lenders and the Arrangers so long as it is funded with new cash contributions to the Borrower from the Sponsor and (iii) any adverse modifications to any of the provisions relating

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to the Administrative Agent’s, any Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers).

6.06 Consummation of the Refinancing. (a) On or prior to the Closing Date and substantially concurrently with the incurrence of Loans and the use of proceeds of such Loans to finance the Refinancing on such date, all Indebtedness to be Refinanced (if any) shall have been repaid in full, together with all fees and other amounts owing thereon and all commitments thereunder shall have been terminated and any security interests or guaranties in connection therewith shall have been terminated or released.

(b) On the Closing Date and substantially concurrently with the incurrence of Loans on such date, the Administrative Agent shall have received pay-off letters from the existing lenders with respect to the Indebtedness to be Refinanced (if any), which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) On the Closing Date and after giving effect to the consummation of the Transaction, none of Holdings, the Borrower and its Subsidiaries shall have (or guarantee or provide collateral security for) any Indebtedness for borrowed money owed to a Person other than the Borrower or its Subsidiaries, except for (i) Indebtedness pursuant to or in respect of the Credit Documents and (ii) Permitted Surviving Debt.

6.07 Material Adverse Change. Since December 31, 2013, there shall not have occurred or arisen any Company Material Adverse Effect.

6.08 ABL Amendment. The ABL Facility Documentation shall have been amended in a manner reasonably satisfactory to the Administrative Agent and the Arrangers.

6.09 Intercreditor Agreement. On the Closing Date, the Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

6.10 Security Documents. (a) On the Closing Date, each Credit Party (other than any Credit Support Party) shall have duly authorized, executed and delivered the Pledge Agreement substantially in the form of Exhibit F (as amended, modified, restated, supplemented or extended from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent (or its agent), all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, and the Pledge Agreement shall be in full force and effect.

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(b) On the Closing Date, each Credit Party (other than any Credit Support Party) shall have duly authorized, executed and delivered the Security Agreement, which shall be in full force and effect, substantially in the form of Exhibit G-1 and each Credit Support Party shall have duly authorized, executed and delivered the Security Agreement substantially in the form of Exhibit G-2 (each such Security Agreement in respect of each Credit Party, as amended, modified, restated, supplemented or extended from time to time, collectively, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the foregoing Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Credit Parties as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such financing statements that name the Credit Parties as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens, (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing) or (z) those in respect of the Indebtedness to be Refinanced;

(iii) one or more of, as applicable, short-form security agreements that may be filed with the United States Patent and Trademark Office or the United States Copyright Office for the grant of a security interest in (i) United States patents, (ii) trademarks registered in the United States, and (iii) copyrights registered in the United States, each in substantially the form attached to the Security Agreement;

(iv) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary to perfect and protect the security interests in Collateral intended to be created by the Security Agreement, as and to the extent required by the terms of the Security Agreement; and

(v) evidence that all other actions, as and to the extent required by the terms of the Security Agreement, necessary to perfect the security interests in Collateral purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect. Nothing in Section 6.10(b)(iv) or 6.10(b)(v), or otherwise contained in this Agreement shall require any Credit Party to seek to register or patent, or file any applications for registrations or patents of, any intellectual property.

(c) Notwithstanding anything herein to the contrary, it is understood that, other than with respect to (i) any UCC Filing Collateral and (ii) Stock Certificates of the Borrower and its Wholly-Owned Domestic Subsidiaries, to the extent (x) any UCC or other lien searches are not received or (y) any Lien on any Collateral is not provided and/or perfected on the Closing Date after Holdings’ and the Borrower’s use of commercially reasonable efforts to do so without undue burden and expense, the receipt of such UCC searches and the provision and/or perfection of a Lien on such Collateral

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shall not constitute a condition precedent for purposes of this Section 6.10, but shall instead be required to be delivered after the Closing Date in accordance with Section 13.20.

6.11 Financial Statements; Pro Forma Balance Sheet; Pro Forma Income Statement. On or prior to the Closing Date, the Administrative Agent, the Arrangers and the Lenders shall have received (a) audited consolidated balance sheets and related statements of operations and cash flows of the Borrower for the last three fiscal years ended at least 90 days prior to the Closing Date (and the Administrative Agent, the Arrangers and the Lenders acknowledge receipt of such audited financial statements), (b) unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower for each fiscal quarter (other than any fourth fiscal quarter) ended after the close of the most recent fiscal year for which audited financial statements are required to be delivered under clause (a) above and ended at least 45 days prior to the Closing Date (and the Administrative Agent, the Arrangers and the Lenders acknowledge receipt of such unaudited financial statements with respect to fiscal quarters ended on or prior to June 30, 2014) and (c) a pro forma consolidated balance sheet and related statements of operations of the Borrower as of and for the twelve month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of the last day of or at the beginning of such period (as applicable).

6.12 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower substantially in the form of Exhibit H hereto.

6.13 Fees, etc. On or prior to the Closing Date, all fees and expenses (to the extent, in the case of reimbursement of expenses, invoices are received at least three days before the Closing Date, including all invoiced reasonable out-of-pocket costs, fees and expenses (including invoiced reasonable and out-of-pocket legal fees and expenses reimbursable hereunder)) due and payable to the Arrangers and/or Lenders that are required to be paid on the Closing Date shall have been paid (which amounts may be paid from the proceeds of the Initial Term Loans).

6.14 Patriot Act. On or prior to the third Business Day prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information with respect to the Borrower and the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least ten days prior to the Closing Date.

6.15 Accuracy of Representations. The Specified Representations shall be true and correct in all material respects. The Acquisition Agreement Representations shall be true and correct to the extent provided in the definition thereof.

6.16 Subsidiaries Guaranty. Each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty substantially in the form of Exhibit E (as amended, modified, supplemented or extended from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

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In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Arranger or Lender, such item shall be deemed satisfactory to each Arranger and Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction.

SECTION 7. Conditions Precedent to All Credit Events.

The obligation of each applicable Lender to make Loans (including Loans made on the Closing Date with regards to Section 7.02 only) is subject, at the time of each such Credit Event (except as otherwise indicated herein, including in connection with any Incremental Term Loans), to the satisfaction or waiver of the following conditions:

7.01 No Default; Representations and Warranties. Except as otherwise expressly provided herein, at the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02 Notice of Borrowing. Prior to the making of each Loan (other than an Incremental Term Loan), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Except as otherwise expressly provided herein, each Notice of Borrowing (other than a Notice of Borrowing requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the condition specified in Section 7.01 has been satisfied (or waived) on and as of the date of the applicable Borrowing.

SECTION 8. Representations and Warranties.

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower (and, in the case of Sections 8.01 through 8.08, 8.11, 8.13 through 8.15 and 8.19, Holdings) makes the following representations and warranties.

8.01 Company Status. Each of Holdings and each of its Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its material property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the

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conduct of its business requires such qualifications, except in the case of clauses (i) (other than with respect to the Borrower), (ii) and (iii) for failures to be so qualified or authorized or have such power which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent (i) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), (ii) of the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Credit Parties in favor of the Collateral Agent and (iii) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries.

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any material law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contraventions that would not reasonably be expected, enter individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or Permitted Liens) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement (other than the Existing 2017 Notes Indenture and the ABL Facility Documentation), or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except for any such contravention, breach, default, conflict or Lien that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Restricted Subsidiaries or (iv) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or Permitted Liens) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of the Existing 2017 Notes Indenture or the ABL Facility Documentation.

8.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party (except for

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(w) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (x) filings which are necessary to release liens granted pursuant to the document related to the Indebtedness to be Refinanced, (y) filings which are necessary to perfect the security interests created under the Security Documents, and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect) to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Solvency; Projections. (a)

(i) (I) The audited consolidated balance sheets and related statements of operations and cash flows of the Borrower for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 publicly available on the website of the SEC, present fairly in all material respects the combined financial position of the Borrower at the date of said financial statements and the results of its consolidated operations for the period covered thereby and (II) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30 2014, present fairly in all material respects the consolidated financial condition of the Borrower at the date of said financial statements and the results of its consolidated operations for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(ii) The pro forma consolidated balance sheet and related statements of operations of the Borrower as of and for the twelve month period ending on the last day of the most recently completed four fiscal quarter period ending on September 30, 2014, prepared after giving effect to the Transaction as if the Transaction had occurred as of the last day of or at the beginning of such period (as applicable), copies of which have been furnished to the Administrative Agent on or prior to the Closing Date, presents a good faith estimate of the pro forma consolidated financial position or results of operations, as applicable, of the Borrower and its Restricted Subsidiaries as of such date or for such period, as applicable.

(b) On and as of the Closing Date, after giving effect to the Transaction and to all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets (on a going-concern basis) of the Borrower and its Subsidiaries, taken as a whole, (ii) the capital of the Borrower and

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its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the Closing Date, (iii) the present salable value of the assets (on a going concern basis) of the Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries as they become absolute and matured and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, Indebtedness including current obligations beyond their ability to pay such Indebtedness as they mature in the ordinary course of business. For the purposes hereof, the amount of any Contingent Obligation at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such Contingent Obligations meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

(c) The Projections made available to the Administrative Agent and the Lenders on or prior to the Closing Date have been prepared in good faith and are based on assumptions that Holdings and the Borrower believe reasonable at the time made and at the time such Projections were made available to the Arrangers, it being recognized by the Administrative Agent and the Lenders, however, that projections are subject to significant uncertainties and contingencies, which may be beyond Holdings’ and its Subsidiaries’ control and projections as to future events are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such differences may be material.

(d) After giving effect to the Transaction, since the Closing Date, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings and the Borrower, threatened (i) with respect to the Credit Documents or (ii) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07 True and Complete Disclosure. To Holdings’ knowledge (in the case of information with respect to the Target Companies and their respective subsidiaries, and if otherwise, without such qualification), all factual information (when furnished and taken as a whole) furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender (including all information contained in the Credit Documents but excluding information of a general economic or industry nature) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information as supplemented (when furnished and taken as a whole) hereafter furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary

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to make such information (when furnished and taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, any pro forma financial information, the budgets, other forward looking information or information consisting of statements, estimates or forecasts regarding the future condition of the industries in which they operate.

8.08 Margin Regulations. No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09 Tax Returns and Payments. Each of the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all federal and other returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries, except where the failure to timely file or cause to be timely filed such Returns would not result in a Material Adverse Effect. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Restricted Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrower and each of its Restricted Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (i) those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP or (ii) those the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

8.10 Compliance with ERISA. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as would not have a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrower, nothing has occurred since the date of such determination that would reasonably be expected to result in the revocation of such determination (or, in the case of a Plan with no determination, to the knowledge of Borrower, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter). No ERISA Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(a) There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

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(b) Except as would not have a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate has incurred, or is reasonably expected to incur, a complete or partial withdrawal from any Multiemployer Plan.

(c) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(d) The Borrower or its Restricted Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to make such contributions, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) no Plan or Multiemployer Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 or 431 of the Code or Section 302 or 304 of ERISA, as applicable; (ii) the Borrower or its Restricted Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions; and (iii) neither the Borrower or its Restricted Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA. Except as would not have a Material Adverse Effect, no lien imposed under the Code or ERISA on the assets of the Borrower or Restricted Subsidiaries or any ERISA Affiliate, exists or is reasonably likely to arise on account of any Plan.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to each Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrowers’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

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8.11 Security Documents. (a) The provisions of the Security Agreement (taken as a whole) are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable (except (i) to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and (ii) for the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries) security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or, after the filing of UCC-1 financing statements in the office and with the information specified by the Credit Parties in the Security Agreement, the payment of all applicable fees and the taking of such other actions as are required by the Security Agreement, will have) a fully perfected security interest in the United States in all right, title and interest in all of the Security Agreement Collateral described therein (if and to the extent the Security Agreement Collateral can be perfected by the filing of UCC-1 financing statements and the other actions required by the Security Agreement), subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement and payment of all applicable fees, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademark registrations and United States patents that are part of the Security Agreement Collateral, and the recordation of the Grant of Security Interest in U.S. Copyrights substantially in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyright registrations that are part of the Security Agreement Collateral.

(b) Upon the filing of UCC-1 financing statements in the office and with the information specified by the Credit Parties in the Security Agreement and the taking of such other actions required by the Pledge Agreement and, if applicable, Section 13.20, security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement (if and to the extent such Pledge Agreement Collateral can be perfected by the filing of UCC 1 financing statements and the taking of such other actions required by the Pledge Agreement and, if applicable, Section 13.20), subject to no security interests of any other Person (other than Permitted Liens).

(c) Upon filing or recording, as applicable, with the appropriate recording office, each Mortgage shall create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium

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or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) perfected security interest in and mortgage Lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other Person as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons and subject to no other Liens other than, in each case, Permitted Liens and Permitted Encumbrances.

The preceding clauses (a), (b) and (c) are subject in all respects to Section 6.10(c).

8.12 Properties. All Real Property owned or leased by the Borrower or any of its Restricted Subsidiaries as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12. Each of the Borrower and each of its Restricted Subsidiaries has good and marketable title to all material Real Properties owned by it (except as sold, transferred or otherwise disposed of as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Borrower and each of its Restricted Subsidiaries has a valid leasehold interest in the material Real Properties (other than leaseholds disposed in accordance with the terms hereof) leased by it free and clear of all Liens other than Permitted Liens.

8.13 Subsidiaries. On and as of the Closing Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 8.13. Schedule 8.13 sets forth, as of the Closing Date, the percentage ownership of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. On the Closing Date, Holdings owns 100% of the Equity Interests of the Borrower. All outstanding Equity Interests of the Borrower and each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable). As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights except as disclosed on Schedule 8.13.

8.14 Compliance with Statutes, etc. Each of Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15 Investment Company Act. Neither Holdings, the Borrower nor any of its Restricted Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.16 Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of the Borrower and

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each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending or to the knowledge of the Borrower, threatened, against the Borrower or any of its Restricted Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property owned by the Borrower or any Restricted Subsidiary; (d) neither the Borrower nor any of its Restricted Subsidiaries has agreed to contractually assume or accept responsibility for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to give rise to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Law. Other than the representations and warranties contained in Section 8.05 and 8.07, this Section 8.16 sets forth the sole representations and warranties of the Borrower and its Restricted Subsidiaries with respect to environmental and occupational health and safety matters, Environmental Laws and Hazardous Materials.

8.17 Employment and Labor Relations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There (i) is no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or any arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, (ii) is no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (iii) is no union representation question existing with respect to the employees of the Borrower or any of its Restricted Subsidiaries, (iv) are no equal employment opportunity charges or other claims of employment discrimination pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries and (v) to the knowledge of the Borrower, is no wage and hour department investigation that has been made of the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.18 Intellectual Property, etc. Each of the Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether owned or licensed and whether or not written (including rights in computer programs and databases) and formulas, or rights with respect to the foregoing, without any known conflict with the rights of others which, or the failure to own or have the right to use which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

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8.19 USA Patriot Act; OFAC; FCPA.

(a) To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (as amended, the “Trading with the Enemy Act”), and each of the foreign assets control regulations administered by the United States Treasury Department, Office of Foreign Assets Control (“OFAC”) (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Patriot Act, and (iii) the FCPA.

(b) None of Holdings, the Borrower, any of the Borrower’s Subsidiaries nor, to the knowledge of the Borrower, any director or officer of Holdings, the Borrower or any Subsidiary is subject to any U.S. sanctions administered by OFAC; and the Borrower will not knowingly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

(c) No part of the proceeds of the Loans will be used by Holdings, the Borrower or its Restricted Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. No Credit Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or to its knowledge is otherwise associated with any such Person in any manner that violates Section 2 of such executive order or (iii) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

8.20 Healthcare Matters.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries is currently nor has been at any time prior to the Closing Date:

(i) convicted of an offense or committed an act or omission which could reasonably form a basis under 42 U.S.C. § 1320a-7 or 42 U.S.C. §1395nn and any statutes succeeding thereto and any regulations promulgated thereunder for the Secretary of HHS to exclude the Borrower or any of its Restricted Subsidiaries from participation in a Federal health care program; or

(ii) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to

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which the Borrower or any of its Restricted Subsidiaries is a party, which default has resulted in, or could reasonably be expected to result in, the revocation, termination, cancellation or suspension of Medicaid Certification or Medicare Certification of the Borrower or any of its Restricted Subsidiaries.

(b) To knowledge of Holdings and the Borrower and except as could not reasonably be expected to have a Material Adverse Effect, no Contract Provider:

(i) is a party to any judgment, order, decree, agreement or instrument, or subject to restrictions;

(ii) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which such Person is a party, which default has resulted in, or could reasonably be expected to result in, the revocation, termination, cancellation or suspension of the Medicaid Certification or the Medicare Certification of such Person; or

(iii) has been convicted of an offense or has committed an act or omission which could reasonably form a basis under 42 U.S.C. § 1320a-7 or 42 U.S.C. §1395nn and any statutes succeeding thereto and regulations promulgated thereunder for the Secretary of HHS to exclude the Contract Provider from participation in a Federal health care program.

(c) Except as disclosed in Schedule 8.20, there is no action, suit, investigation or proceeding at law or in equity or by or before any Governmental Authority or agency or arbitral body pending, or, to the knowledge of Holdings and the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, any Contract Provider, or affecting the Borrower or any of its Restricted Subsidiaries or, to the knowledge of Holdings or the Borrower, any Contract Provider or any properties or rights of the Borrower or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, any Contract Provider, which could reasonably be expected to (i) result in the revocation, termination, cancellation or suspension of Medicaid Certification or Medicare Certification of such Person or (ii) result in the exclusion of such Person from participation in a Federal health care program except, in each case, with respect to any Contract Provider or any Subsidiary that is not a Credit Party only, as could not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Borrower nor any of its Restricted Subsidiaries is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar laws.

(e) Except as disclosed in Schedule 8.20 or as could not reasonably be expected to have a Material Adverse Effect, (i) the Accounts of the Borrower and each of its Restricted Subsidiaries and, to the knowledge of Holdings and the Borrower, each

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Contract Provider have been and will continue to be adjusted to reflect reimbursement policies of Third Party Payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other Third Party Payors and (ii) Accounts relating to such Third Party Payors do not and shall not exceed amounts any Credit Party is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, except for overpayments, returns or adjustments in the ordinary course of business.

(f) Except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of Holdings or the Borrower, any of its stockholders, officers or directors, or any Contract Provider, have engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. §1320a-7b, or 42 U.S.C. §1395nn or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by binding rules of professional conduct, or which are prohibited under any statute which constitutes a Federal health care offense, or the regulations promulgated pursuant to such statutes, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (x) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal health care program or other applicable Third Party Payors, or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by a Federal health care program or other applicable Third Party Payors; (v) knowingly or willfully offering or paying any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind to any Person to induce such Person (x) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal health care program, or (y) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in party under a Federal health care program.

(g) Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Restricted Subsidiaries and, to the knowledge of Holdings and the Borrower, each Contract Provider, has, to the extent applicable: (i) obtained (or been duly assigned) and maintains all required certificates of

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need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses; (iii) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (iv) obtained and maintains Medicaid Certification and Medicare Certification; and (v) entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement.

(h) Except as set forth on Schedule 8.20, neither the Borrower, any of its Restricted Subsidiaries nor any of their respective directors, officers or management employees is: (i) a party to a corporate integrity agreement with the Office of Inspector General of HHS; (ii) subject to reporting obligations pursuant to any settlement agreement entered into with any governmental entity; (iii) as of the Closing Date, the subject of any government payor program investigation conducted by any federal or state enforcement agency; (iv) to its knowledge, a defendant in any qui tam/False Claims Act litigation, except as could not reasonably be expected to have a Material Adverse Effect; (v) served with or received any search warrant in any qui tam/False Claims Act litigation except as could not reasonably be expected to result in a Material Adverse Effect; (vi) served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency relating to any investigation, except as could not reasonably be expected to have a Material Adverse Effect; (vii) subject to any complaints from employees, independent contractors, vendors, physicians, or any other person that would indicate that the Credit Parties have violated any material law or regulation, except as could not reasonably be expected to have a Material Adverse Effect; (viii) in violation of HIPAA, except as would not reasonably be expected to have a Material Adverse Effect, or (ix) in violation of 42 U.S.C. §1320a-7(b) or 42 U.S.C. §1395nn, except as could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of HHS.

SECTION 9. Affirmative Covenants.

Each of Holdings (solely in the case of Sections 9.03(b), 9.04 and 9.11) and the Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated or expired without any pending drawing thereon and the Loans and Notes (in each case together with interest thereon) and all other Obligations (other than contingent obligations which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. The Borrower will furnish to the Administrative Agent (for each Lender):

(a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each Fiscal Year of the Borrower, beginning with the quarterly accounting period ended March 31, 2015, the consolidated

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balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and stockholder’s deficit and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year and comparable budgeted figures for such quarterly accounting period as set forth in the respective projections delivered pursuant to Section 9.01(d), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 120 days after the close of each Fiscal Year of the Borrower, beginning with the Fiscal Year ended December 31, 2014, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations and stockholder’s deficit and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by of any of the “Big 4” accounting firms or any other independent certified public accounting firm reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit (other than solely as a result of, (x) current debt maturity and/or (y) any actual or potential inability to satisfy any financial maintenance covenant set forth in the ABL Agreement and/or (z) exceptions for qualifications relating to change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent certified public accountants)).

Simultaneously with the delivery of each set of financial statements referred to in Sections 9.01(a) and (b) above, the related financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements.

(c) Management Letters. Promptly after the Borrower’s or any of its Restricted Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto in connection with each annual audit of the financial statements of the Borrower made by such accountants, subject to such confidentiality limitations as may be required by such independent public accountants in writing.

(d) Projections. Concurrently with the delivery of financial statements provided for in Section 9.01(b) above, reasonably detailed projections of the Borrower and its Subsidiaries, for each quarter of the then Fiscal Year, in a form substantially consistent with the projections (including statements of income, cash flow statement and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the four Fiscal Quarters of the Fiscal Year for which such financial statements were provided, in reasonable detail setting forth, with appropriate discussion, the principal assumptions upon which such projections are based.

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(e) Officer’s Certificates. No later than five Business days after the delivery of the financial statements provided for in Section 9.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in substantially the form of Exhibit I (with blanks appropriately completed and with any deviations from such form as may be acceptable to the Administrative Agent) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) [reserved], (ii) if delivered with the financial statements required by Section 9.01(b), beginning with the Fiscal Year ending December 31, 2015, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period as well as the Applicable Excess Cash Flow Percentage, (iii) identify each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate, (iv) identify each Immaterial Subsidiary as of the date of delivery of such certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate and (v) set forth in reasonable detail (and the calculations required to establish) the Available Amount and any utilizations of such Available Amount since the date of the last such certificate.

(f) [Reserved].

(g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any senior officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has been adversely determined or has a reasonable likelihood of adverse determination and such adverse determination has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all material financial information, proxy materials and reports, if any, which Holdings, the Borrower or any of its Restricted Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver generally to holders (or any trustee, agent or other representative therefor) of any ABL Facility Documentation, Existing 2017 Notes Indenture or any Junior Financing Documentation for Junior Financing in excess of the Threshold Amount (in each case to the extent not otherwise provided hereunder).

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(i) Other Information. Promptly following reasonable request, such other information or documents (financial or otherwise) regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding anything to the contrary contained in this Section 9.01, neither Holdings, the Borrower nor any of its Subsidiaries shall be required to deliver to the Administrative Agent or any Lender any information (i) subject to confidentiality agreements or attorney/client work privilege, (ii) that constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law.

Notwithstanding the foregoing, the obligations in Section 9.01(a), the first paragraph of Section 9.01(b) and Section 9.01(h) shall be satisfied with respect to financial information or other information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent company thereof that, directly or indirectly, holds all of the Equity Interests of the Borrower and holds no other material assets other than the Equity Interests of the Borrower) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent company thereof that, directly or indirectly, holds all of the Equity Interests of the Borrower and holds no other material assets other than the Equity Interests of the Borrower) Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC (if the applicable report complies in all material respects with the requirements applicable thereto); provided, that (x) with respect to clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 9.01(b), such materials are accompanied by a report and opinion of any of the “Big 4” accounting firms or any other public accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall otherwise comply with the requirements related thereto in Section 9.01(b) and (y) the information required by the last paragraph of Section 9.01(b) is also so furnished or otherwise provided to the Administrative Agent.

Financial information required to be delivered pursuant to Sections 9.01(a), (b), (d), (e) or (h) (in each case, solely to the extent such financial information is included in materials filed with the SEC or posted on the relevant website, as the case may be) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on the Borrower’s behalf on IntraLinks (or another relevant website identified by the Borrower to the Administrative Agent and reasonably acceptable to the Administrative Agent) or is available via the EDGAR system of the SEC on the Internet; provided that in each case the Borrower shall (i) promptly notify the Administrative Agent of the posting of any such information, (ii) to the extent such information is in lieu of information required to be provided under the first paragraph of Section 9.01(b), the Borrower separately delivers to the Administrative Agent a report of any of the “Big 4” accounting firms or any other independent certified public accounting firm reasonably acceptable to the Administrative Agent, which report shall otherwise comply with the requirements related thereto in Section 9.01(b) and (iii) (A) promptly deliver paper copies of any such documents required to be delivered pursuant to Section 9.01(e) to the Administrative Agent and (B) promptly deliver paper copies of any such other documents to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

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9.02 Books, Records and Inspections; Annual Conference Calls. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct (in all material respects) entries in conformity with GAAP (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent to visit and inspect, under guidance of officers of the Borrower or such Restricted Subsidiary, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided further that, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02(a) and (ii) in the absence of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 9.02(a) more often than two times during any Fiscal Year and only one such time shall be at the Borrower’s reasonable expense; and provided, further, that when an Event of Default exists, the Administrative Agent and its designees may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further that neither Holdings, the Borrower nor any Restricted Subsidiary shall be required to disclose (i) records of the Board of Directors of Holdings, the Borrower or such Restricted Subsidiary, (ii) information restricted by a third party confidentiality agreement and (iii) other information (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or (z) that is subject to attorney client or similar privilege or constitutes attorney work-product.

(b) Promptly after the date of the delivery (or, if later, required delivery) of the annual financial information pursuant to Section 9.01(b), if reasonably requested by the Administrative Agent, the Borrower will hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year and the financial condition of the Borrower and its Restricted Subsidiaries and the projections presented for the current Fiscal Year of the Borrower and its Restricted Subsidiaries.

9.03 Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all tangible property necessary to the

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business of the Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries (after giving effect to any self-insurance reasonable and customary for similar situated Persons engaged in the same or similar business as the Borrower and its Restricted Subsidiaries) as reasonably determined by the Borrower, and (iii) furnish to the Administrative Agent, promptly following its reasonable request therefor, full information as to the insurance carried; provided, so long as no Specified Default or Event of Default has occurred and is continuing, the Administrative Agent may only make such request one time in any Fiscal Year. Such insurance shall include physical damage insurance on all material real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) Holdings and the Borrower will, and the Borrower will cause each other Credit Party to, at all times keep its Collateral insured to the extent required above in favor of the Collateral Agent, and all policies or certificates (or copies thereof) with respect to such insurance (and any other insurance maintained by Holdings, the Borrower and/or such other Credit Party) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 10 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall request that such insurance provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation), upon seven (7) Business Days’ prior written notice from the Administrative Agent, to procure such insurance and Holdings and the Borrower jointly and severally agree to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of procuring such insurance.

(d) If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will and will cause each of its Restricted Subsidiaries to, at all times keep and maintain flood insurance in form and in an amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

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9.04 Existence; Franchises. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets, dispositions and other transactions by Holdings, the Borrower or any of its Restricted Subsidiaries in accordance with the terms herein, (ii) the withdrawal by Holdings, the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction or (other than with respect to the Borrower) failure to otherwise preserve or keep in full force and effect its existence or rights, franchises, licenses, permits, copyrights, trademarks or patents, if such withdrawal or failure could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the expiration of copyrights or patents at the end of their statutory term.

9.05 Compliance with Statutes, etc. The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable laws, statutes, regulations, orders and restrictions arising under Environmental Laws and those laws and regulations referred to in Section 8.19), except such non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits issued under Environmental Laws applicable to the Borrower’s or its Restricted Subsidiaries’ ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens (other than Permitted Liens) imposed pursuant to such Environmental Laws except for Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of a Credit Party.

(b) (i) at any time that the Borrower or any of its Restricted Subsidiaries is not in compliance with Section 9.06(a) or (ii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to Section 11 relating to an Event of Default, the Borrower will provide, at the sole expense of the Borrower and at the written request of the Administrative Agent, an environmental site assessment report concerning the Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries related to such noncompliance with Section 9.06(a) or such Event of Default, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, reasonably related in scope to such noncompliance with Section 9.06(a) or Event of Default, indicating, where relevant to the subject matter of the request, the presence of Hazardous Materials and the reasonably expected cost of any removal or remedial action required under Environmental Law in connection with such Hazardous Materials on such Real Property. If the Borrower fails

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to provide the same within 45 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne by the Borrower, and the Borrower shall grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property to undertake such an assessment at any reasonable time upon reasonable written notice to the Borrower, all at the sole expense of the Borrower.

9.07 Business, etc. The Borrower will only, and will only permit its Restricted Subsidiaries to, engage directly or indirectly in the businesses engaged in by the Borrower and its Restricted Subsidiaries as of the Closing Date and reasonable extensions thereof and businesses ancillary, corollary, synergistic or complementary thereto.

9.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its and each of its Restricted Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Restricted Subsidiaries’ fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter” unless, in each case, otherwise agreed by the Administrative Agent in its reasonable discretion.

9.09 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which (i) is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to pay could not reasonably be expected to have a Material Adverse Effect.

9.10 Use of Proceeds. All proceeds of the Initial Term Loans made on the Closing Date will be used to finance a portion of the Transaction, to pay Transaction Expenses (including any original issue discount or upfront fees with respect to the Loans), to pay down all or a portion of the amounts outstanding under the ABL Facility and for other lawful corporate purposes.

9.11 Additional Security; Further Assurances; etc. (a) Holdings and the Borrower will, and will cause each other Guarantor to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in and Mortgages on such assets and Real Property of Holdings and such other Guarantor (other than Excluded Collateral (including Excluded Equity Interests)) as are not covered by the Security Documents in effect on the Closing Date and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, as amended, restated, supplemented or otherwise modified from time to time, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and the Borrower and shall constitute valid, enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights

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and by equitable principles (regardless of whether enforcement is sought in equity or at law)) under applicable domestic law and perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens, in each case, except for Permitted Liens and subject to the terms of the Intercreditor Agreement. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect (if and to the extent the assets subject to the applicable Additional Security Document can be perfected by the actions required by such Additional Security Document), preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all material taxes, fees and other charges payable in connection therewith shall be paid in full to the extent due and owing. Notwithstanding the foregoing, this Section 9.11(a) shall not apply to (and Holdings, the Borrower and the other Guarantors shall not be required to grant a Mortgage in) (i) any owned Real Property the Fair Market Value of which (as reasonably determined by the Borrower) is less than or equal to $2,000,000 or (ii) any Leasehold.

(b) Holdings and the Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, but subject to the limitations set forth herein and the other Security Documents, make, execute, endorse, acknowledge, authorize, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory collateral assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, ALTA real property surveys in form and substance reasonably acceptable to the Collateral Agent (or existing ALTA surveys together with “affidavits of no-change” in a form acceptable to the Collateral Agent and the issuing title company to omit any exception for matters that a survey may show and to provide a “same as survey” endorsement to the Mortgage Policy), reports, assignments, and other documents, assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents (other than Excluded Collateral) as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Credit Parties to, deliver to the Collateral Agent with respect to Mortgaged Properties (1) such customary opinions of counsel (including an opinion of counsel in the state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state), (2) a lender’s Mortgage Policy in an amount not less than the fair market value of such Mortgaged Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, in form and substance reasonably satisfactory to the Collateral Agent and insuring that the Collateral Agent has a first priority mortgage lien on such Mortgaged Property together with such endorsements as the Collateral Agent shall reasonably require, and evidence reasonably satisfactory to the Collateral Agent that the applicable Credit Party has paid to the title company or to the applicable Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of such Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Mortgaged Property in the appropriate real estate records, (3) (A) a completed Flood Certificate with respect such Mortgaged Property, which Flood Certificate shall be addressed to the Collateral Agent and otherwise comply with the Flood Program; (B) if the Flood Certificate states that such

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Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of a Mortgage on such Mortgaged Property and (y) as to whether the community in which such Mortgaged Property is located is participating in the Flood Program; (C) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and (D) if such Mortgaged Property is located in a Flood Zone and is located in a community that does not participate in the Flood Program, evidence that the Borrower has obtained private flood insurance that is in compliance with all applicable regulations or, in the absence of regulations, is otherwise in form and substance reasonably satisfactory to the Collateral Agent and (4) other related documentation as and when may reasonably be requested by the Collateral Agent in order to assure itself that Section 9.11(a) has been complied with. Notwithstanding the foregoing, nothing in this Agreement shall require any Credit Party to (i) make any filings or take any other action to record or perfect the Collateral Agent’s Lien in any intellectual property outside the United States or (ii) take any actions in any non-U.S. jurisdiction or that are required by the laws of any non-U.S. jurisdiction in order to (x) create any security interests in assets located or titled outside of the U.S. or (y) perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property, Holdings and the Borrower will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Holdings and the Borrower agree that each action required by clauses (a) through (c) of this Section 9.11 shall be completed within 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such time may be extended by the Administrative Agent in its reasonable discretion).

(e) After the Closing Date, upon (i) the formation or acquisition of any new Wholly-Owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) of the Borrower, (ii) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (iii) the designation in accordance with Section 9.12 of any existing Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary: within sixty (60) days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in its reasonable discretion, the Borrower will (I) cause each such Domestic Subsidiary that is required to become a Guarantor to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to the applicable Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, subject to local law requirements, with the Security

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Documents in effect on the Closing Date), in each case granting Liens (subject to Permitted Liens) required by this Section 9.11, (II) cause such Restricted Subsidiary that is required to become a Guarantor to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Credit Documents, and to otherwise comply with the requirements in this Section 9.11 or the Security Documents, (III) cause each such Domestic Subsidiary that is required to become a Guarantor (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Security Documents, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (IV) cause each such Domestic Subsidiary that is required to become a Guarantor to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Credit Parties’ obligations under the Credit Documents.

(f) Notwithstanding anything to the contrary contained in this Section 9.11, the Administrative Agent shall not require perfection in, and no Credit Party shall be required to perfect, any assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of perfecting a security interest in such asset is excessive in relation to the value of the security to be afforded thereby.

(g) No Credit Party shall be required to obtain control agreements or perfect the Lien granted to the Collateral Agent by “control” with respect to any Collateral (including deposit accounts, securities accounts, etc.), other than (i) certificated Equity Interests of the Borrower and, to the extent constituting Collateral, its Restricted Subsidiaries, (ii) promissory notes and (iii) deposit accounts, securities accounts and other similar arrangements to the extent a Lien is granted therein for the benefit of the credit providers under the ABL Agreement is perfected by “control”.

(h) No Credit Party shall be required to obtain landlord lien waivers, bailment lien waivers or estoppels letters with respect to any leased property of such Credit Party.

(i) Liens required to be granted from time to time pursuant to this Section 9.11 shall be subject to exceptions and limitations set forth in this Agreement and the other Credit Documents.

(j) Notwithstanding anything to the contrary, if the Borrower or any Subsidiary of the Borrower is a primary obligor or provides a guarantee of and/or provides collateral security for the benefit of the holders of the Existing 2017 Notes or the credit providers under the ABL Facility (or, in each case, any Replacement Indebtedness in respect thereof) the Borrower or such Subsidiary, as applicable, shall, if not otherwise required to do so under this Section 9.11, promptly provide a similar guaranty and collateral security (subject to the terms of the Intercreditor Agreement) with respect to the Obligations for the benefit of the Secured Creditors.

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9.12 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation (or re-designation), no Event of Default shall have occurred and be continuing or would result from any such designation. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value as determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute, at the time of designation, the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

9.13 Permitted Acquisitions. (a) Subject to the provisions of this Section 9.13 and the requirements contained in the definition of “Permitted Acquisition,” the Borrower and each Restricted Subsidiary of the Borrower may from time to time effect Permitted Acquisitions, so long as: (i) no Event of Default shall have occurred and be continuing at the time of execution of the agreement in respect of the proposed Permitted Acquisition or immediately after giving effect thereto and (ii) the Aggregate Consideration payable by the Borrower or any Subsidiary Guarantor that is attributable to all Persons (or in the case of an asset purchase transaction, that is attributable to all assets) purchased or acquired pursuant to Permitted Acquisitions which do not become Subsidiary Guarantors (or in the case of an asset purchase, do not become assets of the Borrower or a Subsidiary Guarantor) shall not exceed in the aggregate $100,000,000, less the aggregate amount of Investments of the type described in the proviso in Section 10.05(xxii) previously made in reliance on Section 10.05(xxii).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Restricted Subsidiary, or the acquisition of Equity Interests of any Person, the Equity Interests acquired by the Borrower or a Subsidiary Guarantor in connection with such Permitted Acquisition or held by any Person that becomes a Subsidiary Guarantor in connection therewith (in each case other than, for the avoidance of doubt, Excluded Equity Interests) shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement and Section 9.13.

(c) The Borrower will cause each Restricted Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 9.11 to the reasonable satisfaction of the Administrative Agent.

9.14 Ratings. The Borrower shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower and a rating of each

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Class of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of each Class of the Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with reasonable information and data requests by Moody’s and S&P in connection with their ratings process).

SECTION 10. Negative Covenants.

Each of Holdings (solely with respect to Sections 10.08 and 10.10) and the Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated or expired without any pending drawing thereon and the Loans and Notes (in each case, together with interest thereon) and all other Obligations (other than any contingent obligations not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for taxes, assessments or governmental charges or levies which are not required to be paid pursuant to Section 9.09;

(ii) Liens imposed by law, which do not secure Indebtedness for borrowed money, such as carriers,’ warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens, in each case, arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01, plus renewals, replacements, refinancings, restructurings and extensions of such Liens; provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest, fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and an amount equal to any unutilized commitments in respect of such Indebtedness and (y) any such renewal, replacement, refinancing, restructuring or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Borrower or any Restricted Subsidiaries, unless such Lien is otherwise permitted under separate provisions of this Section 10.01;

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(iv) (x) Liens created by or pursuant to this Agreement and the Security Documents and (y) Liens on the Collateral securing Indebtedness incurred pursuant to Section 10.04(xviii); provided that such Liens are subject to the Intercreditor Agreement;

(v) (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Restricted Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries, (y) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party, and (z) licenses or sublicenses granted by the Borrower or any of its Restricted Subsidiaries to customers;

(vi) Liens upon assets of the Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv); provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation (or other permitted obligation) and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of the Borrower or any Restricted Subsidiary other than the proceeds of the assets giving rise to such Capitalized Lease Obligation; provided, further, that individual financings provided by one lender may be cross collateralized to other financings provided by such lender;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Closing Date and used in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Restricted Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals, refinancings, restructurings or replacements of any of the foregoing for the same or a lesser amount; provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed asset so acquired or constructed does not encumber any asset of the Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto); provided, further, that individual financings provided by one lender may be cross collateralized to other financings provided by such lender;

(viii) Liens which may arise as a result of zoning, building codes, and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Authority and which are not violated in any material way by the current use or occupancy of such Real Property, easements, rights-of-way, restrictions, encroachments, minor

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survey defects and other similar charges or encumbrances, minor title defects or irregularities affecting Real Property, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) attachment and judgment Liens in respect of decrees and judgments to the extent, and for so long as, such judgments and decrees do not, individually or in the aggregate constitute an Event of Default under Section 11.09;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, public utilities or private utilities, leases and contracts in the ordinary course of business, statutory obligations, surety or appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), and obligations in respect of letters of credit or bank guaranties that have been posted to support payment of the Liens described in this clause (xii);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(vii) and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or other permitted Investment and do not attach to any property or assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition or permitted Investment (and the proceeds and products thereof and accessions thereto) together with any extensions, renewals, refinancings, restructurings and replacements of the foregoing, so long as the Indebtedness secured by such Liens is permitted by Section 10.04(vii) and such extension, renewal, refinancing, restructuring or replacement does not encumber any other assets or properties of the Borrower or any of its Restricted Subsidiaries (other than the proceeds and products or accessions of the assets subject to such Lien);

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(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) (w) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, automated clearing house transfers and operating account arrangements, (x) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (z) Liens that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii) Liens on the Collateral securing obligations in respect of Indebtedness permitted under Section 10.04(xix) that are on a pari passu (or junior) basis with the Liens securing the Obligations and that are subject to a Pari Passu Intercreditor Agreement and the Intercreditor Agreement, as applicable;

(xix) Liens granted in the ordinary course of business on insurance policies and proceeds thereof securing liability for premiums or reimbursement or indemnification obligations thereunder to the extent the financing is permitted under Section 10.04;

(xx) Liens (x) on earnest money deposits of cash or Cash Equivalents or cash advances made in connection with any Permitted Acquisition or other permitted Investments or in respect of any anticipated Permitted Acquisition or other permitted Investment or (y) consisting of an agreement to dispose of any property in a disposition permitted under Section 10.02;

(xxi) Liens on the Collateral securing (x) Permitted Pari Passu Priority Lien Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof; provided that, in each case, such Liens shall be subject to the Pari Passu

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Intercreditor Agreement and the Intercreditor Agreement, as applicable or (y) Permitted Junior Priority Lien Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof; provided that, such Liens shall be in each case, subject to the Intercreditor Agreement and any other customary intercreditor agreement reasonably acceptable to the Administrative Agent, as applicable;

(xxii) Liens on assets of Foreign Subsidiaries or a Restricted Subsidiary that is not a Credit Party securing Indebtedness permitted to be incurred by such Subsidiary pursuant to Section 10.04;

(xxiii) additional Liens of the Borrower or any Restricted Subsidiary in addition to those otherwise permitted by this Section 10.01 that do not secure obligations, in excess of the greater of (x) $20,000,000 and (y) 20% of Consolidated EBITDA (on a Pro Forma Basis) for the Test Period then last ended as of such time for which financial statements have been delivered pursuant to Section 9.01(a) or (b) (measured at the time of the placing of each such Lien);

(xxiv) in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(xxv) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(xxvi) Liens on property subject to any Sale-Leaseback Transaction permitted pursuant to Section 10.02(xviii);

(xxvii) Liens (ranking junior in priority to the Liens securing the Secured Obligations and the ABL Facility Indebtedness) on assets (x) of a Credit Support Party in favor of the Borrower or any Subsidiary Guarantor securing Intercompany Loans evidenced by Intercompany Notes, or (y) of the Borrower or any Subsidiary Guarantor securing obligations owing by such Person to the Borrower or any Subsidiary Guarantor, in each case which are at all times subject to a customary intercreditor agreement reasonably acceptable to Administrative Agent;

(xxviii) Liens on Equity Interests of Unrestricted Subsidiaries; and

(xxix) Liens on cash collateral (y) deposited with issuers of performance or surety bonds or performance and completion guarantees or similar instruments or issuers of letters of credit issued to an issuer of performance or surety bonds or performance and completion guarantees or similar instruments, in each case issued or created in the ordinary course of business or (z) supporting letters of credit issued pursuant to Section 10.04(xxii) and (xxiii).

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (viii), (x), (xiv), (xxi), (xxiii), (xxvi), (xxviii) and (xxix) of this Section 10.01 by the Borrower or any

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of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger or Sale of Assets, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve, enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, except that:

(i) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property, worn-out, uneconomical, surplus or no longer used property in the ordinary course of business or dispose of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to be cancelled, to lapse or go abandoned) in the ordinary course of business;

(ii) Investments may be made to the extent permitted by Section 10.05;

(iii) the Borrower and its Restricted Subsidiaries may sell assets (other than all or substantially all of the assets of the Borrower and its Restricted Subsidiaries (taken together)), so long as (v) at the time the agreement in respect of the proposed disposition is entered into no Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) if the assets sold have a Fair Market Value in excess of $5,000,000 the consideration (other than (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such disposition, (B) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such disposition, (D) consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary and (E) in connection with a sale constituting an asset swap, the requirements of this clause (x) shall not apply) received consists of at least 75% cash or Cash Equivalents (provided that any Designated Non-Cash Consideration in respect of such sale paid at the time of the

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closing of such sale having an aggregate Fair Market Value, taken together with the Designated Non-Cash Consideration in respect of all other sales pursuant to this Section 10.02(iii), not in excess of $5,000,000 (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured as of the time received) shall be deemed to be cash) and (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(e);

(iv) the Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(v) the Borrower and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vi) the Borrower and its Restricted Subsidiaries may grant (x) licenses, sublicenses, leases or subleases (including leases or subleases of hospitals not operated by the Borrower or a Restricted Subsidiary) to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries or (y) licenses or sublicenses to customers;

(vii) the Borrower and its Restricted Subsidiaries may convey, sell or otherwise transfer property to the Borrower or any other Restricted Subsidiary; provided that if the transferor of such property is the Borrower or a Subsidiary Guarantor, (x) the transferee thereof must be the Borrower or a Subsidiary Guarantor or (y) during the term of this Agreement the aggregate amount of dispositions to a transferee that is not the Borrower or a Subsidiary Guarantor shall not exceed the greater of (x) $12,000,000 and (y) 12% of Consolidated EBITDA for the Test Period then last ended as of such time for which financial statements have been delivered pursuant to Section 9.01(a) or (b) (measured at the time of each such disposition);

(viii) any Restricted Subsidiary may merge, amalgamate or consolidate with and into, or (other than with respect to the Borrower) be dissolved or liquidated into, (x) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (y) one or more other Restricted Subsidiaries; provided that (1) when any such other Restricted Subsidiary that is a Subsidiary Guarantor is merging with a Restricted Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall become a Subsidiary Guarantor substantially concurrently with the transaction and the Borrower complies with the applicable requirements of Section 9.11 and (2) when any such other Restricted Subsidiary that is a Credit Support Party is merging with a Restricted Subsidiary, a Subsidiary Guarantor or a Credit Support Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Subsidiary Guarantor or a Credit Support Party substantially concurrently with the transaction and the Borrower complies with the applicable requirements of Section 9.11;

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(ix) any Restricted Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(x) Permitted Acquisitions may be consummated in accordance with the requirements of Section 9.13;

(xi) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of Cash Equivalents;

(xii) the Acquisition shall be permitted in accordance with the terms of the Acquisition Documents;

(xiii) the Borrower and its Restricted Subsidiaries may cancel or abandon or allow lapse of any intellectual property rights which are, in the reasonable business judgment of the Borrower or any Restricted Subsidiary, no longer material to, or no longer used or useful in, the business of the Borrower or such Restricted Subsidiary;

(xiv) the Borrower and its Restricted Subsidiaries may terminate or unwind any Interest Rate Protection Agreement or Other Hedging Agreement in accordance with its terms;

(xv) the Borrower and its Restricted Subsidiaries may dispose of property and assets to the extent they were the subject of a casualty or of condemnation proceedings upon the occurrence of the related Recovery Event;

(xvi) the Borrower and its Restricted Subsidiaries may dispose of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(xvii) to the extent constituting dispositions, the Borrower and its Restricted Subsidiaries may grant liens in the form of Permitted Liens and issue Dividends permitted by Section 10.05;

(xviii) the Borrower and its Restricted Subsidiaries may dispose of property pursuant to Sale-Leaseback Transactions; provided that the fair market value of all property of the Borrower or a Subsidiary Guarantor so disposed of after the Closing Date shall not exceed the greater of (x) $25,000,000 and (y) 25% of Consolidated EBITDA for the Test Period then last ended for which financial

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statements have been delivered pursuant to Section 9.01(a) or (b) (measured at the time of each such disposition); provided further that the fair market value of all property so disposed of may exceed such applicable greater amount if at the time of any such Sale-Leaseback Transaction and after giving effect to such Sale-Leaseback Transaction as if occurring on the last day of the most recently ended Test Period, (x) the Secured Net Leverage Ratio is less than 4.75 to 1.00 and (y) the Total Net Leverage Ratio is less than 6.50 to 1.00 so long as the aggregate fair market value of all property so disposed of does not exceed $200,000,000;

(xix) the Borrower and its Restricted Subsidiaries may swap assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower; provided, that to the extent any such assets constitute Collateral, the assets received in return shall become Collateral and the Borrower shall comply with Section 9.11 with respect to any such assets received in return;

(xx) the Borrower and its Restricted Subsidiaries may dispose of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxi) the Borrower and its Restricted Subsidiaries may (x) issue or sell any Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or (y) dispose of other Excluded Collateral not to exceed in the aggregate $10,000,000;

(xxii) the Borrower and its Restricted Subsidiaries may sell non-core assets acquired in connection with Permitted Acquisitions or other Investments; provided that (x) no Specified Default or Event of Default then exists or would result therefrom and (y) each such sale is in an arm’s length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value;

(xxiii) the Borrower and its Restricted Subsidiaries may terminate leases, subleases, licenses and sublicenses in the ordinary course of business; and

(xxiv) Dispositions of Investments in joint ventures consisting of Equity Interests of a Credit Support Party sold to a Qualifying Investor in the ordinary course of business (and not merely to raise capital) in compliance with applicable law and for Fair Market Value.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than (a) to the Borrower or a Guarantor, in the case of Collateral sold by the Borrower or a Guarantor and (b) to a Credit Party, in the case of Collateral sold by a Credit Support Party), such Collateral

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shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

10.03 Dividends. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries, except that:

(i) any Restricted Subsidiary of the Borrower may pay Dividends to its equity holders on a pro rata basis; provided that, in the case of any Dividend paid by a non-wholly owned Restricted Subsidiary, the Borrower or its respective Restricted Subsidiary which owns the Equity Interest in such Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(ii) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are reasonably promptly used by Holdings (or any direct or indirect parent) to:

(A) pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence to the extent such taxes, fees and expenses are attributable to the operations of the Borrower and its Restricted Subsidiaries;

(B) [reserved];

(C) make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings (or any direct or indirect parent);

(D) pay operating and overhead costs and expenses of Holdings (or any direct or indirect parent) to the extent such costs and expenses are incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(E) pay costs (including all professional fees and expenses) incurred by Holdings (or any direct or indirect parent) in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or their respective rules and regulations promulgated thereunder;

(F) pay (x) obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (y) indemnification obligations

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owing to the Sponsor and Sponsor Affiliates under the Sponsor Management Agreement (as in effect on the date hereof or as amended, modified or supplemented in accordance with Section 10.08) or (z) Transaction Expenses;

(G) be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings (or any direct or indirect parent) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(H) make the payments permitted by Section 10.06(vii); and

(iii) the Borrower may pay Dividends to Holdings (or any direct or indirect parent thereof) for the purpose of enabling Holdings (or any such direct or indirect parent thereof) to redeem, repurchase or otherwise acquire for value, Qualified Equity Interests of Holdings (or options or warrants to purchase such Qualified Equity Interests) (or any direct or indirect parent thereof) from present or former officers, directors, employees or consultants of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Restricted Subsidiaries, or their estates, descendants, family, spouses or former spouses, provided that the aggregate amount of such Dividends paid by the Borrower shall not exceed $10,000,000 (which shall increase to $20,000,000 after a Qualified IPO) (in each case, net of proceeds received in connection with resales of any Equity Interests so purchased) in any Fiscal Year and in an aggregate amount not to exceed $25,000,000 for all such Dividends during the term of this Agreement; provided that such amount may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date;

(iv) the Borrower and each Restricted Subsidiary may (x) declare and effect Dividends in the form of its Qualified Equity Interests and (y) pay Dividends on its Qualified Equity Interests pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Equity Interests (but not in cash), provided that in lieu of issuing additional shares of such Qualified Equity Interests as Dividends, the Borrower or such Restricted Subsidiary may increase the liquidation preference of the shares of Qualified Equity Interests in respect of which such Dividends have accrued;

(v) the Borrower may make Dividends in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (v), such election to be specified in a written notice of an Authorized Officer of the Borrower calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(vi) the Borrower and each Restricted Subsidiary may pay Dividends (x) on the Closing Date to consummate the Transaction, (y) in respect of working

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capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Permitted Acquisition or other permitted Investment and (z) in order to satisfy indemnity or other similar obligations under the Acquisition Agreement, any Permitted Acquisition or other permitted Investment;

(vii) to the extent constituting Dividends, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 10.02 (other than Section 10.02(xvii)), Section 10.05 (other than Section 10.05(x)(y) and 10.05(xviii)) or Section 10.06 (other than Section 10.06(i));

(viii) the Borrower and its Restricted Subsidiaries may make repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(ix) after a Qualified IPO, (x) the Borrower or any Restricted Subsidiary may declare and effect any Dividend to pay listing fees and other costs and expenses attributable to being (or its parent company being) a publicly traded company and (y) the Borrower and its Restricted Subsidiaries may declare and effect Dividends of up to 6.0% per annum of the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from such Qualified IPO;

(x) the Borrower and its Restricted Subsidiaries may pay other Dividends in an aggregate amount not to exceed $10,000,000 less the aggregate amount of any payments previously made in reliance on Section 10.08(iv)(x)(I);

(xi) to the extent not otherwise used to make Dividends, Investments or payments in reliance on Sections 10.03(v), 10.05(xvi), 10.05(xix) or 10.08(iv), the Borrower and its Restricted Subsidiaries may pay Dividends made solely with Eligible Equity Proceeds and/or with Equity Interests of any Unrestricted Subsidiary; and

(xii) the Borrower and its Restricted Subsidiaries may pay Dividends made with the proceeds of any sale of an Unrestricted Subsidiary or any distribution from an Unrestricted Subsidiary.

10.04 Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness outstanding on the Closing Date (other than the Existing 2017 Notes) and listed on Schedule 10.04 (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal, replacement, restructuring or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

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(iii) Indebtedness of the Borrower or any Restricted Subsidiary under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business for bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness, in each case whether created or incurred by the Borrower or its Restricted Subsidiaries or assumed in connection with a Permitted Acquisition or other permitted Investment; provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed at any time outstanding the greater of (x) $40,000,000 and (y) 40% of Consolidated EBITDA (on a Pro Forma Basis) for the Test Period then last ended as of such time for which financial statements have been delivered pursuant to Section 9.01(a) or (b) (measured at the time of each such incurrence of such Indebtedness);

(v) Indebtedness constituting Intercompany Debt otherwise permitted by Section 10.05;

(vi) guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (x) no guarantee of the ABL Facility or any Junior Financing shall be permitted unless such guaranteeing party shall have also provided a guarantee of the Obligations on the terms set forth herein and (y) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(vii) Indebtedness acquired pursuant to a Permitted Acquisition or other permitted Investment (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted Investment of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and any Permitted Refinancing Indebtedness in respect thereof; provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment and (y) the Borrower shall be in compliance with a Total Net Leverage Ratio of less than or equal to 5.50:1.00 at such time for the Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition or permitted Investment (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period;

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(viii) Indebtedness arising under Cash Management Agreements or from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(ix) Indebtedness with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business, or in connection with any letters of credit or bank guarantees posted to support any such bonds, or in connection with the enforcement of rights or claims of the Borrower or any of its Restricted Subsidiaries or in connection with judgments that do not result in an Event of Default;

(x) (i) Indebtedness of the Credit Parties under the Existing 2017 Notes Indenture and the Existing 2017 Notes (in each case in respect of the Existing 2017 Notes outstanding as of the Closing Date) and (ii) any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(xi) Indebtedness of Foreign Subsidiaries of the Borrower under lines of credit to any such Foreign Subsidiary from Persons other than the Borrower or any of its Restricted Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital purposes; provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed $7,500,000;

(xii) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Holdings, the Borrower or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred;

(xiii) Indebtedness which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations (including earn-out obligations) in connection with the merger, the acquisition or disposition of assets in accordance with the requirements of this Agreement;

(xiv) Permitted Pari Passu Priority Lien Refinancing Debt, Permitted Junior Priority Lien Refinancing Debt and Permitted Unsecured Refinancing Debt and any Permitted Refinancing Indebtedness in respect thereof;

(xv) the Borrower or any of its Restricted Subsidiaries may incur or issue Indebtedness constituting “seller paper” in connection with any Permitted Acquisition; provided that (x) the Borrower shall be in compliance with a Total Net Leverage Ratio of less than or equal to 5.50:1.00 and (y) the aggregate principal amount of Indebtedness outstanding under this clause (xv) that does not constitute Subordinated Indebtedness shall not exceed $10,000,000;

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(xvi) additional Indebtedness incurred by the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $40,000,000 and (y) 40% of Consolidated EBITDA (on a Pro Forma Basis) for the Test Period then last ended for which financial statements have been delivered pursuant to Section 9.01(a) or (b) (measured at the time of each such incurrence of such Indebtedness);

(xvii) Permitted Ratio Debt and any Permitted Refinancing Indebtedness in respect thereof; provided, that the amount of Indebtedness incurred under this clause (xvii) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of (x) $20,000,000 and (y) 20% of Consolidated EBITDA (on a Pro Forma Basis) for the Test Period then last ended for which financial statements have been delivered pursuant to Section 9.01(a) or (b) (measured at the time of each such incurrence of such Indebtedness);

(xviii) (i) Indebtedness of the Credit Parties under the ABL Agreement in an aggregate principal amount, when taken together with the aggregate principal amount of Permitted Refinancings outstanding pursuant to clause (ii) below, not to exceed $143,750,000 and (ii) any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) so long as, if secured, the terms and provisions thereof shall be subject to the Intercreditor Agreement;

(xix) (I) Indebtedness in the form of senior secured notes, senior unsecured notes or senior subordinated notes issued by the Borrower (any such notes, the “Incremental Notes”); provided that (i) except to the extent the proceeds of any Incremental Notes are being used to finance a Permitted Acquisition or other permitted Investment pursuant to a “funds certain” financing, both at the time of issuance and after giving effect thereto, no Event of Default shall exist, (ii) [reserved], (iii) the aggregate outstanding principal amount of Incremental Notes incurred at any time shall not exceed the Maximum Incremental Facilities Amount at such time, (iv) such Incremental Notes shall not be guaranteed by any Person other than the Guarantors, (v) if such Incremental Notes have rights to share in the Collateral on a pari passu basis with the Obligations or on a junior priority basis to the Obligations, then the Administrative Agent and a representative acting on behalf of the holders of such Incremental Notes, shall enter into the Intercreditor Agreement and, as applicable, a Pari Passu Intercreditor Agreement or such other customary intercreditor agreement as the Administrative Agent may request, which, in each case, shall be reasonably satisfactory to the Administrative Agent and the Borrower, (vi) such Incremental Notes shall not have a final stated maturity date or have amortization or mandatory redemptions (other than customary offers to purchase upon asset sales (or casualty/condemnation events) or a change of control or “AHYDO catch-up payments,” if applicable), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect and (vii) the agreements governing

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such Incremental Notes contain covenants and events of default that are not materially more restrictive to the Borrower, when taken as a whole, than the terms of the Initial Term Loans unless (1) the Lenders of the Initial Term Loans also receive the benefit of such more restrictive terms, (2) such provisions apply after the maturity date of the Initial Term Loans, or (3) such terms are reasonably satisfactory to the Administrative Agent; provided that a certificate of the Borrower as to the satisfaction of the conditions described in clause (vii) above (other than subclause (3)) delivered at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such covenants and events of default satisfy the foregoing requirements, shall be conclusive unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees) and (II) any Permitted Refinancing Indebtedness in respect thereof;

(xx) Indebtedness representing deferred compensation or similar obligations to employees incurred in the ordinary course of business;

(xxi) Indebtedness consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business;

(xxii) Indebtedness in respect of letters of credit, bank guarantees, supporting obligations, bankers’ acceptances, performance bonds, surety bonds, statutory bonds, appeal bonds, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof;

(xxiii) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xxiv) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction, and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(xxv) obligations in respect of Disqualified Equity Interests in an amount not to exceed $1,500,000 at any time outstanding;

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(xxvi) to the extent constituting Indebtedness, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 10.05 (other than Sections 10.05(vii) and (viii)); and

(xxvii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described above.

For purposes of determining compliance with this Section 10.04, in the event that an item of unsecured Indebtedness or Indebtedness incurred pursuant to Section 10.04(iv) or 10.04(vii) (or any portion thereof) at any time meets the criteria of more than one of the categories described above in this Section 10.04 or is entitled to be incurred pursuant to this Section 10.04, the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of unsecured Indebtedness or Indebtedness incurred pursuant to Section 10.04(iv) or 10.04(vii) (or any portion thereof) and shall only be required to include the amount and type of such unsecured Indebtedness in one of the above clauses.

10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Restricted Subsidiaries to lend money or credit or make advances to any other Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables, notes receivable and other extensions of trade credit owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents (and assets that were Cash Equivalents when such Investment was made);

(iii) the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule 10.05 (and any increase in the value of such Investments not resulting from an additional Investment); provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business or upon foreclosure with regard to any secured Investment or other transfer of title with regard to a secured Investment;

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(v) the Borrower and its Restricted Subsidiaries may make loans and advances to their officers, directors, employees or consultants for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower and its Restricted Subsidiaries may acquire and hold obligations of their officers, directors, employees or consultants in connection with such officers,’ directors’ and employees’ acquisition of Qualified Equity Interests of Holdings (or any direct or indirect parent company) (so long as no cash is actually advanced by the Borrower or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(vii) the Borrower and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(viii) (I) the Borrower or any Restricted Subsidiary may make Investments in (or for the benefit of) the Borrower or any Subsidiary Guarantor, (II) the Borrower or any Subsidiary Guarantor may make Investments in (or for the benefit of) any Restricted Subsidiary which is not the Borrower or any Subsidiary Guarantor, and (III) any Restricted Subsidiary which is not a Subsidiary Guarantor may make Investments in any Restricted Subsidiary which is not a Subsidiary Guarantor (such Investments in the form of intercompany loans and advances referred to in preceding clauses (I) through (III), collectively, the “Intercompany Loans”); provided that (x) at no time shall the aggregate outstanding principal amount of all Investments made pursuant to preceding subclause (II) of this clause (viii) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution and excluding any Intercompany Loans made by the Borrower to a Credit Support Party, which are evidenced by Intercompany Notes that are pledged to the Administrative Agent to secure the Secured Obligations), exceed at any time the greater of (A) $20,000,000 and (B) 20% of Consolidated EBITDA (on a Pro Forma Basis) for the Test Period then last ended for which financial statements have been delivered pursuant to Section 9.01(a) or (b), as applicable (measured at the time each such Investment is made), (y) each Intercompany Loan made by any Restricted Subsidiary that is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) (A) any Intercompany Loans made to any Subsidiary Guarantor pursuant to subclause (I) of this clause (viii) shall cease to be permitted by subclause (I) if such Subsidiary Guarantor ceases to constitute a Subsidiary Guarantor or (B) any Investment made in (or for the benefit of) any Restricted Subsidiary that subsequently becomes a Subsidiary Guarantor shall hereinafter be deemed permitted under subclause (I) and shall not be included as having been made pursuant to subclause (II);

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(ix) the Transaction and Investments made in connection with the Transaction;

(x) Investments consisting of (x) transactions permitted under Sections 10.01 and 10.02 (other than Section 10.02(ii)), (y) Dividends permitted by Section 10.03 and (z) repayments or other acquisitions of Indebtedness of the Borrower or any other Restricted Subsidiary not prohibited by Section 10.08;

(xi) Contingent Obligations (x) permitted by Section 10.04 or (y) to the extent not constituting Indebtedness, incurred in the ordinary course of business, in each case to the extent constituting Investments;

(xii) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.13 and Investments of a Person existing at the time it becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or a Restricted Subsidiary in connection with a Permitted Acquisition;

(xiii) promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02;

(xiv) Investments in deposit accounts, securities accounts and commodities accounts maintained by the Borrower or such Restricted Subsidiary;

(xv) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(xvi) additional Investments at any time not in an amount to exceed the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (xvi), such election to be specified in a written notice of an Authorized Officer of the Borrower calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(xvii) in addition to Investments permitted by this Section 10.05, the Borrower and its Restricted Subsidiaries may make additional Investments to or in a Person in an aggregate amount for all Investments made pursuant to this clause (xvii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed the greater of (x) $30,000,000 and (y) 30% of Consolidated EBITDA (on a Pro Forma Basis) for the Test Period then last ended for which financial statements have been delivered pursuant to Section 9.01(a) or (b) at any time outstanding (measured at the time each such Investment is made);

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(xviii) loans and advances to Holdings (or other direct or indirect parent of the Borrower), and not in excess of the amount of (after giving effect to any other loans, advances or Dividends in respect thereof) Dividends permitted to be made to such parent in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividend thereafter permitted under Section 10.03 by a corresponding amount (if the applicable subsection of Section 10.03 contains a stated maximum amount);

(xix) to the extent not otherwise used to make Dividends, Investments or payments in reliance on Sections 10.03(v), 10.03(xi), 10.05(xvi) or 10.08(iv), Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings (or any direct or indirect parent of the Borrower) or the proceeds of an equity contribution to the Borrower;

(xx) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xxi) Investments in joint ventures consisting of Equity Interests of a Credit Support Party purchased from a Qualifying Investor in the ordinary course of business (and not merely to raise capital) in compliance with applicable law and not in excess of Fair Market Value or as required by the applicable joint venture agreement or similar binding agreement;

(xxii) any acquisition of additional Equity Interests of any Restricted Subsidiary not then held by the Borrower or any other Restricted Subsidiary; provided that the aggregate amount of all payments made by the Borrower or a Subsidiary Guarantor, or advanced by the Borrower or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor, to acquire the Equity Interests of a Restricted Subsidiary that is not a Subsidiary Guarantor (and will not become a Subsidiary Guarantor as a result of such acquisition), shall not exceed $100,000,000, less the aggregate amount of payments previously made in reliance on Section 9.13(a)(ii); and

(xxiii) so long as no Event of Default exists or would result therefrom, Investments in Capella Surety in an aggregate principal amount in any Fiscal Year of up to $14,250,000 to fund (i) the capital required under the applicable laws or regulations of the jurisdiction in which Capella Surety is formed or determined by independent actuaries as prudent and necessary capital to operate Capella Surety and (ii) reasonable and customary corporate overhead expenses of Capella Surety.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 10.05 and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 9.13. In addition, to the extent an Investment is permitted to be made by a Restricted Subsidiary directly in any Restricted Subsidiary or any other Person who is not the Borrower or a Subsidiary Guarantor (each such person, a “Target Person”) under any provision of this Section 10.05, such Investment may be made by advance, contribution or distribution by a

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Credit Party to a Restricted Subsidiary or Holdings, which is further contemporaneously advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without such initial advance, contribution or distribution constituting an Investment for purposes of Section 10.05(viii), (xvi) or (xvii) (it being understood that such ultimate Investment in the Target Person must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 10.05 as if made by the applicable Restricted Subsidiary directly to the Target Person). For purposes of this Section 10.05, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment (including any write-downs or write-offs thereof) but giving effect to any cash returns or cash distributions received by such Person with respect thereto in an amount not to exceed the original amount of such Investment.

10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries, other than in the ordinary course of business and on terms and conditions (taken as a whole) substantially as favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans may be made and other transactions may be entered into by and among the Borrower and/or one or more Restricted Subsidiaries to the extent permitted by Sections 10.01, 10.02, 10.04, 10.05 and 10.08;

(iii) customary fees, indemnities and reimbursements may be paid to officers, directors, consultants and employees of Holdings (or any direct or indirect parent), the Borrower and its Restricted Subsidiaries;

(iv) [Reserved];

(v) the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, consulting agreements, employee benefits plans, stock option plans, indemnification provisions, other similar compensatory arrangements and severance agreements with officers, employees, consultants and directors of Holdings, the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(vi) Restricted Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Restricted Subsidiary;

(vii) the Borrower or any Restricted Subsidiary may pay (x) management, financial advisory, monitoring, oversight and similar fees so long as no Event of Default under Section 11.01 or 11.05 then exists or would result therefrom, and (y) expenses and indemnities to the Sponsor and Sponsor Affiliates, in each case, in accordance with the terms of, and at the times specified in, the Sponsor Management Agreement (which fees payable in any fiscal year

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pursuant to subclause (x) shall not exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the Closing Date); provided that amounts under clause (x) not paid in cash during such period as a result of an Event of Default under Section 11.01 or 11.05 may accrue and all such accrued amounts (plus interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default;

(viii) any Permitted Acquisition involving any Affiliate of the Borrower, so long as (x) such Permitted Acquisition is approved by the majority of the directors of Holdings and (y) the Borrower shall have received a favorable fairness opinion from a reputable third-party appraiser of recognized standing;

(ix) the Transaction and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transaction;

(x) the Borrower and its Restricted Subsidiaries may enter into transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.06 or any amendment thereto (taken as a whole) to the extent such an amendment is not adverse to the Lenders in any material respect;

(xi) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii) any payments required to be made pursuant to the Acquisition Agreement;

(xiii) transactions with Capella Surety in the ordinary course of business;

(xiv) the Borrower and its Restricted Subsidiaries may make the payment of guarantee and intercompany loan fees required under applicable Law and for tax purposes;

(xv) to the extent not otherwise prohibited under this Agreement, transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(xvi) payments by the Borrower or any of its Subsidiaries pursuant to tax sharing agreements with Holdings (or any direct or indirect parent of Holdings) to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries but only to the extent permitted by Section 10.03(ii); and

(xvii) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and to the extent not required to be cancelled hereunder, the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof.

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10.07 [Reserved].

10.08 Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. Holdings and the Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to:

(i) amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, if such amendment, modification or change is in a manner materially adverse to the interests of the Lenders;

(ii) [Reserved];

(iii) [Reserved];

(iv) make (or give any notice in respect of (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations (other than contingent obligations not then due and payable) and the termination of the Total Commitment)) any voluntary or optional payment or prepayment on or redemption, defeasance, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) (it being understood that payments of regularly scheduled interest or AHYDO payments shall be permitted), in respect of any Junior Financing other than (w) the Borrower and its Restricted Subsidiaries may at any time refinance any Junior Financing pursuant to a Permitted Refinancing thereof, so long as the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of the definition of “Permitted Refinancing,” (x) prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing prior to their scheduled maturity in an aggregate amount not to exceed (I) $5,000,000 less the aggregate amount of any Dividends previously paid in reliance on Section 10.03(x), plus (II) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iv), such election to be specified in a written notice of an Authorized Officer of the Borrower calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; and (y) the conversion or payment of any Junior Financing to or with Qualified Equity Interests of Holdings (or any direct or indirect parent company), the Borrower or any Restricted Subsidiary; or

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(v) amend or modify, or permit the amendment or modification of, any provision of, on and after the execution and delivery thereof, (x) any ABL Facility Documentation in respect of the ABL Facility in violation of the Intercreditor Agreement or (y) Junior Financing Documentation in respect of Junior Financing in excess of the Threshold Amount, if after giving effect thereto, the terms and conditions of such Junior Financing would not meet the requirements of the definition of Permitted Refinancing (as such requirements would apply in the case of a modification, refinancing, replacement, refunding, renewal or extension of such Junior Financing); provided that (x) in no event shall any such amendment or modification be made to the subordination provisions of any such documentation and (y) the foregoing provisions of this clause (v) shall not be construed to apply to a refinancing of the ABL Facility Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof) or any Junior Financing (or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) effected in accordance with the requirements of Section 10.08(iv).

10.09 Limitation on Certain Restrictions on Restricted Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interest owned by the Borrower or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Agreement and the other Credit Documents, (iii) after the execution and delivery thereof, any documents governing any Permitted Pari Passu Priority Lien Refinancing Debt or any Junior Financing Documentation, (iv) customary provisions restricting subletting, transfer, license or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries or otherwise relating to the assets subject thereto, (v) customary provisions restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset or Subsidiary pending the close of the sale of such asset or Subsidiary, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (iv)(y), (vi), (vii), (xiv), (xv), (xvi), (xx), (xxi), (xxii), (xxiii), (xxiv), (xxvi), (xxviii) or (xxix); (viii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment; (ix) restrictions applicable to any Unrestricted Subsidiary or any joint venture (or the Equity Interests thereof); (x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that

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such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis; (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business; (xii) the Existing 2017 Notes Indenture, the ABL Facility Documentation and any agreements governing Permitted Refinancing Indebtedness in respect thereof; (xiii) contractual obligations which (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.09) are listed on Schedule 10.09 hereto and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, or any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders; (xiv) restrictions binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; (xv) restrictions on (x) cash or other deposits constituting Permitted Liens or (y) cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder; (xvi) restrictions imposed by documentation governing Indebtedness permitted by Section 10.04(xiv), (xvii) or (xix); and (xvii) an agreement effecting a refinancing, replacement or substitution, extension, renewal or restructuring of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (i) through (xvi) above, provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement (taken as a whole) are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clauses (i) through (xvi).

10.10 Passive Holding Company. Holdings shall not engage in any material operating or business activities; provided that the following shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrower and other Subsidiaries and activities incidental or reasonably related thereto; (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance); (iii) the performance of its obligations with respect to the Credit Documents, the Existing 2017 Notes Indenture, the ABL Facility Documentation and any other Indebtedness permitted hereunder or the Acquisition Documents and in respect of the Transaction; (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (and activities related to an entity being public) or making (or receiving) of any Dividends or Investments not prohibited by this Agreement; (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower or any other Credit Party; (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower; (vii) holding any cash or property (but not operating any property); (viii) providing indemnification to officers, managers and directors; (ix) repurchasing Indebtedness, including through open market purchases or Auctions pursuant to Section 2.18 and exchanges pursuant to Section 13.22, (x) Holdings may convert its legal form to a corporation if prior notice of such change is given to the Administrative Agent, (xi) (A) Holdings may merge with or into another Person (other than the Borrower) so long as no Change of Control results, and (xii) any activities incidental or reasonably related to the foregoing. Holdings shall not incur any consensual Liens on Equity Interests of the Borrower other than those for the benefit of the Obligations, the ABL Facility, in respect of Permitted Pari Passu Priority Lien Refinancing Debt (if any) or Permitted Junior Priority Lien Refinancing Debt (if any), and/or in respect of Incremental Notes.

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SECTION 11. Events of Default and Remedies.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate (other than (i) any Acquisition Agreement Representations and (ii) any representation, warranty or statement regarding projections, estimates or forward-looking information, budgets or general market data) delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(g)(i), Section 9.04 (solely with respect to the preservation of the Borrower’s existence) or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 11.01, 11.02 and 11.03(i)) and such default shall continue unremedied for a period of 30 days, in each case, after the date on which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (i) The Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof (other than, in the case of this clause (ii), (x) any secured Indebtedness that is required to be prepaid as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any Indebtedness that is required to be converted into Qualified Equity Interests upon the occurrence of certain designated events so

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long as no payments (other than such conversion and Dividends paid in lieu of fractional shares permitted under Section 10.03(ii)(C)) in cash or otherwise are required to be made in accordance with such conversion and the issuance of such Equity Interests is otherwise permitted under Section 10.04, and (z) any failure under clause (i) or (ii) if such failure is remedied or waived by the holders of such Indebtedness prior to any acceleration of the Loans pursuant to Section 11); provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all outstanding Indebtedness as described in the preceding clauses (i) and (ii) is at least the Threshold Amount; or

11.05 Bankruptcy, etc. Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), and the petition is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of any obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), to operate all or any substantial portion of the business of Holdings, the Borrower and its Restricted Subsidiaries, or, except to the extent expressly permitted by Section 10.02, Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any of its Restricted Subsidiaries, or there is commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief is entered in any such proceeding; or Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due; or any Company action is taken by Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) for the purpose of authorizing any of the foregoing; or

11.06 ERISA.

(a) (i) One or more ERISA Events shall have occurred,

(ii) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability), or

(iii) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if Holdings, the Borrower, any Restricted Subsidiary of the Borrower or the ERISA Affiliates were to partially or completely withdraw from any or all Multiemployer Plans;

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(b) there shall result from any such event or events described in clause (a) the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and

(c) such lien, security interest or liability, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or

11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect (other than in accordance with its terms or as a result of the action or inaction of the Administrative Agent, the Collateral Agent or any Lender), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including a perfected security interest (if and to the extent such Collateral can be perfected by the filing of UCC-1 financing statements and the taking of such other actions required by the applicable Security Document) in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)); provided that the failure to have a perfected (if and to the extent such Collateral can be perfected by the filing of UCC-1 financing statements and the taking of such other actions required by the applicable Security Document) and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 11.07, unless the aggregate Fair Market Value of all Collateral over which the Collateral Agent fails to have a perfected and enforceable Lien, except to the extent that any lack of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from the breach or non-compliance by a Credit Party with the terms of any Credit Document), represents a material portion of all Collateral; or

11.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party; or

11.09 Judgments. One or more final judgments or decrees shall be entered against Holdings, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) involving in the aggregate for Holdings, the Borrower and its Restricted Subsidiaries a liability and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments to the extent not paid or covered by a reputable and solvent insurance company or third party indemnities equals or exceeds the Threshold Amount; or

11.10 Change of Control. A Change of Control shall occur; or

11.11 Invalidity of Credit Documents. Any material provision of the Credit Documents, taken as a whole, at any time after its execution and delivery and for any reason

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other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations (other than contingent obligations not then due and payable), ceases to be in full force and effect; or Holdings, the Borrower or any of its Restricted Subsidiaries contests in writing the validity or enforceability of the Credit Documents, taken as a whole; or Holdings, the Borrower or any of its Restricted Subsidiaries denies in writing that it has any or further liability or obligation under the Credit Documents to which it is a party, taken as a whole (other than as a result of repayment in full of the Obligations (other than contingent obligations not then due and payable) and termination of the Total Commitments), or purports in writing to revoke or rescind the Credit Documents, taken as a whole;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived (to the extent permitted by applicable law) by each Credit Party; (iii) [reserved]; (iv) [reserved]; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents in accordance with the terms therein; and (vi) enforce each Guaranty in accordance with the terms therein.

SECTION 12. The Administrative Agent.

12.01 Appointment. The Lenders hereby irrevocably designate and appoint Credit Suisse AG as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Credit Suisse AG in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental or related thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or Affiliates.

12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or any of their gross negligence, willful misconduct, bad faith, or material breach of a Credit

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Document (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Secured Creditor or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arrangers are named as such for recognition purposes only, and in their capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Arrangers shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03 Lack of Reliance on the Administrative Agent. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Subsidiary Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Subsidiary Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document,

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certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to act (or refrain from taking such action) unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so acting (or refraining). Without limiting the foregoing, neither any Secured Creditor nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed in good faith to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification. To the extent the Administrative Agent (or any of its affiliates) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Person (and any such affiliate) in proportion to their respective “percentage” (as would be used in determining whether any approval or consent of the Required Lenders has been obtained) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any of its affiliates) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such applicable Person’s (or its affiliate’s) gross negligence, willful misconduct or material breach of a Credit Document, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision.

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The

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Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 [Reserved].

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 11.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 11.01 or 11.05 then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 11.01 or 11.05 then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

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12.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents (including any intercreditor agreement contemplated hereby) for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents (including, in the event of any issuance of Incremental Notes, to secure such Incremental Notes with the Collateral and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Collateral Agent and the Borrower in connection with the issuance of such Incremental Notes, in each case in accordance with the terms set forth in Section 10.04(xix)).

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent obligations not due and payable) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Credit Parties) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.13), (iv) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 10.01 and 10.02, (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty in accordance with the terms therein and (vi) in lieu of any release permitted pursuant to this Section 12.10(b), the Collateral Agent may subordinate any such Liens on the Collateral to another Lien permitted under Section 10.01 and may subordinate any Lien on the Collateral that the Collateral Agent determines in its commercially reasonable judgment was intended by operation of Law or otherwise to be subordinate to another Lien permitted under Section 10.01. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral

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Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders.

12.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except as specifically provided in this Agreement or any other Credit Document.

12.12 Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any other intercreditor agreement contemplated hereby (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements in connection with the incurrence by any Credit Party of any Indebtedness that is secured by the Collateral (to the extent such Indebtedness and security is permitted by the Credit Documents), in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted by the Credit Documents)), and the parties hereto acknowledge that the Intercreditor Agreement is (and any Pari Passu Intercreditor Agreement or other intercreditor agreement contemplated hereby (in each case if entered into) will be) binding upon them. Each Lender (a) understands, acknowledges and agrees that Liens shall be created on the Collateral pursuant to the ABL Facility Documentation, which Liens shall be subject to the terms and conditions of the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if entered into) or any other intercreditor agreement contemplated hereby (if entered into) and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement and, if applicable, any Pari Passu Intercreditor Agreement or other intercreditor agreement contemplated hereby (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness that is secured by the Collateral (to the extent such Indebtedness and security is permitted by the Credit Documents), in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted by the Credit Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the (i) ABL Claimholders to extend credit to the Borrower and (ii) any potential provider of Permitted Pari Passu Priority Lien Refinancing Debt to extend credit to the Borrower and such ABL Claimholders and such providers of Permitted Pari Passu Priority Lien Refinancing Debt are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

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SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including due diligence expenses, syndication expenses, travel expenses but in the case of legal fees and expenses, limited to reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel to the Administrative Agent (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction)) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any insolvency, bankruptcy or other legal proceeding, which in the case of legal fees and expenses, shall be limited to the reasonable fees and out-of-pocket expenses of one primary counsel to the Administrative Agent, the Collateral Agent and the Arrangers collectively and one counsel to the other Lenders (and one local counsel in each applicable jurisdiction and, in the event of any conflict of interest, one additional counsel of each type to the affected parties)), in each case within thirty days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; (ii) indemnify the Administrative Agent, the Collateral Agent, each Lender and each of their affiliates, and each of their respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements, joint or several (in the case of legal fees and expenses limited to the reasonable fees and out-of-pocket expenses of one counsel to the Administrative Agent, the Collateral Agent and the Arrangers and one counsel to the other Lenders (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant material jurisdiction and, in the event of a conflict of interest, one additional counsel of each type to the affected parties)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, the Arrangers or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents or (b) the actual or alleged presence or Release of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by

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Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits issued thereunder), or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent they arise from the (x) gross negligence, bad faith or willful misconduct of the Indemnified Person to be indemnified (or any such Indemnified Person’s affiliates and controlling persons or any of its or their respective directors, officers, employees, partners, advisors, agents and other representatives) as determined by a court of competent jurisdiction in a final and nonappealable decision, (y) a material breach of the obligations of such Indemnified Person (or any such Indemnified Person’s affiliates and controlling persons or any of its or their respective directors, officers, employees, partners, advisors, agents and other representatives) under the Credit Documents as determined by a court of competent jurisdiction in a final and non-appealable decision and (z) any dispute solely among Indemnified Persons (other than claims against the Administrative Agent, the Collateral Agent, any Arranger or any of their Affiliates in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent, Arranger or any other similar role hereunder and under any of the other Credit Documents)) and not arising out of any act or omission of Holdings, the Sponsor, the Borrower or any of their respective Subsidiaries. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, including SyndTrak, IntraLinks, LendAmend, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Credit Documents by, such Indemnified Person (or its officers, directors, employees or Affiliates). None of the Indemnified Persons or Holdings, the Sponsor, the Borrower or any of their respective Affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification and reimbursement obligations to the extent set forth herein. The Borrower shall not be liable for any settlement of any legal proceeding effected without its consent (which consent shall not be unreasonably withheld or

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delayed), but if settled with the Borrower’s written consent, or if there is a judgment in any such legal proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above. The Borrower shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened legal proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such legal proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability or wrongdoing or failure to act. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return any and all amounts paid by the Borrower under this Section 13.01 to such Indemnified Person for any such fees, expenses or damages to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary and trust purposes, and employee benefits and cash on deposit in accounts used exclusively to hold cash that has been received by any Credit Party from third parties and to be remitted by such Credit Party to any court or other Governmental Authority) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations then due and owing (whether at stated maturity, by acceleration or otherwise) and any other liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document in each case to the extent then due and owing.

13.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 1.01(a) or in the Assignment and Assumption Agreement pursuant to which such Lender became a party hereto, as applicable; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent

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by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by, or on behalf of, Holdings or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks, LendAmend or another similar electronic system (each, a “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). Each of Holdings and the Borrower hereby agrees that (i) it will use commercially reasonably efforts to ensure that all Borrower Materials that are to be made available to Public Lenders are clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material nonpublic information with respect to Holdings, the Borrower or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.17), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are marked “PUBLIC” as being suitable for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” to the extent the Borrower has had a reasonable opportunity to review, unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents and (2) any notification of changes in the terms of the credit facilities under this Agreement and (3) all information delivered pursuant to Sections 9.01(a), 9.01(b) and 9.01(e).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including

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United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of notices or other communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of notices or other communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that notices or other communications have been posted to the Platform shall constitute effective delivery of notices or other communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective permitted successors and assigns of the parties hereto; provided, however, neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Administrative Agent and each of the Lenders and, provided further, that, although any Lender may grant participations to Loan Participants in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the Loan Participant in its capacity as such shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation

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under which the Loan Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i)(x) extend the final scheduled maturity of any Loan or Note or any Commitment in which such Loan Participant is participating, or (y) reduce the rate or extend the time of payment of interest thereon (except in connection with a waiver of applicability of any post-default increase in interest rates, which shall not be considered to be a reduction in the rate of interest) or reduce the principal amount thereof, or increase the amount of the Loan Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any Loan Participant if the Loan Participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the Collateral under the Security Documents or all or substantially all Guarantors (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Loan Participant is participating or (iii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement. The Administrative Agent shall have no responsibility of any kind to ensure that the provisions hereof applicable to participations in Loans are observed by the Lenders. Without limiting Section 13.04(j), in the case of any such participation, the Loan Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Loan Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Loan Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees constituting an Eligible Transferee (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans with the prior written consent (such consent not to be unreasonably withheld)) of:

(A) the Borrower (with such consent being deemed to have been given with respect to any assignment if the Borrower has not responded within ten Business Days after delivery of notice of such assignment in accordance with the notice provisions set forth in Section 13.03); provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) [reserved] or (iii) any assignment if an Event of Default under Section 11.01 or Section 11.05 has occurred and is continuing; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender or an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing or anything to the contrary set forth herein, (x) except pursuant to the provisions of Section 2.18 and 13.04(e), no assignment of any Loans or Commitments may be made to Holdings or any Subsidiary of Holdings and (y) any assignment of any Loans or Commitments to the Sponsor shall also be subject to the requirements set forth in Sections 13.04(e), (f) and (g).

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(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000, and shall be in increments of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall (i) execute and deliver to the Administrative Agent an Assignment and Assumption Agreement via an electronic settlement system acceptable to the Administrative Agent or (ii) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee, and, for the avoidance of doubt, in no event shall any Credit Party be required to pay such processing and recordation fee; and

(C) no such transfer or assignment will be effective until accepted and recorded by the Administrative Agent on the Register pursuant to Section 13.16.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis among such Classes. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate IRS Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) and documentation under FATCA described in Section 5.04(b) and 5.04(c). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

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(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

(e) Notwithstanding anything to the contrary in this Agreement, any Lender may, at any time, assign all or a portion of its Term Loans under this Agreement (including in accordance with the provisions of Section 2.18) to a Person who is or will become, after such assignment, an Affiliated Lender (including any Debt Fund Affiliate) or Non-Debt Fund Affiliate; provided that:

(i) [reserved];

(ii) in the case of any assignments to, or purchases by, Holdings, the Borrower or any Restricted Subsidiary, no Event of Default shall have occurred or be continuing;

(iii) [reserved];

(iv) by acquiring a Term Loan hereunder, each Affiliated Lender (other than a Debt Fund Affiliate) and each Non-Debt Fund Affiliate shall be deemed to have waived its right to receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (in each case to the extent not provided to the Credit Parties), attend any meeting or conference call (or any portion thereof) with the Administrative Agent or any Lender or receive any advice from counsel to the Administrative Agent and the Lenders, in each case to the extent the Borrower does not receive such information or invitation to participate in such meeting;

(v) any Term Loans assigned to or purchased by Holdings, the Borrower or any Restricted Subsidiary, shall be automatically and permanently cancelled immediately upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

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(vi) each Lender participating in any assignment of any Term Loans with an Affiliated Lender or Non-Debt Fund Affiliate shall be deemed to acknowledge and agree that in connection with such assignment, (w) such Affiliated Lender, its Affiliates or any Non-Debt Fund Affiliate or its Affiliate may have, and later may come into possession of, Excluded Information, (x) such assignor has independently, without reliance on the applicable Affiliated Lender, Non-Debt Fund Affiliate, the Sponsor, the Borrower, any of its Subsidiaries, the Administrative Agent, any Arranger or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such assignor’s lack of knowledge of the Excluded Information, (y) none of the applicable Affiliated Lender, Non-Debt Fund Affiliate, the Sponsor, Holdings, its Subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates shall have any liability to assignor, and assignor hereby waives and releases, to the extent permitted by law, any claims such may have against the applicable Affiliated Lender, Non-Debt Fund Affiliate, the Sponsor, Holdings, its Subsidiaries, the Administrative Agent, the Arrangers and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (z) the Excluded Information may not be available to the Administrative Agent, the Arrangers or the other Lenders;

(vii) (w) at the time of such assignment and after giving effect to such assignment, the aggregate principal amount of Term Loans held at any one time by the Affiliated Lenders (other than Debt Fund Affiliates) and Non-Debt Fund Affiliates shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”), (x) no assignment which would result in Affiliated Lenders (other than Debt Fund Affiliates) or Non-Debt Fund Affiliates holding Term Loans with an aggregate principal amount in excess of the Affiliated Lender Cap shall be effective with respect to such excess amount of the Term Loans (and such excess assignment shall be and be deemed null and void); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this Section 13.04(e)(vii) or any purported assignment exceeding the Affiliated Lender Cap or for any assignment being deemed null and void hereunder and (y) in the event of an acquisition pursuant to the last sentence of this Section 13.04(e) which would result in the Affiliated Lender Cap being exceeded, the most recent assignment to an Affiliated Lender or a Non-Debt Fund Affiliate acquired in such acquisition shall be unwound and deemed null and void to the extent that the Affiliated Lender Cap would otherwise be exceeded;

(viii) as a condition to each assignment pursuant to this Section 13.04(e), the Administrative Agent shall have been provided a notice substantially in the form of Exhibit J-2 to this Agreement in connection with each assignment to an Affiliated Lender (including any Debt Fund Affiliate), Non-Debt Fund Affiliate or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender (including any Debt Fund Affiliate) or Non-Debt Fund Affiliate;

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(ix) any Affiliated Lender and Non-Debt Fund Affiliate shall be prohibited from being appointed as, or succeeding to the rights and duties of, the Administrative Agent or the Collateral Agent under this Agreement and the other Credit Documents until such time (if any) as when all Obligations (other than (x) those held by the Affiliated Lenders and (y) contingent obligations not then due and owing), have been paid in full in cash; and

(x) any purchase by an Affiliated Lender or Non-Debt Fund Affiliate (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments under this Agreement.

Each Affiliated Lender and each Non-Debt Fund Affiliate agrees to notify the Administrative Agent promptly (and in any event within ten Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten Business Days) if it becomes an Affiliated Lender or a Non-Debt Fund Affiliate. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit J-2.

(f) Notwithstanding anything in Section 13.13 or the definition of “Required Lenders” to the contrary:

(i) for purposes of determining whether the Required Lenders have (x) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (y) otherwise acted on any matter related to any Credit Document, or (z) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, no Affiliated Lender (other than a Debt Fund Affiliate) shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and all Loans held by any Affiliated Lender (other than a Debt Fund Affiliate) shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii) Debt Fund Affiliates may not in the aggregate account for more than 50.0% of the amounts included in determining whether Required Lenders have approved, consented, or taken any other action, and any amount in excess of 50.0% will be subject to the limitations set forth in clause (f)(i) above.

(g) the Sponsor and any Non-Debt Fund Affiliate, as applicable, shall agree to vote in the same way as the majority of Lenders that are not Affiliated Lenders (other than Debt Fund Affiliates) in connection with a plan of reorganization under any insolvency proceeding unless the plan of reorganization affects the Sponsor or such Non-Debt

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Fund Affiliate, as applicable, in its capacity as a Lender in a disproportionately adverse manner than its effect on the other Lenders of the same Class or deprives the Sponsor or its applicable Non-Debt Fund Affiliate of its pro rata share of any payment to which all Lenders of the same Class are entitled.

(h) The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased (and subsequently cancelled hereunder) by Holdings, the Borrower or its Restricted Subsidiaries pursuant to Section 13.04(e) or Section 2.18, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 5.02(b) shall be reduced pro rata by the aggregate principal amount of Term Loans so purchased.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.10, 2.11 or 5.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion and which, for the avoidance of doubt, in no event shall be payable by any Credit Party), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower agrees that each Loan Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein, including the requirements under Sections 5.04(b) and 5.04(c) (it being understood that the documentation required under Section 5.04(b) and 5.04(c) shall be delivered to the Loan Participant)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Loan Participant (A) agrees to be subject to the

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provisions of Section 2.13 as if it were an Assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Loan Participant and the principal amounts (and stated interest) of each Loan Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Loan Participant or any information relating to a Loan Participant’s interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Upon reasonable notice, the Borrower shall have the right to review the Participant Register from time to time.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit

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Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the applicable Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other applicable Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the applicable Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) [Reserved]

13.07 Replacement of Holdings. Notwithstanding any contrary provisions of this Agreement, Holdings may, in order to achieve the effect of substituting a newly formed corporation as the immediate parent company of the Borrower, form a corporation that is a Wholly-Owned Domestic Subsidiary of Holdings (such corporation being referred to herein as “New Holdings”), and transfer (subject to the Lien of the Security Agreement and Pledge Agreement) all its assets (including all outstanding Equity Interests of the Borrower) to New Holdings; provided that (a) the arrangements for the formation of New Holdings and the transfer of assets from Holdings to New Holdings are reasonably satisfactory to the Administrative Agent, (b) New Holdings shall become a party to this Agreement and each other Credit Document to which Holdings is a party and shall assume all obligations of Holdings thereunder pursuant to documentation reasonably satisfactory to the Administrative Agent and (c) the Administrative Agent shall receive such documents, certificates and legal opinions as the Administrative Agent or its counsel may reasonably request with respect to the foregoing, all in form and substance reasonably satisfactory to the Administrative Agent. If all of the requirements of the preceding sentence are satisfied, then Holdings shall cease to be a party to the Credit Documents and shall be released from its obligations thereunder and thereupon the term “Holdings” shall be deemed to refer to New Holdings. The Administrative Agent shall notify the Lenders of any replacement of Holdings effected pursuant to this Section, and the Administrative Agent and the Credit Parties shall be permitted to amend the Credit Documents to provide for such replacement and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

13.08 Several Obligations. The obligation of the Lenders to make Loans and to make payments pursuant to Section 12.06 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 12.06 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make any payment required under Section 12.06.

13.09 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER

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AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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13.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of a counterpart via facsimile or other electronic transmission shall constitute delivery of an original counterpart. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.11 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower, the Administrative Agent and each Lender as of the date hereof shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent. The Administrative Agent will give the Borrower notice of the Effective Date.

13.12 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.13 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided that no such change, waiver, discharge or termination shall, without the consent of each directly and adversely affected Lender (but not the Required Lenders), (i)(x) extend the final scheduled maturity of any Loan or Note of such Lender holding such Loan or Note or extend the Commitment of such Lender holding such Commitment, or (y) reduce the rate or extend the time of payment of interest thereon (except in connection with the waiver of applicability of any post-default increase in interest rates or waivers of defaults or events of default), or reduce (or forgive) the principal amount of any Loan or Note of such Lender holding such Loan or Note, (ii) release all or substantially all of the Collateral under the Security Documents or all or substantially all of the Guaranties (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.13(a) which would result in the reduction of the voting thresholds specified herein (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Term Loans on the Closing Date or as otherwise provided herein), (iv) amend, modify or waive any provision of Section 13.06 other than as provided herein (including in connection with Replaced Lenders pursuant to Section 2.13 and assignments and/or purchases of Term Loans pursuant to Sections 2.18 or 13.04(e)) or (v) reduce the “majority” voting threshold specified in the definition of “Required Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit

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pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Initial Term Loans are included on the Closing Date); provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender holding such Commitment as well as the consent of Required Lenders if such increase is effectuated other than pursuant to provisions in this Agreement specifically permitting increases of Commitments without the further approval of non-increasing Lenders (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment or commitment reduction of Loans shall not constitute an increase of the Commitment of any Lender), (2) [reserved], (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (4) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent and (5) without the consent of the Majority Lenders of the respective Class affected thereby, amend the definition of “Majority Lenders” to reduce the voting threshold (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date).

(b) Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it (including, if applicable, pursuant to Sections 2.11 and 4.01(f)) or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Initial Term Loans and the accrued interest and fees in respect thereof and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(c) In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”), with a replacement Term Loan tranche denominated in Dollars (the “Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of, plus accrued interest, fees, expenses and premiums with respect to, such Refinanced Term Loans unless the

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incurrence of such Indebtedness and Lien is otherwise separately permitted hereby, (ii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Initial Term Loans), (iii) the maturity date of the Replacement Term Loans is not earlier than the maturity date of the Refinanced Term Loans, (iv) such Refinanced Term Loans shall be repaid on a dollar-for-dollar basis and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date any Indebtedness is issued, incurred or obtained pursuant to such Replacement Term Loans and (v) all other terms applicable to such Replacement Term Loans shall reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness (as determined in good faith by the Borrower), except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date then in effect immediately prior to such refinancing.

(d) Notwithstanding anything to the contrary contained in this Section 13.13, the Borrower, the Administrative Agent and each Lender agreeing to make Incremental Term Loans may, in accordance with the provisions of Section 2.15, enter into an Incremental Amendment without the consent of the Required Lenders; provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of Section 13.13(a).

(e) Notwithstanding anything to the contrary contained in this Section 13.13, (x) Security Documents (including any Additional Security Documents) and related documents executed by Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local Law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure ambiguities, inconsistencies, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error, or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

13.14 Survival. All indemnities set forth herein including in Sections 2.10, 2.11, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

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13.15 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender (other than to a Disqualified Institution). Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.15 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11(a) or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay for or otherwise indemnify such Lender for such increased costs (although the Borrower shall be obligated to pay for and indemnify such Lender for any other increased costs of the type described above resulting from changes after the date of the respective transfer to the extent provided for in Sections 2.10, 2.11(a) or 5.04).

13.16 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.16, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of, or stated interest on, the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding anything to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all extensions of credit to the Borrower and its Affiliates hereunder shall at all times be treated as being in registered form within the meaning of Treasury Regulation Section 5f.103-1(c) and shall interpret the provisions herein regarding the Register consistent with such intent.

13.17 Confidentiality. Each Lender agrees that it will not disclose (without the prior consent of the Borrower) (other than to its employees, agents, representatives, auditors, advisors or counsel, its Affiliates involved in the Transaction or the administration of the Credit Documents on a “need to know” basis or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have

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access to such information, provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.17(a), (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors (provided that the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (iii) as may be required in respect to any summons or subpoena or in connection with any litigation (provided that the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender or as requested by a Governmental Authority (provided that the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (v) to the extent such information is received by the Administrative Agent or Lender from a third party that is not known by the Administrative Agent or such Lender to be subject to confidentiality arrangements to Holdings, its Affiliates, any of its Subsidiaries or the Sponsor, (vi) to the Administrative Agent or the Collateral Agent, (vii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement or to any such contractual counterparty’s professional advisor (other than a Disqualified Institution), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.17, (viii) to any prospective or actual Eligible Transferee in connection with any contemplated transfer or participation of any of the Loans, Notes or Commitments or any interest therein by such Lender otherwise permitted by this Agreement, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.17, (ix) for purposes of establishing any appropriate defense, (x) to Moody’s and S&P in connection with obtaining and maintaining the ratings described in Section 9.14 in the event the Borrower has failed to comply with such Section, (xi) to enforce its rights under any of the Credit Documents, (xii) solely to the extent that such information is independently developed by the Administrative Agent or such Lender without any confidential information provided by (or on behalf of) any Credit Party and (xiii) to the CUSIP Service Bureau or any similar agency solely to the extent that such information is necessary in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities and on a confidential basis.

13.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arms-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, (B) each of the Borrower and each other Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit

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Documents; (ii) (A) the Administrative Agent and the Arrangers are, and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or as expressly agreed in writing by the relevant parties the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and none of the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.

13.19 PATRIOT ACT. Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Credit Parties in accordance with the Patriot Act.

13.20 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that Holdings, the Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 13.20 attached hereto as promptly as practicable, and in any event within the time periods set forth in Schedule 13.20 (which time periods may be extended in the discretion of the Administrative Agent). The provisions of Schedule 13.20 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.20 and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 13.20 have been taken. The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 13.20 will be, or have been, taken within the relevant time periods referred to in this Section 13.20 and that, at such time, such affected representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 13.20, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

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13.21 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.22 Affiliate Debt for Equity Exchanges. (a) Notwithstanding anything to the contrary contained in this Agreement, and subject to clause (iii) in the proviso of the definition of “Consolidated Net Income” and Section 13.04(e)(v), any Affiliated Lender or Non-Debt Fund Affiliate may contribute any of its Term Loans purchased pursuant to Sections 2.18 or 13.04(e) to Holdings in exchange for Qualified Equity Interests of Holdings (or any direct or indirect parent company) or Disqualified Equity Interests of Holdings (or any direct or indirect parent company) to the extent permitted to be issued hereunder (to the extent not constituting a Change of Control) so long as Holdings immediately contributes such Term Loans to the Borrower and the same shall be automatically and permanently cancelled upon the making of such contribution and will thereafter no longer be outstanding for any purpose hereunder.

(b) Any contribution of Term Loans pursuant to Section 13.22(a) by an Affiliated Lender or Non-Debt Fund Affiliate (and the exchange for Qualified Equity Interests of Holdings (or any direct or indirect parent company) and the cancellation of the contributed Term Loans, in each case in connection therewith) shall not constitute voluntary prepayments or mandatory prepayments under this Agreement.

(c) The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans contributed and subsequently terminated pursuant to Section 13.22(a), and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 5.02(b) shall be reduced pro rata by the aggregate principal amount of Term Loans so contributed and subsequently terminated.

13.23 Lender Action. Each Lender, in its capacity as such, agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor in each case, under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party as a Lender, unless expressly provided for herein or in any other Credit Document.

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13.24 Intercreditor Agreement Governs. Each Lender and the Administrative Agent (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement and any other intercreditor agreement entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof and (c) hereby authorizes and instructs the Administrative Agent to enter into any such intercreditor agreement (including any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such intercreditor agreements in connection with the incurrence by any Credit Party of any “Permitted Pari Passu Priority Lien Refinancing Debt” or “Permitted Junior Priority Lien Refinancing Debt” or “Incremental Notes” or as otherwise provided for by the terms of this Agreement that is permitted to be secured by the Collateral pursuant to Sections 10.01 and 10.04 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such pari passu or junior priority as may be designated by such Credit Party, to the extent such priority is permitted by the Credit Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 14. Holdings Guaranty.

14.01 Guaranty. In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Cash Management Agreements, Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the entering into of such Cash Management Agreements, Interest Rate Protection Agreements and Other Hedging Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations owed to the Guaranteed Creditors. If any or all of the Guaranteed Obligations owed to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay the amounts so due and payable to the Administrative Agent and/or the other Guaranteed Creditors, or upon order, on written demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations to the extent reimbursable hereunder. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

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14.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, or upon order, on written demand, in lawful money of the United States.

14.03 Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

14.04 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

14.05 Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or

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mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Cash Management Agreement, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Cash Management Agreement, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

14.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07 Subordination. Any Indebtedness of a Credit Party now or hereafter owing to Holdings, and all interest, premiums, costs, expenses or indemnification amounts payable in respect thereof, are hereinafter referred to as the “Subordinated Debt”. Holdings agrees that the Subordinated Debt is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors, to the extent and in the manner set forth in this Section 14.07, to the prior payment in full of the Guaranteed Obligations. For the purposes of this Section 14.07, all Guaranteed Obligations shall be deemed to have been paid in full upon the payment in full in cash of the Guaranteed Obligations (other than contingent obligations not yet due and owing).

(a) If an Event of Default has occurred and is continuing, the Guaranteed Creditors shall be entitled to receive payment in full of the Guaranteed

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Obligations before Holdings is entitled to receive any payment of all or any of the Subordinated Debt; and if the Administrative Agent so requests at a time when an Event of Default exists, all such Subordinated Debt shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations.

(b) In the event that any Event of Default shall have occurred and be continuing, then (except in the case of an Event of Default under Section 11.05, upon notice from the Administrative Agent) no payment shall be made by or on behalf of a Credit Party for or on account of any Subordinated Debt, and Holdings shall not take or receive from any other Credit Party, directly or indirectly, payment of all or any of the Subordinated Debt, unless and until (x) the Guaranteed Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived.

(c) Except as otherwise expressly set forth in Sections 14.07(a) and (b) above, nothing in this Section 14.07 shall prohibit any Credit Party from making any payment or prepayment of principal and interest on the Subordinated Debt. All payments or distributions upon or with respect to the Subordinated Debt which are received by Holdings contrary to the provisions of this Section 14.07 shall be received and thereafter held in trust for the benefit of the Guaranteed Creditors, and shall be forthwith paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations in accordance with the terms hereof.

(d) Prior to the transfer by Holdings of any note or negotiable instrument evidencing any Subordinated Debt to any Person other than a Credit Party, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

(e) Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been paid in full in cash (other than contingent obligations not yet due and owing).

If, at any time, all or part of any payment with respect to Guaranteed Obligations theretofore made is rescinded, avoided or must otherwise be returned by any holder of Guaranteed Obligations for any reason whatsoever, the provisions set forth in this Section 14.07 shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

14.08 Waiver. Holdings waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or

167

arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment. To the fullest extent permitted by applicable law, the Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

14.09 Payments. All payments made by Holdings pursuant to this Section 14 shall be made in Dollars and will be made without setoff, counterclaim or other defense and shall be subject to the provisions of Sections 5.03 and 5.04.

14.10 Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Holdings Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Holdings Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Holdings Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

*    *    *

168

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
CAPELLA HOLDINGS, INC.
c/o Capella Healthcare, Inc. 501 Corporate Centre Drive, Suite 200 Franklin, Tennessee 37067-2662 Attention: Denise W. Warren Telephone No.: 615-764-3013 Telecopier No.: 615-764-3030	as Holdings and as a Guarantor
	By:	/s/ Denise W. Warren
	Name:	Denise W. Warren
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

501 Corporate Centre Drive, Suite 200 Franklin, Tennessee 37067-2662 Attention: Denise W. Warren Telephone No.: 615-764-3013 Telecopier No.: 615-764-3030	CAPELLA HEALTHCARE, INC.
	By:	/s/ Denise W. Warren
	Name:	Denise W. Warren
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Address:
Eleven Madison Avenue New York, NY 10010 Attention: Sean Portrait, Agency Group Telephone No.: (919) 994-6369 Telecopier No.: (212) 322-2291	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent, as Collateral Agent and as the Lender
	By:	/s/ Bill O’Daly
		Name:	Bill O’Daly
		Title:	Authorized Signatory
	By:	/s/ D. Andrew Maletta
		Name:	D. Andrew Maletta
		Title:	Authorized Signatory

SCHEDULE 1.01(A)

LENDER ADDRESSES

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, New York 10010

Attention: Sean Portrait, Agency Group

Telephone No.: (919) 994-6369

Telecopier No.: (212) 322-2291

SCHEDULE 1.01(B)

COMMITMENTS

Initial Term Loans
Lender	Initial Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$100,000,000

Total	$100,000,000

SCHEDULE 1.01(C)

MORTGAGED PROPERTY

Grantor	Address/City/State/Zip Code	Applicable Mortgage Filing Office
Muskogee Regional Medical Center, LLC	2900 North Main St. Muskogee, OK 74401	Muskogee
Southwestern Medical Center, LLC	5602 SW Lee Blvd, Lawton, OK, 73505	Comanche
Southwestern Medical Center, LLC	1602 SW 82nd St. Lawton, OK, 73505	Comanche
St. Mary’s Real Property, LLC	1808 West Main Street Russellville, AR 72801	Pope
Willamette Valley Medical Center, LLC	2700 SE Stratus Avenue, McMinnville, OR 97128	Yamhill
Farmington Missouri Hospital Company, LLC	1212 Weber Road, Farmington, MO 63640 (Mineral Area Regional Medical Center)	St. Francois
Farmington Clinic Company, LLC	1101 Weber Road, Farmington, MO 63640 (Medical Office/Clinic)	St. Francois

SCHEDULE 2.18

REVERSE DUTCH AUCTION PROCEDURES

REVERSE DUTCH AUCTION PROCEDURES

This Schedule 2.18 is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.18 of the Credit Agreement, of which this Schedule 2.18 is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, any Arranger, the Auction Manager, the Borrower or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent, each Arranger and their respective affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to any Borrower Party pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to any Borrower Party be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Schedule 2.18 have the meanings assigned to them in the Credit Agreement.

(a) Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager for distribution to the Lenders of the relevant Class of Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans that any Borrower Party offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $5,000,000 (unless a lesser amount is agreed to by the Administrative Agent and the Borrower); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which any Borrower Party would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by the time specified by the Auction Manager and such Borrower Party in the Auction Notice (as such date and time may be extended by the Auction Manager and the Borrower, such time the “Expiration Time”). Such Expiration Time may be extended upon reasonable notice by the Borrower to the Auction Manager and such notice shall include the duration of such extension, which extension period shall be mutually agreed between the Borrower and the Auction Manager; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring one (1) Business Day after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b) Reply Procedures. In connection with any Auction, each Lender of Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to four (4) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”).

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, with the consent of the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). Unless the Auction Notice is withdrawn in accordance with the terms hereof, each Borrower Party shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). Unless the Auction Notice is withdrawn in accordance with the terms herein, all Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices (commencing with the Qualifying Bids at the lowest applicable Reply Price) and shall not be subject to proration.

(d) Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), unless the Auction Notice is withdrawn in accordance with the terms hereof, each Borrower Party shall purchase the Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by the time specified in the Auction Notice on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule 2.18). The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f) Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

(i) No Default or Event of Default has occurred and is continuing, or would result from this Auction.

(ii) The conditions set forth in Section 2.18 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to an Auction.

(g) Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction by prior written notice to the Administrative Agent. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender unless otherwise agreed by the Borrower. However, an Auction may become void if the conditions to the purchase of Term Loans by any Borrower Party required by the terms and conditions of Section 2.18 of the Credit Agreement are not met or waived. The purchase price in respect of each Qualifying Bid for which purchase by any Borrower Party is required in accordance with the foregoing provisions shall be paid directly by such Borrower Party to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager. The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid upon consummation of such purchase. All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager and the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.18 of the Credit Agreement or this Schedule 2.18. The joint interpretation by the Auction Manager and the Borrower of the terms and conditions of the offering document will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.18 of the Credit Agreement or this Schedule 2.18. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Schedule 2.18 shall not require the Borrower to initiate any Auction.

SCHEDULE 8.12

REAL PROPERTY

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
Muskogee Regional Medical Center, LLC	2900 North Main St.	Owned
Muskogee, OK 74401
Muskogee Regional Medical Center, LLC	Eco Friendly Drive,	Owned
Muskogee, OK 74401
(part of hospital campus)
Muskogee Medical Center Authority	318 South 37th Street,	Owned
Muskogee, OK 74401
Muskogee Medical Center Authority	109 South 36th Street,	Owned
Muskogee, OK 74401
Muskogee Medical Center Authority	211 South 36th Street,	Owned
Muskogee, OK 74401
Muskogee Medical Center Authority	251 South 37th Street,	Owned
Muskogee, OK 74401
Muskogee Medical Center Authority	37th Street & Denver,	Owned
Muskogee, OK 74401
(5 tracts in vicinity)
Muskogee Medical Center Authority	Highway 69, 1.5 miles south of Highway 51, Wagoner, OK	Owned
(7.25 acres; no location information)
Southwestern Medical Center, LLC	412 SW Summit Ave,	Owned
Lawton, OK, 73501
Southwestern Medical Center, LLC	5602 SW Lee Blvd,	Owned
Lawton, OK, 73505
Southwestern Medical Center, LLC	1602 SW 82nd St.	Owned
Lawton, OK, 73505
St. Mary’s Real Property, LLC	1808 West Main Street	Owned
Russellville, AR 72801
St. Mary’s Real Property, LLC	809 West Main Street	Owned
Russellville, AR 72801
St. Mary’s Real Property, LLC	1608 West Main Street	Owned
Russellville, AR 72801
St. Mary’s Real Property, LLC	1800 West C Street	Owned
Russellville, AR 72801
St. Mary’s Real Property, LLC	1714 State Hwy 22 West	Owned
Dardanelle, AR 72834
St. Mary’s Real Property, LLC	Parking Lot, West “C” Place	Owned
Russellville, AR 72801

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
St. Mary’s Real Property, LLC	Vacant Lot: West “C” Street and New Orleans Avenue	Owned
Russellville, AR 72801
St. Mary’s Real Property, LLC	Two properties	Owned
(no location information)
Willamette Valley Medical Center, LLC	2700 SE Stratus Avenue,	Owned
McMinnville, OR 97128
Farmington Missouri Hospital Company, LLC	1212 Weber Road,	Owned
Farmington, MO 63640
(Mineral Area Regional Medical Center)
Farmington Clinic Company, LLC	1101 Weber Road,	Owned
Farmington, MOS 63640
(Medical Office/Clinic)
Farmington Clinic Company, LLC	1101 Weber Road,	Owned
Farmington, MO 63640
(Map House)
Farmington Clinic Company, LLC	1103 Weber Road,	Owned
Farmington, MO 63640
(Medical Building)
Farmington Clinic Company, LLC	1102 Weber Road,	Owned
Farmington, MO 63640
(unimproved parking lot)
Farmington Clinic Company, LLC	600 Purcell Drive,	Owned
Potosi, MO 63664
(Potosi Clinic)
Farmington Clinic Company, LLC	751 Maple Valley Drive,	Owned
Farmington, MO 63640
(Maple Valley Clinic)
Farmington Clinic Company, LLC	764 Weber,	Owned
Farmington, MO 63640
(Farmington Clinic)
Farmington Clinic Company, LLC	55 Nesbit,	Owned
Bonne Terre, MO 63640
(Bonne Terre Clinic)
Farmington Missouri Hospital Company, LLC	545 Wallace,	Owned
Farmington, MO 63640
(Intern House)
Farmington Clinic Company, LLC	1013 Weber Road,	Owned
Farmington, MO 63640
(Alexander House)
Farmington Missouri Hospital Company, LLC	601 Wallace Road,	Owned
Farmington, MO
(unimproved parking lot)

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
Farmington Clinic Company, LLC	Vacant property on Weber Road	Owned
Farmington Clinic Company, LLC	San Jewell Tract 1 MineralAreaPark	Owned
Farmington, MO
(unimproved parking lot)
Farmington Missouri Hospital Company, LLC	Wallace Road, Pt. Lot 23,	Owned
Farmington, MO
(unimproved parking lot)
Farmington Missouri Hospital Company, LLC	Wallace Road, Murphy Place,	Owned
Farmington, MO
(unimproved parking lot)
Hartsville HMA, LLC	1304 West Bobo Newsom Highway,	Owned
Hartsville, SC 29550
Muskogee Regional Medical Center, LLC	300 Rockefeller Drive,	Leased
Muskogee, OK 74401
(The Pavilion (Mental Health); Wound Care; Cancer Center)
Muskogee Regional Medical Center, LLC	421 South 34th Street,	Leased
Muskogee, OK 74401
(Day Care Center)
Muskogee Regional Medical Center, LLC	3520-24 Chandler Road,	Leased
Muskogee, OK 74403
(Muskogee Immediate Care)
Muskogee Regional Medical Center, LLC	201 South York,	Leased
Muskogee, OK 74403
(Comprehensive Rehab Services)
Muskogee Regional Medical Center, LLC	101 Rockefeller Drive,	Leased
Muskogee, OK 74401 (MOB II)
Muskogee Regional Medical Center, LLC	333 South 36th Street,	Leased
Muskogee, OK 74401
(Emergency Room; Regional Medical Lab)
Muskogee Regional Medical Center, LLC	209 South 36th Street,	Leased
Muskogee, OK 74401
(Office Building)
Muskogee Regional Medical Center, LLC	3204 W. Okmulgee,	Leased
Muskogee, OK 74401
(Office Building)
Muskogee Regional Medical Center, LLC	3502 W. Okmulgee,	Leased
Muskogee, OK 74401
(Office Building)

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
Muskogee Regional Medical Center, LLC	3504 W. Okmulgee,	Leased
Muskogee, OK 74401
(Office Building)
Muskogee Regional Medical Center, LLC	3506 W. Okmulgee,	Leased
Muskogee, OK 74401
(Office Building)
Muskogee Regional Medical Center, LLC	2900 No. Main Street,	Leased
Muskogee, OK 74401
(Hospital)
Muskogee Regional Medical Center, LLC	4318/4300 AW. Okmulgee,	Leased
Muskogee, OK 74401
(Office Building)
Muskogee Regional Medical Center, LLC	333 South 38th, Suite D,	Leased
Muskogee, OK 74401
(Office Building)
Muskogee Regional Medical Center, LLC	100 Community Health Dr., Ste 101,	Leased
Eufaula, OK 74432
(Office Building)
Muskogee Regional Medical Center, LLC	1200 West Cherokee,	Leased
Wagoner, OK 74467
Russellville Holdings, LLC	Parking Lot:	Owned
309-317 North Seattle Street;
1903, 1904 and 1906 West C Place;
Russellville, AR 72801
Russellville Holdings, LLC	1708 West C Place,	Owned
Russellville, AR 72801
Russellville Holdings, LLC	3 properties (no location information)	Owned
Southwestern Medical Center, LLC	5604 SW Lee Boulevard,	Leased
Lawton, OK 73505
(5604 Medical Office Building)
Southwestern Medical Center, LLC	5606 SW Lee Boulevard,	Leased
Lawton, OK 73505
(5606 Medical Office Building)
Southwestern Medical Center, LLC	904 SW 38th Street,	Leased
Lawton, OK 73505
(Premier Orthopedics)
Southwestern Medical Center, LLC	Ste. 100, 5404 SW Lee Blvd.,	Leased
Lawton, OK 73505
(Great Plains Ambulatory)
Southwestern Medical Center, LLC	5116 W. Gore Blvd.,	Leased
Lawton, OK 73505
(The Imaging Center)

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
Southwestern Medical Center, LLC	5366 NW Cache Rd.,	Leased
Lawton, OK 73505
(Dr’s MRI)
Southwestern Medical Center, LLC	402 North Broadway,	Leased
Walters, OK 73572
St. Mary’s Real Property, LLC	1813 West Main Street,	Leased
Russellville, AR 72801
(Heart Clinic Arkansas)
St. Mary’s Real Property, LLC	2205 West Main Street,	Leased
Russellville, AR 72801
(Saint Mary’s Outpatient Surgery Center)
St. Mary’s Real Property, LLC	11720 State Highway 27 North,	Leased
Hector, AR 72843
(Valley Health Services of Hector)
St. Mary’s Real Property, LLC	3808 West Main,	Leased
Russellville, AR 72801
(Saint Mary’s Wellness Fitness Center)
St. Mary’s Real Property, LLC	101 Skyline Drive,	Leased
Russellville, AR 72801
(Millard Henry Clinic - Main Clinic)
St. Mary’s Real Property, LLC	101 Skyline Drive,	Leased
Russellville, AR 72801
(Millard Henry Clinic - New MOB)
St. Mary’s Real Property, LLC	1601 North Church Street,	Leased
Atkins AR 72823
(Millard Henry Clinic - Atkins)
St. Mary’s Real Property, LLC	8970 SR 7, Unit A#1, Dover Centre,	Leased
Dover, AR 72837
(Millard Henry Clinic - Dover)
St. Mary’s Real Property, LLC	105 Skyline Drive,	Leased
Russellville, AR 72801
(Millard Henry Clinic - OBGYN and
General Surgery Clinic)
St. Mary’s Real Property, LLC	101 Skyline Drive,	Leased
Russellville, AR 72801
(Millard Henry Clinic Transcription Building)
St. Mary’s Real Property, LLC	10 Hospital Drive,	Leased
Morrilton, AR 72110
(Morrilton Medical Clinic)

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
St. Mary’s Real Property, LLC	1902 West C. Place,	Leased
Russellville, AR 72801
(Storage/Warehouse)
St. Mary’s Real Property, LLC	106 South Inglewood,	Leased
Russellville, AR 72801
(Family Practice 2)
Willamette Valley Medical Center, LLC	375 SE Norton Lane #A,	Leased
McMinnville, OR 97128
(McMinnville Internal Medicine)
Willamette Valley Medical Center, LLC	222 SE Jefferson,	Leased
Sheridan, OR 97378
(Sheridan Medical Center)
Willamette Valley Medical Center, LLC	392 NE Norton Lane,	Leased
McMinnville, OR 97128
(Williamette Valley Medical Center
Wound Care and Hyperbaric Medicine and McMinnville Surgical Associates)
Willamette Valley Medical Center, LLC	1010 SAW Bay Street,	Leased
Newport, OR 97365
(David Bice MD)
Columbia Capital Medical Center Limited Partnership	3900 Capitol Mall Drive Southwest,	Owned
Olympia, WA 98502
(Capital Medical Center and Women’s
Center)
Columbia Capital Medical Center Limited Partnership	502 McPhee Road Southwest,	Owned
Olympia, WA 98502
(McPhee Storage Warehouse)
Columbia Capital Medical Center Limited Partnership	403 Black Hills Lane Southwest Suite B,	Owned
Olympia, WA 98502
(Black Hills Medical Office Park)
Capital Medical Center	405 Black Hills Lane Southwest Suite G&H,	Leased
Olympia, WA 98502
(Black Hills Medical Office Park)
Capital Medical Center	404 Black Hills Lane Southwest Suite B, Olympia, WA 98502 (Black Hills Medical Office Park)	Leased
Capital Medical Center	412 A&B Black Hills Lane Southwest,	Leased
Olympia, WA 98502
(Black Hills Medical Office Park)
Capital Medical Center Limited Partnership	3920 Capitol Mall Drive Southwest,	Owned
Olympia, WA 98502
(Medical Office Building)

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
Capital Medical Center	534 McPhee Road Southwest,	Owned
Olympia, WA 98502
(Residence)
Columbia Capital Medical Center Limited	3525 Ensign Road Northeast	Owned
Suite B,
Olympia, WA 98502
(Olympia Radiology)
Capital Medical Center	601 McPhee Road Southwest	Leased
Bldgs 1 and 2,
Olympia, WA 98502
Columbia Capital Medical Center Limited Partnership	413 Black Hills Lane Southwest,	Owned
Olympia, WA 98502
(land around the Hospital, Physicians Pavilion, and Black Hills Medical Park)
Columbia Capital Medical Center Limited Partnership	3435 Ensign Road NE,	Owned
Olympia, WA 98502
Columbia Capital Medical Center Limited Partnership	527 McPhee Road SW,	Owned
Olympia, WA 98502
Columbia Capital Medical Center Limited Partnership	605 McPhee Road SW,	Owned
Olympia, WA 98502
Capital Medical Center	2960 Limited Lane NW,	Leased
Olympia, WA 98502
Columbia Capital Medical Center Limited Partnership	403 Black Hills Lane Southwest Suite D,	Owned
Olympia, WA 98502
(Black Hills Medical Office Park)
Capital Medical Center	412C Black Hills Lane Southwest,	Leased
Olympia, WA 98502
(Black Hills Medical Office Park)
Cannon County Hospital, LLC	520 West Main Street,	Owned
Smithville, TN 37166
(Hospital/Plant Operations Shop/Onsite Storage/Hazmat Building)
DeKalb Community Hospital	518 West Main Street,	Owned
Smithville, TN 37166
(Medical Office Building)
Cannon County Hospital, LLC	527 West Main Street,	Owned
Smithville, TN 37166
(527 Office Building)
Cannon County Hospital, LLC	324 Doolittle Road,	Owned
Woodbury, TN 37190
(Main Hospital/Metal Building/Plant Ops Building)

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
Stones River Hospital	370 Doolittle Road,	Owned
Woodbury, TN 37190
(Medical Office Building)
White County Community Hospital, LLC	401 Sewell Road,	Owned
Sparta, TN 38583
(Sparta Hospital Corporation)
White County Community Hospital, LLC	401 Sewell Road	Owned
(Suites 411,413,415,419),
Sparta, TN 38583
(Medical Arts Professional Building #1)
Highlands Medical Center (fka White County Community Hospital)	421, 423 Sewell Road,	Owned
Sparta, TN 38583
(Medical Arts Professional Building #2)
White County Community Hospital, LLC	401 Sewell Road	Owned
(Suites 431, 433, 435, 439, 441),
Sparta, TN 38583
(Medical Arts Professional Building #3)
Highlands Medical Center (fka White County Community Hospital)	399 Sewell Road,	Leased
Sparta, TN 38583
(Modular Annex)
Highlands Medical Center (fka White County Community Hospital)	336 North Spring,	Leased
Sparta, TN 38583
(off-site storage)
Highlands Medical Center (fka White County Community Hospital)	401 North Spring Street #2,	Leased
Sparta, TN 38583
(off-site storage)
Highlands Medical Center (fka White County Community Hospital)	494 North Spring,	Leased
Sparta, TN 38583
(Marsha Brown Drake Building)
White County Community Hospital, LLC	401 Sewell Road,	Owned
Sparta, TN 38583
(Communications Building)
White County Community Hospital, LLC	401 Sewell Road,	Owned
Sparta, TN 38583
(Storage Building #1 & #2)
White County Community Hospital, LLC	401 Sewell Road,	Owned
Sparta, TN 38583
(Storage Building #3)
National Park Medical Center	1910 Malvern Avenue,	Owned
Garland, AR 71901
(Hot Springs National Park Hospital Holdings, LLC)

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
National Park Medical Center	3610 Central Avenue,	Owned
Garland, AR 71901
(Central Ambulance Building)
National Park Medical Center	1900 Malvern Ave, Suite 302,	Owned
Garland, AR 71901
(OPB - MOB Condo - Surgery Clinic)
National Park Medical Center	1900 Malvern Ave, Suite 205,	Owned
Garland, AR 71901
(OPB - MOB Condo - Home Health)
National Park Medical Center	1900 Malvern Ave, Suite 303,	Owned
Garland, AR 71901
(OPB - MOB Condo - Home Health)
National Park Medical Center	1900 Malvern Ave, Suite 304,	Owned
Garland, AR 71901
(OPB - MOB Condo - Ortho)
National Park Medical Center	1900 Malvern Ave, Suite 403,	Leased
Garland, AR 71901
(OPB - MOB Condo - Warren)
National Park Medical Center	1900 Malvern Ave, Suite 402,	Leased
Garland, AR 71901
(OPB - MOB Condo - PFW)
National Park Medical Center	1900 Malvern Ave, Suite 101,	Leased
Garland, AR 71901
(OPB - MOB Condo - Fordyce )
National Park Medical Center	1900 Malvern Ave, Suite 105,	Owned
Garland, AR 71901
(OPB - MOB Condo - Mammo)
National Park Medical Center	121 Cordoba Center, #400,	Leased
Garland, AR 71901
(Hot Springs Village Clinic)
National Park Medical Center	124 Hollywood Avenue,	Leased
Garland, AR 71901
(Hollywood Clinic)
National Park Medical Center	FMC - 1st Floor	Leased
National Park Medical Center	130 Medical Park St.,	Leased
Garland, AR 71901
(FMC Old Building)
River Park Hospital, Inc.	1559 Sparta Street,	Owned
McMinnville, TN 37110
River Park Hospital, Inc.	1589 Sparta Street,	Owned
McMinnville, TN 37110
(River Park Rental Properties - Offices)

Borrower / Restricted Subsidiary / Facility	Address/City/State/Zip Code	Owned/Leased
River Park Hospital, Inc.	Vo-Tech Drive,	Owned
McMinnville, TN 37110
(Physician’s Offices POB2)
River Park Hospital, Inc.	145 Health Way,	Owned
McMinnville, TN 37110
(Middle Tennessee Surgical Care at River Park Hospital)
River Park Hospital, Inc.	1589 Sparta St Suite 306,	Owned
McMinnville, TN 37110
(River Park Physicians Group)
Hartsville Medical Group, LLC	110 Doctors Drive, Suite A-1,	Leased
Cheraw, SC
Hartsville Medical Group, LLC	700 Medical Park Drive,	Leased
Hartsville, SC
Hartsville Medical Group, LLC	696 Medical Park Drive,	Leased
Hartsville, SC
Hartsville, LLC	223 Pearl Street,	Leased
Darlington, SC
Hartsville, LLC	Storage Bldg,	Leased
2521 Kellytown Road,
Hartsville, SC

SCHEDULE 8.13

SUBSIDIARIES

Record Owner	Name of Entity	No. Shares/Interest	Percent Held
Capella Holdings, Inc.	Capella Healthcare, Inc.	100 Common	100%
Saint Thomas/Capella, LLC	Cannon County Hospital, LLC	N/A	64.5%
Upper Cumberland Healthcare Initiatives, LLC (Physicians)		N/A	35.5%
NPMC Holdings, LLC	Capella Acquisition Subsidiary, LLC	N/A	100%
Muskogee Holdings, LLC	Capella Holdings of Oklahoma, LLC	N/A	100%
CMCH Holdings, LLC	Capital Medical Center Holdings, LLC	N/A	100%
Capital Medical Center Holdings, LLC	Capital Medical Center Partner, LLC	N/A	100%
Columbia Capital Medical Center Limited Partnership	Capital Medical Center Physicians, LLC	N/A	99%
Capital Medical Center Holdings, LLC			1%
Columbia Capital Medical Center Limited Partnership	Capital Medical Center Specialty Physicians, LLC	N/A	99%
Capital Medical Center Holdings, LLC			1%
Capella Healthcare, Inc.	Carolina Pines Holdings, LLC	N/A	100%
Capella Healthcare, Inc.	CMCH Holdings, LLC	N/A	100%
Capital Medical Center Holdings	Columbia Capital Medical Center Limited Partnership	N/A	39.7%
Capital Medical Center Partner, LLC		N/A	48.55%
Columbia Olympia Management, Inc.		N/A	1.0%
WPC Holdco, LLC		N/A	1.0%
Capital Medical Center Physicians		N/A	9.75%
SP Acquisition Corp.	Columbia Medical Group - South Pittsburgh, Inc.	1,000 Common	100%
Capital Medical Center Holdings, LLC	Columbia Olympia Management, Inc.	1000 Common	100%
Capella Healthcare, Inc.	Cullman County Medical Clinic, Inc.	1000 Common	100%
Capella Healthcare, Inc.	Cullman Hospital Corporation	1 Common	100%

Record Owner	Name of Entity	No. Shares/Interest	Percent Held
Cullman Hospital Corporation.	Cullman Surgery Venture Corp.	1,000 Common	100%
Farmington Hospital Corporation	Farmington Clinic Company, LLC	N/A	100%
Farmington Hospital Corporation	Farmington Heart & Vascular Center, LLC	N/A	100%
Capella Healthcare, Inc.	Farmington Hospital Corporation	1000 Common	100%
Farmington Hospital Corporation	Farmington Missouri Hospital Company, LLC	N/A	100%
Capella Healthcare, Inc.	Grandview Holding Company, Inc.	1,000 Common	100%
Grandview Holding Company, Inc.	Grandview Physician Group, LLC	N/A	100%
Capella Healthcare, Inc.	Hartselle Physicians, Inc.	1000 Common	100%
Carolina Pines Holdings, LLC	Hartsville HMA, LLC	N/A	98.55%
Physicians/Physician Entities		N/A	1.45%
Carolina Pines Holdings, LLC	Hartsville Medical Group, LLC	N/A	100%
NPMC Holdings, LLC	Hot Springs National Park	N/A	95.04%
Physicians/Physician Entities	Hospital Holdings, LLC	N/A	4.96%
Capella Healthcare, Inc.	Lawton Holdings, LLC	N/A	100%
Lawton Holdings, LLC	Lawton Surgery Investment Company, LLC	N/A	100%
Farmington Hospital Corporation	Mineral Area Pharmacy and Durable Medical Equipment, LLC	N/A	100%
Capella Healthcare, Inc.	Muskogee Holdings, LLC	N/A	100%
Capella Holdings of Oklahoma, Inc.	Muskogee Medical and Surgical Associates, LLC	N/A	100%
Capella Holdings of Oklahoma, LLC	Muskogee Physician Group, LLC	N/A	100%
Capella Holdings of Oklahoma, LLC	Muskogee Regional Medical Center, LLC	N/A	100%
Cullman Hospital Corporation	National Healthcare of Cullman, Inc.	1,000	100%
Capella Healthcare, Inc.	National Healthcare of Decatur, Inc.	1,000 Common	100%
Capella Healthcare, Inc.	National Healthcare of Hartselle, Inc.	1,000 Common	100%
NPMC Holdings, LLC	National Park Cardiology Services, LLC	N/A	100%

Record Owner	Name of Entity	No. Shares/Interest	Percent Held
NPMC Holdings, LLC	National Park Family Care, LLC	N/A	100%
NPMC Holdings, LLC	National Park Physician Services, LLC	N/A	100%
Hot Springs National Park Hospital Holdings, LLC	National Park Real Property, LLC	N/A	100%
Capella Healthcare, Inc.	NPMC Holdings, LLC	N/A	100%
NPMC Holdings, LLC	NPMC, LLC	N/A	100%
Capella Healthcare, Inc.	Oregon Healthcorp, LLC	N/A	100%
Capella Healthcare, Inc.	Parkway Medical Clinic, Inc.	1,000 Common	100%
Capella Holdings of Oklahoma, LLC	Providence MRI Associates, LLC	N/A	100%
Capella Holdings of Oklahoma, LLC	Providence Radiologic Services, L.C.	N/A	100%
Saint Thomas/Capella, LLC	River Park Hospital, LLC	N/A	100%
Saint Thomas/Capella, LLC	River Park Hospitalists, LLC	N/A	100%
Saint Thomas/Capella, LLC	River Park Physician Group, LLC	N/A	100%
St. Mary’s Holdings, LLC	Russellville Holdings, LLC	N/A	100%
Capella Healthcare, Inc.	Saint Thomas/Capella, LLC	N/A	57.85%
Sparta Hospital Corporation		N/A	35.66%
Saint Thomas Health		N/A	6.49%
Grandview Holding Company, Inc.	Sequatchie Valley Urology, LLC	N/A	100%
Lawton Holdings, LLC	Southwestern Medical Center, LLC	N/A	100%
Lawton Holdings, LLC	Southwestern Neurosurgery Physicians, LLC	N/A	100%
Lawton Holdings, LLC	Southwestern Physician Services, LLC	N/A	100%
Lawton Holdings, LLC	Southwestern Radiology Affiliates, LLC	N/A	100%
Lawton Holdings, LLC	Southwestern Surgical Affiliates LLC	N/A	100%
Capella Healthcare, Inc.	SP Acquisition Corp.	1,000 Common	100%
Capella Healthcare, Inc.	Sparta Hospital Corporation	1,000 Common	100%
Capella Healthcare, Inc.	St. Mary’s Holdings, LLC	N/A	100%
St. Mary’s Holdings, LLC	St. Mary’s Physician Services, LLC	N/A	100%
Russellville Holdings, LLC	St. Mary’s Real Property, LLC	N/A	100%
Cannon County Hospital, LLC	Stones River Clinic Services, LLC	N/A	100%

Record Owner	Name of Entity	No. Shares/Interest	Percent Held
Columbia Olympia Management, Inc.	Western Washington Healthcare, LLC	N/A	99%
Columbia Capital Medical Center Limited Partnership		N/A	1%
Saint Thomas/Capella, LLC	White County Community Hospital, LLC	N/A	87.725%
Upper Cumberland Healthcare Initiatives, LLC (Physicians)		N/A	12.275%
White County Community Hospital, LLC	White County Physician Services, LLC	N/A	99%
Saint Thomas/Capella, LLC			1%
White County Physician Services, LLC	White County Primary Care, LLC	N/A	100%
Oregon Healthcorp, LLC	Willamette Valley Clinics, LLC	N/A	100%
Oregon Healthcorp, LLC	Willamette Health Solutions, LLC	N/A	100%
Oregon Healthcorp, LLC	Willamette Valley Medical Center, LLC	N/A	100%
Capital Medical Center Holdings, LLC	WPC Holdco, LLC	N/A	100%

CONFIDENTIAL PORTIONS OF THIS AGREEMENT THAT HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 8.20

HEALTHCARE MATTERS

[***]

SCHEDULE 10.01

EXISTING LIENS

Debtor	Secured Party	Brief Description of Collateral
Muskogee Medical and Surgical Associates, LLC	ASD Specialty Healthcare, Inc.*	Personal Property

*	Lien will be terminated in accordance with Section 13.20.

SCHEDULE 10.04

EXISTING INDEBTEDNESS

1.	Guaranty by Muskogee Regional Medical Center, LLC of approximately $140,000 in loans provided to Muskogee Surgical Investors, LLC by HealthSouth Corporation

2.	To the extent constituting debt of a Restricted Subsidiary, see Schedule 10.05.

3.	Indebtedness with respect to the Liens in favor of ASD Specialty Healthcare described on Schedule 10.01.

CONFIDENTIAL PORTIONS OF THIS AGREEMENT THAT HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 10.05

EXISTING INVESTMENTS

1.	Ownership of 49% of the Equity Interests of Muskogee Surgical Investors, LLC (which owns 65% of Healthsouth Surgery Center of Muskogee, LLC) by Muskogee Regional Medical Center, LLC

2.	Ownership of 25% of the Equity Interests of Surgery Center of Cullman, LLC by Cullman Surgery Venture Corp., which in turn is 100% owned by Cullman Hospital Corporation, which in turn is 100% owned by Capella Healthcare, Inc.

Creditor	Debtor	Principal Amount Outstanding			Date of Note
Capella Healthcare, Inc.	Cannon County Hospital, LLC	$	[*** (Revolver, maximum commitment amount)	]	December 31, 2014
Capella Healthcare, Inc.	Cannon County Hospital, LLC	$	[***	]	December 31, 2014
Capella Healthcare, Inc.	Columbia Capital Medical Center Limited Partnership	$	[***	]	December 31, 2014
Capella Healthcare, Inc.	Columbia Capital Medical Center Limited Partnership	$	[*** (Revolver, maximum commitment amount)	]	December 31, 2014
Capella Healthcare, Inc	Farmington Hospital Corporation	$	[***	]	December 31, 2014
Capella Healthcare, Inc.	Muskogee Holdings, LLC	$	[***	]	December 31, 2014
Capella Healthcare, Inc	NPMC Holdings, LLC	$	[***	]	December 31, 2014
Capella Healthcare, Inc.	Oregon Healthcorp, LLC	$	[***	]	December 31, 2014
Capella Healthcare, Inc.	River Park Hospital, LLC	$	[***	]	December 31, 2014
Capella Healthcare, Inc.	SP Acquisition Corp.	$	Principal amount not to exceed [***	]	December 31, 2014
Capella Healthcare, Inc.	St. Mary’s Holdings, LLC	$	[***	]	December 31, 2014
Capella Healthcare, Inc.	White County Community Hospital, LLC	$	[*** (Revolver, maximum commitment amount)	]	December 31, 2014
Capella Healthcare, Inc.	White County Community Hospital, LLC	$	[***	]	December 31, 2014

CONFIDENTIAL PORTIONS OF THIS AGREEMENT THAT HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

Creditor	Debtor	Principal Amount Outstanding			Date of Note
Capella Healthcare, Inc.	National Healthcare of Decatur, Inc.	$	Principal amount not to exceed [***	]	December 31, 2014
Capella Healthcare, Inc.	National Healthcare of Hartselle, Inc.	$	Principal amount not to exceed [***	]	December 31, 2014

SCHEDULE 10.06

TRANSACTIONS WITH AFFILIATES

1.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., and Daniel S. Slipkovich, dated as of May 4, 2005

2.	Amendment No. 1 to Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., Daniel S. Slipkovich, and GTCR Fund VIII, L.P., dated as of May 12, 2006

3.	Amendment No. 2 to Senior Management Agreement, by and among Capella Holdings, Inc., Capella Healthcare, Inc., Daniel S. Slipkovich, and GTCR Fund VIII, L.P., dated as of September 15, 2014

4.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., and Michael Wiechart, dated as of May 26, 2009

5.	Amendment No. 1 to Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., Michael Wiechart, and GTCR Fund VIII, L.P., dated as of August 24, 2011

6.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., and Denise Wilder Warren, dated as of October 17, 2005

7.	Amendment No. 1 to Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., Denise Wilder Warren, and GTCR Fund VIII, L.P., dated as of May 12, 2006

8.	Professional Services Agreement, between GTCR Golder Rauner II, LLC and Capella Healthcare, Inc., dated as of May 4, 2005

9.	Amendment No. 1 to Professional Services Agreement, between GTCR Golder Rauner II, LLC and Capella Healthcare, Inc., dated as of November 30, 2005

SCHEDULE 10.09

CONTRACTUAL OBLIGATIONS

Agreements in the Intercompany Notes in effect on the Closing Date.

SCHEDULE 13.20

POST-CLOSING MATTERS

1.	Within 90 days of the Closing Date, Holdings and the Borrower will, and will cause each other Guarantor to, take the actions set forth in Sections 9.11(a) through 9.11(c) of the Credit Agreement, including, without limitation, to grant to the Collateral Agent for the benefit of the Secured Creditors security interests in and Mortgages on the assets and Real Property set forth below.

Guarantor	Address/City/State/Zip Code
Muskogee Regional Medical Center, LLC	2900 North Main St. Muskogee, OK 74401
Southwestern Medical Center, LLC	5602 SW Lee Blvd, Lawton, OK, 73505
Southwestern Medical Center, LLC	1602 SW 82nd St. Lawton, OK, 73505
St. Mary’s Real Property, LLC	1808 West Main Street Russellville, AR 72801
Willamette Valley Medical Center, LLC	2700 SE Stratus Avenue, McMinnville, OR 97128
Farmington Missouri Hospital Company, LLC	1212 Weber Road, Farmington, MO 63640
(Mineral Area Regional Medical Center)
Farmington Clinic Company, LLC	1101 Weber Road, Farmington, MO 63640 (Medical Office/Clinic)

2.	Within 90 days of the Closing Date, Holdings and the Borrower will, and will cause each other Credit Party to, take the actions relating to deposit account control agreements set forth in Section 3.13(b) of each Security Agreement.

3.	Within 30 days of the Closing Date, Holdings and Borrower will take, and will cause Muskogee Medical and Surgical Associates, LLC to take, all actions necessary to terminate (i) the Lien granted by Muskogee Medical and Surgical Associates, LLC in favor of ASD Specialty Healthcare Inc. as described on Schedule 10.01 and (ii) the UCC-1 financing statement (Initial Filing # 2012 3571918) naming ASD Specialty Healthcare Inc DBA Oncology Supply as secured party and Muskogee Medical and Surgical Associates, LLC as debtor.

4.	Within 10 Business Days of the Closing Date, Holdings and the Borrower will, and, as necessary, will cause each other applicable Credit Party to, deliver to the Collateral Agent Schedule 13 to the Perfection Certificate and Annexes M and N to each Security Agreement, which in each case shall be complete and correct as of the date of delivery; provided that any Schedule or Annex delivered pursuant hereto shall be subject to the approval of the Collateral Agent (such approval not to be unreasonably withheld).

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Credit Suisse AG, Cayman Islands Branch, as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

Credit Suisse AG

Eleven Madison Avenue, 23rd Floor

New York, New York 10010

Attn: Loan Operations – Agency Manager

Tel: (919) 994-6369

Fax: (212) 322-2291

Email: agency.loanops@credit-suisse.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of December 31, 2014 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent and Collateral Agent. Borrower hereby gives you notice, pursuant to Section 2.03(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                  ,         .1

(ii) The aggregate principal amount of the Proposed Borrowing is $        .2

[(iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBOR Loans].]

[(v) The initial Interest Period for the Proposed Borrowing is [one month] [[two] [three] [six] [twelve]3 months] [     days]4].5

[1]	Shall be (x) in the case of Base Rate Loans, notice on the date of the Proposed Borrowing and (y) in the case of LIBOR Loans, at least three Business Days’ prior notice, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 p.m. Eastern Time (daylight or Standard, as applicable) on such day.
[2]	In a minimum principal amount of $5,000,000.
[3]	Subject to approval of all Lenders under applicable Class.
[4]	Interest Period of less than 1 month available if agreed by Administrative Agent in its sole discretion.
[5]	To be included for a Proposed Borrowing of LIBOR Loans.

A-1-1

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, at the time of the Proposed Borrowing and immediately after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date); and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing after giving effect thereto.]6

Very truly yours,

Capella Healthcare, Inc.

By:
Name:
Title:

[6]	Paragraph may be modified for any Proposed Borrowing under an Incremental Facility or in the case of the first Proposed Borrowing.

A-1-2

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Credit Suisse AG, Cayman Islands Branch, as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

Credit Suisse AG

Eleven Madison Avenue, 23rd Floor

New York, New York 10010

Attention: Loan Operations – Agency Manager

Tel: (919) 994-6369

Fax: (212) 322-2291

Email: agency.loanops@credit-suisse.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of December 31, 2014 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Borrower hereby gives you notice pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Term Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06][2.09] of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of Term Loans originally made on                  , 20     (the “Outstanding Borrowing”) in the principal amount of $         and currently maintained as a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period ending on                  ,         ].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is                  ,        .1

[1]	Shall be a Business Day at least three Business Days (or one Business Day in the case of a conversion of LIBOR Loans into Base Rate Loans) after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 12:00 p.m. Eastern Time (daylight or Standard, as applicable) on such day.

A-2-1

(iii) [The Outstanding Borrowing shall be [continued as a Borrowing of LIBOR Loans with an Interest Period of                     ] [converted into a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period of                     ]2].3

[The undersigned hereby certifies that (i) no Event of Default under Section 11.05 of the Credit Agreement has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation].4

Very truly yours,

Capella Healthcare, Inc.

By:
Name:
Title:

[2]	Interest Period shall be 1 month if any Event of Default pursuant to Section 11.05 of the Credit Agreement is in existence at the time of a Proposed Conversion or Continuation and such Proposed Conversion or Continuation is permitted under Section 2.06 of the Credit Agreement.
[3]	In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.
[4]	In the case of a Proposed Conversion, insert this sentence only in the event that the conversion is from a Base Rate Loan to a LIBOR Loan in excess of one month.

A-2-2

EXHIBIT B

FORM OF TERM NOTE

$	New York, New York
,

FOR VALUE RECEIVED, CAPELLA HEALTHCARE, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [            ] or its registered permitted assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) initially located at Eleven Madison Avenue, New York, New York 10010 on the [Initial Term Loan] [applicable] Maturity Date (as defined in the Credit Agreement) the principal sum of          DOLLARS ($        ) or, if less, the unpaid principal amount of all Term Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement, dated as of December 31, 2014 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, Capella Holdings, Inc., a Delaware corporation, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto (including the Lender) and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guaranties. To the extent provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the [Initial Term Loan] [applicable] Maturity Date, in whole or in part, and Term Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note.

B-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

CAPELLA HEALTHCARE, INC.

By:
Name:
Title:

B-2

EXHIBIT C

[Reserved]

C-1

EXHIBIT D

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of December 31, 2014 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto. Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that:

1. The undersigned, (a) if it is not treated as a partnership for U.S. federal income tax purposes, is the sole record and beneficial owner of the Loans in respect of which it is supplying this certificate, and (b) if it is treated as a partnership for U.S. federal income tax purposes, is the sole record owner of the Loans in respect of which it is supplying this certificate, and its partners/members are the sole beneficial owners of such Loans. If the undersigned is a partnership, references to “the undersigned” in the following paragraphs shall be deemed to apply instead to (i) in paragraph 2, the undersigned and each of the undersigned’s partners/members and (ii) in paragraphs 3 and 4, each of the undersigned’s partners/members.

2. The undersigned is not a “bank” for purposes Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. The undersigned is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The undersigned is not a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned shall promptly notify the Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

[NAME OF LENDER]

By:
Name:
Title:

Date:             ,

D-1

EXHIBIT E

FORM OF SUBSIDIARIES GUARANTY

[See attached]

SUBSIDIARIES GUARANTY

[FORM OF]

SUBSIDIARIES GUARANTY

among

CERTAIN SUBSIDIARIES OF CAPELLA HEALTHCARE, INC.

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

Dated as of December 31, 2014

SUBSIDIARIES GUARANTY

SUBSIDIARIES GUARANTY (as amended, modified, supplemented, restated (including any amendment and restatement hereof), and/or supplemented from time to time, this “Guaranty”), dated as of December 31, 2014, among each entity that becomes a guarantor hereunder (x) by executing and delivering a counterpart hereto to the Administrative Agent (as defined below) or (y) pursuant to Section 22 hereof (each, a “Guarantor” and, collectively, the “Guarantors”) in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation and direct parent company of the Borrower (“Holdings”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent under the Credit Documents, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) have entered into a Credit Agreement, dated as of the date hereof (as amended, modified, supplemented, restated (including any amendment and restatement hereof), extended, refinanced and/or renewed from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower as contemplated therein (the Lenders, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries may at any time and from time to time enter into and designate in writing one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more of the Administrative Agent, Collateral Agent, Lenders or any Affiliate thereof at such time to be secured and guaranteed pursuant to the terms of this Guaranty and the other Security Documents (to the extent so designated, each such Administrative Agent, Collateral Agent, Lender or Affiliate, even if any such Person subsequently ceases to be a Lender or such an Affiliate for any reason, together with each such Person’s permitted successors and assigns, if any, collectively, the “Hedge Banks”, with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with a Hedge Bank, being herein called a “Secured Hedging Agreement”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries has entered into, or may at any time and from time to time enter into and designate in writing, one or more Cash Management Agreements with one or more of the Administrative Agent, Collateral Agent, Lenders or any Affiliate thereof at such time to be secured and guaranteed pursuant to the terms of this Guaranty and the other Security Documents (to the extent so designated, each such Cash Management Agreement, to the extent that the obligations owing thereunder are designated by the Borrower and the relevant Administrative Agent, Collateral Agent, Lender or Affiliate thereof as “Cash Management Obligations” in writing to the Collateral Agent, being herein called a “Secured Cash Management Agreement” and each such Administrative Agent, Collateral Agent, Lender or Affiliate thereof party to a Secured Cash Management Agreement, even if any such Person subsequently ceases to be a Lender or such an Affiliate for any reason, together with each such Person’s permitted successors and assigns, if any, being herein collectively called the “Cash Management Banks” and, together with any Hedge Bank, the “Other Creditors” and, collectively with the Lender Creditors, the “Secured Creditors”);

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, the Intercreditor Agreement governs the relative rights and priorities of the Secured Creditors and the ABL Claimholders (as defined in the Intercreditor Agreement) in respect of the Collateral;

WHEREAS, it is a condition precedent to the making of Loans to the Borrower under the Credit Agreement and to the Hedge Banks entering into Secured Hedging Agreements and to the Cash Management Banks entering into Secured Cash Management Agreements that each Subsidiary Guarantor (as defined in the Credit Agreement) shall have executed and delivered to the Administrative Agent this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrower under the Credit Agreement and the entering into by the Borrower and/or one or more of its Restricted Subsidiaries of Secured Hedging Agreements or Secured Cash Management Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans to the Borrower and the Hedge Banks to enter into Secured Hedging Agreements with the Borrower and/or one or more of its Restricted Subsidiaries and the Cash Management Banks to enter into Secured Cash Management Agreements with the Borrower and/or one or more of its Restricted Subsidiaries;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Secured Creditors as follows:

1. GUARANTY. (a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees, as a primary obligor and not merely as surety, to the Secured Creditors the full payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of the Guaranteed Obligations (as defined below) and, jointly and severally, irrevocably, absolutely and unconditionally, promises to pay such Guaranteed Obligations to the Secured Creditors, promptly after written demand from the Administrative Agent. Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor or the Borrower or against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Guaranteed Obligation. This Guaranty is a guaranty of prompt payment and not of collection.

(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 11.05 of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors promptly after written demand from the Administrative Agent.

(c) “Guaranteed Obligations” shall mean and include, as to any Guarantor, all of the following:

(i) the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including principal, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of the Borrower to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each such Credit Document (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Secured Hedging Agreements or Secured Cash Management Agreements, being herein collectively called the “Credit Document Obligations”);

(ii) the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Guaranteed Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by any Guaranteed Party to the Other Creditors, now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement or any Secured Cash Management Agreement, whether such Secured Hedging Agreement or such Secured Cash Management Agreement is now in existence or hereinafter arising and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each Secured Hedging Agreement and Secured Cash Management Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Other Obligations”);

(a) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral to the extent reimbursable hereunder;

(b) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Borrower and each other Guaranteed Party referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable out-of-pocket expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs, in each case, to the extent reimbursable hereunder;

(c) all amounts paid by any Indemnified Person as to which such Indemnified Person has the right to reimbursement under the Credit Documents; and

(d) all amounts owing to the Administrative Agent, the Collateral Agent or any of their Affiliates pursuant to any of the Credit Documents in their capacities as such;

it being acknowledged and agreed that the “Guaranteed Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement; provided that the term “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support) any Excluded Swap Obligations of such Guarantor.

2. LIABILITY OF GUARANTORS ABSOLUTE. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by: (a) any direction as to application of payment by the Borrower or any other party; (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations; (c) any payment on or in reduction of any such other guaranty or undertaking; (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower; (e) the failure of such Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; (f) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding; (g) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof; or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.

3. OBLIGATIONS OF GUARANTORS INDEPENDENT. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower and whether or not any other Guarantor, any other guarantor or the Borrower be joined in any such action or actions. Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

4. WAIVERS BY GUARANTORS. (a) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives (to the fullest extent permitted by applicable law) promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor or the Borrower) and each Guarantor further hereby waives (to the fullest extent permitted by applicable law) any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b) Each Guarantor waives (to the fullest extent permitted by applicable law) any right to require the Secured Creditors to: (i) proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives (to the fullest extent permitted by applicable law) any defense based on or arising out of any defense of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Secured Creditors may, after the occurrence and during the continuance of an Event of Default, at their election, foreclose on any collateral serving as security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations (other than unasserted contingent obligations) have been paid in full. Each Guarantor waives (to the fullest extent permitted by applicable law) any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the Borrower, any other guarantor of the Guaranteed Obligations or any other party or any security.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower and each other Guarantor on an ongoing basis information relating thereto and the Borrower’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (i) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or reasonably believes that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (ii) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

(d) Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation (i) to marshal any assets in favor of such Guarantor or in payment of any or all of the Guaranteed Obligations or (ii) to pursue any other remedy that such Guarantor may or may not be able to pursue itself or any right to which such Guarantor hereby waives (to the fullest extent permitted by applicable law).

(e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the fullest extent permitted by applicable law.

5. RIGHTS OF SECURED CREDITORS. Any Secured Creditor may (except as shall be required by applicable law and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party, any Subsidiary thereof, any other guarantor of the Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, Guarantors, other guarantors, the Borrower or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Secured Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Creditors regardless of what liabilities of the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, any of the Secured Hedging Agreements, Secured Cash Management Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Hedging Agreements, Secured Cash Management Agreements, the Credit Documents or any of such other instruments or agreements;

(h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(i) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense (other than a defense of payment) to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

To the fullest extent permitted by applicable law, no invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Credit Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment of the Guaranteed Obligations.

6. CONTINUING GUARANTY. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of the Administrative Agent or any other Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS. Any Indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the Guaranteed Obligations owing by the Borrower to the Secured Creditors; and if the Administrative Agent (at the direction of the Required Lenders) so requests at a time when an Event of Default shall have occurred and is continuing, such Indebtedness of the Borrower held by any Guarantor shall be collected, enforced and received by such Guarantor for the benefit of the Secured Creditors and be paid over to the Administrative Agent on behalf of the Secured Creditors on account of the Guaranteed Obligations owed to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations (other than contingent obligations not yet due and owing) have been paid in full; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the payment in full of all the Guaranteed Obligations (other than contingent obligations not yet due and owing), such amount shall be held for the benefit of the Secured Creditors and shall promptly be paid to the Secured Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Guaranteed Obligations thereafter existing.

8. GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT OR COLLATERAL AGENT. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent (acting upon the instructions of the Required Lenders) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent (acting upon the instructions of the Required Lenders) for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS. In order to induce the Lenders to make Loans to the Borrower pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Secured Hedging Agreements and Secured Cash Management Agreements to which they are a party, each Guarantor represents, warrants and covenants, which representations, warranties and covenants shall (until the termination thereof on the Termination Date) survive execution and delivery of this Guaranty, that:

(a) such Guarantor (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization, (ii) has the power and authority (corporate or otherwise, as applicable) to own its material property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of clauses (i), (ii) and (iii) for failures to be so qualified or authorized or have such power which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b) such Guarantor has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Guaranty and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of this Guaranty;

(c) such Guarantor has, independently and without reliance upon any Secured Creditor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty;

(d) such Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(e) neither the execution, delivery or performance by such Guarantor of this Guaranty to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any material law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality except in the case of any contravention that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or Permitted Liens) upon any of the property or assets of such Guarantor or any of its Restricted Subsidiaries pursuant to the terms of (x) any indenture, mortgage, deed of trust, loan agreement or credit agreement to which such Guarantor or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, in each case to the extent the Indebtedness evidenced thereby equals or exceeds the Threshold Amount or (y) any other material agreement, contract or instrument, in each case to which such Guarantor or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, except, in the case of the preceding clause (ii)(y), in the case of any contravention, breach, default, Lien and/or conflict, that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect or (iii) violate any provision of the certificate or articles of incorporation, by-laws, partnership agreement or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Guarantor;

(f) no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty by such Guarantor to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which such Guarantor is a party, in each case except (w) those that have otherwise been obtained or made prior to the Closing Date (if any) and which remain in full force and effect on the Closing Date, (x) filings which are necessary to release Liens granted pursuant to the documents related to the Indebtedness to be Refinanced (if any), (y) filings which are necessary to perfect the security interests created under the Security Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect;

(g) there are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened (i) with respect to this Guaranty to which such Guarantor is a party or (ii) with respect to such Guarantor or any of its Subsidiaries that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(h) until the Termination Date (as defined below), such Guarantor will comply, and will cause each of its Restricted Subsidiaries to comply (and will take, or refrain from taking, as applicable, all actions necessary to be taken or not taken, to avoid any violation of or non-compliance), with all of the applicable provisions, covenants and agreements contained in Sections 9 and 10 of the Credit Agreement; and

(i) an executed (or conformed) copy of each of the Credit Documents, the Secured Hedging Agreements and the Secured Cash Management Agreements has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

10. KEEPWELL. Each Guarantor that is also a Qualified ECP Guarantor (as defined below) hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Borrower or each other Guarantor to enable each such Borrower or Guarantor to honor all of its obligations under this Guaranty in respect of any guarantee of or obligation of such Borrower or Guarantor to pay or perform under any Secured Hedging Agreement or Secured Cash Management Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act of 1936 (any such obligation being a “Swap Obligation”); provided, however, that each Guarantor that is also a Qualified ECP Guarantor shall only be liable under this Section 10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The Guarantors intend that this Section 10 constitute, and this Section 10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Guaranty, the Guarantors shall qualify as a “Qualified ECP Guarantors” with respect to any Swap Obligation, if, with respect to each Guarantor, such Guarantor has total assets exceeding $10,000,000 at the time its guarantee thereof became effective or with respect to a Swap Obligation if the Guarantor constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11. EXPENSES. The Guarantors hereby jointly and severally agree to be bound by the provisions of Section 13.01(a) of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Borrower were a reference to each such Guarantor.

12. BENEFIT AND BINDING EFFECT. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their permitted successors and assigns.

13. AMENDMENTS; WAIVERS. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and, without limiting Section 13.13 of the Credit Agreement, with the written consent of the Administrative Agent.

14. SET OFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by such Secured Creditor (including, without limitation, by branches and agencies of such Secured Creditor wherever located) to or for the credit or the account of such Guarantor or any of its Restricted Subsidiaries against and on account of the Guaranteed Obligations then due and owing (whether at stated maturity, by acceleration or otherwise) and all other claims of any nature or description arising out of or connected with this Guaranty to the extent then due and owing.

15. NOTICES, ETC. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be. All notices and other communications to shall be in writing and addressed as follows:

(a) if to the Administrative Agent, any Credit Party or any Lender, as provided in Section 13.03 of the Credit Agreement; and

(b) if to any Other Creditor, as such address as such Other Creditor shall have specified in writing to each Guarantor and the Administrative Agent;

or, in any such case, at such other address or addressed to such other individual as shall have been furnished or identified, as applicable, in writing by the party to whom such notice is required to be given to the party required to give the same.

16. REINSTATEMENT. The obligations of the Guarantors under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

17. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case located within the County of New York, and, by execution and delivery of this Guaranty, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby further irrevocably waives to the extent permitted by applicable law any claim that any such courts lack personal jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Guaranty to which such party is a party brought in any of the aforesaid courts, that any such court lacks personal jurisdiction over such party. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each party at its address set forth opposite its signature below. Each party hereto hereby irrevocably waives (to the extent permitted by applicable law) any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of (i) each party hereto to serve process in any other manner permitted by law or (ii) any of the Secured Creditors to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

(b) Each party hereto hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty to which such Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION; TERMINATION. In the event that (a) all of the Equity Interests of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 10.02 of the Credit Agreement, (b) any Guarantor is designated as an

Unrestricted Subsidiary pursuant to Section 9.12 of the Credit Agreement, (c) any Guarantor otherwise qualifies as an Excluded Subsidiary or (d) a sale, other disposition or liquidation of a Guarantor has been approved in writing by the Required Lenders (or all the Lenders if required by Section 13.13 of the Credit Agreement), such Guarantor shall, upon consummation of such sale or other disposition, designation or other event contemplated by clauses (a) through (d) (except to the extent that a sale or disposition pursuant to clauses (a) and (d) is to the Borrower or another Guarantor), be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the Equity Interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 18). On the Termination Date, this Guaranty shall automatically terminate and all liability of Guarantors shall be automatically released. Upon such release, partial release or termination as described above, Administrative Agent shall promptly execute and deliver to such Guarantor at the expense of such Guarantor evidence of termination, release and/or partial release in accordance with the terms of the Credit Agreement. As used in this Guaranty, “Termination Date” shall have the meaning given to it in the Security Agreement.

19. CONTRIBUTION. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, or assets of any Guarantor are sold pursuant to any Security Document to satisfy any Guaranteed Obligation owed to any Secured Creditor, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty or on which such asset sale (a “Relevant Sale”) is made pursuant to any Security Document in satisfaction of any Guaranteed Obligation, as the case may be. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each such other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction, the numerator of which is the Aggregate Excess Amount of such Guarantor, and the denominator of which is the Aggregate Excess Amount of all Guarantors, multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. At any time that a Relevant Sale is made by a Guarantor, each such Guarantor shall have a right of contribution against each other Guarantor in an amount equal to the greater of the book value or the fair market value of the assets subject to the Relevant Sale, as the case may be, in each case multiplied by such other Guarantor’s Contribution Percentage. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right at any time prior to the Termination Date, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 19 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing in favor of the Secured Creditors under this Guaranty. As used in this Section 19: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment or Relevant Sale, as applicable, exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty or any guaranty of the obligations in respect of the ABL Agreement) on such date. Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 18 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 19, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, the same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 19, each Guarantor who makes any payment in respect of the Guaranteed Obligations or sale of its assets pursuant to any Security Document to satisfy any Guaranteed Obligation, as the case may be, shall have no right of contribution or subrogation against any other Guarantor in respect of such payment or sale until all of the Guaranteed Obligations (other than unasserted contingent obligations) have been paid in full. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. Each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent.

20. COUNTERPARTS. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of a counterpart of this Guaranty via facsimile or electronic mail shall constitute delivery of an original counterpart. A set of counterparts by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

21. PAYMENTS. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 5.03 and 5.04 of the Credit Agreement.

22. ADDITIONAL GUARANTORS. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by executing and delivering a counterpart hereof to the Administrative Agent or executing a joinder agreement and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Administrative Agent.

23. HEADINGS DESCRIPTIVE. The headings of the several Sections and Subsections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

24. APPLICATION OF PROCEEDS. Subject to the terms of the Intercreditor Agreement, all monies collected by the Administrative Agent hereunder pursuant to the enforcement of remedies by the Administrative Agent hereunder shall be applied to the extent, and in the manner, provided in Section 6.4 of the Security Agreement.

25. INTERCREDITOR AGREEMENT. (a) Notwithstanding anything herein to the contrary, the guarantees granted to the Secured Creditors under this Guaranty and the exercise of the rights and remedies of the Administrative Agent hereunder and under any other Security Document are subject to the terms, conditions and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Guaranty or any other Security Document, the terms of the Intercreditor Agreement shall govern and control.

(b) Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement, to the extent any Subsidiary of the Borrower is a primary obligor or guarantor of the ABL Facility or the Existing 2017 Notes (or, in each case, any Replacement Indebtedness in respect thereof) and such Subsidiary does not provide a guarantee under this Guaranty or any other Credit Document, such Subsidiary shall (i) promptly execute a counterpart to this Guaranty in accordance with Section 22 and (ii) take all other steps reasonably requested by the Administrative Agent in connection with the foregoing.

*  *  *

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Capella Holdings of Oklahoma, LLC
Capital Medical Center Holdings, LLC
Capital Medical Center Partner, LLC
Carolina Pines Holdings, LLC
CMCH Holdings, LLC
Columbia Olympia Management, Inc.
Farmington Clinic Company, LLC
Farmington Heart & Vascular Center, LLC
Farmington Hospital Corporation
Farmington Missouri Hospital Company, LLC
Hartsville Medical Center Group, LLC
Lawton Holdings, LLC
Lawton Surgery Investment Company, LLC
Muskogee Holdings, LLC
Muskogee Medical and Surgical Associates, LLC
Muskogee Physician Group, LLC
Muskogee Regional Medical Center, LLC
National Park Cardiology Services, LLC
National Park Family Care, LLC
National Park Physician Services, LLC
NPMC Holdings, LLC
NPMC, LLC
Oregon Healthcorp, LLC
Russellville Holdings, LLC
Southwestern Medical Center, LLC
Southwestern Neurosurgery Physicians, LLC
Southwestern Physician Services, LLC
Southwestern Radiology Affiliates, LLC
Southwestern Surgical Affiliates LLC
Sparta Hospital Corporation
St. Mary’s Holdings, LLC

By:
Name:
Title:

St. Mary’s Physician Services, LLC
St. Mary’s Real Property, LLC
Willamette Valley Clinics, LLC
Willamette Valley Health Solutions, LLC
Willamette Valley Medical Center, LLC
WPC Holdco, LLC

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT F

FORM OF PLEDGE AGREEMENT

[See attached]

PLEDGE AGREEMENT

[FORM OF]

PLEDGE AGREEMENT

among

CAPELLA HOLDINGS, INC.,

CAPELLA HEALTHCARE, INC.,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as COLLATERAL AGENT

Dated as of December 31, 2014

23.	HEADINGS DESCRIPTIVE	29

24.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	29

25.	PLEDGORS’ DUTIES	30

26.	COUNTERPARTS	30

27.	SEVERABILITY	30

28.	RECOURSE	30

29.	ADDITIONAL PLEDGORS	30

30.	LIMITED OBLIGATIONS	31

31.	RELEASE OF PLEDGORS	31

32.	INTERCREDITOR AGREEMENT	31

ANNEX A	-	RESERVED
ANNEX B	-	SCHEDULE OF SUBSIDIARIES
ANNEX C	-	SCHEDULE OF STOCK
ANNEX D	-	SCHEDULE OF NOTES
ANNEX E	-	SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS
ANNEX F	-	SCHEDULE OF PARTNERSHIP INTERESTS
ANNEX G	-	SCHEDULE OF CHIEF EXECUTIVE OFFICES

PLEDGE AGREEMENT

PLEDGE AGREEMENT (as amended, modified, restated, amended and restated, and/or supplemented from time to time, this “Agreement”), dated as of December 31, 2014, among each of the undersigned pledgors (each, a “Pledgor” and, together with any other entity that becomes a Pledgor hereunder pursuant to Section 29 hereof, the “Pledgors”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent (in such capacity, together with any permitted successor collateral agent, the “Collateral Agent” or “Pledgee”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Capella Healthcare, Inc. (the “Borrower”), a Delaware corporation, Capella Holdings, Inc., a Delaware corporation, Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Credit Documents, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) have entered into a Credit Agreement, dated as of the date hereof (as amended, modified, restated, extended, refinanced, amended and restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower, all as contemplated therein (the Lenders, the Administrative Agent, the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries has entered into, or may at any time and from time to time enter into and designate in writing one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more of the Administrative Agent, Collateral Agent, Lenders or any Affiliate thereof at such time to be secured pursuant to the terms of this Agreement and the other Security Documents (to the extent so designated, each such Administrative Agent, Collateral Agent, Lender or Affiliate, even if any such Person subsequently ceases to be a Lender or such an Affiliate for any reason, together with each such Person’s permitted successors and assigns, if any, collectively, the “Hedge Banks”, with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with a Hedge Bank, being herein called a “Secured Hedging Agreement”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries has entered into, or may at any time and from time to time enter into and designate in writing, one or more Cash Management Agreements with one or more of the Administrative Agent, Collateral Agent, Lenders or any Affiliate thereof at such time to be secured pursuant to the terms of this Agreement and the other Security Documents (to the extent so designated, each such Cash Management Agreement, to the extent that the obligations owing thereunder are designated by the Borrower and the relevant Administrative Agent, Collateral Agent, Lender or Affiliate thereof as “Cash

Management Obligations” in writing to the Collateral Agent, being herein called a “Secured Cash Management Agreement” and each such Administrative Agent, Collateral Agent, Lender or Affiliate thereof party to a Secured Cash Management Agreement, even if any such Person subsequently ceases to be a Lender or such an Affiliate for any reason, together with each such Person’s permitted successors and assigns, if any, being herein collectively called the “Cash Management Banks” and, together with any Hedge Bank, the “Other Creditors” and, the Other Creditors, collectively with the Lender Creditors, the “Secured Creditors”);

WHEREAS, pursuant to the Holdings Guaranty, Holdings has guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described therein;

WHEREAS, pursuant to the Subsidiaries Guaranty, any Subsidiary of the Borrower that becomes a party thereto as a Guarantor (as defined therein) will have become a Subsidiary Guarantor that has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described therein;

WHEREAS, the Intercreditor Agreement governs the relative rights and priorities of the Secured Creditors and the ABL Claimholders (as defined in the Intercreditor Agreement) in respect of the Collateral;

WHEREAS, it is a condition precedent to the making of Loans to the Borrower under the Credit Agreement and to the Hedge Banks entering into Secured Hedge Agreements and to the Cash Management Banks entering into Secured Cash Management Agreements that each Pledgor shall have executed and delivered to the Pledgee this Agreement; and

WHEREAS, each Pledgor will obtain benefits from the incurrence of Loans by the Borrower under the Credit Agreement and the entering into by the Borrower and/or one or more of its Restricted Subsidiaries of Secured Hedging Agreements or Secured Cash Management Agreements and, accordingly, desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph and to induce (i) the Lenders to make the Loans to the Borrower under the Credit Agreement, (ii) the Hedge Banks to enter into Secured Hedging Agreements with the Borrower and/or one or more of its Restricted Subsidiaries and (iii) the Cash Management Banks to enter into Secured Cash Management Agreements with the Borrower and/or one or more of its Restricted Subsidiaries;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Pledgee for the benefit of the Secured Creditors and hereby covenants and agrees with the Pledgee for the benefit of the Secured Creditors as follows:

1. SECURITY FOR SECURED OBLIGATIONS. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

(i) the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including principal, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of such Pledgor owing to the Lender Creditors, whether now existing or hereafter incurred, under, arising out of, or in connection with, each Credit Document to which such Pledgor is a party (including in the event such Pledgor is a Guarantor, all such obligations, liabilities and indebtedness of the Borrower or any other Person and for which such Pledgor is liable or obligated under its Guaranty) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in each such Credit Document (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations, liabilities or indebtedness with respect to the Secured Hedging Agreements or Secured Cash Management Agreements, being herein collectively called the “Credit Document Obligations”);

(ii) the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Borrower or any Restricted Subsidiary to the Other Creditors, now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement or any Secured Cash Management Agreement, whether such Secured Hedging Agreement or such Secured Cash Management Agreement is now in existence or hereinafter arising (including in the case of a Pledgor that is a Guarantor, all obligations, liabilities and indebtedness of such Pledgor under its Guaranty in respect of the Secured Hedging Agreements and Secured Cash Management Agreement), and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each Secured Hedging Agreement and Secured Cash Management Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Other Obligations”);

(iii) any and all sums advanced (except to the extent recovered) by the Pledgee in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral to the extent reimbursable hereunder;

(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable out-of-pocket expenses of the Pledgee retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Pledgee of its rights hereunder, together with reasonable attorneys’ fees and court costs reimbursable hereunder;

(v) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 11 of this Agreement; and

(vi) all amounts owing to the Administrative Agent, the Collateral Agent or any of their Affiliates pursuant to any of the Credit Documents in their capacities as such;

all such obligations, liabilities, indebtedness, sums and expenses set forth in clauses (i) through (vi) of this Section 1 being herein collectively called the “Secured Obligations”, it being acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

2. DEFINITIONS. (a) Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. Reference to singular terms shall include the plural and vice versa.

(b) The following capitalized terms used herein shall have the definitions specified below:

“Administrative Agent” shall have the meaning set forth in the recitals hereto.

“Adverse Claim” shall have the meaning given such term in Section 8-102(a)(1) of the UCC.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Cash Management Agreement” means any agreement for the provision of treasury, depository, credit card, debit card, purchase card and cash management services or any automated clearing house transfer of funds.

“Cash Management Bank” shall have the meaning set forth in the recitals hereto.

“Certificated Security” shall have the meaning given such term in Section 8-102(a)(4) of the UCC.

“Clearing Corporation” shall have the meaning given such term in Section 8-102(a)(5) of the UCC.

“Collateral” shall have the meaning set forth in Section 3.1 hereof.

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Domestic Corporation” shall have the meaning set forth in the definition of “Stock.”

“Excluded Equity Interests” at any time shall mean (i) in excess of 65% of the total combined voting power of all classes of Voting Equity Interests in respect of (A) any Exempted Foreign Entity and (B) any Subsidiary organized under the laws of the United States or any State or territory thereof or the District Columbia that is directly owned by any Pledgor and that substantially all of the assets of which consist of Equity Interests in one or more Exempted Foreign Entities or Subsidiaries described in this clause (i)(B) and, if applicable, Indebtedness of such Exempted Foreign Entity (but, for this purpose, substituting “directly or indirectly” for “directly”), (ii) any Equity Interests (A) of any Unrestricted Subsidiary (until such time, if at all, as such Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with the Credit Agreement), (B) Subsidiaries that are captive insurance companies (until such time, if at all, as such Subsidiary is no longer a captive insurance company), (C) Subsidiaries that are special purpose vehicles formed after the Closing Date (until such time, if at all, as such Subsidiary becomes a Guarantor in accordance with the Credit Agreement) and (D) Subsidiaries that are Immaterial Subsidiaries (until such time, if at all, as such Subsidiary is no longer an Immaterial Subsidiary), (iii) any Equity Interest if, to the extent and for so long as the pledge of such Equity Interest hereunder is prohibited or restricted by any applicable law (other than to the extent such prohibition would be rendered ineffective under the UCC or other applicable law), (iv) any Equity Interests of any Subsidiary, to the extent that and for so long as a pledge of such Equity Interests hereunder is prohibited or restricted by contracts with third parties existing on the Closing Date (or if acquired after the Closing Date, on the date of such acquisition) (but in each case not created in contemplation thereof) or would result in adverse tax consequences as reasonably determined by the Borrower and (v) any Equity Interest of any Person that is not a Wholly-Owned Subsidiary, in each case other than any Proceeds, substitutions or replacements of any of the Equity Interests described in clauses (i) through (v) (unless any such Proceeds, substitution or replacement would in itself constitute an Equity Interest described in clauses (i) through (v)).

“Exempted Foreign Entity” shall mean any Foreign Corporation and any other entity organized under the laws of a jurisdiction other than the United States or any State or Territory thereof that, in any such case, is treated as a corporation or association taxable as a corporation for U.S. federal income tax purposes.

“Financial Asset” shall have the meaning given such term in Section 8-102(a)(9) of the UCC.

“Foreign Corporation” shall have the meaning set forth in the definition of “Stock”.

“Hedge Bank” shall have the meaning set forth in the recitals hereto.

“Holdings” shall mean Capella Holdings, Inc. and any successor thereto, whether by merger or conversion or otherwise.

“Instrument” shall have the meaning given such term in Section 9-102(a)(47) of the UCC.

“Investment Property” shall have the meaning given such term in Section 9-102(a)(49) of the UCC.

“Lender Creditors” shall have the meaning set forth in the recitals hereto.

“Lenders” shall have the meaning set forth in the recitals hereto.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company.

“Location” of any Pledgor has the meaning, as applicable, in Section 9-307 of the UCC.

“Non-Voting Equity Interests” shall mean all Equity Interests of any Person that are not Voting Equity Interests.

“Notes” shall mean (x) all intercompany notes at any time issued to each Pledgor and (y) all other promissory notes from time to time issued to, or held by, each Pledgor.

“Noticed Event of Default” shall mean (x) an Event of Default under Section 11.05 of the Credit Agreement and (y) any other Event of Default in respect of which the Pledgee has given the Borrower three Business Days’ prior written notice that such Event of Default constitutes a “Noticed Event of Default”.

“Other Creditors” shall have the meaning set forth in the recitals hereto.

“Other Obligations” shall have the meaning set forth in Section 1(ii) hereof.

“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.

“Pledged Notes” shall mean all Notes at any time pledged or required to be pledged hereunder.

“Pledgee” shall have the meaning set forth in the first paragraph hereof.

“Pledgor” shall have the meaning set forth in the first paragraph hereof.

“Proceeds” shall have the meaning given such term in Section 9-102(a)(64) of the UCC.

“Registered Organization” shall have the meaning given such term in Section 9-102(a)(70) of the UCC.

“Secured Creditors” shall have the meaning set forth in the recitals hereto.

“Secured Cash Management Agreement” shall have the meaning set forth in the recitals hereto.

“Secured Debt Agreements” shall mean and include (w) this Agreement, (x) the other Credit Documents, (y) the Secured Cash Management Agreements and (z) the Secured Hedging Agreements.

“Secured Hedging Agreement” shall have the meaning set forth in the recitals hereto.

“Secured Obligations” shall have the meaning set forth in Section 1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.

“Securities Intermediary” shall have the meaning given such term in Section 8-102(14) of the UCC.

“Security” and “Securities” shall have the meaning given such term in Section 8-102(a)(15) of the UCC and shall in any event also include all Stock and all Notes.

“Security Entitlement” shall have the meaning given such term in Section 8-102(a)(17) of the UCC.

“Stock” shall mean (x) with respect to corporations incorporated under the laws of the United States or any State or territory thereof or the District of Columbia (each, a “Domestic Corporation”), all of the issued and outstanding shares of capital stock of any Domestic Corporation at any time owned by any Pledgor and (y) with respect to corporations that are not Domestic Corporations (each, a “Foreign Corporation”), all of the issued and outstanding shares of capital stock of any Foreign Corporation at any time owned by any Pledgor.

“Termination Date” shall have the meaning provided in the Security Agreement.

“UCC” shall mean the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that all references herein to specific sections or subsections of the UCC are references to such sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof; provided further that, if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “UCC” shall mean those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

“Uncertificated Security” shall have the meaning given such term in Section 8-102(a)(18) of the UCC.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

(c) Sections 1.02 through 1.09 of the Credit Agreement are incorporated herein by reference.

3. PLEDGE OF SECURITIES, ETC.

3.1 Pledge. To secure the Secured Obligations now or hereafter owed by such Pledgor (but subject to the proviso at the end of this Section 3.1), each Pledgor does hereby grant, pledge and collaterally assign to the Pledgee, for the benefit of the Secured Creditors, and does hereby create a continuing security interest in favor of the Pledgee for the benefit of the Secured Creditors in, all of its right, title and interest in and to the following, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”):

(a) [Reserved];

(b) all Securities owned or held by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase Securities;

(c) all Limited Liability Company Interests owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such Limited Liability Company Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Limited Liability Company Interests and applicable law:

(A) all its capital therein and its interest in all profits, income, surpluses, losses and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

(B) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of its claims, rights, powers, privileges, authority, options, security interests, Liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

(D) all present and future claims, if any, of such Pledgor against any such limited liability company for monies loaned or advanced, for services rendered or otherwise;

(E) all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any such limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(d) all Partnership Interests owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such Partnership Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Partnership Interests and applicable law:

(A) all its capital therein and its interest in all profits, income, surpluses, losses and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;

(B) all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of its claims, rights, powers, privileges, authority, options, security interests, Liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;

(D) all present and future claims, if any, of such Pledgor against any such partnership for monies loaned or advanced, for services rendered or otherwise;

(E) all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(e) all Financial Assets and Investment Property owned by such Pledgor from time to time;

(f) all Security Entitlements owned by such Pledgor from time to time in any and all of the foregoing; and

(g) all Proceeds of any and all of the foregoing;

provided that no Pledgor shall be required at any time to pledge hereunder (and the term “Collateral” and items (a) – (g) above shall not include, solely to the extent a Lien thereon has not been granted to the ABL Agent or any other ABL Claimholders (as defined in the Intercreditor Agreement)) any Excluded Equity Interests or Excluded Collateral (so long as same remain “Excluded Equity Interests” or “Excluded Collateral,” as applicable, in accordance with the definitions thereof).

3.2 Procedures. (a) To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral

(including at such time as any assets otherwise constituting Collateral cease to constitute Excluded Equity Interests or Excluded Collateral) such Collateral shall automatically (and without the taking of any action by such Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, such Pledgor shall (subject to the terms of the Intercreditor Agreement) take the following actions as set forth below (as promptly as practicable and, in any event, within 45 days after it obtains such Collateral) (or such longer time period as agreed by the Collateral Agent in its reasonable discretion) for the benefit of the Pledgee and the other Secured Creditors:

(i) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Clearing Corporation or Securities Intermediary), such Pledgor shall physically deliver such Certificated Security to the Pledgee, endorsed to the Pledgee or endorsed in blank;

(ii) with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), if such Partnership Interest or Limited Liability Company Interest is represented by a certificate (whether or not it is a Security for purposes of the UCC), such Pledgor shall physically deliver such certificate to the Pledgee, endorsed to the Pledgee or endorsed in blank and, to the extent such Partnership Interest or Limited Liability Company Interest is a Certificated Security; and

(iii) with respect to any Note, physical delivery of such Note (other than Notes with an individual principal amount of $2,000,000 or less at any time outstanding) to the Pledgee, endorsed in blank, or, at the request of the Pledgee, endorsed to the Pledgee.

(b) Each Pledgor shall not permit any issuer of Uncertificated Securities constituting Collateral to (i) enter into any agreement with any Person, other than the Collateral Agent and the ABL Agent, whereby such issuer effectively delivers “control” of such Uncertificated Securities under the UCC to such Person, or (ii) allow such Uncertificated Securities to become Certificated Securities unless such Pledgor complies with the procedures set forth in Section 3.2(a)(i) hereof.

3.3 Subsequently Acquired Collateral. If any Pledgor shall acquire (by purchase, stock dividend, distribution or otherwise) any additional Collateral (including at such time as any assets otherwise constituting Collateral cease to constitute Excluded Equity Interests or Excluded Collateral) at any time or from time to time after the date hereof, (i) such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.1 hereof and (ii) such Pledgor will, subject to the terms of the Intercreditor Agreement, thereafter take (or cause to be taken) all action within 45 days after it obtains such Collateral with respect to such Collateral in accordance with the procedures set forth in Section 3.2 hereof, and will promptly thereafter deliver to the Pledgee (x) a certificate executed by an authorized officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Pledgee (for the benefit of the Secured Creditors) hereunder and (y) supplements to Annexes A through G hereto as are necessary to cause such Annexes to be complete and accurate in all material respects at such time. Without limiting the foregoing, no Pledgor shall be required to pledge any Excluded Equity Interests or Excluded Collateral (so long as same remains “Excluded Equity Interests” or “Excluded Collateral,” as applicable, in accordance with the definitions thereof).

3.4 Transfer Taxes. Each pledge of Collateral under Section 3.1 or Section 3.3 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

3.5 Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the Closing Date: (i) each direct Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex B hereto; (ii) the Stock (and any warrants or options to purchase Stock) directly held by such Pledgor constituting Collateral consists of the number and type of shares of the stock (or warrants or options to purchase any stock) of the corporations as described in Annex C hereto; (iii) such Stock referenced in clause (ii) of this paragraph constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex C hereto; (iv) the Notes with a principal amount of greater than $2,000,000 held by such Pledgor consist of the promissory notes described in Annex D hereto where such Pledgor is listed as the lender; (v) the Limited Liability Company Interests constituting Collateral held by such Pledgor consist of the number and type of interests of the Persons described in Annex E hereto; (vi) each such Limited Liability Company Interest referenced in clause (v) of this paragraph constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex E hereto; (vii) the Partnership Interests constituting Collateral held by such Pledgor consist of the number and type of interests of the Persons described in Annex F hereto; (viii) each such Partnership Interest referenced in clause (vii) of this paragraph constitutes that percentage or portion of the entire partnership interest of the Partnership as set forth in Annex F hereto; (ix) the address of each chief executive office of such Pledgor is listed on Annex G hereto; (x) subject to Section 6.10(c) of the Credit Agreement, the Pledgor has complied with the respective procedure set forth in Section 3.2(a) hereof with respect to each item of Collateral described in Annexes C through F hereto; and (xi) on the date hereof, such Pledgor owns no other Securities, Stock, Notes, Limited Liability Company Interests or Partnership Interests, in each case constituting Collateral, other than as listed on the aforementioned Annexes.

4. APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC. The Pledgee shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which shall be held (in the reasonable discretion of the Pledgee) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee.

5. VOTING, ETC., WHILE NO NOTICED EVENT OF DEFAULT. Unless and until there shall have occurred and be continuing a Noticed Event of Default,

each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or result in a breach of any covenant contained in any of the Credit Documents. All such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease in case a Noticed Event of Default has occurred and is continuing, and Section 7 hereof shall become applicable.

6. DIVIDENDS AND OTHER DISTRIBUTIONS. Unless and until there shall have occurred and be continuing a Noticed Event of Default, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor. The Pledgee shall be entitled to receive directly, and to retain as part of the Collateral, in each case to the extent required to be pledged and delivered hereunder:

(i) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

(ii) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash (although such cash may be paid directly to the respective Pledgor so long as no Noticed Event of Default then exists)) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(iii) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash, other than as set forth above) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate or other reorganization.

Subject to the terms of the Intercreditor Agreement, nothing contained in this Section 6 shall limit or restrict in any way the Pledgee’s right to receive the proceeds of the Collateral in any form in accordance with Section 3 of this Agreement to the extent required under the Credit Agreement. During the continuance of a Noticed Event of Default, all dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Section 6 or Section 7 hereof shall be received for the benefit of the Pledgee, and shall, subject to the terms of the Intercreditor Agreement, be promptly paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement) for application to the Secured Obligations in accordance with the Credit Agreement and the Security Agreement. After such Noticed Event of Default has been cured or waived, (i) Pledgor shall automatically have the right to receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that it would be authorized to receive and retain pursuant to this Agreement absent a Noticed Event of Default; and (ii) within five (5) Business Days after such cure or waiver, the Pledgee shall repay and deliver to Pledgor all cash and monies that such Pledgor is entitled to retain pursuant to this Agreement which have not been applied to the repayment of the Secured Obligations pursuant to the Security Agreement or the Credit Agreement or the ABL Facility Documentation.

7. REMEDIES IN CASE OF AN EVENT OF DEFAULT OR A NOTICED EVENT OF DEFAULT. (a) If there shall have occurred and be continuing an Event of Default, then and in every such case, subject to the terms of the Credit Agreement, the Intercreditor Agreement and this Agreement, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Credit Document or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Pledgee shall be entitled to exercise all the rights and remedies of a secured party under the UCC as in effect in any relevant jurisdiction, and also shall give three Business Days’ prior written notice (other than in the case of an Event of Default under Section 11.05 of the Credit Agreement) to the Borrower and each other Pledgor, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

(i) to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 hereof to the respective Pledgor;

(ii) to the applicable Pledgor, to transfer all or any part of the Collateral into the Pledgee’s name or the name of its nominee or nominees;

(iii) to accelerate any Pledged Note which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Note (including, without limitation, to make any demand for payment thereon);

(iv) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or, notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise purchase or dispose (all of which are hereby waived by each Pledgor to the extent permitted by applicable law), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable, provided at least ten (10) days’ advance written notice of the time and place of any such sale shall be given to the respective Pledgor (which, to the extent permitted by applicable law, each Pledgor agrees is reasonable notice within the meaning of 9-611 of the UCC or its equivalent in any other relevant jurisdiction). The Pledgee shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security or the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Pledgee nor any other Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto;

(v) to set off any and all Collateral against any and all Secured Obligations, and to apply such Collateral to the payment of any and all Secured Obligations, in each case in accordance with the terms of the Credit Agreement and the Security Agreement; and

(vi) as an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(b) If there shall have occurred and be continuing a Noticed Event of Default, then and in every such case, the Pledgee shall be entitled to vote (and exercise all rights and powers in respect of voting) all or any part of the Collateral (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so). Upon the cure or waiver of all Noticed Events of Default, each Pledgor shall automatically have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to this Agreement.

8. REMEDIES, CUMULATIVE, ETC. Each and every right, power and remedy of the Pledgee provided for in this Agreement or in any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any other Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any other Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee or any other Secured Creditor to any other or further action in any circumstances without notice or demand. The Secured Creditors agree that this Agreement may be enforced only by the action of the Pledgee, in each case, acting upon the instructions of the Required Lenders, and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Pledgee for the benefit of the Secured Creditors upon the terms of this Agreement and the Security Agreement.

9. APPLICATION OF PROCEEDS. (a) All monies collected by the Pledgee upon any sale or other disposition of the Collateral as a result of the exercise of remedies by the Pledgee after the occurrence and during the continuance of an Event of Default pursuant to the terms of this Agreement, together with all other monies received by the Pledgee hereunder, shall be applied in the manner provided in Section 6.4 of the Security Agreement.

(b) It is understood and agreed that each Pledgor shall remain jointly and severally liable with respect to its Secured Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral pledged by it hereunder and the aggregate amount of such Secured Obligations.

10. PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making such sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

11. INDEMNITY. (a) Each Pledgor jointly and severally agrees to be bound by the provisions of Section 13.01 of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Borrower were a reference to such Pledgor.

(b) Without limiting the application of Section 11(a) hereof, each Pledgor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable out-of-pocket fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including all reasonable out-of-pocket fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other reasonable out-of-pocket fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral (limited, in the case of costs and expenses of the Collateral Agent arising in connection with legal representation, to the documented reasonable fees and out-of-pocket expenses of one primary counsel for the Collateral Agent and one local counsel in each relevant jurisdiction).

(c) Without limiting the application of Section 11(a) or (b) hereof, each Pledgor agrees, jointly and severally, to pay, indemnify and hold each Indemnified Person harmless from and against any loss, costs, damages and expenses which such Indemnified Person may suffer, expend or incur in consequence of or growing out of any material misrepresentation by any Pledgor in this Agreement, any other Secured Debt Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Secured Debt Agreement.

12. PLEDGEE NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER. (a) Nothing herein shall be construed to make the Pledgee or any other Secured Creditor liable as a member of any limited liability company or as a partner of any partnership unless and until such person is admitted as a member or Partner, as applicable. Neither the Pledgee nor any other Secured Creditor by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership unless, and to the extent, expressly assumed by the Pledgee or other Secured Creditor. The parties hereto expressly agree that, unless the Pledgee shall become the absolute owner of Collateral consisting of a Limited Liability Company Interest or a Partnership Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Pledgee, any other Secured Creditor, any Pledgor and/or any other Person.

(b) Except as provided in the last sentence of paragraph (a) of this Section 12, the Pledgee, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor, any limited liability company, partnership and/or any other Person either before or after an Event of Default shall have occurred. The Pledgee shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Section 12.

(c) The Pledgee and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

(d) The acceptance by the Pledgee of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Pledgee or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

13. FURTHER ASSURANCES; POWER-OF-ATTORNEY. (a) Upon the reasonable request of the Administrative Agent, each Pledgor shall make all filings under the UCC or equivalent statutes or otherwise that are required by applicable law in order for the Pledgee to continue at all times to have a valid, legal and perfected security interest, having the priority required by this Agreement, in the Collateral. Each Pledgor shall provide a copy of any such filings to the Pledgee promptly following the filing thereof. The Pledgee shall have no obligation to make any filings under the UCC; however, each Pledgor agrees that the Pledgee may file and refile under the UCC or other applicable state law such financing statements, continuation statements and other documents, in form reasonably acceptable to the Pledgee and the Pledgor, in such offices as the Pledgee (acting on its own or on the instructions of the Required Lenders) may reasonably deem necessary and wherever required or permitted by law in order to perfect and preserve the Pledgee’s security interest in the Collateral hereunder and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Collateral (including financing statements which describe the Collateral specifically or as “All assets and all personal property of the Debtor, whether now owned or hereafter acquired” or “All assets” or with words of similar impact as to collateral) without the signature of such Pledgor where permitted by law, and agrees to do such further acts and to execute and deliver to the Pledgee such additional conveyances, collateral assignments, agreements and instruments with respect to the Collateral or the Pledgee’s rights therein or hereunder as the Pledgee may reasonably request or as are necessary or, in the reasonable opinion of the Pledgee, advisable, to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee its rights, powers and remedies in the Collateral or hereunder. Each Pledgor agrees to provide the information required for any such filing to the Pledgee promptly upon request.

(b) Each Pledgor hereby constitutes and appoints the Pledgee its true and lawful attorney-in-fact, irrevocably, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time after the occurrence and during the continuance of a Noticed Event of Default, in the Pledgee’s discretion, to act, require, demand, receive and give acquittance for any and all monies and claims for monies due or to become due to such Pledgor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings and to execute any instrument which the Pledgee may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney is coupled with an interest and shall automatically terminate on the Termination Date or, with respect to any Pledgor, at the time such Pledgor is released herefrom in accordance with Section 31; provided, however, nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.

14. THE PLEDGEE AS COLLATERAL AGENT. The Pledgee will hold in accordance with this Agreement and other Credit Documents all items of the Collateral at any time received under this Agreement. It is expressly understood, acknowledged and agreed by each Secured Creditor that by accepting the benefits of this Agreement each such Secured Creditor acknowledges and agrees that (subject to the terms of the Intercreditor Agreement) the obligations of the Pledgee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the Credit Agreement. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.

15. TRANSFER BY THE PLEDGORS. Except as permitted pursuant to the Credit Agreement, no Pledgor will sell or otherwise dispose of, or grant any Lien on, any Collateral.

16. REPRESENTATIONS, WARRANTIES and COVENANTS OF THE PLEDGORS. (a) Each Pledgor represents, warrants and covenants, as to itself, that:

(i) it is the legal, beneficial and record owner of, and has good and marketable title to, all of its material Collateral consisting of one or more Securities, Partnership Interests and Limited Liability Company Interests (except as to Securities, Partnership Interests and Limited Liability Company Interests credited on the books of a Clearing Corporation or a Securities Intermediary) and that it has sufficient interest in all of its material Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no Lien, except the Liens created by this Agreement or other Permitted Liens);

(ii) it has full organizational power, authority (corporate or otherwise, as applicable) and legal right to pledge all the Collateral pledged by it pursuant to this Agreement;

(iii) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent (x) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), (y) of the need for filings and registrations necessary to perfect the Liens on the Collateral granted to the Collateral Agent hereunder and (z) of the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interest in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries;

(iv) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Pledgor (except for (w) those that have otherwise been obtained or made on or prior to the Closing Date (if any) and which remain in full force and effect on the Closing

Date, (x) filings which are necessary to release liens granted pursuant to the documents related to the Indebtedness to be Refinanced (if any), and (y) filings which are necessary to perfect the security interests created under the Security Documents, and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect) to authorize, or is required to be obtained or made by, or on behalf of, any Pledgor in connection with, (i) the execution, delivery and performance of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement.

(v) neither the execution, delivery or performance by such Pledgor of this Agreement, nor compliance by it with the terms and provisions hereof and thereof: (i) will contravene any provision of any material law, statute, rule or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contraventions that would not reasonably be expected, enter individually or in the aggregate, to result in a Material Adverse Effect; (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and other Permitted Liens) upon any of the property or assets of Holdings or any of its Restricted Subsidiaries pursuant to the terms of (x) any indenture, mortgage, deed of trust, credit agreement or loan agreement, in each case to the extent the Indebtedness evidenced thereby equals or exceeds the Threshold Amount or (y) any other material agreement, contract or instrument, in each case to which such Pledgor or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except, in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect; or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party;

(vi) all of such Pledgor’s Collateral consisting of Securities, Limited Liability Company Interests and Partnership Interests issued by any Pledgor or any Restricted Subsidiary of any Pledgor has been duly and validly issued, is fully paid and non-assessable (if applicable);

(vii) each of such Pledgor’s Pledged Notes issued by any Pledgor or any Subsidiary of any Pledgor constitutes, or when executed by the obligor thereof will constitute, the legal, valid and binding obligation of such obligor, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law) and subject to the effect of foreign laws, rules, and regulations as they relate to pledges of Pledged Notes owed by Foreign Subsidiaries; and

(viii) the pledge, collateral assignment and delivery to the Pledgee of such Pledgor’s Collateral consisting of Certificated Securities and Pledged Notes pursuant to this Agreement, and (if applicable) the continued possession thereof by the Pledgee or any Affiliate thereof, creates a valid and perfected security interest in such Certificated Securities and Pledged Notes, and the proceeds thereof, subject to no prior Lien or encumbrance (other than Permitted Liens and Permitted Encumbrances) or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities (other than the ABL Facility Documentation).

(b) Except as set forth in the Credit Agreement, each Pledgor covenants and agrees that it will use commercially reasonable efforts to defend the Pledgee’s right, title and security interest in and to such Pledgor’s material Collateral and the proceeds thereof against the claims and demands of all persons whomsoever; and each Pledgor covenants and agrees that it will have like title to and right to pledge any other material property that constitutes Collateral at any time hereafter pledged to the Pledgee by such Pledgor as Collateral hereunder and will likewise use commercially reasonable efforts to defend the right thereto and security interest therein of the Pledgee and the other Secured Creditors (other than in respect of Permitted Liens).

17. PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC. The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination of this Agreement pursuant to Section 19 hereof or, with respect to a specific Pledgor, release of such Pledgor pursuant to Section 31), including, without limitation:

(i) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from any Secured Debt Agreement (other than this Agreement in accordance with its terms), or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(ii) any change in the time, manner or place of payment of all or any of the Secured Obligations, or any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement (other than a waiver, consent or extension with respect to this Agreement in accordance with its terms);

(iii) any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any release of any security by the Pledgee or its assignee;

(iv) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or

(v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

18. SALE OF COLLATERAL WITHOUT REGISTRATION. If at any time after the occurrence and continuance of an Event of Default, when the Pledgee shall determine to exercise its right to sell all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests pursuant to Section 7 hereof, and such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act, as then in effect, the Pledgee may, in its sole and absolute discretion, sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Pledgee may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Pledgee, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Pledgee shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were made under an effective registration statement or if more than one potential purchaser were approached.

19. TERMINATION; RELEASE. (a) On the Termination Date (i), this Agreement shall automatically and unconditionally terminate (provided that all indemnities set forth herein including in Section 11 hereof, shall survive such termination) and the Pledgee, at the request and expense of the respective Pledgor, will promptly execute and deliver to such Pledgor a proper instrument or instruments (including UCC termination statements on form UCC-3, releases to be filed and instruments of satisfaction, discharge and/or reconveyance) acknowledging the satisfaction and termination of this Agreement, (ii) the security interest created hereby will automatically and unconditionally be released, and the Pledgee will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Pledgee or any of its agents hereunder and as has not theretofore been sold in accordance with this Agreement, the other Credit Documents or applicable law, or otherwise applied or released pursuant to this Agreement, the other Credit Documents or applicable law; without limiting the foregoing, together with any moneys constituting Collateral at the time held by the Pledgee or any of its agents hereunder and (iii) the Pledgee shall, upon such Pledgor’s reasonable request, provide evidence (in form and substance reasonably satisfactory to such Pledgor and the Pledgee) of such release, assignment, transfer or delivery and, with respect to any Collateral consisting of an Uncertificated Security, a Partnership Interest or a Limited Liability Company Interest (other than an Uncertificated Security, a Partnership Interest or a Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), a termination of the agreement relating thereto executed and delivered by the issuer of such Uncertificated Security pursuant to Section 3.2(b) or by the respective partnership or limited liability company pursuant to Section 3.2(a)(ii)) on the Termination Date. As used in this Agreement, “Termination Date” shall have the meaning set forth in the Security Agreement.

(b) If any part of the Collateral (i) is sold or otherwise disposed of (to a Person other than a Pledgor) at any time prior to the Termination Date, in connection with a sale or disposition permitted by Section 10.02 of the Credit Agreement, (ii) is owned by any Pledgor (other than in violation of the Credit Agreement) that is designated as an Unrestricted Subsidiary pursuant to Section 9.12 of the Credit Agreement (iii) becomes an Excluded Equity Interest or (iv) is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.13 of the Credit Agreement) (such part of the Collateral, “Released Collateral”), then (x) all security interests created under this Agreement in such Released Collateral so sold or disposed of shall automatically and unconditionally terminate, and the Pledgee, at the request and expense of such Pledgor, will duly execute and deliver such documentation, including termination or partial release statements and the like in connection therewith), and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Released Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Pledgee (or, in the case of Collateral held by any sub-agent designated pursuant to Section 4 hereto, such sub-agent) and has not theretofore been released pursuant to this Agreement and the Pledgee shall, upon such Pledgor’s reasonable request, provide evidence (in form and substance reasonably satisfactory to such Pledgor and the Pledgee) of such release, assignment, transfer or delivery.

(c) At any time that any Pledgor desires the Pledgee to execute and deliver any documentation to evidence any such release as provided in the foregoing Section 19(a) or (b), it shall deliver to the Pledgee (and the relevant sub-agent, if any, designated pursuant to Section 4 hereof) a certificate signed by an authorized officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to Section 19(a) or (b) hereof; provided that such certificate shall not be required if the value of the Collateral to be released is less than $2,000,000; provided that if the Collateral Agent is being requested to file any UCC financing statement terminations or amendments or execute any documentation with respect to such release, a certificate shall be required.

(d) The Pledgee shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 19.

20. NOTICES, ETC. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, electronic mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, electrically mailed, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Pledgee or any Pledgor shall not be effective until received by the Pledgee or such Pledgor, as the case may be. All notices and other communications to shall be in writing and addressed as follows:

(a) if to the Pledgee, the Administrative Agent, any Credit Party or any Lender, as provided in Section 13.03 the Credit Agreement (with, in the case of the Pledgee, all references in such Section of the Credit Agreement to the Administrative Agent being deemed to be references to the Pledgee for purposes of this Section 20); and

(b) if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to each Pledgor and the Pledgee;

or, in any such case, at such other address or addressed to such other individual as shall have been furnished or identified, as applicable, in writing by the party to whom such notice is required to be given to the party required to give the same.

21. WAIVER; AMENDMENT. Except as provided in Sections 29 and 31 hereof, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Pledgor and the Collateral Agent; provided, that this Agreement may be amended, modified, supplemented and waived with the consent of the Collateral Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local Law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure ambiguities, inconsistency, omissions, mistakes or defects or (iii) to cause this Agreement to be consistent with the Credit Agreement and the other Credit Documents.

22. PERMITTED SUCCESSORS AND ASSIGNS. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Sections 19 and 31, (ii) be binding upon each Pledgor and its permitted successors and assigns; provided, however, that unless permitted by the Credit Agreement, no Pledgor shall assign any of its rights or obligations hereunder without the prior written consent of the Pledgee (with the prior written consent of the Required Lenders), and (iii) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee, the other Secured Creditors and their respective permitted successors, transferees and assigns. All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

23. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

24. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY HERETO. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PARTY AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 20 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE PLEDGEE UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION

WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

25. PLEDGORS’ DUTIES. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Pledgee shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, except for the safekeeping of Collateral actually in the Pledgee’s possession or obligations expressly assumed by the Pledgee, nor shall the Pledgee be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Collateral.

26. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement via facsimile or electronic mail shall constitute delivery of an original counterpart. A set of counterparts by all the parties hereto shall be lodged with each Pledgor and the Pledgee.

27. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

28. RECOURSE. This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the representations, warranties, covenants and agreements on the part of such Pledgor contained herein and in the other Credit Documents and otherwise in writing in connection herewith or therewith.

29. ADDITIONAL PLEDGORS. It is understood and agreed that any Subsidiary of the Borrower that is required to become a party to this Agreement after the Closing Date pursuant to the requirements of the Credit Agreement or any other Credit

Document, shall become a Pledgor hereunder by (x) executing a counterpart hereof and delivering same to the Pledgee or executing a joinder agreement and delivering same to the Administrative Agent, in each case as may be required by (and in form and substance reasonably satisfactory to) the Administrative Agent, (y) delivering supplements to Annexes A through G, hereto as are necessary to cause such annexes to be complete and accurate in all material respects with respect to such additional Pledgor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Pledgee and with all documents and actions required or requested above to be taken to the reasonable satisfaction of the Pledgee.

30. LIMITED OBLIGATIONS. It is the desire and intent of each Pledgor and the Secured Creditors that this Agreement shall be enforced against each Pledgor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.

31. RELEASE OF PLEDGORS. Upon the release of any Subsidiary Guarantor from the Subsidiaries Guaranty in accordance with the provisions thereof, such Subsidiary shall automatically be released as a Pledgor, and all security interests then existing in any Collateral granted by it pursuant hereto shall be automatically released, from and under this Agreement, and the Pledgee is authorized and directed to execute and deliver such instruments or evidence of release reasonably requested by the Borrower or any Subsidiary. At any time that the Borrower or other respective Pledgor desires that the Administrative Agent deliver any such instrument or evidence of release with respect to a Subsidiary of the Borrower which has been released from the Subsidiaries Guaranty as provided in the immediately preceding sentence of this Section 31, it shall deliver to the Pledgee a certificate signed by an officer of the Borrower and the respective Pledgor stating that the release of the respective Pledgor (and its Collateral) is permitted pursuant to this Section 31. The Pledgee shall have no liability whatsoever to any other Secured Creditor as a result of the release of any Pledgor by it in accordance with, or which it believes in good faith to be in accordance with, this Section 31.

32. INTERCREDITOR AGREEMENT. (a) Notwithstanding anything herein to the contrary, the security interests granted to the Pledgee, for the benefit of the Secured Creditors, under this Agreement and the exercise of the rights and remedies of the Pledgee hereunder and under any other Secured Debt Agreement are subject to the terms, conditions and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Secured Debt Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything to the contrary herein, the Pledgee acknowledges and agrees that no Pledgor shall be required to take or refrain from taking any action at the request of the Pledgee with respect to the Collateral if such action or inaction would be inconsistent with the terms of the Intercreditor Agreement.

(b) Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement, in the event the ABL Facility Documentation provides for the grant of a security interest or pledge over the assets of any Pledgor and such assets do not otherwise constitute Collateral under this Agreement or any other Credit Document, such Pledgor shall (i) promptly grant a security interest in or pledge such assets to secure the Secured Obligations, (ii) promptly take any actions necessary to perfect such security interest or pledge to the extent set forth in the ABL Facility Documentation and (iii) take all other steps reasonably requested by the Pledgee in connection with the foregoing.

(c) Furthermore, at all times prior to the Discharge of ABL Obligations (as defined in the Intercreditor Agreement), the Collateral Agent is authorized by the parties hereto and the Secured Creditors to effect transfers of ABL Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to ABL Priority Collateral) to the ABL Agent if and to the extent required under the ABL Facility Documentation.

* * * *

IN WITNESS WHEREOF, each Pledgor and the Pledgee have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

Capella Holdings, Inc., as a Pledgor

By:
Name:
Title:

Capella Healthcare, Inc., as a Pledgor

By:
Name:
Title:

Capella Holdings of Oklahoma, LLC
Capital Medical Center Holdings, LLC
Capital Medical Center Partner, LLC
Carolina Pines Holdings, LLC
CMCH Holdings, LLC
Columbia Olympia Management, Inc.
Farmington Clinic Company, LLC
Farmington Heart & Vascular Center, LLC
Farmington Hospital Corporation
Farmington Missouri Hospital Company, LLC Hartsville Medical Group, LLC Lawton Holdings, LLC Lawton Surgery Investment Company, LLC Muskogee Holdings, LLC Muskogee Medical and Surgical Associates, LLC
Muskogee Physician Group, LLC Muskogee Regional Medical Center, LLC National Park Cardiology Services, LLC

National Park Family Care, LLC

National Park Physician Services, LLC

NPMC Holdings, LLC

NPMC, LLC

Oregon Healthcorp, LLC

Russellville Holdings, LLC

Southwestern Medical Center, LLC

Southwestern Neurosurgery Physicians, LLC, Southwestern Physician Services, LLC

Southwestern Radiology Affiliates, LLC Southwestern Surgical Affiliates LLC

Sparta Hospital Corporation

St. Mary’s Holdings, LLC

St. Mary’s Physician Services, LLC

St. Mary’s Real Property, LLC

Willamette Valley Clinics, LLC

Willamette Valley Health Solutions, LLC

Willamette Valley Medical Center, LLC

WPC Holdco, LLC, as Pledgors

By:
Name:
Title:

Accepted and Agreed to:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Pledgee		Eleven Madison Avenue New York, New York 10010

By:
Name:
Title:

By:
Name:
Title:

ANNEX B

to

PLEDGE AGREEMENT

SCHEDULE OF SUBSIDIARIES

ANNEX C

to

PLEDGE AGREEMENT

SCHEDULE OF STOCK

ANNEX D

to

PLEDGE AGREEMENT

SCHEDULE OF NOTES

ANNEX E

to

PLEDGE AGREEMENT

SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS

ANNEX F

to

PLEDGE AGREEMENT

SCHEDULE OF PARTNERSHIP INTERESTS

ANNEX G

to

PLEDGE AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

EXHIBIT G-1

FORM OF SECURITY AGREEMENT (HOLDINGS, BORROWER, SUBSIDIARY GUARANTORS)

[See attached]

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SECURITY AGREEMENT (HOLDINGS, BORROWER, SUBSIDIARY GUARANTORS)

[FORM OF]

SECURITY AGREEMENT

among

CAPELLA HEALTHCARE, INC.,

CAPELLA HOLDINGS, INC.,

CERTAIN SUBSIDIARIES OF CAPELLA HEALTHCARE, INC.

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as COLLATERAL AGENT

Dated as of December 31, 2014

[CS&M Ref. No. 7865-141]

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		Page

	ARTICLE I

	SECURITY INTERESTS

1.1.	Grant of Security Interests	8
1.2.	Power of Attorney	10
	ARTICLE II

	GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1.	Necessary Filings	11
2.2.	No Liens	11
2.3.	Valid Title	11
2.4.	Other Financing Statements	12
2.5.	Chief Executive Office, Record Locations	12
2.6.	Location of Inventory and Equipment	12
2.7.	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc	12
2.8.	Trade Names; Etc	12
2.9.	Certain Significant Transactions	13
2.10.	Recourse	13

	ARTICLE III

	SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1.	Additional Representations and Warranties	13
3.2.	Maintenance of Records	13
3.3.	Direction to Account Debtors; Contracting Parties; etc	14
3.4.	Modification of Terms; etc	14
3.5.	Collection	14
3.6.	Instruments	15
3.7.	Grantors Remain Liable Under Accounts	15
3.8.	Grantors Remain Liable Under Contracts	16
3.9.	[Reserved.]	16
3.10.	Commercial Tort Claims	16
3.11.	Chattel Paper	16
3.12.	Deposit Accounts	17
3.13.	Cash Management System	17

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3.14.	[Reserved.]	19
3.15.	[Reserved]	19
3.16.	[Reserved]	20
3.17.	Credit Card Charges	20
3.18.	Further Actions	20

	ARTICLE IV

	SPECIAL PROVISIONS CONCERNING INTELLECTUAL PROPERTY

4.1.	Additional Representations and Warranties	20
4.2.	Non-Infringement	21
4.3.	Licenses and Assignments	21
4.4.	Notification of Infringements	21
4.5.	Preservation of Marks and Domain Names	21
4.6.	Maintenance of Registrations and Issuances; Prosecution of Applications	22
4.7.	Future Intellectual Property Rights	22
4.8.	Remedies	22

	ARTICLE V

	PROVISIONS CONCERNING ALL COLLATERAL

5.1.	Protection of Collateral Agent’s Security	23
5.2.	Additional Information	23
5.3.	Further Actions	24
5.4.	Financing Statements	24

	ARTICLE VI

	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

6.1.	Remedies; Obtaining the Collateral Upon Default	24
6.2.	Remedies; Disposition of the Collateral	26
6.3.	Waiver of Claims	27
6.4.	Application of Proceeds	28
6.5.	Remedies Cumulative	30
6.6.	Discontinuance of Proceedings	31

	ARTICLE VII

	INDEMNITY AND CONTRIBUTION

7.1.	Indemnity	31
7.2.	Indemnity Obligations Secured by Collateral; Survival	32

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	ARTICLE VIII

	DEFINITIONS

8.1.	Definitions	32
8.2.	Other Definitional Provisions; Interpretation	41

	ARTICLE IX

	MISCELLANEOUS

9.1.	Notices	41
9.2.	Waiver; Amendment	42
9.3.	Obligations Absolute	42
9.4.	Successors and Assigns	42
9.5.	Headings Descriptive	42
9.6.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	43
9.7.	Grantor’s Duties	44
9.8.	Termination; Release	44
9.9.	Counterparts	45
9.10.	Severability	45
9.11.	The Collateral Agent and the other Secured Creditors	46
9.12.	Additional Grantors	46
9.13.	Intercreditor Agreement	46
9.14.	Pledge Agreement	47

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ANNEX A	Schedule of Addresses of Chief Executive Offices

ANNEX B	Schedule of Inventory and Equipment Locations

ANNEX C	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization), Jurisdiction of Organization, Location, Organizational Identification Numbers and Federal Employer Identification Numbers

ANNEX D	Schedule of Trade and Fictitious Names

ANNEX E	Description of Certain Significant Transactions Occurring Within One Year Prior to the Date of the Security Agreement

ANNEX F	Schedule of Marks and Applications; Internet Domain Name Registrations

ANNEX G	Commercial Tort Claims

ANNEX H	Schedule of Patents

ANNEX I	Schedule of Copyrights

ANNEX J	Grant of Security Interest in United States Trademarks

ANNEX K	Grant of Security Interest in United States Patents

ANNEX L	Grant of Security Interest in United States Copyrights

ANNEX M	Schedule of Deposit Accounts

ANNEX N	Schedule of Excluded Deposit Accounts

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SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of December 31, 2014, made by each of the undersigned grantors (each, a “Grantor” and, together with any other entity that becomes a Grantor hereunder pursuant to Section 9.12 hereof, the “Grantors”) in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, acting as Collateral Agent (as defined below), for the benefit of the Secured Creditors (as defined below). Certain capitalized terms as used herein are defined in Article VIII hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation (“Holdings”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Credit Documents, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) have entered into a Credit Agreement, dated as of the date hereof (as amended, modified, restated, extended, refinanced, amended and restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower as contemplated therein (the Lenders, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries may at any time and from time to time enter into and designate in writing one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more of the Administrative Agent, Collateral Agent, Lenders or any Affiliate thereof at such time to be secured pursuant to the terms of this Agreement and the other Security Documents (to the extent so designated, each such Administrative Agent, Collateral Agent, Lender or Affiliate, even if any such Person subsequently ceases to be a Lender or such an Affiliate for any reason, together with each such Person’s permitted successors and assigns, if any, collectively, the “Hedge Banks”, with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with a Hedge Bank, being herein called a “Secured Hedging Agreement”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries has entered into, or may at any time and from time to time enter into and designate in writing, one or more Cash Management Agreements with one or more of the Administrative Agent, Collateral Agent, Lenders or any Affiliate thereof at such time to be secured pursuant to the terms of this Agreement and the other Security Documents (to the extent so designated, each such Cash Management Agreement, to the extent that the obligations owing thereunder are designated by the Borrower and the relevant Administrative Agent, Collateral Agent, Lender or Affiliate thereof as “Cash Management Obligations” in writing to the Collateral Agent, being herein called a “Secured Cash Management Agreement” and each such Administrative Agent, Collateral Agent, Lender or Affiliate thereof party to a Secured Cash Management Agreement,

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even if any such Person subsequently ceases to be a Lender or such an Affiliate for any reason, together with each such Person’s permitted successors and assigns, if any, being herein collectively called the “Cash Management Banks” and, together with any Hedge Bank, the “Other Creditors” and, collectively with the Lender Creditors, the “Secured Creditors”);

WHEREAS, pursuant to the Holdings Guaranty, Holdings has guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described therein;

WHEREAS, pursuant to the Subsidiaries Guaranty, any Restricted Subsidiary of the Borrower that becomes a party thereto as a Guarantor (as defined therein) has become a Subsidiary Guarantor that has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described therein;

WHEREAS, the Intercreditor Agreement governs the relative rights and priorities of the Secured Creditors and the ABL Claimholders in respect of the Collateral;

WHEREAS, it is a condition precedent to the making of Loans to the Borrower under the Credit Agreement and to the Hedge Banks entering into Secured Hedging Agreements and to the Cash Management Banks entering into Secured Cash Management Agreements, that each Grantor shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Grantor will obtain benefits from the incurrence of Loans by the Borrower under the Credit Agreement and the entering into by the Borrower and/or one or more of its Restricted Subsidiaries of Secured Hedging Agreements or Secured Cash Management Agreements and, accordingly, desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph and to induce (i) the Lenders to make the Loans to the Borrower under the Credit Agreement, (ii) the Hedge Banks to enter into Secured Hedging Agreements with the Borrower and/or one or more of its Restricted Subsidiaries and (iii) the Cash Management Banks to enter into Secured Cash Management Agreements with the Borrower and/or one or more of its Restricted Subsidiaries;

NOW, THEREFORE, in consideration of the foregoing and the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

ARTICLE I

SECURITY INTERESTS

1.1. Grant of Security Interests. (a) As security for the prompt and complete payment when due of all of its Obligations (but subject to the proviso at the end of this Section 1.1(a)), each Grantor does hereby collaterally assign (other than with respect to the personal property described in clauses (iv), (vi), (viii), (xi), (xviii) and (xix) of this Section 1.1), pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following personal property and fixtures (and all rights therein) of such Grantor, or in which or to which such Grantor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i)	each and every Account;

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(ii)	all Chattel Paper (including all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii)	all Commercial Tort Claims where the amount of damages claimed by such Grantor is at least $2,000,000, as described in Annex G hereto, as such annex may be updated from time to time pursuant to Section 5.2;

(iv)	all Software owned by such Grantor and Software licensing rights held by such Grantor, and all recorded data of any kind or nature, regardless of the medium of recording;

(v)	all Domain Names;

(vi)	all Trade Secret Rights;

(vii)	Contracts, together with all Contract Rights arising thereunder;

(viii)	all Copyrights together with all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights, and any media that may contain works of authorship or copyrightable subject matter in which the Grantor holds Copyrights;

(ix)	all Documents;

(x)	all Equipment;

(xi)	all Fixtures;

(xii)	all General Intangibles;

(xiii)	all Goods;

(xiv)	all Instruments;

(xv)	all Inventory;

(xvi)	all Investment Property;

(xvii)	all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing) in connection with letters of credit with a value in excess of $2,000,000;

(xviii)	all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Grantor symbolized by the Marks and

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all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same;

(xix)	all Patents, together with all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same;

(xx)	all Permits;

(xxi)	all Supporting Obligations;

(xxii)	all books and records pertaining to the Collateral;

(xxiii)	solely at such times and to the extent a Lien thereon has been granted to the ABL Agent or any other ABL Claimholder, all cash, Cash Equivalents, Deposit Accounts and Security Accounts; and

(xxiv)	all Proceeds (including cash and Cash Equivalents) and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing (all of the above, but excluding any Excluded Collateral, the “Collateral”);

provided, that “Collateral” shall not include (and nor shall any defined term used in this Section 1.1(a) include), and a security interest shall not attach to (solely to the extent a Lien thereon has not been granted to the ABL Agent or any other ABL Claimholder), any Excluded Collateral (so long as the same remains Excluded Collateral in accordance with the definition thereof).

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Grantor may acquire, or with respect to which any Grantor may obtain rights (including any assets otherwise constituting Collateral that cease to constitute Excluded Collateral), at any time during the term of this Agreement.

1.2. Power of Attorney. (a) Each Grantor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably (provided that in no event shall such appointment extend beyond the Termination Date (as defined below) or the prior release of such Grantor in accordance with Section 9.8) with full power at any time and from time to time only after the occurrence and during the continuance of an Event of Default (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral (other than Collateral that is released pursuant to Section 9.8); to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be reasonably necessary or as advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

(b) The security interest of the Collateral Agent under this agreement is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

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ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Grantor represents, warrants and covenants, which representations, warranties and covenants shall (until the termination thereof on the Termination Date) survive execution and delivery of this Agreement, as follows:

2.1. Necessary Filings. To the extent that the Collateral consists of the type of property in which a security interest may be perfected (i) by filing a financing statement under the Uniform Commercial Code as enacted in any relevant United States jurisdiction, (ii) by a filing of a Grant of Security Interest in the respective form attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office or (iii) by possession (within the meaning of the UCC as in effect on the date hereof in the State of New York) or, solely with respect to promissory notes, certificated equity interests in the Borrower and its Restricted Subsidiaries and, to the extent required by the ABL Agent in accordance with the ABL Facility Documentation, Deposit Accounts and Securities Accounts, by control (within the meaning of the UCC as in effect on the date hereof in the State of New York), (a) all filings, registrations, recordings and other actions necessary to create, preserve and perfect the security interest granted by such Grantor to the Collateral Agent hereby in respect of the Collateral have been accomplished or will be accomplished in accordance with the requirements hereof and of the Credit Agreement and (b) the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral is a valid and, upon all such filings, registrations, recordings and other actions, perfected security interest therein prior to the rights of all other Persons therein (other than Permitted Liens and subject to no other Liens (other than Permitted Liens)) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant United States jurisdiction to perfected security interests subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

2.2. No Liens. Such Grantor is, and as to all Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of, or otherwise have the right to use, all Collateral (other than Collateral having a nominal value) free from any Lien (other than Permitted Liens), and such Grantor shall use commercially reasonable efforts to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein (other than Permitted Liens or to the extent otherwise not required herein or the Credit Agreement) materially adverse to the Collateral Agent.

2.3. Valid Title. Each Grantor has good and valid rights in and title to the Collateral (or, with respect to intellectual property that such Grantor does not own, to the knowledge of such Grantor, a valid license or right to use) with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral

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Agent, for the benefit of the Secured Creditors, the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, except to the extent failure to have such rights or title could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

2.4. Other Financing Statements. So long as the Termination Date has not occurred, such Grantor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of recording or registration under the law of any jurisdiction) or statements relating to the Collateral or any notices under the Assignment of Claims Act, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Grantor or in connection with Permitted Liens.

2.5. Chief Executive Office, Record Locations. The chief executive office of such Grantor is, on the date of this Agreement, located at the address indicated on Annex A hereto for such Grantor.

2.6. Location of Inventory and Equipment. All Inventory and Equipment constituting Collateral held on the date hereof, with a fair market value in excess of $2,000,000, by each Grantor is located at one of the locations shown on Annex B hereto for such Grantor, except for Inventory and Equipment (i) in transit in the ordinary course of business, (ii) on loan to an employee, or (iii) off-site for repair, restoration and refurbishment.

2.7. Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc. As of the date hereof, the exact legal name of each Grantor, the type of organization of such Grantor, whether or not such Grantor is a Registered Organization, the jurisdiction of organization of such Grantor, such Grantor’s Location, the organizational identification number (if any) of such Grantor and the Federal Employer Identification Number (if any), is listed on Annex C hereto for such Grantor. Such Grantor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its jurisdiction of organization, its Location, its organizational identification number (if any), or its Federal Employer Identification Number (if any) from that used on Annex C hereto, except that any such changes shall be permitted if (i) it shall have given to the Collateral Agent not less than 10 days’ prior written notice (or such shorter period as agreed by the Collateral Agent) of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall supplement or update all information contained therein for such Grantor, and (ii) in connection with such respective change or changes, it shall take any action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected with the priority required hereunder (to the extent such security interest can be perfected by the filings or other actions described in Section 2.1) and in full force and effect.

2.8. Trade Names; Etc. As of the date hereof, such Grantor has or operates in any jurisdiction under, no trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D hereto for such Grantor.

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2.9. Certain Significant Transactions. During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Grantor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Grantor, in each case except as described in Annex E hereto.

2.10. Recourse. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1. Additional Representations and Warranties. As of the time when each of its Accounts constituting Collateral arises, each Grantor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine, and that all papers and documents (if any) directly relating thereto (i) will, to the knowledge of such Grantor, represent the genuine, legal, valid and binding obligation of the Account Debtor evidencing indebtedness unpaid and owed by the respective Account Debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the Account Debtor named therein (other than copies created for general accounting purposes), (iii) will, to the knowledge of such Grantor, evidence true and valid obligations, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and (iv) will be in compliance and will conform with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction, except in the case of any non-compliance or non-conformity that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

3.2. Maintenance of Records. Each Grantor will keep proper books of record and accounts in accordance with Section 9.02 of the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Collateral consisting of Accounts and Contract Rights (including all documents evidencing such Accounts and Contract Rights) and such books of record and accounts to the Collateral Agent or to its representatives (copies of which evidence and books of record and accounts may be retained by such Grantor). Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs, such Grantor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, all of its Collateral consisting of Accounts (other than

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Government Accounts) and Contracts (but in each case, subject to the Intercreditor Agreement, not before the Discharge of ABL Obligations), as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been collaterally assigned to the Collateral Agent and that the Collateral Agent has a security interest therein. Notwithstanding the foregoing, the Grantors shall not be required to disclose “protected health information” if such disclosure would violate 45 CFR Part 164 (requiring either an exception or a compliant business associate agreement prior to the disclosure).

3.3. Direction to Account Debtors; Contracting Parties; etc. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default after the Discharge of ABL Obligations, if the Collateral Agent so directs any Grantor in writing, such Grantor agrees (x) to cause all payments on account of its Accounts (other than Government Accounts), Instruments and Contracts constituting Collateral to be made directly to the Collateral Agent, (y) that the Collateral Agent may (or with respect to Instruments and Contracts constituting Fixed Asset Priority Collateral (as defined in the Intercreditor Agreement), may, at its option with three Business Days’ prior written notice to such Grantor (provided that no such notice shall be required if an Event of Default of the type described in Section 11.05 of the Credit Agreement has occurred and is continuing)) directly notify the obligors with respect to any such Accounts (other than Government Accounts) or Instruments and/or under any such Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z), that the Collateral Agent may enforce collection of any such Accounts (other than Government Accounts), Instruments and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor. Without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts toward the payment of the Obligations in the manner provided in Section 6.4 of this Agreement. The reasonable out-of-pocket costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor in accordance with Section 7.1 hereof. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Grantor, provided that the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3.

3.4. Modification of Terms; etc. Except in accordance with such Grantor’s ordinary course of business and consistent with reasonable business judgment or as permitted by the Credit Documents, no Grantor shall rescind or cancel any Indebtedness evidenced by any Account or under any Contract constituting Collateral, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract constituting Collateral, or interest therein, without the prior written consent of the Collateral Agent, such consent not to be unreasonably withheld or delayed. Except as otherwise permitted by the Credit Documents, no Grantor will do anything to impair in any material respect the rights of the Collateral Agent in the Accounts or Contracts constituting Collateral.

3.5. Collection. Each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the Account Debtor named in each of its material

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Accounts or obligor under any material Contract constituting Collateral, as and when due (including amounts which are delinquent, such amounts to be collected in accordance with customary collection procedures), any and all amounts owing under or on account of such Account or Contract, and apply all such amounts as are so collected to the outstanding balance of such Account or under such Contract in the ordinary course of business. Except as otherwise directed by the Collateral Agent (which, in the case of a direction with respect to Contracts constituting Fixed Asset Priority Collateral, shall require three Business Days’ notice (other than in the case of an Event of Default under Section 11.05 of the Credit Agreement)), after the occurrence and during the continuation of an Event of Default, any Grantor may allow in the ordinary course of business or as such Grantor may determine in accordance with reasonable business practices as adjustments to amounts owing under such Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with reasonable business judgment, (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with reasonable business judgment and (iii) such other adjustments necessary or desirable in such Grantor’s reasonable business judgment. The reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of collection, whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor in accordance with Section 7.1 hereof.

3.6. Instruments. If any Grantor owns or acquires Instruments constituting Collateral that are individually in excess of $2,000,000 (other than (x) checks and other payment instruments received and collected in the ordinary course of business and (y) any Instrument subject to pledge pursuant to the Pledge Agreement), such Grantor will notify the Collateral Agent thereof, on or prior to the date of actual delivery of the immediately succeeding compliance certificate pursuant to Section 9.01(e) of the Credit Agreement (a “Compliance Certificate”) (or, if earlier, the date on which such immediately succeeding Compliance Certificate is required to be delivered pursuant to the Credit Agreement), and upon request by the Collateral Agent will promptly deliver such Instrument or Instruments (other than such Instrument or Instruments that have a value of less than $2,000,000) to the Collateral Agent appropriately endorsed to the order of the Collateral Agent or accompanied by appropriate instruments of transfer or assignment duly executed in blank.

3.7. Grantors Remain Liable Under Accounts. Except to the extent expressly assumed by such Person, neither the Collateral Agent nor any other Secured Creditor, to the extent permitted by applicable law, shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

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3.8. Grantors Remain Liable Under Contracts. Neither the Collateral Agent nor any other Secured Creditor, to the extent permitted by applicable law, shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.9. [Reserved.]

3.10. Commercial Tort Claims. All Commercial Tort Claims constituting Collateral where the amount of damages sought is at least $2,000,000 of such Grantor in existence on the date of this Agreement are described in Annex G hereto. If any Grantor shall at any time after the date of this Agreement obtain knowledge that it has acquired a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of at least $2,000,000, such Grantor shall, on or prior to the date of actual delivery of the immediately succeeding Compliance Certificate (or, if earlier, the date on which such immediately succeeding Compliance Certificate is required to be delivered pursuant to the Credit Agreement), promptly notify the Collateral Agent thereof in a writing signed by such Grantor and reasonably describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein (subject to Permitted Liens) and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

3.11. Chattel Paper. Upon the reasonable request of the Collateral Agent made at any time or from time to time, each Grantor shall on or prior to the date of actual delivery of the immediately succeeding Compliance Certificate (or, if earlier, the date on which such immediately succeeding Compliance Certificate is required to be delivered pursuant to the Credit Agreement) thereafter furnish to the Collateral Agent a list of all Electronic Chattel Paper constituting Collateral (in amount of at least $2,000,000) held or owned by such Grantor. Each Grantor will promptly (and in any event within 10 Business Days) following any reasonable request by the Collateral Agent, deliver all of its Tangible Chattel Paper constituting Collateral with a value of at least $2,000,000 to the Collateral Agent, provided that so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection any Tangible Chattel Paper constituting Collateral received by such Grantor, and the Collateral Agent shall, promptly upon request from such Grantor, make appropriate arrangements for making any Tangible Chattel Paper constituting Collateral in its possession and pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal. If such Grantor retains possession of any Chattel Paper constituting Collateral pursuant to the terms hereof, promptly following the reasonable request of the Collateral Agent, such Grantor shall use commercially reasonable efforts to cause such Chattel Paper to be marked with the following legend or such other legend acceptable to the Collateral Agent: “This writing and the obligations evidenced or secured hereby are subject to the security interests of Credit Suisse AG, Cayman Islands Branch, as collateral agent, for the benefit of itself and certain Secured Creditors.”

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3.12. Deposit Accounts. Annex M sets forth all Deposit Accounts, Securities Accounts and commodity accounts maintained by the Grantors. Each Grantor shall on or prior to the date of actual delivery of the immediately succeeding Compliance Certificate (or, if earlier, the date on which such immediately succeeding Compliance Certificate is required to be delivered pursuant to the Credit Agreement), furnish to the Collateral Agent an updated Annex M setting forth the information required by this Agreement for each new Deposit Account, Securities Account or commodity account (other than an Excluded Deposit Account) opened by such Grantor since the preceding Compliance Certificate was delivered. Except as set forth in Section 3.13 hereof, pursuant to the Cash Management System and with respect to the Recourse Account, each Grantor shall be the sole account holder of each Deposit Account, Securities Account and commodity account and shall not allow any other Person (other than the ABL Agent) to have control over a Deposit Account, Securities Account or commodities account or any assets deposited therein; provided that this Section 3.12 shall cease to apply at such time, if any, as the Deposit Accounts, Securities Accounts or commodities accounts cease to constitute Collateral.

3.13. Cash Management System.

(a) The Credit Parties will establish and maintain the cash management system required pursuant to the terms of the ABL Facility Documentation (the “Cash Management System”).

(b) Except in connection with Excluded Deposit Accounts or as set forth on Annex N, as promptly as practicable and in any event within 90 days after the Closing Date (or such later date as the Collateral Agent may permit in its sole discretion), (i) each Grantor that owns or originates Government Accounts shall deliver to the Collateral Agent, for each Government Receivables Deposit Account established or maintained by such Grantor, a multi-party deposit account agreement between the Collateral Agent, the ABL Agent (as necessary), the bank at which such Government Receivables Deposit Account is maintained and such Grantor, in form and substance reasonably satisfactory to the Collateral Agent (each a “Government Receivables Deposit Account Agreement”), (ii) each Grantor that owns or originates Private Accounts shall deliver to the Collateral Agent, for each Private Deposit Account (other than Excluded Deposit Accounts) established or maintained by such Grantor, a multi-party blocked account control agreement or lockbox account agreement among the Collateral Agent, the ABL Agent (as necessary), the bank at which each such Private Deposit Account is maintained and such Grantor, in form and substance reasonably satisfactory to the Collateral Agent (each a “Private Deposit Account Agreement”) and (iii) the Borrower shall deliver to the Collateral Agent, for the Concentration Account, a multi-party blocked account control agreement or lockbox account agreement among the Collateral Agent, the ABL Agent (as necessary), the bank at which the Concentration Account is maintained and the Borrower, in form and substance reasonably satisfactory to the Collateral Agent (the “Concentration Account Agreement” and, together with any Government Receivables Deposit Account Agreements and any Private Deposit Account Agreements, each a “Blocked Account Agreement”). Each such Government Receivables Deposit Account Agreement and Private Deposit Account Agreement shall provide, among other things, that the bank at which any such Blocked Account is maintained, agrees to forward on a daily basis all available amounts in each such account to the Concentration Account (provided, that Government Receivables Deposit Account Agreements

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shall also provide that such direction to make daily transfers to the Concentration Account may be revoked by the applicable Grantor. Any such revocation shall constitute an immediate Event of Default). In addition, the Concentration Account Agreement shall provide, among other things, that, subject to the Intercreditor Agreement, during the continuation of an Event of Default after the Discharge of ABL Obligations, the bank at which such Concentration Account is maintained shall, upon receipt of notice by the Collateral Agent (given in its discretion or at the direction of Required Lenders), and subject to the Intercreditor Agreement and to the ABL Agent’s rights under the Concentration Account Agreement, make daily sweeps from the Concentration Account into the Collateral Agent’s account for application in accordance with Section 6.4.

(c) On each Business Day, each Grantor will cause (or ensure that) the entire available balance in each Government Receivables Deposit Account to be (or is) transferred by ACH or book entry transfer to the Concentration Account. No Grantor will transfer any funds out of any Government Receivables Deposit Account or any other Blocked Account except to the Concentration Account. The balance from time to time standing to the credit of the Blocked Accounts shall be distributed as directed in accordance with the provisions of the Blocked Account Agreements. So long as no Default or Event of Default has occurred and is continuing or would result from such distribution, the balance from time to time standing to the credit of the Concentration Account shall be distributed as directed by the Borrower.

(d) So long as no Default or Event of Default has occurred and is continuing, the Credit Parties may amend Annexes M and N to add or replace a depository bank or any Blocked Account; provided that prior to the time of the opening of such account, the applicable Grantor and such bank shall have executed and delivered to the Collateral Agent a Blocked Account Agreement in form and substance reasonably satisfactory to the Collateral Agent.

(e) The Blocked Accounts shall be Collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which the applicable Grantor shall have granted a Lien to the Collateral Agent, for the benefit of the Secured Creditors, pursuant to this Agreement. Each Grantor shall use commercially reasonable efforts to ensure that all cash, checks and other similar items of payment in the Blocked Accounts are solely in respect of Collateral.

(f) All collections of Accounts and all proceeds of the sale or other disposition of any Collateral, other than collections and proceeds that are held in Excluded Deposit Accounts in accordance with the terms hereof, shall be deposited directly into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, solely into a Government Receivables Deposit Account, subject to subsequent transfer pursuant to Section 3.13(c)). In the event that, notwithstanding the provisions of this Section 3.13(f), any Grantor receives or otherwise has dominion and control of any proceeds or collections of Accounts or proceeds of Collateral outside of the Blocked Accounts, such proceeds and collections shall be held in trust by such Grantor for the Collateral Agent and shall, not later than five (5) Business Days after receipt thereof, be deposited into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, solely into a Government Receivables Deposit Account, subject to subsequent transfer pursuant to Section 3.13(c)) or dealt with in such other fashion as required or permitted under the terms of the ABL Facility Documentation.

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(g) All amounts held in Excluded Facility Deposit Accounts shall be held in trust for the Collateral Agent. Whenever balances on deposit in an Excluded Facility Deposit Account exceed $20,000, all amounts then on deposit in such Excluded Facility Deposit Account shall within 5 Business Days thereof be deposited into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, solely into a Government Receivables Deposit Account) or dealt with in such other fashion as required or permitted under the terms of the ABL Facility Documentation.

(h) During the continuance of an Event of Default, each Grantor shall provide the Collateral Agent with any information and account statements with respect to the Blocked Accounts as reasonably requested by Collateral Agent.

(i) Subject to the Intercreditor Agreement and each applicable Blocked Account Agreement, during the continuance of an Event of Default, the Concentration Account and each Private Deposit Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Grantor hereby acknowledges and agrees that during the continuance of an Event of Default, (i) such Grantor has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall (unless otherwise provided in the Intercreditor Agreement or the Concentration Account Agreement) be transferred daily to the Collateral Agent’s account for application to the Obligations.

(j) Concurrently with or prior to the opening of a Deposit Account, Securities Account or commodity account by any Grantor, other than any Excluded Deposit Account, such Grantor shall deliver to the Collateral Agent a Deposit Account Control Agreement (which with respect to a Government Receivables Deposit Account will be a Government Receivables Deposit Account Agreement as defined in Section 3.13(b) hereof) covering such Deposit Account (as required hereunder with respect to the proceeds of Accounts to be deposited in such Deposit Account) and/or a control agreement covering such Securities Account or commodity account, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by such Grantor, the Collateral Agent, the ABL Agent and the applicable bank, securities intermediary or commodity intermediary, as the case may be.

(k) The terms of Section 3.13 shall (i) apply only if and to the extent such terms are contained mutatis mutandis in favor of the ABL Agent or any other ABL Claimholder pursuant to the ABL Facility Documentation, giving effect to the waiver or modification of any such term by the ABL Agent or the applicable ABL Claimholder (and any such waiver or modification is deemed to be a waiver or modification hereunder), and (ii) cease to apply at such time, if any, as the Deposit Accounts cease to constitute Collateral.

3.14. [Reserved.]

3.15. [Reserved]

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3.16. [Reserved]

3.17. Credit Card Charges.

(a) Each Grantor shall ensure that its credit card clearinghouses and processors are at all times instructed in writing to deposit all proceeds of credit card charges due to such Grantor in the manner required under the ABL Facility Documentation.

(b) Unless permitted under the terms of the ABL Facility Documentation, the Grantors shall not enter into any agreements with credit card processors or clearinghouses other than those expressly contemplated herein unless contemporaneously therewith such credit card processors or clearinghouses are instructed in writing to deposit all proceeds of credit card charges due to such Grantor directly to a Private Deposit Account or the Concentration Account.

(c) The terms of Section 3.14 shall (i) apply only if and to the extent such terms are contained mutatis mutandis in favor of the ABL Agent or any other ABL Claimholder pursuant to the ABL Facility Documentation, giving effect to the waiver or modification of any such term by the ABL Agent or the applicable ABL Claimholder (and any such waiver or modification is deemed to be a waiver or modification hereunder), and (ii) cease to apply at such time, if any, as the Deposit Accounts cease to constitute Collateral.

3.18. Further Actions. Subject to the limitations in the other Credit Documents, each Grantor will promptly, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights, in each case which constitute Collateral, as the Collateral Agent may reasonably require, but only to the extent that creation and perfection is required hereunder with respect to such Collateral. Notwithstanding the foregoing, (a) nothing in this Agreement shall require any Grantor to take any action to perfect any security interest under any non-U.S. law and (b) no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required.

ARTICLE IV

SPECIAL PROVISIONS CONCERNING INTELLECTUAL PROPERTY

4.1. Additional Representations and Warranties. Each Grantor represents and warrants that each of Annexes F, H and I, respectively, contains a complete and accurate list of all of the following, in each case constituting Collateral (a) federally registered Marks and applications therefor owned by each Grantor; (b) Domain Names registered in the name of each Grantor; (c) issued Patents and applications therefor owned by each Grantor; (d) registered Copyrights and applications therefor; and (e) exclusive registered Copyright licenses owned or held by each Grantor; in each case, but only to the extent applicable, indicating the owner, title or mark, application or registration number, and accompanying registration or application dates. Each Grantor represents and warrants that it is the true and lawful owner of and has the right to

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use the Marks, Domain Names, Patents, Copyrights and exclusive registered Copyright licenses listed in Annexes F, H and I hereto for such Grantor, except where any such failure to own or have right to use would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. Each Grantor represents and warrants that all registrations and issuances listed in Annexes F, H and I are subsisting and have not been canceled and that such Grantor is not aware of any third-party claim that any of said registrations or issuances is invalid or unenforceable, is not aware that there is any reason that any of said registrations or issuances is invalid or unenforceable and is not aware that there is any reason that any application for registration or issuance listed in Annex F, H and I will not mature into a registration or issuance. To each Grantor’s knowledge, no third party is infringing, misappropriating, or otherwise violating such Grantor’s rights in any Mark, Domain Name, Patent, Copyright, exclusive registered Copyright license or Trade Secret constituting Collateral owned by such Grantor. Each Grantor agrees to prosecute diligently, in accordance with its reasonable business practices and such Grantor’s reasonable business judgment, any Person infringing, misappropriating, or otherwise violating such Grantor’s rights in any Mark, Domain Name, Patent, Copyright, exclusive registered Copyright license, Trade Secret, or other intellectual property constituting Collateral in any manner that would reasonably be expected to have a Material Adverse Effect.

4.2. Non-Infringement. Each Grantor further warrants that it has no knowledge of any written third party claim received by it that such Grantor or any aspect of such Grantor’s present business operations (i) infringes any trademark, service mark, trade name, patent, or copyright of any other Person, (ii) has misappropriated any trade secret or other proprietary information of any other Person, or (iii) otherwise violates any other intellectual property right of any other Person other than, in the case of all of the foregoing, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3. Licenses and Assignments. Except as otherwise permitted by the Secured Debt Agreements, each Grantor hereby agrees not to assign any right under any material Mark, Domain Name, Patent, Copyright, exclusive registered Copyright license or Trade Secret constituting Collateral absent prior written approval of the Collateral Agent, such approval not to be unreasonably withheld.

4.4. Notification of Infringements. Each Grantor agrees, within 45 days after learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who such Grantor believes with reasonable certainty is infringing, misappropriating, or otherwise violating any of such Grantor’s rights in and to any Mark, Domain Name, Patent, Copyright, exclusive registered Copyright license, Trade Secret, or other intellectual property constituting Collateral in any manner that would reasonably be expected to have a Material Adverse Effect, or with respect to any party claiming in writing that any Grantor or any aspect of such Grantor’s present or contemplated business infringes, misappropriates, or otherwise violates in any material respect any intellectual property right of that party if such infringement, misappropriation, or other violation would reasonably be expected to have a Material Adverse Effect.

4.5. Preservation of Marks and Domain Names. During the time in which this Agreement is in effect, each Grantor agrees to use its Marks and Domain Names constituting

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Collateral that are material to such Grantor’s business in interstate commerce to the extent required by the laws of the United States to maintain its rights in such Mark or Domain Name and to take all such other actions as are reasonably necessary to preserve such Marks as trademarks or service marks under the laws of the United States, except to the extent that such Grantor determines in its reasonable business judgment that any such Marks or Domain Names are no longer used, useful or valuable in its business or operations.

4.6. Maintenance of Registrations and Issuances; Prosecution of Applications. Each Grantor shall, at its own expense, (a) diligently take all necessary steps to maintain all registrations for material Marks, material Domain Names, material Copyrights, material exclusive registered Copyright licenses and all material issued Patents, including to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Marks and Copyrights and issued Patents, in each case, constituting Collateral and (b) diligently prosecute all material applications for Marks, Patents, Copyrights and exclusive registered Copyright licenses listed in Annexes F, H and I hereto for such Grantor; and in each case, shall pay all fees and disbursements in connection therewith and shall not abandon any such filing or affidavit of use, any such application of renewal, or any other such application prior to the exhaustion of reasonable administrative and judicial remedies without prior written consent of the Collateral Agent (with respect to subsections (a) and (b) above, other than with respect to registrations and applications deemed by such Grantor in its reasonable business judgment to be no longer prudent to pursue), such consent not to be unreasonably withheld.

4.7. Future Intellectual Property Rights. If any Grantor files a Patent application or an application for registration of any Mark, Copyright or exclusive registered Copyright license constituting Collateral, or any of the foregoing is acquired by any Grantor, or any Mark registration or Copyright registration or exclusive registered Copyright license or Patent is issued hereafter to any Grantor as a result of any application now or hereafter pending before the United States Patent and Trademark Office or the United States Copyright Office or any of the foregoing is acquired by any Grantor, such Grantor shall, within 60 days of such action or 20 days in the case of Copyrights and exclusive registered Copyright Licenses, deliver to the Collateral Agent written notice identifying such Mark or Copyright registration or exclusive registered Copyright license or Patent, and such Grantor shall execute and deliver an agreement granting a security interest in such Mark, Patent, Copyright, or exclusive registered Copyright license to the Collateral Agent, the form of such security interest agreement to be substantially in the form of Annex K hereto.

4.8. Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to each of the Marks, Domain Names, Patents, Copyrights, exclusive registered Copyright Licenses and Trade Secrets, together with all rights of protection to the same, in each case constituting Collateral, vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 1.2 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell such Marks or

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Domain Names and the goodwill of such Grantor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Grantor in connection with which such Marks or Domain Names have been used; (iii) take and use or sell such Copyrights, exclusive registered Copyright licenses, Patents, and Trade Secrets; and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using such Marks or Domain Names in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of such Marks, Domain Names, Patents, Copyrights, exclusive registered Copyright licenses and Trade Secrets and registrations and any pending trademark applications in the United States Patent and Trademark Office, the United States Copyright Office, or applicable Domain Name registrar to the Collateral Agent.

ARTICLE V

PROVISIONS CONCERNING ALL COLLATERAL

5.1. Protection of Collateral Agent’s Security. Except as otherwise permitted by the Credit Documents, each Grantor shall, unless otherwise required by applicable law (including any bankruptcy or insolvency law), do nothing to impair the rights of the Collateral Agent in the Collateral. Each Grantor will maintain insurance at such Grantor’s own expense and to the extent and in the manner provided in the Credit Agreement. Except to the extent otherwise permitted to be retained by such Grantor or applied by such Grantor pursuant to the terms of the Credit Documents, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 6.4 hereof (it being understood and agreed that so long as no Event of Default is continuing, such Grantor shall have the right to retain or apply such proceeds, in each case in accordance with the Credit Agreement and this Agreement). Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Grantor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor. The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person, but the same shall be at the Grantor’s sole risk.

5.2. Additional Information. Each Grantor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly furnish to the Collateral Agent such information with respect to the Collateral as may be reasonably requested by the Collateral Agent (including the identity of the Collateral, or the components thereof, and the value and location of such Collateral); provided, further that no Grantor shall be required to disclose (i) records of the Board of Directors of such Grantor, (ii) information restricted by a third party confidentiality agreement (other than with respect to Accounts) and (iii) other information (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Collateral Agent (or its representatives or contractors) is prohibited by applicable law or (z) that is subject to attorney client or similar privilege or constitutes attorney work-product. Without limiting the foregoing, each Grantor

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agrees that it shall furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent (provided that unless an Event of Default has occurred and is continuing, the Collateral Agent shall not make more than one such request during any Fiscal Year).

5.3. Further Actions. Subject to the limitations in the other Credit Documents and, with respect to original documents of title, warehouse receipts, assignments, conveyances or transfer endorsements with respect to ABL Priority Collateral (as defined in the Intercreditor Agreement), not prior to the Discharge of ABL Obligations, each Grantor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably necessary or advisable to perfect (to the extent such security interest can be perfected by the filings or other actions described in Section 2.1 hereof), preserve or protect its security interest in the Collateral. Notwithstanding the foregoing, nothing in this Agreement shall require any Grantor to take any action to perfect any security interest under any non-U.S. law.

5.4. Financing Statements. Each Grantor agrees to (to the extent reasonably requested by the Collateral Agent) deliver to the Collateral Agent such financing statements (including fixture filings), in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Grantor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Grantor where permitted by applicable law, including filing in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that (i) indicate the Collateral as “all assets of the Debtor whether now existing or hereafter arising” of such Grantor or “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates.

ARTICLE VI

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

6.1. Remedies; Obtaining the Collateral Upon Default. (a) Each Grantor agrees that, if at any time any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under

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applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may (subject, in the case of Fixed Asset Priority Collateral, to three Business Days’ prior written notice (other than in the case of an Event of Default under Section 11.05 of the Credit Agreement) to the Borrower or such Grantor (in each case, subject to the terms of the Intercreditor Agreement)):

(i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may, if permitted by applicable law, enter upon such Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor or store Collateral on such premises until sold (and if the premises are owned or leased by a Grantor, Grantors agree not to charge for such storage);

(ii) after the Discharge of ABL Obligations, instruct the obligor or obligors on any agreement, instrument or other obligation (including the Accounts (other than Government Accounts) and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral;

(iii) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 6.2 hereof, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(iv) take possession of the Collateral or any part thereof, by directing such Grantor in writing to assemble and deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Grantor shall at its own expense:

(x) promptly cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 6.2 hereof; and

(z) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in its then current condition;

(v) license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Domain Names, Patents or Copyrights included in the Collateral (for such Marks, Domain Names, Patents or Copyrights that are not owned by a Grantor, subject to the limitations of any license of such Marks, Domain Names, Patents or Copyrights to Grantor) for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

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(vi) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 6.4; and

(vii) take any other action set forth in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

it being understood that each Grantor’s obligation to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.

(b) In addition to the remedies set forth in Section 6.1(a), if any Event of Default shall have occurred and be continuing, then the Collateral Agent may obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to the Collateral Agent, and in accordance with 42 C.F.R. §424.73(b)(2) and 42 C.F.R. §424.90, file a certified copy of the court order and of the executed assignment (if necessary) with the contractor responsible for processing the claim. Such assignment shall apply to all Government Accounts payable to any Grantor at any time. In the event the Collateral Agent chooses to exercise the remedy described in this Section 6.1(b), each Grantor hereby expressly authorizes the Collateral Agent to obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to the Collateral Agent, and further expressly waives any right to contest or challenge the validity of such court order for any reason whatsoever. Each Grantor agrees to execute any documents and provide any information necessary for the Collateral Agent to obtain such court order and assignment of Government Accounts (if necessary).

6.2. Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 6.1 hereof and any other Collateral, whether or not so repossessed by the Collateral Agent pursuant to Section 6.1 hereof, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, for cash, credit or any combination thereof and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Grantor, which the Collateral

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Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to such disposition. The Collateral Agent shall have the right to conduct such sales on any Grantor’s premises without charge. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 6.2 without accountability to the relevant Grantor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Grantor as hereinabove specified, the Collateral Agent need give such Grantor only such notice of disposition as shall be required by such applicable law. Each Grantor agrees that 10 days’ prior notice of any proposed sale or other disposition of Collateral by the Collateral Agent shall be reasonable. Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Grantor’s expense. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose under this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. The Collateral Agent may obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to the Collateral Agent pursuant to Section 6.1. To the fullest extent permitted by applicable law, any sale pursuant to, and in compliance with, the provisions of this Section 6.2 shall be deemed to conform to the commercially reasonable standards as provided in Sections 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

6.3. Waiver of Claims. Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(i) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence, bad faith, willful misconduct or material breach of this Agreement (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision);

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(ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives to the extent permitted by law benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

6.4. Application of Proceeds. (a) Subject to the terms of the Intercreditor Agreement, all moneys and other property and assets collected or received by the Administrative Agent, the Collateral Agent or any other Secured Creditor (or, to the extent the Pledge Agreement, any other Security Document or the Subsidiaries Guaranty requires proceeds of collateral or other amounts received under such other Credit Document to be applied in accordance with the provisions of this Agreement, the pledgee or collateral agent or other agent under such other Credit Document) (x) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder and by the Administrative Agent or the Collateral Agent under the other Credit Documents, in each case, as a result of the exercise of remedies hereunder or thereunder, as the case may be, (y) after the acceleration of the Credit Document Obligations pursuant to the Credit Agreement or (z) upon any distribution in connection with any insolvency or liquidation proceeding or any other case, proceeding or other action of the type described in Section 11.05 of the Credit Agreement (the amounts described in preceding clauses (x), (y) and (z) are referred to herein as a “Distribution”), shall be applied as follows:

(i) first, to the payment of all amounts owing the Collateral Agent or Administrative Agent of the type described in clauses (iii), (iv), (v), and (vi) of the definition of “Obligations”;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Indemnified Person of the type described in clauses (v) of the definition of “Obligations”;

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 6.4(e) hereof, with each such Secured Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

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(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 6.4(e) hereof, with each such Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(v) fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement pursuant to Section 9.8(a) hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

(b) For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction, the numerator of which is the then unpaid amount of such Secured Creditor’s relevant Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all relevant Primary Obligations or Secondary Obligations, as the case may be, (y) “Primary Obligations” shall mean (i) in the case of the Credit Document Obligations, all principal of, premium, fees and interest on, all Loans and (ii) in the case of the Other Obligations, all amounts due under each Secured Hedging Agreement and each Secured Cash Management Agreement (in each case other than indemnities, fees (including attorneys’ fees) and similar obligations and liabilities) and (z) “Secondary Obligations” shall mean all Obligations other than Primary Obligations.

(c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 6.4 only) (i) first, to their relevant Primary Obligations and (ii) second, to their relevant Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any Distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction, the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such Distribution (but in all cases giving effect to the priority of payments set forth in Section 6.4(a) above).

(d) Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

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(e) For purposes of applying payments received in accordance with this Section 6.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative and the Other Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors or the Other Creditors, as the case may be. Unless it has received written notice from a Lender Creditor or an Other Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from an Other Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements or Secured Cash Management Agreements are in existence.

(f) It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(g) If any Secured Creditor collects or receives any Distribution to which it is not entitled under Section 6.4(a) hereof, such Secured Creditor shall hold the same in trust for the Secured Creditors and shall forthwith deliver the same to the Administrative Agent or the Collateral Agent, for the account of the Secured Creditors, to be applied in accordance with Section 6.4(a) hereof.

(h) Notwithstanding the foregoing, the proceeds of any collection, sale, foreclosure or realization upon any Collateral of any Grantor, including any collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Grantor and shall instead be applied to other Obligations.

6.5. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. Unless otherwise specifically required under the Credit Documents, no notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable out-of-pocket expenses, including reasonable attorneys’ fees in accordance with the terms hereof and of the Credit Agreement and the amounts thereof shall be included in such judgment in accordance with Section 13.01 of the Credit Agreement.

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6.6. Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Grantor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE VII

INDEMNITY AND CONTRIBUTION

7.1. Indemnity. (a) Each Grantor jointly and severally agrees to be bound by the provisions of Section 13.01 of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Borrower were a reference to such Grantor.

(b) Without limiting the application of Section 7.1(a) hereof, each Grantor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable out-of-pocket fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including all reasonable out-of-pocket fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other reasonable out-of-pocket fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral (limited, in the case of costs and expenses of the Collateral Agent arising in connection with legal representation, to the documented reasonable fees and out-of-pocket expenses of one primary counsel for the Collateral Agent and one local counsel in each relevant jurisdiction).

(c) Without limiting the application of Section 7.1(a) or (b) hereof, each Grantor agrees, jointly and severally, to pay, indemnify and hold each Indemnified Person harmless from and against any loss, costs, damages and expenses which such Indemnified Person may suffer, expend or incur in consequence of or growing out of any material misrepresentation by any Grantor in this Agreement, any other Secured Debt Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Secured Debt Agreement.

(d) If and to the extent that the obligations of any Grantor under this Section 7.1 are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

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7.2. Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnified Person as to which such Indemnified Person has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Grantor contained in this Article VII shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement, the termination of all Secured Hedging Agreements, the termination of all Secured Cash Management Agreements and the payment of all other Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE VIII

DEFINITIONS

8.1. Definitions. The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“ABL Claimholders” shall have the meaning provided in the Intercreditor Agreement.

“Account” shall mean collectively (a) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services and (b) any “account” (as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York), any accounts receivable, any “health-care-insurance receivables” (as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York), any “payment intangibles” (as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York) and all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs or amounts due from any Credit Party to another Credit Party, whether or not earned by performance.

“Account Debtor” shall mean an “account debtor” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and shall include any person that is or that may become obligated to any Grantor under, or with respect to or on account of any Payment Intangible.

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated, amended and restated, and/or supplemented from time to time in accordance with its terms.

“Approved Private Label Credit Card Program” shall mean a private label credit card program that is in form and substance (and for amounts) reasonably satisfactory to the Collateral Agent.

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“Borrower” shall have the meaning provided in the recitals of this Agreement.

“Blocked Account” shall mean any Deposit Account subject to a Blocked Account Agreement.

“Blocked Account Agreement” shall have the meaning provided in Section 3.13(b) of this Agreement.

“Cash Management Agreement” means any agreement for the provision of treasury, depository, credit card, debit card, purchase card and cash management services or any automated clearing house transfer of funds.

“Cash Management Bank” shall have the meaning set forth in the recitals hereto.

“Cash Management System” shall have the meaning provided in Section 3.13(a) of this Agreement.

“CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (b) all rules, regulations (including 38 C.F.R. §17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPVA Account” shall mean an Account payable pursuant to CHAMPVA.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Concentration Account” shall mean the Deposit Account designated as the “Concentration Account” on Annex M to this Agreement.

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“Contract Rights” shall mean all rights of any Grantor under each Contract, including (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Grantor and one or more additional parties (including any Interest Rate Protection Agreements, Other Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” shall mean all United States and foreign copyright rights to any works of authorship or other copyrightable subject matter, including all registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as all applications for copyright registrations now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Grantor.

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Credit Document Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VIII.

“Deposit Account Control Agreements” shall mean the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account, other than Excluded Deposit Accounts, for a Grantor, in favor of the Collateral Agent, for the benefit of Secured Creditors, as security for the Obligations, including the Blocked Account Agreements.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Discharge of ABL Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Distribution” shall have the meaning provided in Section 6.4(a) of this Agreement.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

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“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Grantor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Collateral” at any time shall mean (a)(i) fee interests in owned Real Property with a fair market value less than $2,000,000 and leasehold interests in Real Property; (ii) motor vehicles, airplanes and other assets subject to certificates of title; (iii) Commercial Tort Claims with a value less than $2,000,000; (iv) any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein is prohibited or restricted thereby; (v) any asset to the extent that any requirement of applicable law prohibits the creation of a Lien thereon or requires the consent of any Governmental Authority not obtained (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition); (vi)(a) property subject to a purchase money security agreement, capital lease or similar arrangement that, to the extent subject to a Lien, is subject to a Lien permitted under Section 10.01 of the Credit Agreement, to the extent the granting of a security interest therein is prohibited by such purchase money security agreement, capital lease or similar arrangement or otherwise requires consent by the counterparty thereto that has not been obtained and/or (b) any lease, license, permit or agreement or any property subject to such agreement, in each case in existence on the Closing Date or upon acquisition of the relevant Subsidiary party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition); (vii) any assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Borrower and notified in writing to the Collateral Agent; (viii) except to the extent a Lien thereon has been granted to the ABL Agent or any other ABL Claimholder, cash and Cash Equivalents (other than cash and Cash Equivalents representing Proceeds of other Collateral), Deposit Accounts and Securities Accounts (including Security Entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than assets constituting Collateral under the Pledge Agreement), (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (x) Excluded Equity Interests (as defined in the Pledge Agreement); (xi) any asset with respect to which the Collateral Agent and the Borrower have determined (in their reasonable judgment) that the costs of obtaining, perfecting or maintaining a security interest in such asset exceeds the fair market value thereof or the practical benefit to the Secured Creditors afforded thereby; (xii) any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual

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property registered in any non-U.S. jurisdiction; and (xiii) Letter-of-Credit Rights (other than to the extent such rights constitute supporting obligations of other Collateral); provided, however, “Excluded Collateral” shall not include any Proceeds (including Accounts), products, substitutions or replacements of Excluded Collateral unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral.

“Excluded Deposit Account” shall mean any Deposit Account (a) used exclusively for payroll, payroll taxes, employee benefits (including deferred compensation plans approved by the Board of Directors of Holdings) or similar operational disbursements, (b) maintained in the ordinary course of business containing not more than $100,000 at any time (and not more than $500,000 in the aggregate at any time for all such Excluded Deposit Accounts arising under this clause (b)), (c) constituting an Excluded Facility Deposit Account or (d) containing only equity proceeds from the Sponsor solely for Capital Expenditures.

“Excluded Facility Deposit Account” shall mean the Recourse Account and each Deposit Account maintained in the ordinary course of business of the Grantors containing not more than $7,000,000 in the aggregate at any time for all such Deposit Accounts and subject to the sweep requirements of Section 3.13(g).

“Fixtures” shall mean “fixtures” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“General Intangibles” shall mean “general intangibles” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Government Accounts” shall mean, collectively, any and all Accounts which are (a) Medicare Accounts, (b) Medicaid Accounts, (c) TRICARE Accounts, (d) CHAMPVA Accounts or (e) any other Account payable by a Governmental Authority acceptable to the Collateral Agent.

“Government Receivables Deposit Account” shall mean each Deposit Account designated as a “Government Receivables Deposit Account” on Annex M to this Agreement.

“Government Receivables Deposit Account Agreement” shall have the meaning provided in Section 3.13(b) of this Agreement.

“Grantor” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings” shall mean Capella Holdings, Inc. and any successor thereto, whether by merger or conversion or otherwise.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

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“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping the same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Grantor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Lender Creditors” shall have the meaning provided in the recitals of this Agreement.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Right” shall mean “letter-of-credit right” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Location” of any Grantor, shall mean such Grantor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean all United States and foreign trademarks, service marks and trade names now owned or hereafter acquired by any Grantor, including all registrations and applications for registration of any trademarks and service marks now owned or hereafter acquired by any Grantor that are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as all unregistered trademarks and service marks used by a Grantor and any trade dress including logos, designs, fictitious business names and other business identifiers used by any Grantor.

“Obligations” shall mean and include, as to any Grantor, all of the following:

(i) the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including principal, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any such Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of such Grantor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Credit Document to which such Grantor is a party (including in the event such Grantor is a Guarantor, all such obligations, liabilities and indebtedness of such Grantor under its Guaranty) and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Credit Document (all such obligations, liabilities and indebtedness under this clause (i), except to the extent

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consisting of obligations or indebtedness with respect to Secured Hedging Agreements or Secured Cash Management Agreements, being herein collectively called the “Credit Document Obligations”);

(ii) the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any such Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Grantor to the Other Creditors, now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement or any Secured Cash Management Agreement, whether such Secured Hedging Agreement or such Secured Cash Management Agreement is now in existence or hereinafter arising (including in the case of a Grantor that is a Guarantor, all obligations, liabilities and indebtedness of such Grantor under its Guaranty in respect of the Secured Hedging Agreements and Secured Cash Management Agreements) and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each Secured Hedging Agreement and Secured Cash Management Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Other Obligations”);

(iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral to the extent reimbursable hereunder;

(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clauses (i) and ((ii) above, after an Event of Default shall have occurred and be continuing, the reasonable out-of-pocket expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs, in each case, to the extent reimbursable hereunder;

(v) all amounts paid by any Indemnified Person as to which such Indemnified Person has the right to reimbursement under Section 7.1 of this Agreement; and

(vi) all amounts owing to the Administrative Agent, the Collateral Agent or any of their Affiliates pursuant to any of the Credit Documents in their capacities as such;

it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement; provided that the term “Obligations” shall not create any guarantee by any Grantor of (or grant of security interest by any Grantor to support) any Excluded Swap Obligations of such Grantor.

“Other Creditors” shall have the meaning provided in the recitals of this Agreement.

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“Other Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VIII.

“Patents” shall mean all United States and foreign patents in or to which any Grantor now or hereafter has any right, title or interest, including all divisions, continuations (including continuations-in-parts) and improvements thereof, as well as all applications for patents now or hereafter made by any Grantor.

“Payment Intangibles” shall mean any “payment intangibles” as such term is defined in the UCC.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Perfection Certificate” shall have the meaning provided in Section 9.12 of this Agreement.

“Primary Obligations” shall have the meaning provided in Section 6.4(b) of this Agreement.

“Private Account” shall mean each Account of any Grantor other than a Government Account.

“Private Deposit Account” shall mean each Deposit Account of any Grantor other than a Government Receivables Deposit Account.

“Private Deposit Account Agreement” shall have the meaning provided in Section 3.13(b) of this Agreement.

“Pro Rata Share” shall have the meaning provided in Section 6.4(b) of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Recourse Account” shall mean a Deposit Account maintained solely in connection with, and if required under, an Approved Private Label Credit Card Program, against which the card issuer may initiate draws or debits for chargebacks and indemnification obligations thereunder and which does not contain a balance of funds in excess of amounts which the card issuer has notified the Borrower will be drawn from or debited to such Deposit Account.

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“Registered Organization” shall have the meaning provided in the UCC.

“Representative” shall have the meaning provided in Section 6.4(e) of this Agreement.

“Secondary Obligations” shall have the meaning provided in Section 6.4(b) of this Agreement.

“Secured Cash Management Agreement” shall have the meaning set forth in the recitals hereto.

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Secured Debt Agreements” shall mean and include this Agreement, the other Credit Documents, each Secured Cash Management Agreement and each Secured Hedging Agreement.

“Secured Hedging Agreement” shall have the meaning provided in the recitals to this Agreement.

“Securities Accounts” shall mean all “securities accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Security Entitlements” shall mean all “security entitlements” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Software” shall mean computer programs, object code, source code and supporting documentation, including “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall have the meaning provided in Section 9.8(a) of this Agreement.

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“Trade Secrets” shall mean any secretly held existing engineering or other data, information, procedures and other know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of a Grantor, worldwide, whether written or not.

“TRICARE” shall mean, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“TRICARE Account” shall mean an Account payable pursuant to TRICARE.

“UCC” shall mean the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “UCC” shall mean those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

8.2. Other Definitional Provisions; Interpretation. Sections 1.02 through 1.09 of the Credit Agreement are incorporated herein by reference.

ARTICLE IX

MISCELLANEOUS

9.1. Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, electronic mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, electronically mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Collateral Agent or any Grantor shall not be effective until received by the Collateral Agent or such Grantor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

(a) if to the Collateral Agent, the Administrative Agent, any Credit Party or any Lender, as provided in Section 13.03 of the Credit Agreement (with, in the case of the Collateral Agent, all references in such Section of the Credit Agreement to the Administrative Agent being deemed to be references to the Collateral Agent for purposes of this Section 9.1); and

(b) if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to each Grantor and the Collateral Agent;

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or, in any such case, at such other address or addressed to such other individual as shall have been furnished or identified, as applicable, in writing by the party to whom such notice is required to be given to the party required to give the same.

9.2. Waiver; Amendment. Except as provided in Sections 9.8 and 9.12, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor and the Collateral Agent (with the written consent of the Required Lenders); provided, that this Agreement may be amended, modified, supplemented and waived with the consent of the Collateral Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local Law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure ambiguities, inconsistency, omissions, mistakes or defects or (iii) to cause this Agreement to be consistent with the Credit Agreement and the other Credit Documents.

9.3. Obligations Absolute. To the extent permitted by applicable law, the obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Grantor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations; (d) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations; or (e) any release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Obligations (other than in accordance with Section 9.8(b)), whether or not such Grantor shall have notice or knowledge of any of the foregoing.

9.4. Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 9.8, (ii) be binding upon each Grantor, its successors and assigns; provided, however, that no Grantor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective permitted successors, transferees and assigns. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

9.5. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

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9.6. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PARTY AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 9.1 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES (TO EXTENT PERMITTED BY APPLICABLE LAW) AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) EACH PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GRANTOR IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES (TO EXTENT PERMITTED BY APPLICABLE LAW) ALL

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RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.7. Grantor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or with respect to any Collateral.

9.8. Termination; Release. (a) On the Termination Date, this Agreement shall automatically terminate (provided that all indemnities set forth herein including in Section 7.1 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3 and releases to be filed and the United States Patent and Trademark Office and the United States Copyright Office) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold in accordance with this Agreement, the other Credit Documents or applicable law, or otherwise applied or released pursuant to this Agreement, the other Credit Documents or applicable law; without limiting the foregoing, on the Termination Date all security interests and liens granted under this Agreement shall automatically and unconditionally terminate. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitments under the Credit Agreement have been terminated and the Loans, Notes (together with interest thereon), fees and other Credit Document Obligations (other than indemnities described in Section 7.1 hereof and described in Section 13.01 of the Credit Agreement that, in either case, are not then due and payable or any other contingent obligation not then due and payable) have been paid in full.

(b) If any part of the Collateral (i) is sold or otherwise disposed of (to a Person other than a Grantor) at any time prior to the time at which all Credit Document Obligations have been paid in full, and all Commitments under the Credit Agreement have been terminated, in connection with a sale or disposition permitted by Section 10.02 of the Credit Agreement, (ii) is owned (other than in violation of the Credit Agreement) by any Grantor that is designated as an Unrestricted Subsidiary pursuant to Section 9.12 of the Credit Agreement, (iii) becomes Excluded Collateral or (iv) is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.13 of the Credit Agreement) (such part of the Collateral, “Released Collateral”), then (x) in the case of any such sale or disposition of Released Collateral made in the ordinary course of business, all security interests created under this Agreement in such Released Collateral so sold or disposed of shall automatically and unconditionally terminate, and (y) in the case of any other such sale or disposition, or of any such release, the Collateral Agent, at the request (provided that such request shall not be required if the value of the Released Collateral being sold or otherwise disposed of has a value of less than $2,000,000 and the release shall be automatic) and expense of such Grantor, will duly release from the security interest created hereby (and will execute and deliver such

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documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Released Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as is then in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement and the Collateral Agent shall, upon such Grantor’s reasonable request, provide evidence (in form and substance reasonably satisfactory to the Grantor) of such release, assignment, transfer or delivery. Furthermore, upon the release of any Subsidiary Guarantor from the Subsidiaries Guaranty in accordance with the provisions thereof, such Grantor (and the Collateral at such time owned by such Grantor) shall be automatically and unconditionally released from this Agreement.

(c) At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 9.8(a) or (b) such Grantor shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of such Grantor stating that the release of the respective Collateral is permitted pursuant to such Section 9.8(a) or (b); provided that such certificate shall not be required if the value of the Collateral to be released is less than $2,000,000; provided further that if the Collateral Agent is being requested to file any UCC financing statement terminations or amendments or execute any documentation with respect to such release, a certificate shall be required. At any time that the Borrower or the respective Grantor desires that the Collateral Agent make any filing or enter into any written agreement to release a Subsidiary of the Borrower which has been released from the Subsidiaries Guaranty hereunder as provided in the last sentence of Section 9.8(b), it shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the Borrower and the respective Grantor stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 9.8(b) and the Collateral Agent shall, upon the Borrower’s reasonable request, provide evidence (in form and substance reasonably satisfactory to the Borrower) of such release, assignment, transfer or delivery.

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 9.8.

9.9. Counterparts. This Agreement may be executed in any number of counterparts in original or by facsimile or other electronic transmission and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Collateral Agent. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be effective as delivery of an original executed counterpart.

9.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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9.11. The Collateral Agent and the other Secured Creditors. Subject to the terms of the Intercreditor Agreement, the Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement, Section 12 of the Credit Agreement and the Intercreditor Agreement. Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement. BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE SECURITY INTERESTS CREATED HEREBY, EACH SECURED CREDITOR ACKNOWLEDGES THE PROVISIONS OF ARTICLE XII OF THE CREDIT AGREEMENT AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

9.12. Additional Grantors. It is understood and agreed that any Subsidiary Guarantor that desires to become a Grantor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become a Grantor hereunder by (x) executing a counterpart hereof and delivering same to the Collateral Agent or by executing a joinder agreement and delivering the same to the Collateral Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Collateral Agent, (y) delivering supplements to Annexes A through I, inclusive, hereto and, if applicable, Annexes M and N, hereto and to the perfection certificate executed on the date hereof in connection with the Credit Documents (the “Perfection Certificate”) as are necessary to cause such Annexes to be complete and accurate in all material respects with respect to such additional Grantor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Grantor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

9.13. Intercreditor Agreement. (a) Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent under this Agreement and the exercise of the rights and remedies of the Collateral Agent hereunder and under any other Secured Debt Agreement are subject to the terms, conditions and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Secured Debt Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything to the contrary herein, the Collateral Agent acknowledges and agrees that no Grantor shall be required to take or refrain from taking any action at the request of the Collateral Agent with respect to the Collateral if such action or inaction would be inconsistent with the terms of the Intercreditor Agreement.

(b) Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement, in the event the ABL Facility Documentation provides for the grant of a security interest or pledge over the assets of any Grantor and such assets do not otherwise constitute Collateral under this Agreement or any other Credit Document, such Grantor shall (i) promptly grant a security interest in or pledge such assets to secure the Obligations, (ii) promptly take any actions necessary to perfect such security interest or pledge to the extent set forth in the ABL Facility Documentation and (iii) take all other steps reasonably requested by the Collateral Agent in connection with the foregoing.

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(c) Furthermore, subject to the terms of the Intercreditor Agreement, at all times prior to the Discharge of ABL Obligations, the Collateral Agent is authorized by the parties hereto and the Secured Creditors to effect transfers of ABL Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to ABL Priority Collateral) to the ABL Agent if and to the extent required under the ABL Facility Documentation.

9.14. Pledge Agreement. Notwithstanding anything to the contrary, in the event of any inconsistency between this Agreement and the Pledge Agreement with respect to Collateral (as defined in the Pledge Agreement), the terms of the Pledge Agreement shall control in all respects.

[Remainder of this page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

Capella Holdings, Inc., as Holdings and Grantor

By:
Name:
Title:

Capella Healthcare, Inc., as Borrower and Grantor

By:
Name:
Title:

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Capella Holdings of Oklahoma, LLC
Capital Medical Center Holdings, LLC
Capital Medical Center Partner, LLC
Carolina Pines Holdings, LLC
CMCH Holdings, LLC
Columbia Olympia Management, Inc.
Farmington Clinic Company, LLC
Farmington Heart & Vascular Center, LLC
Farmington Hospital Corporation
Farmington Missouri Hospital Company, LLC
Hartsville Medical Group, LLC
Lawton Holdings, LLC
Lawton Surgery Investment Company, LLC
Muskogee Holdings, LLC
Muskogee Medical and Surgical Associates, LLC
Muskogee Physician Group, LLC
Muskogee Regional Medical Center, LLC
National Park Cardiology Services, LLC
National Park Family Care, LLC
National Park Physician Services, LLC
NPMC Holdings, LLC
NPMC, LLC
Oregon Healthcorp, LLC
Russellville Holdings, LLC
Southwestern Medical Center, LLC
Southwestern Neurosurgery Physicians, LLC
Southwestern Physician Services, LLC
Southwestern Radiology Affiliates, LLC
Southwestern Surgical Affiliates LLC
Sparta Hospital Corporation
St. Mary’s Holdings, LLC
St. Mary’s Physician Services, LLC
St. Mary’s Real Property, LLC
Willamette Valley Clinics, LLC
Willamette Valley Health Solutions, LLC
Willamette Valley Medical Center, LLC
WPC Holdco, LLC,

as Grantors

By:
Name:
Title:

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Accepted and Agreed to:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

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ANNEX A

to

SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

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ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF INVENTORY AND EQUIPMENT LOCATIONS

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ANNEX C

to

SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION), JURISDICTION OF ORGANIZATION,

LOCATION, ORGANIZATIONAL IDENTIFICATION NUMBERS

AND FEDERAL EMPLOYER IDENTIFICATION NUMBERS

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ANNEX D

to

SECURITY AGREEMENT

SCHEDULE OF TRADE AND FICTITIOUS NAMES

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ANNEX E

to

SECURITY AGREEMENT

DESCRIPTION OF CERTAIN SIGNIFICANT TRANSACTIONS OCCURRING WITHIN

ONE YEAR PRIOR TO THE DATE OF THE SECURITY AGREEMENT

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ANNEX F

to

SECURITY AGREEMENT

SCHEDULE OF MARKS AND APPLICATIONS;

INTERNET DOMAIN NAME REGISTRATIONS

G-1-56

ANNEX G

to

SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

G-1-57

ANNEX H

to

SECURITY AGREEMENT

SCHEDULE OF PATENTS

G-1-58

ANNEX I

to

SECURITY AGREEMENT

SCHEDULE OF COPYRIGHTS

G-1-59

ANNEX J

to

SECURITY AGREEMENT

GRANT OF SECURITY INTEREST

IN UNITED STATES TRADEMARKS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a[n]                           with principal offices at                      (the “Grantor”), hereby grants to Credit Suisse AG, Cayman Islands Branch, as Collateral Agent, with principal offices at Eleven Madison Avenue, New York, NY 10010 (the “Grantee”), a continuing security interest in (i) all of the Grantor’s right, title and interest in, to and under to the United States trademarks, trademark registrations, trademark applications and domain names (the “Marks”) set forth on Schedule I attached hereto, (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Marks, (iii) the goodwill of the businesses with which the Marks are associated and (iv) all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same.

Notwithstanding the foregoing, no grant of any Lien or security interest shall be deemed granted hereunder in any Excluded Collateral (as defined in the Security Agreement), including any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law (it being understood that as of the date hereof, none of the Marks set forth on Schedule I constitute Excluded Collateral).

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ANNEX J

THIS GRANT OF SECURITY INTEREST IN UNITED STATES TRADEMARKS dated as of [—], [—] (this “Agreement”) is made to secure the payment of all the Obligations of the Grantor, as such term is defined in the Security Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of December 31, 2014 (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”). Upon the occurrence of the Termination Date (as defined in the Security Agreement), the Grantee’s security interests in the Marks shall automatically terminate and the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing evidencing the release of the security interest in the Marks acquired under this Agreement.

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern in all respects.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

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ANNEX J

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY CONSENTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 13.03 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY HERETO IN ANY OTHER JURISDICTION.

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ANNEX J

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF GRANTOR], Grantor

By
Name:
Title:

G-1-63

ANNEX J

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

G-1-64

ANNEX J

SCHEDULE I

Trademarks

G-1-65

SCHEDULE A

MARK	REG. NO.	REG. DATE

G-1-66

ANNEX K

to

SECURITY AGREEMENT

GRANT OF SECURITY INTEREST

IN UNITED STATES PATENTS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a                           with principal offices at                     (the “Grantor”), hereby grants to Credit Suisse AG, Cayman Islands Branch, as Collateral Agent, with principal offices at Eleven Madison Avenue, New York, NY 10010 (the “Grantee”), a continuing security interest in (i) all of the Grantor’s rights, title and interest in, to and under the United States patents (the “Patents”) set forth on Schedule I attached hereto, in each case together with (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Patents, and (iii) all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same.

Notwithstanding the foregoing, no grant of any Lien or security interest shall be deemed granted hereunder in any Excluded Collateral (as defined in the Security Agreement) (it being understood that as of the date hereof, none of the Patents set forth on Schedule I constitute Excluded Collateral).

THIS GRANT OF SECURITY INTEREST IN UNITED STATES PATENTS dated as of [—], [—] (this “Agreement”) is made to secure the payment of all the Obligations of the Grantor, as such term is defined in the Security Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of December 31, 2014 (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”). Upon the occurrence of the Termination Date (as defined in the Security Agreement), the

G-1-67

ANNEX K

Grantee’s security interests in the Patents shall automatically terminate and the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing evidencing the release of the security interest in the Patents acquired under this Agreement.

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern in all respects.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY CONSENTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 13.03 OF THE

G-1-68

ANNEX K

CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY HERETO IN ANY OTHER JURISDICTION.

[Remainder of this page intentionally left blank; signature page follows]

G-1-69

ANNEX K

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[NAME OF GRANTOR], Grantor

By
Name:
Title:

G-1-70

ANNEX K

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Grantee

By:
Name:
Title:

By:
Name:
Title:

G-1-71

SCHEDULE I

Patents

G-1-72

ANNEX L

to

SECURITY AGREEMENT

FORM OF GRANT OF SECURITY INTEREST

IN UNITED STATES COPYRIGHTS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged,                     , a                                        with principal offices at                      (the “Grantor”), hereby grants to Credit Suisse AG, Cayman Islands Branch, with principal offices at Eleven Madison Avenue, New York, NY 10010, as Collateral Agent (the “Grantee”), a continuing security interest in (i) all of the Grantor’s right, title and interest in, to and under the United States copyright registrations and applications for registration (the “Copyrights”) set forth on Schedule A attached hereto, in each case together with (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) of the Copyrights, and (iii) all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights or unfair competition regarding the same.

Notwithstanding the foregoing, no grant of any Lien or security interest shall be deemed granted hereunder in any Excluded Collateral (as defined in the Security Agreement) (it being understood that as of the date hereof, none of the Copyrights set forth on Schedule A constitute Excluded Collateral).

THIS GRANT OF SECURITY INTEREST IN UNITED STATES COPYRIGHTS dated as of [—], [—] (this “Agreement”) is made to secure the payment of all the Obligations of the Grantor, as such term is defined in the Security Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of December 31, 2014 (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”). Upon the occurrence of the Termination Date (as defined in the Security Agreement), the Grantee’s security interests in the Copyrights shall automatically terminate and the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing evidencing the release of the security interest in the Copyrights acquired under this Agreement.

G-1-73

ANNEX L

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern in all respects.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY CONSENTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 13.03 OF THE CREDIT AGREEMENT, NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY HERETO IN ANY OTHER JURISDICTION.

[Remainder of this page intentionally left blank; signature page follows]

G-1-74

ANNEX L

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[—], as Holdings and Grantor	[—], as Grantor

By:	By:
Name:	Name:
Title:	Title:

[—], as Borrower and Grantor	[—], as Grantor

By:	By:
Name:	Name:
Title:	Title:

[—], as Grantor

By:
Name:
Title:

[—], as Grantor

By:
Name:
Title:

G-1-75

ANNEX L

Accepted and Agreed to:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title

G-1-76

ANNEX L

SCHEDULE A

G-1-77

ANNEX M

to

SECURITY AGREEMENT

SCHEDULE OF DEPOSIT ACCOUNTS

G-1-78

ANNEX N

to

SECURITY AGREEMENT

SCHEDULE OF EXCLUDED DEPOSIT ACCOUNTS

G-1-79

EXHIBIT G-2

FORM OF SECURITY AGREEMENT (CREDIT SUPPORT PARTIES)

[See attached]

G-2-1

SECURITY AGREEMENT (CREDIT SUPPORT PARTIES)

[FORM OF]

SECURITY AGREEMENT

among

CERTAIN SUBSIDIARIES OF CAPELLA HEALTHCARE, INC.

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as COLLATERAL AGENT

Dated as of December 31, 2014

[CS&M Ref. No. 7865-141]

G-2-2

		Page

ARTICLE I

SECURITY INTERESTS

1.1.	Grant of Security Interests	8
1.2.	Power of Attorney	9

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1.	Necessary Filings	10
2.2.	No Liens	10
2.3.	Valid Title	10
2.4.	Other Financing Statements	11
2.5.	Chief Executive Office, Record Locations	11
2.6.	Location of Inventory	11
2.7.	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc	11
2.8.	Trade Names; Etc	11
2.9.	Certain Significant Transactions	12
2.10.	Recourse	12
2.11.	Additional Representations, Warranties and Covenants	12

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1.	Additional Representations and Warranties	14
3.2.	Maintenance of Records	14
3.3.	Direction to Account Debtors; Contracting Parties; etc	15
3.4.	Modification of Terms; etc	15
3.5.	Collection	15
3.6.	Instruments	16
3.7.	Grantors Remain Liable Under Accounts	16
3.8.	Grantors Remain Liable Under Contracts	16
3.9.	[Reserved.]	17
3.10.	Commercial Tort Claims	17

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3.11.	Chattel Paper	17
3.12.	Deposit Accounts	17
3.13.	Cash Management System	18
3.14.	[Reserved.]	20
3.15.	[Reserved]	20
3.16.	[Reserved]	20
3.17.	Credit Card Charges	20
3.18.	Further Actions	21

ARTICLE IV

[Reserved]

ARTICLE V

PROVISIONS CONCERNING ALL COLLATERAL

5.1.	Protection of Collateral Agent’s Security	21
5.2.	Additional Information	21
5.3.	Further Actions	22
5.4.	Financing Statements	22

ARTICLE VI

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

6.1.	Remedies; Obtaining the Collateral Upon Default	22
6.2.	Remedies; Disposition of the Collateral	24
6.3.	Waiver of Claims	25
6.4.	Application of Proceeds	26
6.5.	Remedies Cumulative	28
6.6.	Discontinuance of Proceedings	29

ARTICLE VII

INDEMNITY AND CONTRIBUTION

7.1.	Indemnity	29
7.2.	Indemnity Obligations Secured by Collateral; Survival	30

ARTICLE VIII

DEFINITIONS

8.1.	Definitions	30
8.2.	Other Definitional Provisions; Interpretation	38

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ARTICLE IX

MISCELLANEOUS

9.1.	Notices	38
9.2.	Waiver; Amendment	39
9.3.	Obligations Absolute	39
9.4.	Successors and Assigns	39
9.5.	Headings Descriptive	39
9.6.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	40
9.7.	Grantor’s Duties	41
9.8.	Termination; Release	41
9.9.	Counterparts	42
9.10.	Severability	42
9.11.	The Collateral Agent and the other Secured Creditors	42
9.12.	Additional Grantors	43
9.13.	Intercreditor Agreement	43

G-2-5

ANNEX A	Schedule of Addresses of Chief Executive Offices

ANNEX B	Schedule of Inventory and Equipment Locations

ANNEX C	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization), Jurisdiction of Organization, Location, Organizational Identification Numbers and Federal Employer Identification Numbers

ANNEX D	Schedule of Trade and Fictitious Names

ANNEX E	Description of Certain Significant Transactions Occurring Within One Year Prior to the Date of the Security Agreement

ANNEX F	[Reserved]

ANNEX G	Commercial Tort Claims

ANNEX H	[Reserved]

ANNEX I	[Reserved]

ANNEX J	[Reserved]

ANNEX K	[Reserved]

ANNEX L	[Reserved]

ANNEX M	Schedule of Deposit Accounts

ANNEX N	Schedule of Excluded Deposit Accounts

G-2-6

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of December 31, 2014, made by each of the undersigned grantors (each, a “Grantor” and, together with any other entity that becomes a Grantor hereunder pursuant to Section 9.12 hereof, the “Grantors”) in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, acting as Collateral Agent (as defined below), for the benefit of the Secured Creditors (as defined below). Certain capitalized terms as used herein are defined in Article VIII hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation (“Holdings”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Credit Documents, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) have entered into a Credit Agreement, dated as of the date hereof (as amended, modified, restated, extended, refinanced, amended and restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower as contemplated therein (the Lenders, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries may at any time and from time to time enter into and designate in writing one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more of the Administrative Agent, Collateral Agent, Lenders or any Affiliate thereof at such time to be secured pursuant to the terms of this Agreement and the other Security Documents (to the extent so designated, each such Administrative Agent, Collateral Agent, Lender or Affiliate, even if any such Person subsequently ceases to be a Lender or such an Affiliate for any reason, together with each such Person’s permitted successors and assigns, if any, collectively, the “Hedge Banks”, with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with a Hedge Bank, being herein called a “Secured Hedging Agreement”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries has entered into, or may at any time and from time to time enter into and designate in writing, one or more Cash Management Agreements with one or more of the Administrative Agent, Collateral Agent, Lenders or any Affiliate thereof at such time to be secured pursuant to the terms of this Agreement and the other Security Documents (to the extent so designated, each such Cash Management Agreement, to the extent that the obligations owing thereunder are designated by the Borrower and the relevant Administrative Agent, Collateral Agent, Lender or Affiliate thereof as “Cash Management Obligations” in writing to the Collateral Agent, being herein called a “Secured Cash Management Agreement” and each such Administrative Agent, Collateral Agent, Lender or Affiliate thereof party to a Secured Cash Management Agreement,

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even if any such Person subsequently ceases to be a Lender or such an Affiliate for any reason, together with each such Person’s permitted successors and assigns, if any, being herein collectively called the “Cash Management Banks” and, together with any Hedge Bank, the “Other Creditors” and, collectively with the Lender Creditors, the “Secured Creditors”);

WHEREAS, the Intercreditor Agreement governs the relative rights and priorities of the Secured Creditors and the ABL Claimholders in respect of the Collateral;

WHEREAS, it is a condition precedent to the making of Loans to the Borrower under the Credit Agreement and to the Hedge Banks entering into Secured Hedging Agreements and to the Cash Management Banks entering into Secured Cash Management Agreements, that each Grantor shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Grantor will obtain benefits from the incurrence of Loans by the Borrower under the Credit Agreement and the entering into by the Borrower and/or one or more of its Restricted Subsidiaries of Secured Hedging Agreements or Secured Cash Management Agreements and, accordingly, desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph and to induce (i) the Lenders to make the Loans to the Borrower under the Credit Agreement, (ii) the Hedge Banks to enter into Secured Hedging Agreements with the Borrower and/or one or more of its Restricted Subsidiaries and (iii) the Cash Management Banks to enter into Secured Cash Management Agreements with the Borrower and/or one or more of its Restricted Subsidiaries;

NOW, THEREFORE, in consideration of the foregoing and the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

ARTICLE I

SECURITY INTERESTS

1.1. Grant of Security Interests. (a) As security for the prompt and complete payment when due of all of its Obligations (but subject to the proviso at the end of this Section 1.1(a)), each Grantor does hereby collaterally assign, pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following personal property (and all rights therein) of such Grantor, or in which or to which such Grantor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i)	all Accounts;

(ii)	all Inventory;

(iii)	solely at such times and to the extent a Lien thereon has been granted to the ABL Agent or any other ABL Claimholder, all Deposit Accounts, all Securities Accounts, all cash and Cash Equivalents and all Investment Property (other than Equity Interests in a Credit Party, Subsidiary or Permitted Minority Joint Venture (as defined in the ABL Agreement));

G-2-8

(iv)	all Chattel Paper (including all Tangible Chattel Paper and all Electronic Chattel Paper), Instruments and Letter-of-Credit Rights arising from the sale of or providing of Inventory or services;

(v)	all General Intangibles, Documents and Supporting Obligations evidencing, governing, securing, arising from or related to any of the assets described in clauses (i) through (iv);

(vi)	all books and records relating to any of the foregoing clauses (i) through (v);

(vii)	all Commercial Tort Claims arising from or with respect to any of the assets described in clauses (i) through (vi) where the amount of damages claimed by such Grantor is at least $2,000,000, as described in Annex G hereto, as such annex may be updated from time to time pursuant to Section 5.2;

(viii)	to the extent not covered by clauses (i) through (vii), all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing (all of the above, but excluding any Excluded Collateral, the “Collateral”);

provided, that “Collateral” shall not include (and nor shall any defined term used in this Section 1.1(a) include), and a security interest shall not attach to (solely to the extent a Lien thereon has not been granted to the ABL Agent or any other ABL Claimholder), any Excluded Collateral (so long as the same remains Excluded Collateral in accordance with the definition thereof).

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Grantor may acquire, or with respect to which any Grantor may obtain rights (including any assets otherwise constituting Collateral that cease to constitute Excluded Collateral), at any time during the term of this Agreement.

1.2. Power of Attorney. (a) Each Grantor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably (provided that in no event shall such appointment extend beyond the Termination Date (as defined below) or the prior release of such Grantor in accordance with Section 9.8) with full power at any time and from time to time only after the occurrence and during the continuance of an Event of Default (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral (other than Collateral that is released pursuant to Section 9.8); to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any

G-2-9

action or institute any proceedings which the Collateral Agent may deem to be reasonably necessary or as advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

(b) The security interest of the Collateral Agent under this agreement is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Grantor represents, warrants and covenants, which representations, warranties and covenants shall (until the termination thereof on the Termination Date) survive execution and delivery of this Agreement, as follows:

2.1. Necessary Filings. To the extent that the Collateral consists of the type of property in which a security interest may be perfected (i) by filing a financing statement under the Uniform Commercial Code as enacted in any relevant United States jurisdiction or (ii) by possession (within the meaning of the UCC as in effect on the date hereof in the State of New York) or, solely with respect to, and to the extent required by the ABL Agent in accordance with the ABL Facility Documentation, Deposit Accounts and Securities Accounts, by control (within the meaning of the UCC as in effect on the date hereof in the State of New York), (a) all filings, registrations, recordings and other actions necessary to create, preserve and perfect the security interest granted by such Grantor to the Collateral Agent hereby in respect of the Collateral have been accomplished or will be accomplished in accordance with the requirements hereof and of the Credit Agreement and (b) the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral is a valid and, upon all such filings, registrations, recordings and other actions, perfected security interest therein prior to the rights of all other Persons therein (other than Permitted Liens) and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant United States jurisdiction to perfected security interests subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

2.2. No Liens. Such Grantor is, and as to all Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of, or otherwise have the right to use, all Collateral (other than Collateral having a nominal value) free from any Lien (other than Permitted Liens), and such Grantor shall use commercially reasonable efforts to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein (other than Permitted Liens or to the extent otherwise not required herein or the Credit Agreement) materially adverse to the Collateral Agent.

2.3. Valid Title. Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent, for the benefit of the Secured Creditors,

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the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, except to the extent failure to have such rights or title could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

2.4. Other Financing Statements. So long as the Termination Date has not occurred, such Grantor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of recording or registration under the law of any jurisdiction) or statements relating to the Collateral or any notices under the Assignment of Claims Act, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Grantor or in connection with Permitted Liens.

2.5. Chief Executive Office, Record Locations. The chief executive office of such Grantor is, on the date of this Agreement, located at the address indicated on Annex A hereto for such Grantor.

2.6. Location of Inventory. All Inventory constituting Collateral held on the date hereof, with a fair market value in excess of $2,000,000, by each Grantor is located at one of the locations shown on Annex B hereto for such Grantor, except for Inventory (i) in transit in the ordinary course of business, (ii) on loan to an employee, or (iii) off-site for repair, restoration and refurbishment.

2.7. Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc. As of the date hereof, the exact legal name of each Grantor, the type of organization of such Grantor, whether or not such Grantor is a Registered Organization, the jurisdiction of organization of such Grantor, such Grantor’s Location, the organizational identification number (if any) of such Grantor and the Federal Employer Identification Number (if any), is listed on Annex C hereto for such Grantor. Such Grantor shall not change its legal name (other than as described on Annex C), its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its jurisdiction of organization, its Location, its organizational identification number (if any), or its Federal Employer Identification Number (if any) from that used on Annex C hereto, except that any such changes shall be permitted if (i) it shall have given to the Collateral Agent not less than 10 days’ prior written notice (or such shorter period as agreed by the Collateral Agent) of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall supplement or update all information contained therein for such Grantor, and (ii) in connection with such respective change or changes, it shall take any action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected with the priority required hereunder (to the extent such security interest can be perfected by the filings or other actions described in Section 2.1) and in full force and effect.

2.8. Trade Names; Etc. As of the date hereof, such Grantor has or operates in any jurisdiction under, no trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D hereto for such Grantor.

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2.9. Certain Significant Transactions. During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Grantor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Grantor, in each case except as described in Annex E hereto.

2.10. Recourse. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

2.11. Additional Representations, Warranties and Covenants. In addition to the foregoing representations, warranties and covenants, each Grantor represents, warrants and covenants that:

(a) such Grantor (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization, (ii) has the power and authority (corporate or otherwise, as applicable) to own its material property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of clauses (i), (ii) and (iii) for failures to be so qualified or authorized or have such power which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b) such Grantor has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of this Agreement;

(c) such Grantor has, independently and without reliance upon any Secured Creditor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;

(d) such Grantor has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Grantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(e) neither the execution, delivery or performance by such Grantor of this Agreement to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any material law, statute, rule or regulation or any

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applicable order, writ, injunction or decree of any court or governmental instrumentality except in the case of any contravention that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or Permitted Liens) upon any of the property or assets of such Grantor or any of its Restricted Subsidiaries pursuant to the terms of (x) any indenture, mortgage, deed of trust, loan agreement or credit agreement to which such Grantor or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, in each case to the extent the Indebtedness evidenced thereby equals or exceeds the Threshold Amount or (y) any other material agreement, contract or instrument, in each case to which such Grantor or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, except, in the case of the preceding clause (ii)(y), in the case of any contravention, breach, default, Lien and/or conflict, that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect or (iii) violate any provision of the certificate or articles of incorporation, by-laws, partnership agreement or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Grantor;

(f) no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Agreement by such Grantor to which such Grantor is a party or (ii) the legality, validity, binding effect or enforceability of this Agreement or any other Credit Document to which such Grantor is a party, in each case except (w) those that have otherwise been obtained or made prior to the Closing Date (if any) and which remain in full force and effect on the Closing Date, (x) filings which are necessary to release Liens granted pursuant to the documents related to the Indebtedness to be Refinanced (if any), (y) filings which are necessary to perfect the security interests created under this Agreement and the other Security Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect;

(g) there are no actions, suits or proceedings pending or, to such Grantor’s knowledge, threatened (i) with respect to this Agreement to which such Grantor is a party or (ii) with respect to such Grantor or any of its Subsidiaries that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(h) until the Termination Date, such Grantor will comply, and will cause each of its Restricted Subsidiaries to comply (and will take, or refrain from taking, as applicable, all actions necessary to be taken or not taken, to avoid any violation of or non-compliance), with all of the applicable provisions, covenants and agreements contained in Sections 9 and 10 of the Credit Agreement; and

(i) an executed (or conformed) copy of each of the Credit Documents, the Secured Hedging Agreements and the Secured Cash Management Agreements has been made available to a senior officer of such Grantor and such officer is familiar with the contents thereof.

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ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS;

INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1. Additional Representations and Warranties. As of the time when each of its Accounts constituting Collateral arises, each Grantor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine, and that all papers and documents (if any) directly relating thereto (i) will, to the knowledge of such Grantor, represent the genuine, legal, valid and binding obligation of the Account Debtor evidencing indebtedness unpaid and owed by the respective Account Debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the Account Debtor named therein (other than copies created for general accounting purposes), (iii) will, to the knowledge of such Grantor, evidence true and valid obligations, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and (iv) will be in compliance and will conform with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction, except in the case of any non-compliance or non-conformity that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

3.2. Maintenance of Records. Each Grantor will keep proper books of record and accounts in accordance with Section 9.02 of the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Collateral consisting of Accounts and Contract Rights (including all documents evidencing such Accounts and Contract Rights) and such books of record and accounts to the Collateral Agent or to its representatives (copies of which evidence and books of record and accounts may be retained by such Grantor). Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs, such Grantor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, all of its Collateral consisting of Accounts (other than Government Accounts) and Contracts (but in each case, subject to the Intercreditor Agreement, not before the Discharge of ABL Obligations), as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been collaterally assigned to the Collateral Agent and that the Collateral Agent has a security interest therein. Notwithstanding the foregoing, the Grantors shall not be required to disclose “protected health information” if such disclosure would violate 45 CFR Part 164 (requiring either an exception or a compliant business associate agreement prior to the disclosure).

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3.3. Direction to Account Debtors; Contracting Parties; etc. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default after the Discharge of ABL Obligations, if the Collateral Agent so directs any Grantor in writing, such Grantor agrees (x) to cause all payments on account of its Accounts (other than Government Accounts), Instruments and Contracts constituting Collateral to be made directly to the Collateral Agent, (y) that the Collateral Agent may (or with respect to Instruments and Contracts constituting Fixed Asset Priority Collateral (as defined in the Intercreditor Agreement), may, at its option with three Business Days’ prior written notice to such Grantor (provided that no such notice shall be required if an Event of Default of the type described in Section 11.05 of the Credit Agreement has occurred and is continuing)) directly notify the obligors with respect to any such Accounts (other than Government Accounts) or Instruments and/or under any such Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z), that the Collateral Agent may enforce collection of any such Accounts (other than Government Accounts), Instruments and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor. Without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts toward the payment of the Obligations in the manner provided in Section 6.4 of this Agreement. The reasonable out-of-pocket costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor in accordance with Section 7.1 hereof. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Grantor, provided that the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3.

3.4. Modification of Terms; etc. Except in accordance with such Grantor’s ordinary course of business and consistent with reasonable business judgment or as permitted by the Credit Documents, no Grantor shall rescind or cancel any Indebtedness evidenced by any Account or under any Contract constituting Collateral, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract constituting Collateral, or interest therein, without the prior written consent of the Collateral Agent, such consent not to be unreasonably withheld or delayed. Except as otherwise permitted by the Credit Documents, no Grantor will do anything to impair in any material respect the rights of the Collateral Agent in the Accounts or Contracts constituting Collateral.

3.5. Collection. Each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the Account Debtor named in each of its material Accounts or obligor under any material Contract constituting Collateral, as and when due (including amounts which are delinquent, such amounts to be collected in accordance with customary collection procedures), any and all amounts owing under or on account of such Account or Contract, and apply all such amounts as are so collected to the outstanding balance of such Account or under such Contract in the ordinary course of business. Except as otherwise directed by the Collateral Agent (which, in the case of a direction with respect to Contracts constituting Fixed Asset Priority Collateral, shall require three Business Days’ notice (other than in the case of an Event of Default under Section 11.05 of the Credit Agreement)), after the occurrence and during the continuation of an Event of Default, any Grantor may allow in the

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ordinary course of business or as such Grantor may determine in accordance with reasonable business practices as adjustments to amounts owing under such Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with reasonable business judgment, (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with reasonable business judgment and (iii) such other adjustments necessary or desirable in such Grantor’s reasonable business judgment. The reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of collection, whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor in accordance with Section 7.1 hereof.

3.6. Instruments. If any Grantor owns or acquires Instruments constituting Collateral that are individually in excess of $2,000,000 (other than (x) checks and other payment instruments received and collected in the ordinary course of business and (y) any Instrument subject to pledge pursuant to the Pledge Agreement), such Grantor will notify the Collateral Agent thereof, on or prior to the date of actual delivery of the immediately succeeding compliance certificate pursuant to Section 9.01(e) of the Credit Agreement (a “Compliance Certificate”) (or, if earlier, the date on which such immediately succeeding Compliance Certificate is required to be delivered pursuant to the Credit Agreement), and upon request by the Collateral Agent will promptly deliver such Instrument or Instruments (other than such Instrument or Instruments that have a value of less than $2,000,000) to the Collateral Agent appropriately endorsed to the order of the Collateral Agent or accompanied by appropriate instruments of transfer or assignment duly executed in blank.

3.7. Grantors Remain Liable Under Accounts. Except to the extent expressly assumed by such Person, neither the Collateral Agent nor any other Secured Creditor, to the extent permitted by applicable law, shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.8. Grantors Remain Liable Under Contracts. Neither the Collateral Agent nor any other Secured Creditor, to the extent permitted by applicable law, shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

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3.9. [Reserved.]

3.10. Commercial Tort Claims. All Commercial Tort Claims constituting Collateral where the amount of damages sought is at least $2,000,000 of such Grantor in existence on the date of this Agreement are described in Annex G hereto. If any Grantor shall at any time after the date of this Agreement obtain knowledge that it has acquired a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of at least $2,000,000, such Grantor shall, on or prior to the date of actual delivery of the immediately succeeding Compliance Certificate (or, if earlier, the date on which such immediately succeeding Compliance Certificate is required to be delivered pursuant to the Credit Agreement), promptly notify the Collateral Agent thereof in a writing signed by such Grantor and reasonably describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein (subject to Permitted Liens) and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

3.11. Chattel Paper. Upon the reasonable request of the Collateral Agent made at any time or from time to time, each Grantor shall on or prior to the date of actual delivery of the immediately succeeding Compliance Certificate (or, if earlier, the date on which such immediately succeeding Compliance Certificate is required to be delivered pursuant to the Credit Agreement) thereafter furnish to the Collateral Agent a list of all Electronic Chattel Paper constituting Collateral (in amount of at least $2,000,000) held or owned by such Grantor. Each Grantor will promptly (and in any event within 10 Business Days) following any reasonable request by the Collateral Agent, deliver all of its Tangible Chattel Paper constituting Collateral with a value of at least $2,000,000 to the Collateral Agent, provided that so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection any Tangible Chattel Paper constituting Collateral received by such Grantor, and the Collateral Agent shall, promptly upon request from such Grantor, make appropriate arrangements for making any Tangible Chattel Paper constituting Collateral in its possession and pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal. If such Grantor retains possession of any Chattel Paper constituting Collateral pursuant to the terms hereof, promptly following the reasonable request of the Collateral Agent, such Grantor shall use commercially reasonable efforts to cause such Chattel Paper to be marked with the following legend or such other legend acceptable to the Collateral Agent: “This writing and the obligations evidenced or secured hereby are subject to the security interests of Credit Suisse AG, Cayman Islands Branch, as collateral agent, for the benefit of itself and certain Secured Creditors.”

3.12. Deposit Accounts. Annex M sets forth all Deposit Accounts, Securities Accounts and commodity accounts maintained by the Grantors. Each Grantor shall on or prior to the date of actual delivery of the immediately succeeding Compliance Certificate (or, if earlier, the date on which such immediately succeeding Compliance Certificate is required to be delivered pursuant to the Credit Agreement), furnish to the Collateral Agent an updated Annex M setting forth the information required by this Agreement for each new Deposit Account, Securities Account or commodity account (other than an Excluded Deposit Account) opened by such Grantor since the preceding Compliance Certificate was delivered. Except as set forth in Section 3.13 hereof, pursuant to the Cash Management System and with respect to the Recourse Account, each Grantor shall be the sole account holder of each Deposit Account, Securities

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Account and commodity account and shall not allow any other Person (other than the ABL Agent) to have control over a Deposit Account, Securities Account or commodities account or any assets deposited therein; provided that this Section 3.12 shall cease to apply at such time, if any, as the Deposit Accounts, Securities Accounts or commodity accounts cease to constitute Collateral.

3.13. Cash Management System.

(a) The Credit Parties will establish and maintain the cash management system required pursuant to the terms of the ABL Facility Documentation (the “Cash Management System”).

(b) Except in connection with Excluded Deposit Accounts or as set forth on Annex N, as promptly as practicable and in any event within 90 days after the Closing Date (or such later date as the Collateral Agent may permit in its sole discretion), (i) each Grantor that owns or originates Government Accounts shall deliver to the Collateral Agent, for each Government Receivables Deposit Account established or maintained by such Grantor, a multi-party deposit account agreement between the Collateral Agent, the ABL Agent (as necessary), the bank at which such Government Receivables Deposit Account is maintained and such Grantor, in form and substance reasonably satisfactory to the Collateral Agent (each a “Government Receivables Deposit Account Agreement”), and (ii) each Grantor that owns or originates Private Accounts shall deliver to the Collateral Agent, for each Private Deposit Account (other than Excluded Deposit Accounts) established or maintained by such Grantor, a multi-party blocked account control agreement or lockbox account agreement among the Collateral Agent, the ABL Agent (as necessary), the bank at which each such Private Deposit Account is maintained and such Grantor, in form and substance reasonably satisfactory to the Collateral Agent (each a “Private Deposit Account Agreement” and, together with any Government Receivables Deposit Account Agreements, each a “Blocked Account Agreement”). Each such Government Receivables Deposit Account Agreement and Private Deposit Account Agreement shall provide, among other things, that the bank at which any such Blocked Account is maintained, agrees to forward on a daily basis all available amounts in each such account to the Concentration Account (provided, that Government Receivables Deposit Account Agreements shall also provide that such direction to make daily transfers to the Concentration Account may be revoked by the applicable Grantor. Any such revocation shall constitute an immediate Event of Default).

(c) On each Business Day, each Grantor will cause (or ensure that) the entire available balance in each Government Receivables Deposit Account to be (or is) transferred by ACH or book entry transfer to the Concentration Account. No Grantor will transfer any funds out of any Government Receivables Deposit Account or any other Blocked Account except to the Concentration Account. The balance from time to time standing to the credit of the Blocked Accounts shall be distributed as directed in accordance with the provisions of the Blocked Account Agreements. So long as no Default or Event of Default has occurred and is continuing or would result from such distribution, the balance from time to time standing to the credit of the Concentration Account shall be distributed as directed by the Borrower.

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(d) So long as no Default or Event of Default has occurred and is continuing, the Credit Parties may amend Annexes M and N to add or replace a depository bank or any Blocked Account; provided that prior to the time of the opening of such account, the applicable Grantor and such bank shall have executed and delivered to the Collateral Agent a Blocked Account Agreement in form and substance reasonably satisfactory to the Collateral Agent.

(e) The Blocked Accounts shall be Collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which the applicable Grantor shall have granted a Lien to the Collateral Agent, for the benefit of the Secured Creditors, pursuant to this Agreement. Each Grantor shall use commercially reasonable efforts to ensure that all cash, checks and other similar items of payment in the Blocked Accounts are solely in respect of Collateral.

(f) All collections of Accounts and all proceeds of the sale or other disposition of any Collateral, other than collections and proceeds that are held in Excluded Deposit Accounts in accordance with the terms hereof, shall be deposited directly into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, solely into a Government Receivables Deposit Account, subject to subsequent transfer pursuant to Section 3.13(c)). In the event that, notwithstanding the provisions of this Section 3.13(f), any Grantor receives or otherwise has dominion and control of any proceeds or collections of Accounts or proceeds of Collateral outside of the Blocked Accounts, such proceeds and collections shall be held in trust by such Grantor for the Collateral Agent and shall, not later than five (5) Business Days after receipt thereof, be deposited into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, solely into a Government Receivables Deposit Account, subject to subsequent transfer pursuant to Section 3.13(c)) or dealt with in such other fashion as required or permitted under the terms of the ABL Facility Documentation.

(g) All amounts held in Excluded Facility Deposit Accounts shall be held in trust for the Collateral Agent. Whenever balances on deposit in an Excluded Facility Deposit Account exceed $20,000, all amounts then on deposit in such Excluded Facility Deposit Account shall within 5 Business Days thereof be deposited into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, solely into a Government Receivables Deposit Account) or dealt with in such other fashion as required or permitted under the terms of the ABL Facility Documentation.

(h) During the continuance of an Event of Default, each Grantor shall provide the Collateral Agent with any information and account statements with respect to the Blocked Accounts as reasonably requested by Collateral Agent.

(i) Subject to the Intercreditor Agreement and each applicable Blocked Account Agreement, during the continuance of an Event of Default, the Concentration Account and each Private Deposit Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Grantor hereby acknowledges and agrees that during the continuance of an Event of Default, (i) such Grantor has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account

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shall (unless otherwise provided in the Intercreditor Agreement or the Concentration Account Agreement) be transferred daily to the Collateral Agent’s account for application to the Obligations.

(j) Concurrently with or prior to the opening of a Deposit Account, Securities Account or commodity account by any Grantor, other than any Excluded Deposit Account, such Grantor shall deliver to the Collateral Agent a Deposit Account Control Agreement (which with respect to a Government Receivables Deposit Account will be a Government Receivables Deposit Account Agreement as defined in Section 3.13(b) hereof) covering such Deposit Account (as required hereunder with respect to the proceeds of Accounts to be deposited in such Deposit Account) and/or a control agreement covering such Securities Account or commodity account, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by such Grantor, the Collateral Agent, the ABL Agent and the applicable bank, securities intermediary or commodity intermediary, as the case may be.

(k) The terms of Section 3.13 shall (i) apply only if and to the extent such terms are contained mutatis mutandis in favor of the ABL Agent or any other ABL Claimholder pursuant to the ABL Facility Documentation, giving effect to the waiver or modification of any such term by the ABL Agent or the applicable ABL Claimholder (and any such waiver or modification is deemed to be a waiver or modification hereunder), and (ii) cease to apply at such time, if any, as the Deposit Accounts cease to constitute Collateral.

3.14. [Reserved.]

3.15. [Reserved]

3.16. [Reserved]

3.17. Credit Card Charges.

(a) Each Grantor shall ensure that its credit card clearinghouses and processors are at all times instructed in writing to deposit all proceeds of credit card charges due to such Grantor in the manner required under the ABL Facility Documentation.

(b) Unless permitted under the terms of the ABL Facility Documentation, the Grantors shall not enter into any agreements with credit card processors or clearinghouses other than those expressly contemplated herein unless contemporaneously therewith such credit card processors or clearinghouses are instructed in writing to deposit all proceeds of credit card charges due to such Grantor directly to a Private Deposit Account or the Concentration Account.

(c) The terms of Section 3.14 shall (i) apply only if and to the extent such terms are contained mutatis mutandis in favor of the ABL Agent or any other ABL Claimholder pursuant to the ABL Facility Documentation, giving effect to the waiver or modification of any such term by the ABL Agent or the applicable ABL Claimholder (and any such waiver or modification is deemed to be a waiver or modification hereunder), and (ii) cease to apply at such time, if any, as the Deposit Accounts cease to constitute Collateral.

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3.18. Further Actions. Subject to the limitations in the other Credit Documents, each Grantor will promptly, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights, in each case which constitute Collateral, as the Collateral Agent may reasonably require, but only to the extent that creation and perfection is required hereunder with respect to such Collateral. Notwithstanding the foregoing, (a) nothing in this Agreement shall require any Grantor to take any action to perfect any security interest under any non-U.S. law and (b) no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required.

ARTICLE IV

[Reserved]

ARTICLE V

PROVISIONS CONCERNING ALL COLLATERAL

5.1. Protection of Collateral Agent’s Security. Except as otherwise permitted by the Credit Documents, each Grantor shall, unless otherwise required by applicable law (including any bankruptcy or insolvency law), do nothing to impair the rights of the Collateral Agent in the Collateral. Each Grantor will maintain insurance at such Grantor’s own expense and to the extent and in the manner provided in the Credit Agreement. Except to the extent otherwise permitted to be retained by such Grantor or applied by such Grantor pursuant to the terms of the Credit Documents, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 6.4 hereof (it being understood and agreed that so long as no Event of Default is continuing, such Grantor shall have the right to retain or apply such proceeds, in each case in accordance with the Credit Agreement and this Agreement). Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Grantor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor. The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person, but the same shall be at the Grantor’s sole risk.

5.2. Additional Information. Each Grantor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly furnish to the Collateral Agent such information with respect to the Collateral as may be reasonably requested by the Collateral Agent (including the identity of the Collateral, or the components thereof, and the value and location of such Collateral); provided, further that no Grantor shall be required to

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disclose (i) records of the Board of Directors of such Grantor, (ii) information restricted by a third party confidentiality agreement (other than with respect to Accounts) and (iii) other information (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Collateral Agent (or its representatives or contractors) is prohibited by applicable law or (z) that is subject to attorney client or similar privilege or constitutes attorney work-product. Without limiting the foregoing, each Grantor agrees that it shall furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent (provided that unless an Event of Default has occurred and is continuing, the Collateral Agent shall not make more than one such request during any Fiscal Year).

5.3. Further Actions. Subject to the limitations in the other Credit Documents, and, with respect to original documents of title, warehouse receipts, assignments, conveyances or transfer endorsements with respect to ABL Priority Collateral (as defined in the Intercreditor Agreement), not prior to the Discharge of ABL Obligations, each Grantor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably necessary or advisable to perfect (to the extent such security interest can be perfected by the filings or other actions described in Section 2.1 hereof), preserve or protect its security interest in the Collateral. Notwithstanding the foregoing, nothing in this Agreement shall require any Grantor to take any action to perfect any security interest under any non-U.S. law.

5.4. Financing Statements. Each Grantor agrees to (to the extent reasonably requested by the Collateral Agent) deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Grantor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Grantor where permitted by applicable law, including filing in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor.

ARTICLE VI

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

6.1. Remedies; Obtaining the Collateral Upon Default. (a) Each Grantor agrees that, if at any time any Event of Default shall have occurred and be continuing, then and

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in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may (subject, in the case of Fixed Asset Priority Collateral, to three Business Days’ prior written notice (other than in the case of an Event of Default under Section 11.05 of the Credit Agreement) to the Borrower or such Grantor (in each case, subject to the terms of the Intercreditor Agreement)):

(i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may, if permitted by applicable law, enter upon such Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor or store Collateral on such premises until sold (and if the premises are owned or leased by a Grantor, Grantors agree not to charge for such storage);

(ii) after the Discharge of ABL Obligations, instruct the obligor or obligors on any agreement, instrument or other obligation (including the Accounts (other than Government Accounts) and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral;

(iii) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 6.2 hereof, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(iv) take possession of the Collateral or any part thereof, by directing such Grantor in writing to assemble and deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Grantor shall at its own expense:

(x) promptly cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 6.2 hereof; and

(z) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in its then current condition;

(v) [Reserved]

(vı) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 6.4; and

(vii) take any other action set forth in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

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it being understood that each Grantor’s obligation to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.

(b) In addition to the remedies set forth in Section 6.1(a), if any Event of Default shall have occurred and be continuing, then the Collateral Agent may obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to the Collateral Agent, and in accordance with 42 C.F.R. §424.73(b)(2) and 42 C.F.R. §424.90, file a certified copy of the court order and of the executed assignment (if necessary) with the contractor responsible for processing the claim. Such assignment shall apply to all Government Accounts payable to any Grantor at any time. In the event the Collateral Agent chooses to exercise the remedy described in this Section 6.1(b), each Grantor hereby expressly authorizes the Collateral Agent to obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to the Collateral Agent, and further expressly waives any right to contest or challenge the validity of such court order for any reason whatsoever. Each Grantor agrees to execute any documents and provide any information necessary for the Collateral Agent to obtain such court order and assignment of Government Accounts (if necessary).

6.2. Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 6.1 hereof and any other Collateral, whether or not so repossessed by the Collateral Agent pursuant to Section 6.1 hereof, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, for cash, credit or any combination thereof and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Grantor, which the Collateral Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may

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apply to such disposition. The Collateral Agent shall have the right to conduct such sales on any Grantor’s premises without charge. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 6.2 without accountability to the relevant Grantor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Grantor as hereinabove specified, the Collateral Agent need give such Grantor only such notice of disposition as shall be required by such applicable law. Each Grantor agrees that 10 days’ prior notice of any proposed sale or other disposition of Collateral by the Collateral Agent shall be reasonable. Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Grantor’s expense. The Collateral Agent, for the benefit of the Secured Creditors, is hereby granted an irrevocable fully paid license or other right (including each Grantor’s rights under any license or any franchise agreement), each of which shall remain in full force and effect until the Termination Date, to use, without charge, each of the labels, patents, copyrights, names, trade secrets, trade names, trademarks and advertising matter, or any property of similar nature owned or licensed by any Grantor, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose under this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. The Collateral Agent may obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to the Collateral Agent pursuant to Section 6.1. To the fullest extent permitted by applicable law, any sale pursuant to, and in compliance with, the provisions of this Section 6.2 shall be deemed to conform to the commercially reasonable standards as provided in Sections 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

6.3. Waiver of Claims. Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(i) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence, bad faith, willful misconduct or material breach of this Agreement (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision);

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(ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives to the extent permitted by law benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

6.4. Application of Proceeds. (a) Subject to the terms of the Intercreditor Agreement, all moneys and other property and assets collected or received by the Administrative Agent, the Collateral Agent or any other Secured Creditor (or, to the extent the Pledge Agreement, any other Security Document or the Subsidiaries Guaranty requires proceeds of collateral or other amounts received under such other Credit Document to be applied in accordance with the provisions of this Agreement, the pledgee or collateral agent or other agent under such other Credit Document) (x) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder and by the Administrative Agent or the Collateral Agent under the other Credit Documents, in each case, as a result of the exercise of remedies hereunder or thereunder, as the case may be, (y) after the acceleration of the Credit Document Obligations pursuant to the Credit Agreement or (z) upon any distribution in connection with any insolvency or liquidation proceeding or any other case, proceeding or other action of the type described in Section 11.05 of the Credit Agreement (the amounts described in preceding clauses (x), (y) and (z) are referred to herein as a “Distribution”), shall be applied as follows:

(i) first, to the payment of all amounts owing the Collateral Agent or Administrative Agent of the type described in clauses (iii), (iv), (v), and (vi) of the definition of “Obligations”;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Indemnified Person of the type described in clauses (v) of the definition of “Obligations”;

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations

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shall be paid to the Secured Creditors as provided in Section 6.4(e) hereof, with each such Secured Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 6.4(e) hereof, with each such Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(v) fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement pursuant to Section 9.8(a) hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

(b) For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction, the numerator of which is the then unpaid amount of such Secured Creditor’s relevant Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all relevant Primary Obligations or Secondary Obligations, as the case may be, (y) “Primary Obligations” shall mean (i) in the case of the Credit Document Obligations, all principal of, premium, fees and interest on, all Loans and (ii) in the case of the Other Obligations, all amounts due under each Secured Hedging Agreement and each Secured Cash Management Agreement (in each case other than indemnities, fees (including attorneys’ fees) and similar obligations and liabilities) and (z) “Secondary Obligations” shall mean all Obligations other than Primary Obligations.

(c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 6.4 only) (i) first, to their relevant Primary Obligations and (ii) second, to their relevant Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any Distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction, the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such Distribution (but in all cases giving effect to the priority of payments set forth in Section 6.4(a) above).

(d) Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent

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for the account of the Lender Creditors and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(e) For purposes of applying payments received in accordance with this Section 6.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative and the Other Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors or the Other Creditors, as the case may be. Unless it has received written notice from a Lender Creditor or an Other Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from an Other Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements or Secured Cash Management Agreements are in existence.

(f) It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(g) If any Secured Creditor collects or receives any Distribution to which it is not entitled under Section 6.4(a) hereof, such Secured Creditor shall hold the same in trust for the Secured Creditors and shall forthwith deliver the same to the Administrative Agent or the Collateral Agent, for the account of the Secured Creditors, to be applied in accordance with Section 6.4(a) hereof.

(h) Notwithstanding the foregoing, the proceeds of any collection, sale, foreclosure or realization upon any Collateral of any Grantor, including any collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Grantor and shall instead be applied to other Obligations.

6.5. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. Unless otherwise specifically required under the Credit Documents, no notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the

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rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable out-of-pocket expenses, including reasonable attorneys’ fees in accordance with the terms hereof and of the Credit Agreement and the amounts thereof shall be included in such judgment in accordance with Section 13.01 of the Credit Agreement.

6.6. Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Grantor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE VII

INDEMNITY AND CONTRIBUTION

7.1. Indemnity. (a) [Reserved.]

(b) Each Grantor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable out-of-pocket fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including all reasonable out-of-pocket fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other reasonable out-of-pocket fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral (limited, in the case of costs and expenses of the Collateral Agent arising in connection with legal representation, to the documented reasonable fees and out-of-pocket expenses of one primary counsel for the Collateral Agent and one local counsel in each relevant jurisdiction).

(c) Without limiting the application of Section 7.1(b) hereof, each Grantor agrees, jointly and severally, to pay, indemnify and hold each Indemnified Person harmless from and against any loss, costs, damages and expenses which such Indemnified Person may suffer, expend or incur in consequence of or growing out of any material misrepresentation by any Grantor in this Agreement, any other Secured Debt Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Secured Debt Agreement.

(d) If and to the extent that the obligations of any Grantor under this Section 7.1 are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

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7.2. Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnified Person as to which such Indemnified Person has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Grantor contained in this Article VII shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement, the termination of all Secured Hedging Agreements, the termination of all Secured Cash Management Agreements and the payment of all other Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE VIII

DEFINITIONS

8.1. Definitions. The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“ABL Claimholders” shall have the meaning provided in the Intercreditor Agreement.

“Account” shall mean collectively (a) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services and (b) any “account” (as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York), any accounts receivable, any “health-care-insurance receivables” (as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York), any “payment intangibles” (as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York) and all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs or amounts due from any Credit Party to another Credit Party, whether or not earned by performance.

“Account Debtor” shall mean an “account debtor” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and shall include any person that is or that may become obligated to any Grantor under, or with respect to or on account of any Payment Intangible.

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated, amended and restated, and/or supplemented from time to time in accordance with its terms.

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“Approved Private Label Credit Card Program” shall mean a private label credit card program that is in form and substance (and for amounts) reasonably satisfactory to the Collateral Agent.

“Borrower” shall have the meaning provided in the recitals of this Agreement.

“Blocked Account” shall mean any Deposit Account subject to a Blocked Account Agreement.

“Blocked Account Agreement” shall have the meaning provided in Section 3.13(b) of this Agreement.

“Cash Management Agreement” means any agreement for the provision of treasury, depository, credit card, debit card, purchase card and cash management services or any automated clearing house transfer of funds.

“Cash Management Bank” shall have the meaning set forth in the recitals hereto.

“Cash Management System” shall have the meaning provided in Section 3.13(a) of this Agreement.

“CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (b) all rules, regulations (including 38 C.F.R. §17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPVA Account” shall mean an Account payable pursuant to CHAMPVA.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

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“Concentration Account” shall have the meaning provided in the security agreement dated as of the date hereof among Holdings, the Borrower and certain other Affiliates of the Grantors, as grantors, and Collateral Agent.

“Contract Rights” shall mean all rights of any Grantor under each Contract, including (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Grantor and one or more additional parties (including any Interest Rate Protection Agreements, Other Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Credit Document Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VIII.

“Deposit Account Control Agreements” shall mean the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account, other than Excluded Deposit Accounts, for a Grantor, in favor of the Collateral Agent, for the benefit of Secured Creditors, as security for the Obligations, including the Blocked Account Agreements.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Discharge of ABL Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Distribution” shall have the meaning provided in Section 6.4(a) of this Agreement.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Excluded Collateral” at any time shall mean (a)(i) [Reserved]; (ii) [Reserved]; (iii) Commercial Tort Claims with a value less than $2,000,000; (iv) any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein is prohibited or restricted thereby; (v) any asset to the extent that any requirement of applicable law prohibits the creation of a Lien thereon or requires the consent of any Governmental Authority not obtained (after giving effect to the applicable anti-assignment

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provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition); (vi)(a) property subject to a purchase money security agreement, capital lease or similar arrangement that, to the extent subject to a Lien, is subject to a Lien permitted under Section 10.01 of the Credit Agreement, to the extent the granting of a security interest therein is prohibited by such purchase money security agreement, capital lease or similar arrangement or otherwise requires consent by the counterparty thereto that has not been obtained and/or (b) any lease, license, permit or agreement or any property subject to such agreement, in each case in existence on the Closing Date or upon acquisition of the relevant Subsidiary party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition); (vii) any assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Borrower and notified in writing to the Collateral Agent; (viii) except to the extent a Lien thereon has been granted to the ABL Agent or any other ABL Claimholder, cash and Cash Equivalents (other than cash and Cash Equivalents representing Proceeds of other Collateral), Deposit Accounts and Securities Accounts (including Security Entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than assets constituting Collateral under the Pledge Agreement), (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (x) Excluded Equity Interests (as defined in the Pledge Agreement); (xi) any asset with respect to which the Collateral Agent and the Borrower have determined (in their reasonable judgment) that the costs of obtaining, perfecting or maintaining a security interest in such asset exceeds the fair market value thereof or the practical benefit to the Secured Creditors afforded thereby; (xii) any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction; and (xiii) Letter-of-Credit Rights (other than to the extent such rights constitute supporting obligations of other Collateral); provided, however, “Excluded Collateral” shall not include any Proceeds (including Accounts), products, substitutions or replacements of Excluded Collateral unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral.

“Excluded Deposit Account” shall mean any Deposit Account (a) used exclusively for payroll, payroll taxes, employee benefits (including deferred compensation plans approved by the Board of Directors of Holdings) or similar operational disbursements, (b) maintained in the ordinary course of business containing not more than $100,000 at any time (and not more than $500,000 in the aggregate at any time for all such Excluded Deposit Accounts arising under this clause (b)), (c) constituting an Excluded Facility Deposit Account or (d) containing only equity proceeds from the Sponsor solely for Capital Expenditures.

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“Excluded Facility Deposit Account” shall mean the Recourse Account and each Deposit Account maintained in the ordinary course of business of the Grantors containing not more than $7,000,000 in the aggregate at any time for all such Deposit Accounts and subject to the sweep requirements of Section 3.13(g).

“General Intangibles” shall mean “general intangibles” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Government Accounts” shall mean, collectively, any and all Accounts which are (a) Medicare Accounts, (b) Medicaid Accounts, (c) TRICARE Accounts, (d) CHAMPVA Accounts or (e) any other Account payable by a Governmental Authority acceptable to the Collateral Agent.

“Government Receivables Deposit Account” shall mean each Deposit Account designated as a “Government Receivables Deposit Account” on Annex M to this Agreement.

“Government Receivables Deposit Account Agreement” shall have the meaning provided in Section 3.13(b) of this Agreement.

“Grantor” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings” shall mean Capella Holdings, Inc. and any successor thereto, whether by merger or conversion or otherwise.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping the same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Grantor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Lender Creditors” shall have the meaning provided in the recitals of this Agreement.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

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“Letter-of-Credit Right” shall mean “letter-of-credit right” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Location” of any Grantor, shall mean such Grantor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Obligations” shall mean and include, as to any Grantor, all of the following:

(i) the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including principal, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of any Credit Party to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Credit Document to which such Credit Party is a party (including in the event such Credit Party is a Guarantor, all such obligations, liabilities and indebtedness of such Credit Party under its Guaranty) and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Credit Document (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Secured Hedging Agreements or Secured Cash Management Agreements, being herein collectively called the “Credit Document Obligations”);

(ii) the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by any Credit Party to the Other Creditors, now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement or any Secured Cash Management Agreement, whether such Secured Hedging Agreement or such Secured Cash Management Agreement is now in existence or hereinafter arising (including in the case of a Credit Party that is a Guarantor, all obligations, liabilities and indebtedness of such Credit Party under its Guaranty in respect of the Secured Hedging Agreements and Secured Cash Management Agreements) and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each Secured Hedging Agreement and Secured Cash Management Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Other Obligations”);

(iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral to the extent reimbursable hereunder;

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(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable out-of-pocket expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs, in each case, to the extent reimbursable hereunder;

(v) all amounts paid by any Indemnified Person as to which such Indemnified Person has the right to reimbursement under Section 7.1 of this Agreement; and

(vi) all amounts owing to the Administrative Agent, the Collateral Agent or any of their Affiliates pursuant to any of the Credit Documents in their capacities as such;

it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement; provided that the term “Obligations” shall not create any guarantee by any Grantor of (or grant of security interest by any Grantor to support) any Excluded Swap Obligations of such Grantor.

“Other Creditors” shall have the meaning provided in the recitals of this Agreement.

“Other Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VIII.

“Payment Intangibles” shall mean any “payment intangibles” as such term is defined in the UCC.

“Perfection Certificate” shall have the meaning provided in Section 9.12 of this Agreement.

“Primary Obligations” shall have the meaning provided in Section 6.4(b) of this Agreement.

“Private Account” shall mean each Account of any Grantor other than a Government Account.

“Private Deposit Account” shall mean each Deposit Account of any Grantor other than a Government Receivables Deposit Account.

“Private Deposit Account Agreement” shall have the meaning provided in Section 3.13(b) of this Agreement.

“Pro Rata Share” shall have the meaning provided in Section 6.4(b) of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event,

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shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Recourse Account” shall mean a Deposit Account maintained solely in connection with, and if required under, an Approved Private Label Credit Card Program, against which the card issuer may initiate draws or debits for chargebacks and indemnification obligations thereunder and which does not contain a balance of funds in excess of amounts which the card issuer has notified the Borrower will be drawn from or debited to such Deposit Account.

“Registered Organization” shall have the meaning provided in the UCC.

“Representative” shall have the meaning provided in Section 6.4(e) of this Agreement.

“Secondary Obligations” shall have the meaning provided in Section 6.4(b) of this Agreement.

“Secured Cash Management Agreement” shall have the meaning set forth in the recitals hereto.

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Secured Debt Agreements” shall mean and include this Agreement, the other Credit Documents, each Secured Cash Management Agreement and each Secured Hedging Agreement.

“Secured Hedging Agreement” shall have the meaning provided in the recitals to this Agreement.

“Securities Accounts” shall mean all “securities accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Security Entitlements” shall mean all “security entitlements” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

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“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall have the meaning provided in Section 9.8(a) of this Agreement.

“TRICARE” shall mean, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“TRICARE Account” shall mean an Account payable pursuant to TRICARE.

“UCC” shall mean the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “UCC” shall mean those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

8.2. Other Definitional Provisions; Interpretation. Sections 1.02 through 1.09 of the Credit Agreement are incorporated herein by reference.

ARTICLE IX

MISCELLANEOUS

9.1. Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, electronic mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, electronically mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Collateral Agent or any Grantor shall not be effective until received by the Collateral Agent or such Grantor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

(a) if to the Collateral Agent, the Administrative Agent, any Credit Party or any Lender, as provided in Section 13.03 of the Credit Agreement (with, in the case of the Collateral Agent, all references in such Section of the Credit Agreement to the Administrative Agent being deemed to be references to the Collateral Agent for purposes of this Section 9.1); and

(b) if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to each Grantor and the Collateral Agent;

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or, in any such case, at such other address or addressed to such other individual as shall have been furnished or identified, as applicable, in writing by the party to whom such notice is required to be given to the party required to give the same.

9.2. Waiver; Amendment. Except as provided in Sections 9.8 and 9.12, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor and the Collateral Agent (with the written consent of the Required Lenders); provided, that this Agreement may be amended, modified, supplemented and waived with the consent of the Collateral Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local Law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure ambiguities, inconsistency, omissions, mistakes or defects or (iii) to cause this Agreement to be consistent with the Credit Agreement and the other Credit Documents.

9.3. Obligations Absolute. To the extent permitted by applicable law, the obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Grantor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations; (d) any lack of validity or enforceability of any Secured Debt Agreement; (e) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations; or (f) any release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Obligations whether or not such Grantor shall have notice or knowledge of any of the foregoing.

9.4. Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 9.8, (ii) be binding upon each Grantor, its successors and assigns; provided, however, that no Grantor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective permitted successors, transferees and assigns. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

9.5. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

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9.6. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PARTY AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 9.1 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES (TO EXTENT PERMITTED BY APPLICABLE LAW) AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) EACH PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GRANTOR IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES (TO EXTENT PERMITTED BY APPLICABLE LAW) ALL

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RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.7. Grantor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or with respect to any Collateral.

9.8. Termination; Release. (a) On the Termination Date, this Agreement shall automatically terminate (provided that all indemnities set forth herein including in Section 7.1 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3 and releases to be filed and the United States Patent and Trademark Office and the United States Copyright Office) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold in accordance with this Agreement, the other Credit Documents or applicable law, or otherwise applied or released pursuant to this Agreement, the other Credit Documents or applicable law; without limiting the foregoing, on the Termination Date all security interests and liens granted under this Agreement shall automatically and unconditionally terminate. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitments under the Credit Agreement have been terminated and the Loans, Notes (together with interest thereon), fees and other Credit Document Obligations (other than indemnities described in Section 7.1 hereof and described in Section 13.01 of the Credit Agreement that, in either case, are not then due and payable or any other contingent obligation not then due and payable) have been paid in full.

(b) If any part of the Collateral (i) is sold or otherwise disposed of (to a Person other than a Grantor) at any time prior to the time at which all Credit Document Obligations have been paid in full, and all Commitments under the Credit Agreement have been terminated, in connection with a sale or disposition permitted by Section 10.02 of the Credit Agreement, (ii) is owned (other than in violation of the Credit Agreement) by any Grantor that is designated as an Unrestricted Subsidiary pursuant to Section 9.12 of the Credit Agreement, (iii) becomes Excluded Collateral or (iv) is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.13 of the Credit Agreement) (such part of the Collateral, “Released Collateral”), then (x) in the case of any such sale or disposition of Released Collateral made in the ordinary course of business, all security interests created under this Agreement in such Released Collateral so sold or disposed of shall automatically and unconditionally terminate, and (y) in the case of any other such sale or disposition, or of any such release, the Collateral Agent, at the request (provided that such request shall not be required if the value of the Released Collateral being sold or otherwise disposed of has a value of less than $2,000,000 and the release shall be automatic) and expense of such Grantor, will duly release from the security interest created hereby (and will execute and deliver such

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documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Released Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as is then in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement and the Collateral Agent shall, upon such Grantor’s reasonable request, provide evidence (in form and substance reasonably satisfactory to the Grantor) of such release, assignment, transfer or delivery.

(c) At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 9.8(a) or (b) such Grantor shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of such Grantor stating that the release of the respective Collateral is permitted pursuant to such Section 9.8(a) or (b); provided that such certificate shall not be required if the value of the Collateral to be released is less than $2,000,000; provided further that if the Collateral Agent is being requested to file any UCC financing statement terminations or amendments or execute any documentation with respect to such release, a certificate shall be required. At any time that the Borrower or the respective Grantor desires that the Collateral Agent make any filing it shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the Borrower and the respective Grantor stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 9.8(b) and the Collateral Agent shall, upon the Borrower’s reasonable request, provide evidence (in form and substance reasonably satisfactory to the Borrower) of such release, assignment, transfer or delivery.

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 9.8.

9.9. Counterparts. This Agreement may be executed in any number of counterparts in original or by facsimile or other electronic transmission and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Collateral Agent. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be effective as delivery of an original executed counterpart.

9.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11. The Collateral Agent and the other Secured Creditors. Subject to the terms of the Intercreditor Agreement, the Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement,

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are only those expressly set forth in this Agreement, Section 12 of the Credit Agreement and the Intercreditor Agreement. Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement. BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE SECURITY INTERESTS CREATED HEREBY, EACH SECURED CREDITOR ACKNOWLEDGES THE PROVISIONS OF ARTICLE XII OF THE CREDIT AGREEMENT AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

9.12. Additional Grantors. It is understood and agreed that any Domestic Subsidiary that desires to become a Grantor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become a Grantor hereunder by (x) executing a counterpart hereof and delivering same to the Collateral Agent or by executing a joinder agreement and delivering the same to the Collateral Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Collateral Agent, (y) delivering supplements to Annexes A through I, inclusive, hereto and, if applicable, Annexes M and N hereto and to the perfection certificate executed on the date hereof in connection with the Credit Documents (the “Perfection Certificate”) as are necessary to cause such Annexes to be complete and accurate in all material respects with respect to such additional Grantor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Grantor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

9.13. Intercreditor Agreement. (a) Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent under this Agreement and the exercise of the rights and remedies of the Collateral Agent hereunder and under any other Secured Debt Agreement are subject to the terms, conditions and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Secured Debt Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything to the contrary herein, the Collateral Agent acknowledges and agrees that no Grantor shall be required to take or refrain from taking any action at the request of the Collateral Agent with respect to the Collateral if such action or inaction would be inconsistent with the terms of the Intercreditor Agreement.

(b) Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement, in the event the ABL Facility Documentation provides for the grant of a security interest or pledge over the assets of any Grantor and such assets do not otherwise constitute Collateral under this Agreement or any other Credit Document, such Grantor shall (i) promptly grant a security interest in or pledge such assets to secure the Obligations, (ii) promptly take any actions necessary to perfect such security interest or pledge to the extent set forth in the ABL Facility Documentation and (iii) take all other steps reasonably requested by the Collateral Agent in connection with the foregoing.

(c) Furthermore, subject to the terms of the Intercreditor Agreement, at all times prior to the Discharge of ABL Obligations, the Collateral Agent is authorized by the

G-2-43

parties hereto and the Secured Creditors to effect transfers of ABL Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to ABL Priority Collateral) to the ABL Agent if and to the extent required under the ABL Facility Documentation.

[Remainder of this page intentionally left blank; signature pages follow]

G-2-44

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

Saint Thomas/Capella, LLC,
as Grantor

By:	Capella Healthcare, Inc., its managing member
Name:
Title:

Capital Medical Center Physicians, LLC
Capital Medical Center Specialty Physicians, LLC
Hartsville HMA, LLC
National Park Real Property, LLC
River Park Hospital, LLC
River Park Physician Group, LLC
Stones River Clinic Services, LLC
White County Physician Services, LLC
White County Primary Care, LLC

as Grantors

By:
Name:
Title:

Cannon County Hospital, LLC
White County Community Hospital, LLC,
as Grantors

By:	Sparta Hospital Corporation, their managing member
Name:
Title:

Hot Springs National Park Hospital Holdings, LLC,
as Grantor

By:	NPMC Holdings, LLC, its managing member
Name:
Title:

G-2-45

Columbia Capital Medical Center Limited Partnership,
as Grantor

By:	Columbia Olympia Management, Inc., Capital Medical Center Partner, LLC, and WPC Holdco, LLC, its general partners
Name:
Title:

G-2-46

Accepted and Agreed to:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

G-2-47

ANNEX A

to

SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

G-2-48

ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF INVENTORY LOCATIONS

G-2-49

ANNEX C

to

SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION), JURISDICTION OF ORGANIZATION,

LOCATION, ORGANIZATIONAL IDENTIFICATION NUMBERS

AND FEDERAL EMPLOYER IDENTIFICATION NUMBERS

G-2-50

ANNEX D

to

SECURITY AGREEMENT

SCHEDULE OF TRADE AND FICTITIOUS NAMES

G-2-51

ANNEX E

to

SECURITY AGREEMENT

DESCRIPTION OF CERTAIN SIGNIFICANT TRANSACTIONS OCCURRING WITHIN

ONE YEAR PRIOR TO THE DATE OF THE SECURITY AGREEMENT

G-2-52

ANNEX F

to

SECURITY AGREEMENT

[Reserved]

G-2-53

ANNEX G

to

SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

G-2-54

ANNEX H

to

SECURITY AGREEMENT

[Reserved]

G-2-55

ANNEX I

to

SECURITY AGREEMENT

[Reserved]

G-2-56

ANNEX J

to

SECURITY AGREEMENT

[Reserved]

G-2-57

ANNEX K

to

SECURITY AGREEMENT

[Reserved]

G-2-58

ANNEX L

to

SECURITY AGREEMENT

[Reserved]

G-2-59

ANNEX M

to

SECURITY AGREEMENT

[Reserved]

G-2-60

ANNEX N

to

SECURITY AGREEMENT

SCHEDULE OF DEPOSIT ACCOUNTS

G-2-61

ANNEX O

to

SECURITY AGREEMENT

SCHEDULE OF EXCLUDED DEPOSIT ACCOUNTS

G-2-62

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

[—],

This Solvency Certificate is being executed and delivered pursuant to Section 6.12 of that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), by and among Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent for the Lenders.

I, [—], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets (on a going concern basis) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; (iii) the present fair salable value of the assets (on a going concern basis) of the Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur liabilities, including current obligations, beyond their ability to pay such liabilities as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

H-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[—]
	Title:	[—]

H-2

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of December 31, 2014 (as amended, restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), by and among CAPELLA HEALTHCARE, INC., a Delaware corporation (the “Borrower”), CAPELLA HOLDINGS, INC., a Delaware corporation (“Holdings”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as collateral agent and each lender from time to time party thereto. The descriptions of the calculations set forth in this Compliance Certificate (including the exhibits, schedules and annexes hereto) are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement. In the event of any conflict or inconsistency between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate. Pursuant to Section 9.01(e) of the Credit Agreement, the undersigned, solely in his/her capacity as an Authorized Officer, certifies as follows:

1.	[Attached hereto as Exhibit A are the annual financial statements required by Section 9.01(b) of the Credit Agreement.][1]

2.	[Attached hereto as Exhibit A are the quarterly financial statements required by Section 9.01(a) of the Credit Agreement.][2]

3.	To my knowledge after due inquiry, no Default or Event of Default has occurred and is continuing.[3]

4.	[Attached hereto as Schedule 1 are calculations setting forth Excess Cash Flow for the applicable Excess Cash Payment Period as well as the Applicable Excess Cash Flow Percentage.][4]

5.	Attached hereto as Schedule 2 are calculations setting forth the Available Amount and details of utilizations of the Available Amount since the delivery of the previous Compliance Certificate.

[1]	To be included if accompanying annual financial statements only.
[2]	To be included if accompanying quarterly financial statements only.
[3]	If unable to provide the foregoing certification, specify the nature and extent of such Default or Event of Default.
[4]	To be included only in the annual compliance certificate delivered for the Fiscal Year ending December 31, 2015 and each successive Fiscal Year thereafter.

6.	Attached hereto as Schedule 3 is the other information required by Section 9.01(e) of the Credit Agreement.

7.	Attached hereto as Schedule 4 are calculations setting forth Consolidated EBITDA as of the end of the Fiscal Quarter or Fiscal Year, as applicable.

8.	[Attached hereto as Schedule 5 are calculations setting forth the Secured Net Leverage Ratio as of the end of the Fiscal Year.][5]

9.	[Attached hereto as Schedule 6 are calculations setting forth the Total Net Leverage Ratio as of the end of the Fiscal Year.][6]

[5]	To be included only in the annual compliance certificate.
[6]	To be included only in the annual compliance certificate.

SCHEDULE 1

Excess Cash Flow Calculation for any period: the remainder (if positive) of

(a)	the sum of, without duplication:

	(i)	Adjusted Consolidated Net Income for such period

	(ii)	the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (other than any such decreases arising from Permitted Acquisitions or dispositions of any Person by the Borrower or any of its Restricted Subsidiaries)

(b)	minus the sum of, without duplication:

	(i)	the aggregate amount of all Capital Expenditures in cash made (or committed to be made) by the Borrower and its Restricted Subsidiaries or acquisitions of intellectual property not expensed during such period (other than to the extent made with proceeds of long-term Indebtedness); provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow that are committed to be made (but not made) by the Borrower or any of its Restricted Subsidiaries, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Payment Period if the expenditure is not actually made during such immediately succeeding Excess Cash Payment Period and (y) no deduction shall be taken in such immediately succeeding Excess Cash Payment Period when any such deducted amount is actually spent

	(ii)	the aggregate amount of permanent principal repayments made (or committed or budgeted to be made) of Indebtedness of the Borrower and its Restricted Subsidiaries (including (x) the principal component of payments made on Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries during such period and (y) the aggregate principal amount of any mandatory prepayment of Term Loans pursuant to Section 5.02(e) or 5.02(g) of the Credit Agreement, to the extent required due to an Asset Sale or Recovery Event that resulted in an increase to

Adjusted Consolidated Net Income and not in excess of such increase, but excluding (A) all repayments and prepayments of Term Loans (other than Scheduled Initial Term Loan Repayments and mandatory prepayments described in clause (y) of the foregoing parenthetical), and (B) all repayments and prepayments of ABL Facility Indebtedness or any other revolving credit facility, except to the extent there is an equivalent permanent reduction in the applicable revolving commitments

(iii)	the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (other than any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by the Borrower and/or any of its Restricted Subsidiaries)

(iv)	the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments permitted by Section 10.05 of the Credit Agreement consummated (or committed or budgeted to be) by the Borrower and its Restricted Subsidiaries (other than intercompany Investments among the Borrower and its Restricted Subsidiaries) during such period, except to the extent financed with long-term Indebtedness

(v)	to the extent not expensed or not deducted in calculating Adjusted Consolidated Net Income, the aggregate amount of any premium, make-whole or penalty payments actually paid (or committed or budgeted to be paid), except to the extent financed with long-term Indebtedness during such period that are required to be made in connection with any prepayment of Indebtedness

(vi)	cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, except to the extent financed with long-term Indebtedness

(vii)	the amount of Dividends paid during such period pursuant to Section 10.03(ii) and (iii) of the Credit Agreement, except to the extent financed with long-term Indebtedness

(viii)	cash expenditures for costs and expenses in connection with acquisitions or dispositions and the issuance of equity interests or Indebtedness to the extent not deducted in arriving at such Consolidated Net Income, except to the extent financed with long-term Indebtedness

(ix)	the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are expensed but not deducted in calculating Adjusted Consolidated Net Income

(x)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any related amortization or expense in a future period shall be added back in the calculation of Excess Cash Flow in such future period)

(xi)	reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received; provided that in the cases of clauses (b)(ii), (iv) and (v), (x) if any amount is deducted from Excess Cash Flow pursuant to such clause that is committed or budgeted to be made (but not made) by the Borrower or any of its Restricted Subsidiaries, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Payment Period if the expenditure is not actually made during such immediately succeeding Excess Cash Payment Period and (y) no deduction shall be taken in such immediately succeeding Excess Cash Payment Period when any such deducted amount is actually spent to the extent it has reduced Excess Cash Flow in a prior period; provided further, at the option of the Borrower, all such payments described in clauses (b)(i), (ii), (iv), (v), (vi), and (vii) actually made after the applicable Excess Cash Payment Period and prior to the applicable Excess Cash Payment Date may be deducted from Excess Cash Flow for such Excess Cash Payment Period (and no deduction shall be taken in such immediately succeeding Excess Cash Payment Period to the extent it has reduced Excess Cash Flow in a prior period.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

Excess Cash Flow (if positive):

Applicable Excess Cash Flow Percentage:[1]	%

Excess Cash Flow multiplied by the Applicable Excess Cash Flow Percentage

Less, any repayments of principal of Loans made as a voluntary prepayment pursuant to Section 5.01 of the Credit Agreement (other than with the proceeds of long-term Indebtedness) made (x) during the applicable Excess Cash Payment Period (except to the extent previously applied pursuant to clause (y) below in respect of the preceding Excess Cash Payment Date) and (y) at the option of the Borrower, after the applicable Excess Cash Payment Period and prior to the applicable Excess Cash Payment Date shall, in each case, reduce on a dollar-for-dollar basis the amount of such mandatory repayment otherwise required on the applicable Excess Cash Payment Date pursuant to Section 5.02(f) of the Credit Agreement (provided that if any reduction is made pursuant to the foregoing clause (y), such reduction shall not be made for the immediately succeeding Excess Cash Flow Period).

Excess Cash Flow Payment

[1]	The Applicable Excess Cash Flow Percentage shall be 50%; provided that, if on the last day of the relevant Excess Cash Payment Period, the Secured Net Leverage Ratio for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 9.01(a) or (b) (as set forth in the officer’s certificate delivered (or required to be delivered) with respect to such Test Period pursuant to Section 9.01(e)), is (i)(a) less than or equal to 2.00:1.00 and (b) greater than 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 25% or (ii) less than or equal to 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

SCHEDULE 2

Available Amount Calculation:

the sum of (during the Available Amount Reference Period), without duplication:

(a) an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any Fiscal Year) of the Borrower and its Restricted Subsidiaries for the Available Amount Reference Period minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 5.02(f) minus (z) the aggregate amount by which the required Excess Cash Flow payment for any Excess Cash Payment Period has been reduced pursuant to the proviso to Section 5.02(f) of the Credit Agreement; provided that amounts available under this clause (a) shall only be available if (i) no Event of Default has occurred and is continuing or would result from the making of such Dividend, Investment or the relevant payment pursuant to Section 10.03(v), 10.05(xvi) or 10.08(iv), respectively, and (ii) with respect to Dividends made pursuant to Section 10.03(v) and payments pursuant to Section 10.08(iv), the Total Net Leverage Ratio on a Pro Forma Basis as of the last day of the most recently ended Calculation Period is less than or equal to 4.50 to 1.00; plus

(b) (i) Eligible Equity Proceeds and (ii) the cumulative amount of cash and Cash Equivalent proceeds from the Qualified Equity Interests of Holdings (or any direct or indirect parent of Holdings) issued upon conversion of Indebtedness or Disqualified Equity Interests issued after the Closing Date of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Credit Party, plus

(c) to the extent not included in clause (b) above, the aggregate amount received by the Borrower or any Restricted Subsidiary from cash dividends and distributions received from any Unrestricted Subsidiaries, joint venture or minority interest and net cash proceeds in connection with the sale of its Equity Interests (other than Disqualified Equity Interests) in any Unrestricted Subsidiary, joint venture or minority interest, in each case, (x) to any Person other than the Borrower or any Restricted Subsidiary and (y) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, plus

(d) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the Fair Market Value (as determined by the board of directors of the Borrower) of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments correspond to the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 of the Credit Agreement and were originally made using the Available Amount pursuant to Section 10.05(xvi) of the Credit Agreement, plus

(e) to the extent not included in clause (b) above, the aggregate amount of cash dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of such Investment, to the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 10.05(xvi) of the Credit Agreement, plus

(f) the amount of any Declined Proceeds, minus

(g) the aggregate amount of (1) Dividends made pursuant to Sections 10.03(v) and (xi) and (xii) (only to the extent, in the case of Section 10.03(xii), that the Investment corresponding to the designation of the relevant Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary, was made in reliance on the Available Amount pursuant to Section 10.05(xvi)), (2) Investments made pursuant to Section 10.05(xvi) of the Credit Agreement, and (3) prepayments made pursuant to Section 10.08(iv) of the Credit Agreement during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date), in each case, to the extent made using the Available Amount.

Available Amount

SCHEDULE 3

[(1) List each Restricted Subsidiary: [                    ]

(2) List each Unrestricted Subsidiary: [                    ]]1

[There has been no change in the identity of Restricted Subsidiaries and Unrestricted Subsidiaries since [the Closing Date] [the date of the last Compliance Certificate].]2

[(3) List each Immaterial Subsidiary: [                    ]]3

[There has been no change in the identity of Immaterial Subsidiaries since [the Closing Date] [the date of the last Compliance Certificate].] 4

[1]	Only required to list Restricted Subsidiaries and Unrestricted Subsidiaries if there has been a change since the later of the Closing Date and the date of the last Compliance Certificate.
[2]	Use this language if there has not been a change in Restricted Subsidiaries or Unrestricted Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.
[3]	Only required to list Immaterial Subsidiaries if there has been a change since the later of the Closing Date and the date of the last Compliance Certificate.
[4]	Use this language if there has not been a change in Immaterial Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.

SCHEDULE 4

Consolidated EBITDA for the Test Period most recently ended:

(a)	Consolidated Net Income for such period:

	(i)	the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis (after deduction for minority interests) for such period (taken as a single accounting period) in accordance with GAAP, excluding,

		(A)	the net income (or loss) for such period of any Person that is not a Restricted Subsidiary of the Borrower or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or deductions that are actually paid in cash or Cash Equivalents by such Person to the Borrower or a Restricted Subsidiary during such period

		(B)	except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary

		(C)	any net income or loss attributable to the early extinguishment or cancellation of Indebtedness

In addition, to the extent not already included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries, Consolidated Net Income shall include (x) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption, (y) reimbursements of any expenses or charges that are actually received and covered by indemnification or other reimbursement provisions, in each case to the extent such expenses, charges or losses were deducted in the calculation of Consolidated Net Income and (z) the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions or other Investments, or the amortization or write-off of any amounts thereof.

The calculation of Consolidated Net Income above shall not give effect to (x) any extraordinary gains (or losses) and any related provisions for taxes on such extraordinary gains (or losses), (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business).

(b)	(A) plus, in each case to the extent deducted in determining Consolidated Net Income for such period (other than with respect to clauses (viii), (ix), (xiv) and (xv) below), without duplication, the amount of:

	(i)	total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees, non-cash interest payments, the interest component of Capitalized Leases, net payments, if any, pursuant to interest rate protection agreements with respect to Indebtedness, the interest component of any pension or other post-employment benefit expense, in each case to the extent included as interest expense under GAAP)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

	(ii)	provision for taxes based on income, profits or capital and foreign withholding taxes and franchise, state single business unitary and similar taxes for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

	(iii)	all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, including amortization or impairment of intangibles (including goodwill), non-cash write-offs of debt discounts and debt issuances, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness, Interest Rate Protection Agreements and Other Hedging Agreements;

(iv)	unusual or non-recurring cash charges or expenses (including, if unusual or non-recurring, cash expenses incurred in connection with granting employee and officer equity compensation awards) of the Borrower and its Restricted Subsidiaries during such period;

(v)	the amount of all non-cash charges, losses or expenses (including non-cash employee and officer equity compensation expense (including stock options), or asset write-offs, write-ups or write-downs) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (but excluding any additions to bad debt reserves or bad debt expense and any non-cash charge to the extent it represents amortization of a prepaid cash item that was paid in a prior period);

(vi)	cash restructuring charges or reserves, including any restructuring costs and integration costs incurred in connection with the Transaction, Permitted Acquisitions or Significant Asset Sales or other Specified Transactions after the Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses (whether or not such transaction was ultimately consummated), and consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs or any other costs incurred in connection with any of the foregoing;

(vii)	transaction fees and expenses and management fees, indemnities and expenses pursuant to the Sponsor Management Agreement as permitted hereunder during such period;

(viii)	the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with the Transaction or any Specified Transaction or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by an Authorized Officer of the Borrower shall be delivered to the Administrative Agent together with the compliance certificate required to be delivered pursuant to Section 9.01(e) of the Credit Agreement, certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, reasonably anticipated to be realizable and factually supportable in the good faith judgment of the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transaction, 18 months after the Closing Date and (II) in all other cases, 18 months after the consummation of the Specified Transaction or the implementation of an operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (viii) to the extent occurring more than 18 months after the specified action taken in order to realize such projected cost savings, operating expense reduction, other operating improvements and synergies and (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period;

(ix)	pro forma adjustments set forth in the Sponsor Model dated October 21, 2014 made available to private-side Lenders in connection with the syndication of the Initial Term Loans; provided that such adjustments permitted to be added back pursuant to this clause (ix) shall be reasonably anticipated to be realizable in the good faith judgment of the Borrower;

(x)	other accruals, up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful, and including costs and expenses of the Administrative Agent and Lenders that are reimbursed) and up-front or financing fees, fees, costs, expenses (including fees, costs and expenses of any counsel, consultants or other advisors), transaction costs, commissions, expenses, premiums or charges related to or in connection with the Transaction (including fees paid to the Permitted Holders in connection with the Acquisition) and any non-recurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);

(xi)	[Reserved];

(xii)	[Reserved];

(xiii)	expenses to the extent covered by contractual indemnification, insurance or refunding provisions in favor of the Borrower or any of its Restricted Subsidiaries and actually paid by such third parties, or, so long as the Borrower has made a determination that a reasonable basis exists for payment and only to the extent that such amount is in fact paid within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so paid within such 365 days);

(xiv)	to the extent not otherwise included in Consolidated Net Income and to the extent covered by business interruption insurance and actually reimbursed or otherwise paid, expenses or losses relating to business interruption or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(xv)	[Reserved];

(B) minus, to the extent not otherwise deducted in determining Consolidated Net Income for such period and without duplication the amount of:

(i)	all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA in a previous period,

(ii)	income and gain items corresponding to those referred to in clauses (b)(iv) and (b)(v) above (other than the accrual of revenue in the ordinary course);

provided that:

(A)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency re-measurements of Indebtedness and (y) gains or losses on Interest Rate Protection Agreements and Other Hedging Agreements,

(B)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and

(C)	to the extent any Dividends are declared or paid pursuant to Section 10.03(ii)(D) through 10.03(ii)(G), such amounts shall be excluded in determining Consolidated EBITDA.

Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which includes any Fiscal Quarter ended on or prior to September 30, 2015, Consolidated EBITDA for all portions of such period occurring on or prior to September 30, 2015 shall be calculated in accordance with the definition of “Test Period” contained in the Credit Agreement. Consolidated EBITDA:

SCHEDULE 5

Secured Net Leverage Ratio:

(1) Consolidated Secured Net Indebtedness as of [ , 20 ]:

(a) Consolidated Indebtedness that is not subordinated in right of payment to the Obligations and that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary minus

(b) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date

Consolidated Secured Net Indebtedness

(2) Consolidated EBITDA for the Test Period most recently ended (as calculated in Schedule 4 hereof):

Consolidated Secured Net Indebtedness to Consolidated EBITDA	[ ]:1.00

SCHEDULE 6

Total Net Leverage Ratio:

(1) Consolidated Total Net Indebtedness as of [ , 20 ]

(a) Consolidated Indebtedness

(i) all Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP consisting of funded Indebtedness for borrowed money (including purchase money indebtedness) and Capitalized Lease Obligations; provided, that Consolidated Indebtedness shall not include Indebtedness in respect of completion guarantees, performance bonds, surety or appeal bonds or similar instruments, letters of credit, bankers’ acceptances or bank guarantees, in each case except to the extent of drawn and unreimbursed amounts thereunder, provided that any unreimbursed amount under letters of credit shall be counted as Consolidated Indebtedness only if not reimbursed within three Business Days after such amount is drawn; unrestricted subsidiaries shall not be included in any determination of “Consolidated Indebtedness”.

minus

(b) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date

Consolidated Total Net Indebtedness

(2) Consolidated EBITDA for the Test Period most recently ended (as calculated in Schedule 4 hereof);

Consolidated Total Net Indebtedness to Consolidated EBITDA	[ ]:1.00

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as an Authorized Officer of Capella Healthcare, Inc., has executed this certificate for and on behalf of Capella Healthcare, Inc. and has caused this certificate to be delivered this      day of             , 20[    ].

Capella Healthcare, Inc.

By:
Name:
Title:

EXHIBIT J-1

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Classes identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	][2]

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]	If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

J-1-1

[1][3].	Credit
Agreement:

Credit Agreement, dated as of December 31, 2014 (as amended, restated, amended and restated, modified and/or supplemented from time to time), among Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto.

[2.	Assigned Interest:

Assignor	Assignee	Class Assigned[3]	Aggregate Amount of Commitment/Loans under Relevant Class for all Lenders	Amount of Commitment/Loans under Relevant Class Assigned
[Name of Assignor]	[Name of Assignee]
[Name of Assignor]	[Name of Assignee]

] 4

[3]	For complex multi-class assignments a separate chart for each class should be used for ease of reference.
[4]	Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

J-1-2

[4.	Assigned Interest:

Class Assigned	Aggregate Amount of Loans under Relevant Class for all Lenders	Amount of Loans under Relevant Class Assigned
[ ][5]	$	$

] 6

Effective Date             ,     ,     .

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][7]

By:	By:
Name:	Name:
Title:	Title:

[5]	Add applicable Class of Loans, as needed, from the following: Initial Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans.
[6]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.
[7]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

J-1-3

[Consented to and][8] Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[[NAME OF BORROWER]

By:
Name:
Title:][9]

[8]	Insert only if assignment is being made to an Eligible Transferee and the Administrative Agent’s consent is required pursuant to Section 13.04(b) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld.
[9]	Insert only if no Event of Default under Section 11.01 or Section 11.05 of the Credit Agreement is then in existence and consent of the Borrower is required pursuant to 13.04(b) of the Credit Agreement. Consent of the Borrower shall not be unreasonably withheld and shall be deemed to have been given if the Borrower has not responded within ten Business Days after delivery of the notice of assignment.

J-1-4

Annex 1 to Exhibit J-1

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Holdings any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Holdings, the Borrower, any other Subsidiaries of Holdings or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) an Affiliate of a Lender or (C) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) confirms that it is not a Disqualified Institution (the Administrative Agent may conclusively rely on such representation, without the duty to investigate); (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (vi) it has attached to this Assignment any tax documentation (including the IRS Forms, any FATCA documentation, and, if applicable, a Section 5.04(b)(ii) Certificate) required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

J-1-5

Annex 1 to Exhibit J-1

[1.3 Excluded Information. Each Lender participating in any assignment of any Term Loans with an Affiliated Lender or Non-Debt Fund Affiliate shall be deemed to acknowledge and agree that in connection with such assignment, (w) such Affiliated Lender, its Affiliates or any Non-Debt Fund Affiliate or its Affiliate may have, and later may come into possession of, Excluded Information, (x) such assignor has independently, without reliance on the applicable Affiliated Lender, Non-Debt Fund Affiliate, the Sponsor, the Borrower, any of its Subsidiaries, the Administrative Agent, the Arranger or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such assignor’s lack of knowledge of the Excluded Information, (y) none of the applicable Affiliated Lender, Non-Debt Fund Affiliate, the Sponsor, Holdings, its Subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates shall have any liability to assignor, and assignor hereby waives and releases, to the extent permitted by law, any claims such may have against the applicable Affiliated Lender, Non-Debt Fund Affiliate, the Sponsor, Holdings, its Subsidiaries, the Administrative Agent, the Arrangers and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (z) the Excluded Information may not be available to the Administrative Agent, the Arrangers or the other Lenders.]1

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of a counterpart via facsimile or other electronic transmission shall constitute delivery of an original counterpart. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[1]	To be included only if such assignment is to an Affiliated Lender or Non-Debt Fund Affiliate.

J-1-6

EXHIBIT J-2

FORM OF NOTICE OF AFFILIATE ASSIGNMENT

Credit Suisse AG

Eleven Madison Avenue, 23rd Floor

New York, New York 10010

Attn: Loan Operations – Agency Manager

Tel: (919) 994-6369

Fax: (212) 322-2291

Email: agency.loanops@credit-suisse.com1

Re: Credit Agreement, dated as of December 31, 2014 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Capella Healthcare, Inc., a Delaware corporation (the “Borrower”), Capella Holdings, Inc., a Delaware corporation, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto.

Dear Sir or Madame:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 13.04(e)(viii) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement (the “Proposed Assignment”),

(b) the assignor in the Proposed Assignment is [                    ],

(c) the Proposed Affiliate Assignee is an Affiliated Lender (including any Debt Fund Affiliate), Non-Debt Fund Affiliate or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender (including any Debt Fund Affiliate) or Non-Debt Fund Affiliate,

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is: $[        ],

(e) after giving effect to the Proposed Assignment, the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee is $[        ], and

(f) the proposed effective date of the assignment contemplated hereby is [            , 20    ].

[1]	The notice details set forth herein may be modified from time to time by notice from the Administrative Agent to the Lenders pursuant to Section 13.03 of the Credit Agreement

J-2-1

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:

Name:

Title:

Phone Number:

Fax:

Email:

Date

J-2-2

EXHIBIT K

FORM OF INTERCREDITOR AGREEMENT

[See attached]

INTERCREDITOR AGREEMENT

[FORM OF]

INTERCREDITOR AGREEMENT

Dated as of December 31, 2014

among

BANK OF AMERICA, N.A.,

as Initial ABL Collateral Agent

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Initial Fixed Asset Collateral Agent

and each other ABL Collateral Agent or Fixed Asset Collateral Agent that from time to time becomes a party hereto

and acknowledged and agreed to by

CAPELLA HEALTHCARE, INC.,

as the Company

and the other Grantors referred to herein

6.8	Separate Grants of Security and Separate Classification	54
6.9	Effectiveness in Insolvency or Liquidation Proceedings	55
6.10	Asset Dispositions	55

SECTION 7 RELIANCE; WAIVERS; ETC		56

7.1	Reliance	56
7.2	No Warranties or Liability	57
7.3	No Waiver of Lien Priorities	57
7.4	Obligations Unconditional	59

SECTION 8 FIXED ASSET CLAIMHOLDER PURCHASE OPTION		60

SECTION 9 MISCELLANEOUS		63

9.1	Integration/Conflicts	63
9.2	Effectiveness; Continuing Nature of this Agreement; Severability	63
9.3	Amendments; Waivers	64
9.4	Information Concerning Financial Condition of the Company and its Subsidiaries	64
9.5	Subrogation	65
9.6	Submission to Jurisdiction; Certain Waivers	66
9.7	WAIVER OF JURY TRIAL	67
9.8	Notices	67
9.9	Further Assurances	67
9.10	APPLICABLE LAW	68
9.11	Binding on Successors and Assigns	68
9.12	Headings	68
9.13	Counterparts	68
9.14	Authorization	68
9.15	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	68
9.16	No Indirect Actions	69
9.17	Additional Grantors	69
9.18	Additional Credit Agreements	69

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is dated as of December 31, 2014, and is entered into by and among BANK OF AMERICA, N.A., as administrative agent and collateral agent for the holders of the Initial ABL Obligations (as defined below) (in such capacity, together with its successors and permitted assigns in such capacity, the “Initial ABL Collateral Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for the holders of the Initial Fixed Asset Obligations (as defined below) (in such capacity, together with its successors and permitted assigns in such capacity, the “Initial Fixed Asset Collateral Agent”), and each other ABL Collateral Agent or Fixed Asset Collateral Agent that from time to time becomes a party hereto, and acknowledged and agreed to by CAPELLA HEALTHCARE, INC., a Delaware corporation (the “Company”), and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings set forth in Section 1 below.

RECITALS

The Company, Capella Holdings, Inc., a Delaware corporation (“Holdings”), certain subsidiaries of the Company, the lenders and agents from time to time party thereto and Bank of America, N.A., as administrative agent, have entered into the Amended and Restated Loan Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Initial ABL Credit Agreement”; the ABL Obligations thereunder are referred to as the “Initial ABL Obligations”);

The Company, Holdings, the lenders and agents from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, have entered into the Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Initial Fixed Asset Credit Agreement”; the Fixed Asset Obligations thereunder are referred to as the “Initial Fixed Asset Obligations”);

The ABL Obligations are to be secured (a) by Liens on the ABL Priority Collateral that are senior to the Liens of the Fixed Asset Claimholders on the ABL Priority Collateral and (b) by Liens on the Fixed Asset Priority Collateral that are junior in priority to the Liens of the Fixed Asset Claimholders on the Fixed Asset Priority Collateral;

The Fixed Asset Obligations are to be secured (a) by Liens on the Fixed Asset Priority Collateral that are senior to the Liens of the ABL Claimholders on the Fixed Asset Priority Collateral and (b) by Liens on the ABL Priority Collateral that are junior in priority to the Liens of the ABL Claimholders on the ABL Priority Collateral;

The ABL Loan Documents and the Fixed Asset Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral and certain other matters; and

Each ABL Collateral Agent, as authorized and directed by the ABL Lenders and the ABL Loan Documents, each Fixed Asset Collateral Agent, as authorized and directed by the Fixed Asset Lenders and the Fixed Asset Loan Documents, have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. Each of Account, Account Debtor, Chattel Paper, Deposit Account, Commercial Tort Claim, Document, Equipment, Fixtures, General Intangibles, Goods, Instrument, Inventory, Investment Property, Letter of Credit Rights, Proceeds, Securities, Securities Account and Supporting Obligations shall have the meanings set forth in Articles 8 or 9 of the UCC. As used in this Agreement, the following terms shall have the meanings set forth below.

“ABL Bank Product” means any of the following products, services or facilities extended to an ABL Credit Party by an ABL Bank Product Provider: (a) ABL Cash Management Services; (b) products under ABL Hedge Agreements; (c) commercial credit card, purchase card and merchant card services; and (d) leases and other banking products or services as may be requested by an ABL Credit Party, other than letters of credit or similar instruments issued pursuant to any ABL Credit Agreement.

“ABL Bank Product Obligations” means all ABL Hedging Obligations, all ABL Cash Management Obligations and all other obligations or liabilities under other ABL Bank Products.

“ABL Bank Product Provider” means an ABL Lender or its Affiliate who has entered into an ABL Hedge Agreement or an arrangement providing ABL Cash Management Services with an ABL Credit Party.

“ABL Cap Amount” means the principal sum of $143,750,000. For the avoidance of doubt, such principal sum shall not include (a) the amount of any capitalized interest, fees and expenses (including Post-Petition Interest) and paid in kind amounts on any Indebtedness under the ABL Loan Documents, (b) all ABL Bank Product Obligations or (c) all reimbursement and indemnification obligations under the ABL Loan Documents (except with respect to the drawn amount of letters of credit) plus, in the case of a Refinancing permitted hereunder, an amount equal to unpaid accrued interest, premium, fees and expenses payable in connection with such Refinancing.

“ABL Cash Management Obligations” means with respect to any ABL Credit Party or any of its Subsidiaries, any obligations of such ABL Credit Party or Subsidiary owed to any ABL Bank Product Provider in respect of any ABL Bank Products (other than ABL Hedging Obligations) and in any event shall include all “Bank Product Debt” as defined in the ABL Credit Agreement (other than ABL Bank Product Debt in respect of ABL Hedging Obligations).

“ABL Cash Management Services” means any services provided from time to time by any ABL Bank Product Provider to any ABL Credit Party or any of its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services and other treasury and cash management services.

“ABL Claimholders” means, at any relevant time, the holders of ABL Obligations (or Excess ABL Obligations, as applicable) at that time, including the ABL Lenders, any ABL Bank Product Provider, issuers of letters of credit issued pursuant to the ABL Credit Agreement and the agents under the ABL Loan Documents.

“ABL Collateral Agent” means each of (a) the Initial ABL Collateral Agent, (b) any New ABL Collateral Agent identified by the Company pursuant to Section 5.6(a) and (c) any agent or trustee under any Additional ABL Credit Agreement, in each case, together with any successor thereto and “ABL Collateral Agents” shall mean, collectively, each ABL Collateral Agent.

“ABL Collateral Documents” means the ABL Credit Agreement, the Collateral Documents or Security Documents (as defined in the respective ABL Credit Agreements) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed (other than this Agreement).

“ABL Credit Agreement” means collectively, (a) the Initial ABL Credit Agreement and (b) each Additional ABL Credit Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to each ABL Credit Agreement then in effect.

“ABL Credit Party” means a Credit Party or Loan Party as defined in the ABL Credit Agreement.

“ABL Default” means an “Event of Default” as defined in an ABL Credit Agreement or any similar event or condition set forth in any other ABL Loan Document which causes, or permits holders of the applicable ABL Obligations outstanding thereunder to cause, the ABL Obligations outstanding thereunder to become immediately due and payable.

“ABL Hedge Agreement” means a Swap Contract entered into with an ABL Bank Product Provider to the extent secured, or purported to be secured, under the ABL Collateral Documents.

“ABL Hedging Obligation” means any obligation of any ABL Credit Party under any ABL Hedge Agreement.

“ABL Intercreditor Agreement” means any agreement or agreements among ABL Collateral Agents that defines the relative rights and priorities as among ABL Collateral Agents and ABL Claimholders with respect to the Collateral.

“ABL Lenders” means the “Lenders” under and as defined in each ABL Credit Agreement.

“ABL Loan Documents” means each ABL Credit Agreement and the Credit Documents or Loan Documents (as defined in the respective ABL Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other ABL Obligation, and any other document or instrument executed or delivered at any time in connection with any ABL Obligations, including any intercreditor or joinder agreement among holders of ABL Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Mortgages” means all mortgages, deeds of trust and other documents under which a Lien on real property is granted to secure the ABL Obligations.

“ABL Obligations” means, subject to clause (c) hereof, the following:

(a) (i) all principal of and interest and premium (if any) on all loans and advances made (or deemed made) pursuant to any ABL Credit Agreement; (ii) all obligations, including reimbursement obligations (if any), and interest thereon (including any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to any ABL Credit Agreement; (iii) all ABL Bank Product Obligations; and (iv) all guarantee, reimbursement and indemnification obligations, fees, expenses and all other obligations under any ABL Credit Agreement and the other ABL Loan Documents, in each case of clause (i) – (iv) including any Post-Petition Interest and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding;

(b) to the extent any payment with respect to any ABL Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or otherwise required to be paid to a trustee, debtor in possession, any Fixed Asset Claimholders, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Claimholders and the Fixed Asset Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the ABL Loan Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the ABL Claimholders and the Fixed Asset Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “ABL Obligations”; and

(c) notwithstanding the foregoing, if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under all ABL Credit Agreements and the other ABL Loan Documents; plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under all ABL Credit Agreements, is in excess of the ABL Cap Amount, then only that portion of such Indebtedness and such aggregate face amount of letters of credit equal to the ABL Cap Amount shall be included in ABL Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute ABL Obligations to the extent related to Indebtedness and face amounts of letters of credit included in the ABL Obligations.

“ABL Priority Collateral” means: (a) Accounts (other than to the extent constituting identifiable Proceeds from dispositions of Fixed Asset Priority Collateral) and Intercompany Accounts; (b) Deposit Accounts (and all money, cash, checks and other negotiable instruments, funds and other evidences of payment held therein), other than the Fixed Asset Priority Collateral Account; (c) all Inventory; (d) all cash and cash equivalents, including cash and cash equivalents securing reimbursement obligations in respect of letters of credit or other ABL Obligations; (e) all Securities Accounts and Investment Property, in each case other than (i) the Fixed Asset Priority Collateral Account and (ii) any Equity Interests in the Company or in any Subsidiaries of the Company; (f) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all Documents, Chattel Paper, General Intangibles, Instruments, Commercial Tort Claims, Letter of Credit Rights and Supporting Obligations; provided, however, that to the extent any of the foregoing under this clause (f) also evidence, govern, secure or otherwise reasonably relate to any Fixed Asset Priority Collateral only that portion that evidences, governs, secures or primarily relates to ABL Priority Collateral shall constitute ABL Priority Collateral; provided, further, that the foregoing shall not include any Intellectual Property; (g) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and (h) all Proceeds, products, substitutions, replacements and accessions of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance, condemnation awards and claims against third parties. The term “Accounts” as used in this definition shall include any right to payment or reimbursement under any government entitlement program (including Medicare, Medicaid, TRICARE and CHAMPVA, as such terms are defined in the Initial ABL Credit Agreement) and any right to payment of a monetary obligation arising from the provision of healthcare related services (including from the use of Equipment, facilities and rooms).

“ABL Standstill Period” has the meaning set forth in Section 3.1.

“Access Period” means for each Real Estate Asset that is a Mortgaged Premises and any other Fixed Asset Priority Collateral located thereon, the period, which begins on the day on which the Designated ABL Collateral Agent provides the Designated Fixed Asset Collateral Agent with notice of exercise of its access rights in accordance with Section 3.3 either (a) following delivery by the Designated Fixed Asset Collateral Agent of the notice required by Section 3.3(a) that any Fixed Asset Collateral Agent (or its agent) has either obtained possession or control of such Real Estate Asset or sold or otherwise disposed of such Real Estate Asset or (b) following delivery of an Enforcement Notice by the Designated ABL Collateral Agent, and ends on the earliest of (i) the 180th day after such date; provided, however, that such 180th day period shall be tolled during any period during which (x) the Designated ABL Collateral Agent is stayed or otherwise prohibited by law or court order from exercising remedies with respect to ABL Priority Collateral located on such Real Estate Asset or (y) any Fixed Asset Collateral Agent, its agent or representative, or any Third Party Purchaser of such Real Estate Asset fails to comply in any material respect with its obligations to give the Designated ABL Collateral Agent the access provided for in Section 3.3, (ii) the date on which all or substantially all of the ABL Priority Collateral located on such Real Estate Asset is sold, collected or liquidated and (iii) the Discharge of ABL Obligations.

“Account Agreements” means any lockbox account agreement, pledged account agreement, deposit account control agreement, blocked account agreement, securities account control agreement, or any similar deposit or securities account agreements among any Fixed Asset Collateral Agent and/or the any ABL Collateral Agent, one or more Grantors and the relevant financial institution depository or securities intermediary.

“Additional ABL Credit Agreement” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, with banks or other institutional or commercial lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings, that either (a) has been incurred to Refinance in whole or in part the Obligations outstanding under the Initial ABL Credit Agreement or any other ABL Credit Agreement or (b) is secured on a pari passu basis with the Initial ABL Credit Agreement (if then outstanding) and each other ABL Credit Agreement on the ABL Priority Collateral; provided, in each case, that the requirements of Section 9.18 hereof are complied with.

“Additional Fixed Asset Credit Agreement” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, with banks or other institutional or commercial lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings, that either (a) has been incurred to Refinance in whole or in party the Obligations outstanding under the Initial Fixed Asset Credit Agreement or any other Fixed Asset Credit Agreement or (b) is secured on a pari passu basis with the Initial Fixed Asset Credit Agreement (if then outstanding) and each other Fixed Asset Credit Agreement on the Fixed Asset Priority Collateral; provided, in each case, that the requirements of Section 9.18 hereof are complied with.

“Affiliate” means, with respect to a specified Person, (a) any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the Person specified or is a director or officer of the Person specified or (b) any other Person that directly or indirectly owns 10% or more of any class of equity interests of the Person specified.

“Agent” means each of the ABL Collateral Agents and/or the Fixed Asset Collateral Agents, as the context may require.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Claimholders” means the ABL Claimholders and/or the Fixed Asset Claimholders, as the context may require.

“Collateral” means, at any time, all of the assets and property of any Grantor, whether real, personal or mixed, in which the holders of ABL Obligations and the holders of Fixed Asset Obligations (or their respective Agents) hold, purport to hold or are entitled to hold, a security interest at such time (or are deemed pursuant to Section 2 to hold a security interest), including any property subject to Liens granted pursuant to Section 6 to secure both any ABL Obligations and any Fixed Asset Obligations.

“Collateral Documents” means the ABL Collateral Documents and the Fixed Asset Collateral Documents.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright or copyrights owned by a third party, including the grant of rights to reproduce, distribute, display, perform, create derivative works of and otherwise exploit material works protected by any Copyright.

“Copyrights” means each of the following that is owned by any Grantor: (a) all copyrights arising under the laws of the United States, any other country or group of countries or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office; and (b) the right to obtain all renewals thereof.

“Declined Liens” has the meaning set forth in Section 2.3.

“Designated ABL Collateral Agent” means (a) if at any time there is only one ABL Collateral Agent party hereto, such ABL Collateral Agent, and (b) at any time when clause (a) does not apply, the ABL Collateral Agent designated as such pursuant to the ABL Intercreditor Agreement.

“Designated Fixed Asset Collateral Agent” means (a) if at any time there is only one Fixed Asset Collateral Agent party hereto, such Fixed Asset Collateral Agent, and (ii) at any time when clause (a) does not apply, the Fixed Asset Collateral Agent designated as such pursuant to the Fixed Asset Intercreditor Agreement.

“Designated Prior Lien Collateral Agent” means (a) as it relates to the ABL Collateral Agents and the other ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Designated Fixed Asset Collateral Agent, and (b) as it relates to the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Designated ABL Collateral Agent.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge of ABL Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a) payment in full in cash of the principal of, and interest, fees and expenses (including Post-Petition Interest) on or with respect to, all Indebtedness outstanding under the ABL Loan Documents and constituting ABL Obligations;

(b) payment in full in cash of all ABL Bank Product Obligations or the cash collateralization of all such ABL Bank Product Obligations on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to each such counterparty shall have been made) and the expiration or termination of all outstanding transactions under ABL Hedge Agreements and contracts and agreements relating to other ABL Bank Products;

(c) payment in full in cash of all other ABL Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment has been made at such time);

(d) termination or expiration of all commitments, if any, to extend credit that would constitute ABL Obligations; and

(e) termination or cash collateralization (in an amount and manner reasonably satisfactory to the ABL Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the ABL Loan Documents and constituting ABL Obligations.

“Discharge of Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a) payment in full in cash of the principal of, and interest, fees and expenses (including Post-Petition Interest) on, or with respect to, all Indebtedness outstanding under the Fixed Asset Loan Documents and constituting Fixed Asset Obligations;

(b) payment in full in cash of all Fixed Asset Bank Product Obligations or the cash collateralization of all such Fixed Asset Bank Product Obligations on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to each such counterparty shall have been made) and the expiration or termination of all outstanding transactions under Fixed Asset Hedge Agreements and contracts and agreements relating to other Fixed Asset Bank Products;

(c) payment in full in cash of all other Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(d) termination or expiration of all commitments, if any, to extend credit that would constitute Fixed Asset Obligations.

“Discharge of Prior Lien Obligations” means (a) with respect to the ABL Priority Collateral as it relates to the Fixed Asset Claimholders, the Discharge of ABL Obligations; and (b) with respect to the Fixed Asset Priority Collateral as it relates to the ABL Claimholders, the Discharge of Fixed Asset Obligations.

“Discharge of Purchased Obligations” means:

(a) payment in full in cash of the principal of, and interest, fees and expenses (including Post-Petition Interest) on or with respect to, all Indebtedness outstanding under the ABL Loan Documents and constituting ABL Obligations (calculated without regard to clause (c) of the definition thereof) ;

(b) payment in full in cash of all ABL Bank Product Obligations or the cash collateralization of all such ABL Bank Product Obligations on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to each such counterparty shall have been made) and the expiration or termination of all outstanding transactions under ABL Hedge Agreements and contracts and agreements relating to other ABL Bank Products;

(c) payment in full in cash of all other ABL Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(d) cash collateralization (in an amount and manner reasonably satisfactory to the ABL Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the ABL Loan Documents and constituting ABL Obligations.

“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfecting a Lien on), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or otherwise exercise or enforce remedial rights with respect to Collateral under the ABL Loan Documents or the Fixed Asset Loan Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to Account Debtors, notification to depositary banks under deposit account control agreements, or exercise of rights against Collateral under landlord consents, if applicable);

(b) solicit bids from third Persons to conduct the liquidation or disposition of Collateral or approve bid procedures for any proposed disposition of Collateral, or engage or retain sales brokers, marketing agents, investment bankers, accountants, auctioneers, or other third Persons for the purposes of marketing, promoting, and selling Collateral;

(c) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the ABL Loan Documents or Fixed Asset Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral); or

(e) the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under the ABL Loan Documents or the Fixed Asset Loan Documents with the consent of the Designated ABL Collateral Agent or Designated Fixed Asset Collateral Agent, as applicable;

provided, however, that notwithstanding the foregoing, none of the following shall constitute an Enforcement Action: (i) the establishment or modification of (x) borrowing base and/or availability reserves or other reserves against collateral, (y) eligibility criteria for Accounts or Inventory, or (z) other conditions for advances; (ii) the changing of advance rates or advance sub-limits; (iii) the imposition of a default rate or late fee; (iv) the collection and application (including pursuant to “cash dominion” provisions) by the Designated ABL Collateral Agent of Accounts or other monies deposited from time to time in Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations pursuant to the provisions of the ABL Loan Documents (including the notification of Account Debtors, depositary institutions or any other Person to deliver proceeds of Collateral to the Designated ABL Collateral Agent); (v) the cessation of lending pursuant to the provisions of the ABL Loan Documents, including upon the occurrence of a default or the existence of an over-advance; (vi) the filing of a proof of claim in any Insolvency or Liquidation Proceeding; (vii) the consent by the Designated ABL Collateral Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Designated Fixed Asset Collateral Agent to disposition by any Grantor of any of the Fixed Asset Priority Collateral; (viii) the acceleration of the Fixed Asset Obligations or the ABL Obligations;

and (ix) the commencement or filing or joining with other Persons in the commencement or filing of a petition in an Insolvency or Liquidation Proceeding in the exercise of any remedies as an unsecured creditor.

“Enforcement Notice” means a written notice delivered by (a) any ABL Collateral Agent, at a time when an ABL Default has occurred and is continuing, to the Designated Fixed Asset Collateral Agent announcing that such ABL Collateral Agent intends to commence an Enforcement Action against the ABL Priority Collateral and specifying the relevant event of default, or (b) any Fixed Asset Collateral Agent, at a time when a Fixed Asset Default has occurred and is continuing, to the Designated ABL Collateral Agent announcing that such Fixed Asset Collateral Agent intends to commence an Enforcement Action against the Fixed Asset Priority Collateral and specifying the relevant event of default.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Excess ABL Obligations” means any Obligations that would constitute ABL Obligations if not for clause (c) of the definition of ABL Obligations.

“Excess Fixed Asset Obligations” means any Obligations that would constitute Fixed Asset Obligations if not for clause (c) of the definition of Fixed Asset Obligations.

“Exigent Circumstances” means (a) an exercise by another lender of enforcement rights or remedies with respect to particular Collateral or (b) an event or circumstance that materially and imminently threatens the ability of the Designated ABL Collateral Agent or the Designated Fixed Asset Collateral Agent, as applicable, to realize upon all or a material part of the ABL Priority Collateral or the Fixed Asset Priority Collateral, as applicable, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof.

“Fixed Asset Bank Product” means any of the following products, services or facilities extended to a Fixed Asset Credit Party by a Fixed Asset Bank Product Provider: (a) Fixed Asset Cash Management Services; (b) products under Fixed Asset Hedge Agreements; (c) commercial credit card, purchase card and merchant card services; and (d) leases and other banking products or services as may be requested by a Fixed Asset Credit Party, other than letters of credit or similar instruments issued pursuant to any Fixed Asset Credit Agreement.

“Fixed Asset Bank Product Obligations” means all Fixed Asset Hedging Obligations, all Fixed Asset Cash Management Obligations and all other obligations or liabilities under other Fixed Asset Bank Products.

“Fixed Asset Bank Product Provider” means a Fixed Asset Lender or its Affiliate who has entered into a Fixed Asset Hedge Agreement or an arrangement providing Fixed Asset Cash Management Services with a Fixed Asset Credit Party.

“Fixed Asset Cap Amount” means, with respect to any incurrence of Indebtedness under a Fixed Asset Credit Agreement, the sum of (a) $115,000,000 plus (b) an additional amount equal to the Maximum Incremental Facilities Amount (as defined in the Initial Fixed Asset Credit Agreement on the date hereof) at such time (determined whether or not the Initial Fixed Asset Credit Agreement is then outstanding or the relevant incurrence is thereunder or pursuant to an Additional Fixed Asset Credit Agreement (and in such latter case, the Maximum Incremental Facilities Amount shall be construed and interpreted appropriately to take into account an incurrence under an Additional Fixed Asset Credit Agreement as if the same were being incurred under the Initial Fixed Asset Credit Agreement) and in any case, disregarding clause (ii) of clause (a) thereof), plus (c) the amount of any unpaid capitalized interest and paid in kind amounts on any Indebtedness under the Fixed Asset Loan Documents or on any Indebtedness described in clause (b), plus (d) in the case of a Refinancing permitted hereunder, an amount equal to any unpaid accrued interest, premium, fees and expenses in connection with such Refinancing.

“Fixed Asset Cash Management Obligations” means with respect to any Fixed Asset Credit Party or any of its Subsidiaries, any obligations of such Fixed Asset Credit Party or Subsidiary owed to any Fixed Asset Bank Product Provider in respect of any Fixed Asset Bank Products (other than Fixed Asset Hedging Obligations).

“Fixed Asset Cash Management Services” means any services provided from time to time by any Fixed Asset Bank Product Provider to any Fixed Asset Credit Party or any of its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services and other treasury and cash management services.

“Fixed Asset Claimholders” means, at any relevant time, the holders of Fixed Asset Obligations (or Excess Fixed Asset Obligations, as applicable) at that time, including the Fixed Asset Lenders, any Fixed Asset Bank Product Providers and the agents under the Fixed Asset Loan Documents.

“Fixed Asset Collateral Agent” means each of (a) the Initial Fixed Asset Collateral Agent, (b) any New Fixed Asset Collateral Agent identified by the Company pursuant to Section 5.6(b) and (c) any agent or trustee under any Additional Fixed Asset Credit Agreement, in each case, together with any successors thereto, and Fixed Asset Collateral Agents shall mean, collectively, each Fixed Asset Collateral Agent.

“Fixed Asset Collateral Documents” means the Security Documents or Collateral Documents (as defined in the Fixed Asset Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Fixed Asset Obligations or under which rights or remedies with respect to such Liens are governed (other than this Agreement).

“Fixed Asset Credit Agreement” means collectively, (a) the Initial Fixed Asset Credit Agreement and (b) each Additional Fixed Asset Credit Agreement. Any reference to the Fixed Asset Credit Agreement hereunder shall be deemed a reference to each Fixed Asset Credit Agreement then in existence.

“Fixed Asset Credit Party” means a Credit Party or Loan Party as defined in the Fixed Asset Credit Agreement.

“Fixed Asset Default” means an “Event of Default” as defined in the Fixed Asset Credit Agreement or any similar event or condition set forth in any other Fixed Asset Loan Document which causes, or permits holders of the applicable Fixed Asset Obligations outstanding thereunder to cause, the Fixed Asset Obligations outstanding thereunder to become immediately due and payable.

“Fixed Asset General Intangibles” means all General Intangibles (including Intellectual Property) which are not ABL Priority Collateral.

“Fixed Asset Hedge Agreement” means a Swap Contract entered into with a Fixed Asset Bank Product Provider to the extent secured, or purported to be secured, under the Fixed Asset Collateral Documents.

“Fixed Asset Hedging Obligation” means any obligation of any Fixed Asset Credit Party under any Fixed Asset Hedge Agreement.

“Fixed Asset Intercreditor Agreement” means any agreement or agreements among Fixed Asset Collateral Agents (or any subset thereof) that defines the relative rights and priorities as among Fixed Asset Collateral Agents party thereto and related Fixed Asset Claimholders with respect to the Collateral.

“Fixed Asset Lenders” means the “Lenders” under and as defined in each Fixed Asset Credit Agreement.

“Fixed Asset Loan Documents” means each Fixed Asset Credit Agreement and the Loan Documents or Credit Documents (as defined in the respective Fixed Asset Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Fixed Asset Obligation, and any other document or instrument executed or delivered at any time in connection with any Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Fixed Asset Obligations to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fixed Asset Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Fixed Asset Obligations or under which rights or remedies with respect to any such Liens are governed.

“Fixed Asset Obligations” means, subject to clause (c) hereof, the following:

(a) (i) all principal of and interest and premium (if any) on all loans and advances made (or deemed made) pursuant to any Fixed Asset Credit Agreement; (ii) all

Fixed Asset Bank Product Obligations; and (iii) all guarantee, reimbursement and indemnification obligations, fees, expenses and all other obligations under any Fixed Asset Credit Agreement and the other Fixed Asset Loan Documents, in each case of clause (i) – (iii) including any Post-Petition Interest and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding;

(b) to the extent any payment with respect to any Fixed Asset Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or otherwise required to be paid to a trustee, debtor in possession, any ABL Claimholders, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Claimholders and the Fixed Asset Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Fixed Asset Loan Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the ABL Claimholders and the Fixed Asset Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Fixed Asset Obligations”; and

(c) notwithstanding the foregoing, if the sum of Indebtedness for borrowed money constituting principal outstanding under all Fixed Asset Credit Agreements and the other Fixed Asset Loan Documents is, at the time of incurrence thereof, in excess of the Fixed Asset Cap Amount at the time of such incurrence, then only that portion of such Indebtedness equal to the Fixed Asset Cap Amount at the time of such incurrence shall be included in Fixed Asset Obligations and interest and reimbursement obligations with respect to such Indebtedness shall only constitute Fixed Asset Obligations to the extent related to Indebtedness included in the Fixed Asset Obligations.

“Fixed Asset Priority Collateral” means: (a) Equipment; (b) Real Estate Assets and Fixtures; (c) Intellectual Property; (d) any Equity Interests in the Company or in any Subsidiaries of the Company; (e) the Fixed Asset Priority Collateral Account; (f) all other assets of any Grantor, whether real, personal or mixed not constituting ABL Priority Collateral; (g) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all Documents, General Intangibles, Instruments, Commercial Tort Claims, Letter of Credit Rights and Supporting Obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any ABL Priority Collateral only that portion that evidences, governs, secures or primarily relates to Fixed Asset Priority Collateral shall constitute Fixed Asset Priority Collateral; (h) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and (i) all Proceeds and products of any or all of the foregoing in whatever form received, including proceeds of insurance (other than business interruption), condemnation awards and claims against third parties.

“Fixed Asset Priority Collateral Account” means a Deposit Account or Securities Account identified in writing to the ABL Collateral Agent by the Company (with the consent of and notice to the Designated Fixed Asset Collateral Agent) as being used exclusively for identifiable Proceeds of Fixed Asset Priority Collateral (it being understood that any property in any such Deposit Account or Securities Account which is not Fixed Asset Priority Collateral or identifiable Proceeds of Fixed Asset Priority Collateral shall not be Fixed Asset Priority Collateral solely by virtue of being on deposit in any such Deposit Account or Securities Account).

“Fixed Asset Standstill Period” has the meaning set forth in Section 3.2.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Company, Holdings and each other Person that has or may from time to time hereafter execute and deliver any ABL Collateral Document and/or Fixed Asset Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof) to secure any ABL Obligations and/or Fixed Asset Obligations, as the context may require.

“Guarantor Subsidiary” means each current and future Subsidiary of the Company providing a guaranty of the Fixed Asset Obligations and the ABL Obligations pursuant to the Fixed Asset Loan Documents and the ABL Loan Documents, respectively.

“Holdings” has the meaning set forth in the Recitals to this Agreement.

“Indebtedness” means and includes all indebtedness for borrowed money; for the avoidance of doubt, “Indebtedness” shall not include reimbursement or other obligations in respect of letters of credit or hedging obligations.

“Initial ABL Collateral Agent” has the meaning set forth in the Preamble to this Agreement

“Initial ABL Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Initial ABL Obligations” has the meaning set forth in the Recitals to this Agreement.

“Initial Fixed Asset Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Initial Fixed Asset Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Initial Fixed Asset Obligations” has the meaning set forth in the Recitals to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, the Computer Software and any registered internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Accounts” means all principal, interest, fees and other obligations with respect to Indebtedness owing from (i) the Existing Joint Venture Subsidiaries (as defined in the ABL Credit Agreement) to the Company evidenced by the Joint Venture Notes (as defined in the ABL Credit Agreement) and (ii) any Permitted Joint Venture Subsidiaries (as defined in the ABL Credit Agreement) formed or acquired after the date hereof, which Indebtedness is evidenced by notes in favor of the Company.

“Lien” means any lien (including, judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust, (contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Mortgaged Premises” means any real property which shall now or hereafter be subject to a Fixed Asset Mortgage and/or an ABL Mortgage.

“New ABL Collateral Agent” has the meaning set forth in Section 5.6(a).

“New ABL Debt Notice” has the meaning set forth in Section 5.6(a).

“New Fixed Asset Collateral Agent” has the meaning set forth in Section 5.6(a).

“New Fixed Asset Debt Notice” has the meaning set forth in Section 5.6(b).

“Obligations” means all obligations of every nature of each Grantor from time to time owed to any agent or trustee, the ABL Claimholders, the Fixed Asset Claimholders or any of them or their respective Affiliates under the ABL Loan Documents, the Fixed Asset Loan Documents or Swap Contracts, whether for principal, interest or payments for early termination of Swap Contracts, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any interest, fees and expenses that accrue or are incurred after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, including all Obligations (as defined in each Fixed Asset Credit Agreement and ABL Credit Agreement).

“Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent or patents owned by a third party.

“Patents” means each of the following that is owned by any Grantor: (a) all letters patent of the United States, any other country or group of countries or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith; (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof; and (c) all rights to obtain any reissues or extensions of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5.

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to any ABL Credit Agreement or any Fixed Asset Credit Agreement, continue to accrue or are incurred after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Prior Lien Claimholders” means (a) as it relates to the ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Claimholders, and (b) as it relates to the Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Claimholders.

“Prior Lien Collateral” means with respect to any Person, all Collateral with respect to which (and only for so long as) such Person is a “Prior Lien Claimholder” as provided in the definition thereof.

“Prior Lien Collateral Agent” means (a) as it relates to the ABL Collateral Agents and the other ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, each of the Fixed Asset Collateral Agents, and (b) as it relates to the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, each of the ABL Collateral Agents.

“Prior Lien Loan Documents” means (a) as it relates to the ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Loan Documents, and (b) as it relates to the Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Loan Documents.

“Prior Lien Obligations” means (a) as it relates to the ABL Obligations with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Obligations, and (b) as it relates to the Fixed Asset Obligations with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Obligations.

“Purchase Notice” has the meaning set forth in Section 8.1.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) of any Grantor in any real property, including Mortgaged Premises, hospitals, other health care facilities, distribution centers and warehouses and corporate headquarters and administrative offices.

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part, in each case, regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Subordinated Lien Claimholders” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Claimholders, and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Claimholders.

“Subordinated Lien Collateral” means with respect to any Person, all Collateral with respect to which (and only for so long as) such Person is a “Subordinated Lien Claimholder” as provided in the definition thereof.

“Subordinated Lien Collateral Agent” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Collateral Agents, and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, collectively, the ABL Collateral Agents.

“Subordinated Lien Collateral Documents” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Collateral Documents, and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Collateral Documents.

“Subordinated Lien Loan Documents” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Loan Documents, and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Loan Documents.

“Subordinated Lien Obligations” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Obligations, and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Obligations.

“Subsidiary” of a Person means a Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options for forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International

Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including such obligations or liabilities under any Master Agreement.

“Third Party Purchaser” has the meaning set forth in Section 3.3.

“Trade Secrets” means all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark or trademarks owned by a third party.

“Trademarks” means each of the following that is owned by any Grantor: (a) all trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or group of countries or any political subdivision thereof, or otherwise, and all common-law rights related thereto; and (b) the right to obtain all renewals thereof.

“Trigger Event” means the earliest to occur of any of the following:

(a) delivery by the Designated ABL Collateral Agent of a Trigger Notice in accordance with Section 8 of its intent to accelerate any ABL Obligations or commence any Enforcement Action with respect to all or substantially all of the ABL Priority Collateral;

(b) the occurrence of any bankruptcy or insolvency default under Section 11.05 of the Fixed Asset Loan Agreement or Section 11.1(i) of the ABL Credit Agreement;

(c) any Event of Default under and as defined in Section 11.01 of the Fixed Asset Credit Agreement as in effect on the date hereof resulting from a failure to pay any amount on the Fixed Asset Obligations in excess of $200,000 when due shall have occurred and shall continue unremedied for more than five (5) days; or

(d) (i) a sale or other disposition following the occurrence and during the continuance of an Event of Default under and as defined in the ABL Credit Agreement of all or substantially all of the ABL Priority Collateral and (ii) the related release of Liens on all or substantially all of the ABL Priority Collateral by the Fixed Asset Collateral Agent under this Agreement.

“Trigger Notice” has the meaning set forth in Section 8.2.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Use Period” means the period, with respect to any Fixed Asset Priority Collateral not located on or constituting Mortgaged Premises, which begins on the day on which the

Designated ABL Collateral Agent provides the Designated Fixed Asset Collateral Agent with notice of exercise of its access rights in accordance with Section 3.3 either (a) following delivery by the Designated Fixed Asset Collateral Agent of notice required by Section 3.3(a) that any Fixed Asset Collateral Agent (or its agent) has either obtained possession or control of such Real Estate Asset or sold or otherwise disposed of such Real Estate Asset or (b) following delivery of an Enforcement Notice by the Designated ABL Collateral Agent, and ends on the earliest of (i) the 180th day after such date; provided, however, that such 180 day period shall be tolled during any period during which (x) the Designated ABL Collateral Agent is stayed or otherwise prohibited by law or court order from exercising remedies with respect to such Fixed Asset Priority Collateral or (y) the Fixed Asset Collateral Agents, their agent or representative, or any Third Party Purchaser of such Fixed Asset Priority Collateral fails to comply in any material respect with its obligations to give the Designated ABL Collateral Agent the access provided for in Section 3.3, (ii) the date on which all or substantially all of the ABL Priority Collateral is sold, collected or liquidated and (iii) the Discharge of ABL Obligations.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference herein to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(f) any reference herein to an ABL Collateral Agent on behalf of the ABL Claimholders shall be understood to mean only on behalf of the ABL Claimholders for which such ABL Collateral Agent is acting as agent under the related ABL Loan Documents or any ABL Collateral Documents; and

(g) any reference herein to a Fixed Assets Collateral Agent on behalf of the Fixed Assets Claimholders shall be understood to mean only on behalf of the Fixed Assets Claimholders for which such Fixed Assets Collateral Agent is acting as agent under the related Fixed Assets Loan Documents or any Fixed Assets Collateral Documents.

SECTION 2

LIEN PRIORITIES

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the ABL Obligations and/or the Fixed Asset Obligations on any Collateral and notwithstanding any provision of the UCC, or any other applicable law or the ABL Loan Documents or the Fixed Asset Loan Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the ABL Obligations or the Fixed Asset Obligations, the subordination of such Liens to any Liens securing other obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, and each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, each hereby agree that:

(a) any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of any ABL Collateral Agent or any ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any Fixed Asset Obligations and any Excess Fixed Asset Obligations;

(b) any Lien on the ABL Priority Collateral securing any Fixed Asset Obligations or any Excess Fixed Asset Obligations now or hereafter held by or on behalf of any Fixed Asset Collateral Agent or any Fixed Asset Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinated in all respects to any Lien on the ABL Priority Collateral securing any ABL Obligations;

(c) any Lien on the Fixed Asset Priority Collateral securing any Fixed Asset Obligations now or hereafter held by or on behalf of any Fixed Asset Collateral Agent, any Fixed Asset Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Fixed Asset Priority Collateral securing any ABL Obligations and any Excess ABL Obligations;

(d) any Lien on the Fixed Asset Priority Collateral securing any ABL Obligations or any Excess ABL Obligations now or hereafter held by or on behalf of any ABL Collateral Agent or any ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinated in all respects to any Lien on the Fixed Asset Priority Collateral securing any Fixed Asset Obligations;

(e) any Lien on the ABL Priority Collateral securing any Excess ABL Obligations now or hereafter held by or on behalf of any ABL Collateral Agent or any ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Lien on the ABL Priority Collateral securing any Fixed Asset Obligations (but not any Excess Fixed Asset Obligations); and

(f) any Lien on the Fixed Asset Priority Collateral securing any Excess Fixed Asset Obligations now or hereafter held by or on behalf of any Fixed Asset Collateral Agent or any Fixed Asset Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Lien on the Fixed Asset Priority Collateral securing any ABL Obligations (but not any Excess ABL Obligations).

2.2 Prohibition on Contesting Liens; No Marshaling. Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it and each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the ABL Claimholders in the Collateral or by or on behalf of any of the Fixed Asset Claimholders in the Collateral, respectively, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of (i) any ABL Collateral Agent or any ABL Claimholder or (ii) any Fixed Asset Collateral Agent or any Fixed Asset Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing (a) the ABL Obligations as provided in Sections 2.1(a), 2.1(b) and 3.1 and (b) the Fixed Asset Obligations as provided in Sections 2.1(c), 2.1(d) and 3.2. Until the Discharge of Prior Lien Obligations, neither (x) the Fixed Asset Collateral Agents nor any Fixed Asset Claimholder with respect to the ABL Priority Collateral or (y) the ABL Collateral Agents nor any ABL Claimholder with respect to the Fixed Asset Priority Collateral will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of Prior Lien Obligations has not occurred and no Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any asset or property to secure any Fixed Asset Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the ABL Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; provided that this provision will not be violated with respect to any Lien securing any Fixed Asset Obligations if each ABL Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Company or each such ABL Collateral Agent not receiving the Lien states in writing that the applicable ABL Loan Documents prohibit such ABL Collateral Agent from accepting a Lien on such asset or property, or such ABL Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens, an “ABL Declined Lien”); or

(b) grant or permit any additional Liens on any asset or property to secure any ABL Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the Fixed Asset Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; provided that this provision will not be violated with respect to any Lien securing any ABL Obligations if each Fixed Asset Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Company or each such Fixed Asset Collateral Agent not receiving the Lien states in writing that the applicable Fixed Asset Loan Documents prohibit such Fixed Asset Collateral Agent from accepting a Lien on such asset or property, or such Fixed Asset Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien, a “Fixed Asset Declined Lien” and, together with the ABL Declined Liens, the “Declined Liens”).

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to (i) the Designated ABL Collateral Agent and/or the ABL Claimholders or (ii) the Designated Fixed Asset Collateral Agent and/or the Fixed Asset Claimholders, the (x) Designated ABL Collateral Agent, on behalf of ABL Claimholders and (y) Designated Fixed Asset Collateral Agent, on behalf of Fixed Asset Claimholders, each agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

Notwithstanding anything in this Agreement to the contrary, cash and cash equivalents may be pledged to secure ABL Obligations consisting of reimbursement obligations in respect of letters of credit and other ABL Obligations without granting a Lien thereon to secure any Fixed Asset Obligations.

2.4 Similar Liens. The parties hereto agree that, subject to Section 2.3, it is their intention that the Collateral that is subject to Liens supporting the ABL Obligations and the Fixed Asset Obligations be identical. In furtherance of the foregoing and of Section 9.8, the parties hereto agree, subject to the other provisions of this Agreement, upon request by any ABL Collateral Agent or any Fixed Asset Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the ABL Priority Collateral and the Fixed Asset Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the ABL Loan Documents and the Fixed Asset Loan Documents.

2.5 Perfection of Liens. Except for the arrangements contemplated by Section 5.5, none of the ABL Collateral Agents or the ABL Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders, and none of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the ABL Collateral Agents or the ABL Claimholders. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Claimholders on the one hand and the Fixed Asset Claimholders on the other hand and such provisions shall not impose on the ABL Collateral

Agents, the ABL Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

2.6 Appointment of Designated Agents, Etc.

(a) Each Fixed Asset Collateral Agent hereby appoints and designates the Designated Fixed Asset Collateral Agent to act as Designated Fixed Assets Collateral Agent hereunder and the Designated Fixed Asset Collateral Agent hereby accepts such appointment. Each ABL Collateral Agent hereby appoints and designates the Designated ABL Collateral Agent to act as Designated ABL Collateral Agent hereunder and the Designated ABL Collateral Agent hereby accepts such appointment.

(b) The ABL Collateral Agent may treat the Initial Fixed Asset Collateral Agent as the Designated Fixed Asset Collateral Agent hereunder until the Initial Fixed Asset Collateral Agent notifies the Designated ABL Collateral Agent in writing that another Fixed Asset Collateral Agent has become the Designated Fixed Asset Collateral Agent hereunder. The Fixed Asset Collateral Agent may treat the Initial ABL Collateral Agent as the Designated ABL Collateral Agent hereunder until the Initial ABL Collateral Agent notifies the Designated Fixed Asset Collateral Agent in writing that another ABL Collateral Agent has become the Designated ABL Collateral Agent hereunder.

(c) Each of the Designated Fixed Asset Collateral Agent and the Designated ABL Collateral Agent shall exercise all rights and powers under this Agreement as are delegated to them by the terms hereof, together with such other rights and powers as are reasonably incidental thereto.

SECTION 3

ENFORCEMENT

3.1 Restrictions on Exercise of Remedies By Fixed Asset Collateral Agents and Fixed Asset Claimholders.

(a) Until the Discharge of ABL Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the ABL Priority Collateral; provided that any Fixed Asset Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (x) the date on which such Fixed Asset Collateral Agent declared the existence of any Event of Default under any Fixed Asset Loan Documents (for which it is the Fixed Asset Collateral Agent) and demanded the repayment of all the principal amount of the relevant Fixed Asset

Obligations; and (y) the date on which the Designated ABL Collateral Agent received notice from such Fixed Asset Collateral Agent of such declarations of an Event of Default and demand for repayment (the “ABL Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Fixed Asset Collateral Agent or any Fixed Asset Claimholder exercise any rights or remedies with respect to (1) any ABL Priority Collateral if, notwithstanding the expiration of the ABL Standstill Period, any ABL Collateral Agent or ABL Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or a material portion of the ABL Priority Collateral or seeking to lift or dissolve any stay or other injunction preventing them from exercising such rights (prompt notice of such exercise to be given to the Designated Fixed Asset Collateral Agent) or (2) any deposit accounts or securities accounts which constitute ABL Priority Collateral or take any action to notify account debtors of its security interest in or direct payments in respect of Accounts;

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by any ABL Collateral Agent or any ABL Claimholder with respect to ABL Priority Collateral or any other exercise by any ABL Collateral Agent or any ABL Claimholder of any rights and remedies relating to the ABL Priority Collateral under the ABL Loan Documents or otherwise (including any Enforcement Action initiated by or supported by any ABL Collateral Agent or any ABL Claimholder); and

(iii) subject to their rights under clause (a)(i) above, will not object to the forbearance by any ABL Collateral Agent or the ABL Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies, in each case, relating to the ABL Priority Collateral, in each case so long as any proceeds received by such ABL Collateral Agent after Discharge of ABL Obligations are distributed in accordance with Section 4.1 hereof and applicable law.

(b) Until the Discharge of ABL Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, but subject to Section 3.1(a)(i), the ABL Collateral Agents and the ABL Claimholders shall have the exclusive right (i) to commence and maintain an Enforcement Action with respect to ABL Priority Collateral or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt with respect to ABL Priority Collateral; provided that the Designated Fixed Asset Collateral Agent shall have the credit bid rights set forth in Section 3.1(c)(vi)), and (ii) subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of any Fixed Asset Collateral Agent or any Fixed Asset Claimholder; provided, further, that any proceeds of ABL Priority Collateral received by any ABL Collateral Agent after Discharge of ABL Obligations are distributed in accordance with Section 4.1 hereof and applicable law. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Collateral Agents and the ABL Claimholders may enforce the provisions of the ABL Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Fixed Asset Collateral Agent or any Fixed Asset Claimholder and

regardless of whether any such exercise is adverse to the interest of any Fixed Asset Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, any Fixed Asset Collateral Agent and any Fixed Asset Claimholder may:

(i) file a claim or statement of interest with respect to the Fixed Asset Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of any ABL Collateral Agent or the ABL Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the ABL Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Fixed Asset Claimholders, including any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder may be inconsistent with the provisions of this Agreement;

(v) exercise any of its rights or remedies with respect to the ABL Priority Collateral after the termination of the ABL Standstill Period to the extent permitted by Section 3.1(a)(i);

(vi) bid for or purchase ABL Priority Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any ABL Collateral Agent or any ABL Claimholder, or any sale of ABL Priority Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Fixed Asset Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of ABL Obligations; and

(vii) object in accordance with Section 9-620 of the UCC to any proposed acceptance of ABL Priority Collateral by an ABL Claimholder pursuant to such section.

Each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any ABL Priority Collateral, unless and until the Discharge of ABL Obligations has occurred, except in connection with any such exercise expressly permitted by Section 3.1(a)(i) to the extent the Fixed Asset Collateral Agents and Fixed Asset Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.2 of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the applicable Fixed Asset Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations has occurred.

(d) Subject to Sections 3.1(a) and (c) and Section 6.3(b):

(i) each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that such Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it will not take any action with respect to ABL Priority Collateral that would hinder any exercise of remedies under the ABL Loan Documents with respect to ABL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise;

(ii) each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, hereby waives any and all rights it or the Fixed Asset Claimholders may have as a junior lien creditor or otherwise to object to the manner in which any ABL Collateral Agent or the ABL Claimholders seek to enforce the Liens on the ABL Priority Collateral securing the ABL Obligations undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any ABL Collateral Agent or ABL Claimholders is adverse to the interest of the Fixed Asset Claimholders; and

(iii) each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Fixed Asset Collateral Documents or any other Fixed Asset Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any ABL Collateral Agent or the ABL Claimholders with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Loan Documents.

(e) To the extent not inconsistent with or in contravention of the terms of this Agreement, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Fixed Asset Obligations in accordance with the terms of the Fixed Asset Loan Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Fixed Asset Claimholder becomes a judgment Lien creditor as a result of its enforcement of its rights as an unsecured creditor with respect to the Fixed Asset Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Obligations) as the other Liens securing the Fixed Asset Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the receipt by any Fixed Asset Collateral Agent or any Fixed Asset Claimholders of the required payments of interest, principal and other amounts owed in respect of any Fixed Asset Obligations so long as such receipt is not the direct or indirect result of the exercise by any Fixed Asset Collateral Agent or any Fixed Asset Claimholders of rights or remedies as a creditor (including set-off and recoupment) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien on ABL Priority Collateral held by any of them.

(g) Until the Discharge of the ABL Obligations, each Fixed Asset Collateral Agent, on behalf of the Fixed Asset Claimholders represented by it, agrees not to commence an Enforcement Action until an Enforcement Notice has been given to the ABL Collateral Agent.

3.2 Restrictions on Exercise of Remedies by ABL Collateral Agents and ABL Claimholders.

(a) Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each ABL Collateral Agent and the ABL Claimholders represented by it:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Fixed Asset Priority Collateral; provided that any ABL Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (x) the date on which such ABL Collateral Agent declared the existence of any Event of Default under any ABL Loan Documents (for which it is the ABL Collateral Agent) and demanded the repayment of all the principal amount of any ABL Obligations; and (y) the date on which the Designated Fixed Asset Collateral Agent received notice from any ABL Collateral Agent of such declaration of an Event of Default and demand for repayment (the “Fixed Asset Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any ABL Collateral Agent or any ABL Claimholder exercise any rights or remedies with respect to (1) the Fixed Asset Priority Collateral if, notwithstanding the expiration of the Fixed Asset Standstill Period, any Fixed Asset Collateral Agent or Fixed Asset Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or a material portion of the Fixed Asset Priority Collateral or seeking to lift or dissolve any stay or other injunction preventing them from exercising such rights (prompt notice of such exercise to be given to the ABL Collateral Agent) or (2) the Fixed Asset Priority Collateral Account;

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder with respect to Fixed Asset Priority Collateral or any other exercise by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder of any rights and remedies relating to the Fixed Asset Priority Collateral under the Fixed Asset Loan Documents or otherwise (including any Enforcement Action initiated by or supported by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder); and

(iii) subject to their rights under clause (a)(i) above, will not object to the forbearance by any Fixed Asset Collateral Agent or the Fixed Asset Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies, in each case, relating to the Fixed Asset Priority Collateral, in each case so long as any proceeds received by such ABL Collateral Agent after Discharge of Fixed Asset Obligations are distributed in accordance with Section 4.1 and applicable law.

(b) Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, but subject to Sections 3.2(a)(i), 3.3 and 3.4, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall have the exclusive right (i) to commence and maintain an Enforcement Action with respect to Fixed Asset Priority Collateral or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt with respect to Fixed Asset Priority Collateral; provided that the ABL Collateral Agents shall have the credit bid rights set forth in Section 3.2(c)(vi)), and (ii) subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the Fixed Asset Priority Collateral without any consultation with or the consent of any ABL Collateral Agent or any ABL Claimholder; provided, further, that any proceeds received by any Fixed Asset Collateral Agent after Discharge of Fixed Asset Obligations are distributed in accordance with Section 4.1 and applicable law. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Fixed Asset Priority Collateral, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may, subject to Sections 3.4 and 3.5, enforce the provisions of the Fixed Asset Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any ABL Collateral Agent or any ABL Claimholder and regardless of whether any such exercise is adverse to the interest of any ABL Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Fixed Asset Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, any ABL Collateral Agent and any ABL Claimholder may:

(i) file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the Fixed Asset Priority Collateral securing the Fixed Asset Obligations, or the rights of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Fixed Asset Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Claimholders, including any claims secured by the Fixed Asset Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any ABL Collateral Agent or any ABL Claimholder may be inconsistent with the provisions of this Agreement;

(v) exercise any of its rights or remedies with respect to the Fixed Asset Priority Collateral after the termination of the Fixed Asset Standstill Period to the extent permitted by Sections 3.2(a)(i);

(vi) bid for or purchase Fixed Asset Priority Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, or any sale of Fixed Asset Priority Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any ABL Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Fixed Asset Obligations;

(vii) exercise any of its rights with respect to any to the Fixed Asset Priority Collateral set forth in Section 3.3 and/or Section 3.4; and

(viii) object in accordance with Section 9-620 of the UCC to any proposed acceptance of Fixed Asset Priority Collateral by a Fixed Asset Claimholder pursuant to such section.

Except as otherwise provided in Sections 3.3 and Section 3.4, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, agrees that it will not take or receive any Fixed Asset Priority Collateral or any proceeds of Fixed Asset Priority Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Fixed Asset Priority Collateral, unless and until the Discharge of Fixed Asset Obligations has occurred, except in connection with any such exercise expressly permitted by Section 3.2(a)(i) to the extent the ABL Collateral Agents and ABL Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.2 of this Agreement). Without limiting the generality of the foregoing, unless and until the Discharge of Fixed Asset Obligations has occurred, except as expressly provided in Sections 3.2(a), 3.4, 3.5, 6.3(b) and this Section 3.2(c), the sole right of the ABL Collateral Agents and the ABL Claimholders with respect to the Fixed Asset Priority Collateral is to hold a Lien on the Fixed Asset Priority Collateral pursuant to the ABL Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Fixed Asset Obligations has occurred.

(d) Subject to Sections 3.2(a) and (c), Sections 3.3 and 3.4 and Section 6.3(b):

(i) each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that such ABL Collateral Agent and ABL Claimholders will not take any action with respect to Fixed Asset Priority Collateral that would hinder any exercise of remedies under the Fixed Asset Loan Documents with respect to Fixed Asset Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Fixed Asset Priority Collateral, whether by foreclosure or otherwise;

(ii) each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, hereby waives any and all rights it or the ABL Claimholders may have as a junior lien creditor or otherwise to object to the manner in which any Fixed Asset Collateral Agent or the Fixed Asset Claimholders seek to enforce the Liens on the Fixed Asset Priority Collateral securing the Fixed Asset Obligations granted in any of the Fixed Asset Priority Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of such Fixed Asset Collateral Agent or Fixed Asset Claimholders is adverse to the interest of the ABL Claimholders; and

(iii) each ABL Collateral Agent, for itself and on behalf of each other Claimholder represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the ABL Collateral Documents or any other ABL Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders with respect to the Fixed Asset Priority Collateral as set forth in this Agreement and the Fixed Asset Loan Documents.

(e) To the extent not inconsistent with or in contravention of the terms of this Agreement, the ABL Collateral Agents and the ABL Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the ABL Obligations in accordance with the terms of the ABL Loan Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any ABL Claimholder becomes a judgment Lien creditor as a result of its enforcement of its rights as an unsecured creditor with respect to the ABL Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Fixed Asset Obligations) as the other Liens securing the ABL Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.2(a) and (d), nothing in this Agreement shall prohibit the receipt by any ABL Collateral Agent or any ABL Claimholders of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by any ABL Collateral Agent or any ABL Claimholders of rights or remedies as a creditor (including set-off and recoupment) with respect to the Fixed Asset Priority Collateral or enforcement in contravention of this Agreement of any Lien on Fixed Assets Priority Collateral held by any of them.

(g) Until the Discharge of the Fixed Asset Obligations, each ABL Collateral Agent, on behalf of the ABL Claimholders, agrees not to commence an Enforcement Action until an Enforcement Notice has been given to the Designated Fixed Asset Collateral Agent.

3.3 Collateral Access Rights.

(a) If any Fixed Asset Collateral Agent, or any agent or representative of any Fixed Asset Collateral Agent, shall obtain possession or physical control of any of the Fixed Asset Priority Collateral consisting of a Real Estate Asset or Equipment located thereon or any Fixed Asset Collateral Agent shall sell or otherwise dispose of any Fixed Asset Priority Collateral consisting of a Real Estate Asset or Equipment located thereon to any third party (each a “Third Party Purchaser”), such Fixed Asset Collateral Agent shall promptly notify the Designated ABL Collateral Agent in writing of that fact, and the Designated ABL Collateral Agent shall within ten (10) Business Days (or such longer period as may be agreed by such Fixed Asset Collateral Agent in its sole discretion) thereafter, notify such Fixed Asset Collateral Agent in writing as to whether the Designated ABL Collateral Agent desires to exercise access rights under this Section 3.3. In addition, if any ABL Collateral Agent, or any agent or representative of the ABL Collateral Agent, shall obtain possession or physical control of any of the Fixed Asset Priority Collateral, following the delivery to the Designated Fixed Asset Collateral Agent of an Enforcement Notice with respect to any ABL Priority Collateral, then such ABL Collateral Agent shall promptly notify the Designated Fixed Asset Collateral Agent in writing that such ABL Collateral Agent is exercising its access rights under this Agreement and its rights under Section 3.4 in respect of such ABL Priority Collateral. Upon delivery of such notice of exercise of access rights by the applicable ABL Collateral Agent to the Designated Fixed Asset Collateral Agent, the parties shall confer in good faith to coordinate with respect to the applicable ABL Collateral Agent’s exercise of such access rights. Consistent with the definition of “Access Period”, access rights may apply to differing portions of the Fixed Asset Priority Collateral at differing times, in which case, a differing Access Period will apply to each such portion. The Designated ABL Collateral Agent agrees to provide the Designated Fixed Asset Collateral Agent with prompt notice (in any event, not to exceed five (5) Business Days) after the sale, collection or liquidation of all of the ABL Priority Collateral on such Fixed Asset Priority Collateral consisting of Real Estate or Equipment located thereon with respect to any location and to thereupon relinquish control thereof to such Fixed Asset Collateral Agent or its designee.

(b) During any pertinent Access Period, the Designated ABL Collateral Agent and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a royalty-free, rent-free right to use, the Fixed Asset Priority Collateral consisting of any Real Estate Asset constituting a Mortgaged Premises or Equipment located thereon, for the purpose of (i) arranging for and effecting the collection, sale or disposition of any ABL Priority Collateral, including the production, completion, packaging and other preparation of such ABL Priority Collateral for sale or disposition; (ii) selling the ABL Priority Collateral (by public auction, private sale or other sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any Grantor’s business); (iii) storing or otherwise dealing with the ABL Priority Collateral; or (iv) taking any action necessary to collect Accounts, complete the assembly, manufacture, processing, packaging, storage, sale or disposal (whether in bulk, in lots or to customers in the ordinary course of business or otherwise), transportation or shipping and/or removal of, in any lawful manner (A) work-in-process; (B) raw materials; (C) Inventory; or (D) any other item of ABL Priority Collateral, in each case without the involvement of or interference by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder or any Third Party Purchaser or liability to any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder or Third Party Purchaser. During any such Access Period, the Designated ABL Collateral Agent and its representatives (and persons employed on their behalf), may continue to collect, operate, service, maintain, process and sell the ABL Priority Collateral, as well as to engage in sales of ABL Priority Collateral; provided, however, that any ABL Collateral Agent that exercises such rights and the other ABL Claimholders represented by it shall be obligated to pay, to the extent of its usage, any utility, rental, lease or similar charges and payments owed to third parties that accrue during, or that arise, with respect to such use to the extent not paid for by the Grantors. Each ABL Collateral Agent shall take proper and reasonable care under the circumstances of any Fixed Asset Priority Collateral that is used by it during the Access Period and repair any physical damage (ordinary wear-and-tear excepted) caused by such ABL Collateral Agent or its agents, representatives or designees, and each ABL Collateral Agent shall (1) comply with all applicable laws in all material respects in connection with its use or occupancy of the Fixed Asset Priority Collateral and (2) indemnify and hold harmless each Fixed Asset Collateral Agent, the other Fixed Asset Claimholders and their respective officers, directors, employees and agents from any liability, cost, expense, loss or damages, including reasonable out-of-pocket legal fees and expenses, arising from any of its acts or omissions in connection with such use. The ABL Collateral Agents and the other ABL Claimholders will not be liable for any diminution in the value of the Fixed Asset Priority Collateral caused by the absence of the ABL Priority Collateral therefrom and none of the ABL Claimholders have any duty or liability to maintain the Fixed Asset Priority Collateral in a condition or manner better than that in which it was maintained prior to the access or use thereof by any or all of the ABL Claimholders. In no event shall any ABL Collateral Agent or the other ABL Claimholders have any liability to any Fixed Asset Collateral Agent and/or the Fixed Asset Claimholders or any Third Party Purchaser hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Fixed Asset Priority Collateral existing prior to the date of the exercise by any ABL Collateral Agent of its rights under this Section 3.3. The ABL Collateral Agents and the Fixed Asset Collateral Agents shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not unduly interfere with the activities of the other as described above, including the right of the Fixed Asset Collateral Agents to show the Fixed Asset Priority Collateral to prospective purchasers and to ready the Fixed Asset Priority Collateral for sale.

(c) The Fixed Asset Collateral Agents shall not sell or dispose of any of the Fixed Asset Priority Collateral of a type subject to Sections 3.3 or Section 3.4, hereof prior to the expiration of the Access Period or Use Period, as applicable, unless the buyer agrees in writing to acquire the Fixed Asset Priority Collateral subject to the terms of Section 3.3 and Section 3.4 of this Agreement and agrees therein to comply with the terms thereof. The rights of the ABL Collateral Agents and the other ABL Claimholders under this Section 3.3 and Section 3.4 during the Access Period or Use Period shall continue notwithstanding such foreclosure, sale or other disposition by any Fixed Asset Collateral Agent.

(d) The Designated ABL Collateral Agent shall have the right to bring an action to enforce its rights under this Section 3.3 and Section 3.4 including an action seeking possession or use of, or access to, the applicable Collateral and/or specific performance of this Section 3.3 and Section 3.4.

3.4 Fixed Asset General Intangibles Rights/Access to Information. Each Fixed Asset Collateral Agent hereby grants (to the full extent of its rights and interests, if any) to each ABL Collateral Agent and its agents, representatives and designees (a) an irrevocable royalty-free, rent-free nonexclusive license and lease (which will be binding on any successor or assignee of any Fixed Asset Priority Collateral) to use, all of the Fixed Asset Priority Collateral consisting of Fixed Asset General Intangibles (including, for the avoidance of doubt, Intellectual Property), and any computer or other data processing Equipment included in the Fixed Asset Priority Collateral necessary in connection therewith, to (i) collect all Accounts included in ABL Priority Collateral; (ii) copy, use, or preserve any and all information relating to any of the ABL Priority Collateral; and (iii) finish and sell any Goods or Inventory constituting ABL Priority Collateral and (b) an irrevocable royalty-free license (which will be binding on any successor or assignee of the Fixed Asset General Intangibles) to use any and all Fixed Asset General Intangibles (including, for the avoidance of doubt, Intellectual Property) at any time in connection with any Enforcement Action by any ABL Collateral Agent or such agents, representatives and designees; provided, however, that such ABL Collateral Agent exercising such rights and the other ABL Claimholders represented by it shall be obligated to pay any royalty, license, rental, lease or similar charges and payments owed to third parties that accrue during, or that arise as a result of, such use to the extent not paid for by the Grantors; provided, further, however, the royalty-free, rent-free license and lease granted in this Section 3.4(a) above, shall immediately expire upon the end of (1) the Access Period applicable to such Fixed Asset Priority Collateral located on any Real Estate Asset that is a Mortgaged Premises and (2) the Use Period with respect to any Fixed Asset Priority Collateral not located on any Real Estate Asset; provided that the ABL Collateral Agent may continue to use Fixed Assets General Intangibles in connection with collection of Accounts, on a royalty-free basis. Each ABL Collateral Agent agrees to provide the Designated Fixed Asset Collateral Agent with prompt notice (in any event, not to exceed five (5) Business Days) after the sale, collection or liquidation of all of the ABL Priority Collateral relating to any such Fixed Asset Priority Collateral to which it relates.

3.5 Set-Off and Tracing of and Priorities in Proceeds.

(a) Each Fixed Asset Collateral Agent, on behalf of the Fixed Asset Claimholders represented by it, acknowledges and agrees that, to the extent such Fixed Asset Collateral Agent or any other Fixed Asset Claimholder exercises its rights of set-off against any ABL Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1(a). Each ABL Collateral Agent, on behalf of the ABL Claimholders represented by it, acknowledges and agrees that, to the extent such ABL Collateral Agent or any other ABL Claimholder exercises its rights to set-off against any Fixed Asset Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1(b).

(b) Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, and each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agree that prior to an issuance of an Enforcement Notice or the commencement of any Insolvency or Liquidation Proceeding, any proceeds of Collateral, whether or not deposited under Account Agreements, used by any Grantor to acquire property constituting Collateral shall not (solely as between the ABL Collateral Agents and the Fixed Asset Collateral Agents and as between the ABL Claimholders and the Fixed Asset Claimholders) be treated as proceeds of Collateral for purposes of determining the relative priorities of the ABL Claimholders and the Fixed Asset Claimholders in the Collateral so acquired; provided, however, that with respect to identifiable net proceeds of any sale of assets constituting Fixed Asset Priority Collateral, such identifiable proceeds shall continue to constitute Fixed Asset Priority Collateral until such proceeds are applied as provided in the Fixed Asset Collateral Documents, subject, however, to the provisions of Section 3.5(c); provided, further, however, if any cash proceeds of Fixed Asset Priority Collateral are deposited into deposit accounts subject to the control of the ABL Collateral Agent, the Fixed Asset Collateral Agents shall retain the rights to such proceeds so long as the ABL Collateral Agent receives notice from the Fixed Asset Collateral Agent or the Fixed Asset Claimholders of such deposit within 30 days after it occurs and such proceeds remain identifiable proceeds in such deposit account at the time such notice is received. If any cash proceeds of ABL Priority Collateral are deposited into deposit accounts subject to the control of a Fixed Asset Collateral Agent, the ABL Collateral Agent shall retain the rights to such proceeds so long as the Fixed Assets Collateral Agent receives notice from the ABL Collateral Agent or the ABL Claimholders of such deposit within 30 days after it occurs and such proceeds remain identifiable proceeds in such deposit account at the time such notice is received.

(c) Each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, and each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that after an issuance of an Enforcement Notice, each such Person shall cooperate in good faith to identify the proceeds of the ABL Priority Collateral and the Fixed Asset Priority Collateral, as the case may be (it being agreed that unless any ABL Collateral Agent has received written notice and identification of proceeds to the contrary at least one Business Day prior to application thereof, all funds deposited under Account Agreements (before or after issuance of an Enforcement Notice) and then applied to the ABL Obligations shall be deemed to be ABL Priority Collateral; provided, however, that neither any ABL Claimholder nor any Fixed Asset Claimholder shall be liable or in any way responsible for any claims or damages from conversion of the ABL Priority Collateral or Fixed Asset Priority Collateral, as the case may be (it being understood and agreed that (A) the only obligation of any ABL Claimholder is to pay over to the Designated Fixed Asset Collateral Agent, in the same form as received, with any necessary endorsements, (i) all non-cash proceeds received by such ABL Claimholder that have been identified by the Designated Fixed Asset Collateral Agent as proceeds of the Fixed Asset Priority Collateral and (ii) all cash proceeds received by such ABL Claimholder that have been identified in writing by the Designated Fixed Asset Collateral Agent as proceeds of Fixed Asset Priority Collateral at least one Business Day prior to application thereof and (B) the only obligation of any Fixed Asset Claimholder is to pay over to the Designated ABL Collateral Agent, in the same form as received, with any necessary endorsements, (i) all non-cash proceeds received by such Fixed Asset Claimholder that have been identified by the Designated ABL Collateral Agent as proceeds of the ABL Priority Collateral and (ii) all cash proceeds received by such Fixed Asset Claimholder that have been identified in writing by the Designated ABL Collateral Agent as proceeds of ABL Priority Collateral at least one Business Day prior to application thereof).

SECTION 4

PAYMENTS

4.1 Application of Proceeds.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any ABL Priority Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies shall be paid first to the Designated ABL Collateral Agent for the benefit of the holders of ABL Obligations for application in accordance with the terms of the ABL Loan Documents (including for purposes of cash collateralization of letters of credit and other ABL Obligations) and, if then in effect, the ABL Intercreditor Agreement, second, upon a Discharge of ABL Obligations, to the Designated Fixed Asset Collateral Agent for the benefit of the holders of Fixed Asset Obligations for application in accordance with the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, third, upon a Discharge of Fixed Asset Obligations, to the Designated ABL Collateral Agent for the benefit of holders of Excess ABL Obligations for application in accordance with the terms of the ABL Loan Documents (including for purposes of cash collateralization of letters of credit and other ABL Obligations) and, if then in effect, the ABL Intercreditor Agreement, fourth, to the extent no Excess ABL Obligations are outstanding, to the Designated Fixed Asset Collateral Agent for the benefit of holders of Excess Fixed Asset Obligations for application in accordance with the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement and fifth, to the extent no Excess ABL Obligations and no Excess Fixed Asset Obligations are outstanding, to the owner of the subject property, such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct; provided that any non-cash ABL Priority Collateral or non-cash proceeds may be held by the ABL Collateral Agent as ABL Priority Collateral unless the failure to apply such amounts would be commercially unreasonable. Any delivery by the applicable Agent of remaining ABL Priority Collateral and proceeds thereof after application in accordance with each tier above shall be made in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) to the applicable Person indicated or as a court of competent jurisdiction may otherwise direct.

(b) So long as the Discharge of Fixed Asset Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Fixed Asset Priority Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies shall be paid first to the

Designated Fixed Asset Collateral Agent for the benefit of the holders of the Fixed Asset Obligations for application in accordance with the terms of the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, second, upon a Discharge of Fixed Asset Obligations, to the Designated ABL Collateral Agent for the benefit of the holders of the ABL Obligations for application in accordance with the ABL Loan Documents (including for purposes of cash collateralization of letters of credit and other ABL Obligations) and, if then in effect, the ABL Intercreditor Agreement, third, upon a Discharge of ABL Obligations, to the Designated Fixed Asset Collateral Agent for the benefit of holders of Excess Fixed Asset Obligations for application in accordance with the terms of the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, fourth, to the extent no Excess Fixed Asset Obligations are outstanding, to the Designated ABL Collateral Agent for the benefit of holders of Excess ABL Obligations for application in accordance with the ABL Loan Documents (including for purposes of cash collateralization of letters of credit and other ABL Obligations) and, if then in effect, the ABL Intercreditor Agreement and fifth, to the extent no Excess ABL Obligations and no Excess Fixed Asset Obligations are outstanding, to the owner of the subject property, such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct; provided that any non-cash Fixed Asset Priority Collateral or non-cash proceeds may be held by the Fixed Asset Collateral Agent as Fixed Asset Priority Collateral unless the failure to apply such amounts would be commercially unreasonable. Any delivery by the applicable Agent of remaining Fixed Asset Priority Collateral and proceeds thereof after application in accordance with each tier above shall be made in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) to the applicable Person indicated or as a court of competent jurisdiction may otherwise direct.

(c) In the event that prior to the Discharge of ABL Obligations, proceeds of Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Fixed Asset Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Priority Collateral consisting of Accounts shall be deemed to have a valuation equal to the net book value of each such Account, the ABL Priority Collateral consisting of Inventory shall be deemed to have a value equal to (i) the orderly liquidation value of such Inventory based on and consistent with the then-current appraisal of such Inventory received by each applicable ABL Collateral Agent with respect thereto or (ii) if no such appraisal exists or if the most current appraisal is more than one year old, the book value thereof.

4.2 Payments Over.

(a) So long as the Discharge of Prior Lien Obligations has not occurred and subject to Section 3.4, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by any Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral, in each case, in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Prior Lien Collateral Agent for the benefit of the Prior Lien Claimholders (and, if there is more than one Prior Lien Collateral Agent, the Prior Lien Collateral Agent that is the Designated ABL Collateral Agent or Designated Fixed Asset Collateral Agent, as applicable) in the same form as received, with any necessary endorsements (which endorsements shall be without recourse and without any representations or warranties) or as a court of competent jurisdiction may otherwise direct. Each Prior Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Subordinated Lien Collateral Agent or Subordinated Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of Prior Lien Obligations.

(b) So long as the Discharge of Prior Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding the Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders shall receive any distribution of money or other property in respect of the Prior Lien Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall be segregated and held in trust and forthwith paid over to the Prior Lien Collateral Agent for the benefit of the Prior Lien Claimholders in the same form as received, with any necessary endorsements. Any Lien received by the Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders in respect of any of the Subordinated Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

SECTION 5

OTHER AGREEMENTS

5.1 Releases.

(a) (i) If in connection with any Enforcement Action by any ABL Collateral Agent or any other exercise of any ABL Collateral Agent’s remedies in respect of the ABL Priority Collateral, in each case prior to the Discharge of ABL Obligations, each ABL Collateral Agent, for itself or on behalf of any of the ABL Claimholders represented by it, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the Fixed Asset Claimholders represented by it, on such ABL Priority Collateral shall be automatically, unconditionally and simultaneously released. Each Fixed Asset Collateral Agent, for itself or on behalf of the Fixed Asset Claimholders represented by it, promptly shall execute and deliver to such enforcing ABL Collateral Agent or the applicable Grantor such termination statements, releases and other documents as the ABL Collateral Agent or such Grantor may request to effectively confirm the foregoing releases.

(ii) If in connection with any Enforcement Action by any Fixed Asset Collateral Agent or any other exercise of any Fixed Asset Collateral Agent’s remedies in respect of the Fixed Asset Priority Collateral, in each case prior to the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent, for itself or on behalf of the Fixed Asset Claimholders represented by it, releases any of its Liens on any part of the Fixed Asset Priority Collateral, then the Liens, if any, of each ABL Collateral Agent, for itself or for the benefit of the ABL Claimholders represented by it, on such Fixed Asset Priority Collateral shall be automatically, unconditionally and simultaneously released. Each

ABL Collateral Agent, for itself and on behalf of the ABL Claimholders represented by it, promptly shall execute and deliver to the Designated Fixed Asset Collateral Agent or the applicable Grantor such termination statements, releases and other documents as the Designated Fixed Asset Collateral Agent or such Grantor may request to effectively confirm the foregoing releases.

(b) If, in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Grantor (collectively, a “Disposition”) permitted under the terms of the Prior Lien Loan Documents and not expressly prohibited under the terms of the Subordinated Lien Loan Documents (other than in connection with an Enforcement Action or other exercise of the Prior Lien Collateral Agent’s remedies in respect of the Collateral which shall be governed by Section 5.1(a) above), each of the Prior Lien Collateral Agents, for itself and on behalf of any of the Prior Lien Claimholders represented by it, releases any of its Liens on any part of the Collateral, other than following the Discharge of Prior Lien Obligations, then the Liens, if any, of the Subordinated Lien Collateral Agent, for itself or for the benefit of the Subordinated Lien Claimholders, on such Collateral, shall be automatically, unconditionally and simultaneously released. The Subordinated Lien Collateral Agent, for itself or on behalf of any such Subordinated Lien Claimholders, promptly shall execute and deliver to the Prior Lien Collateral Agent or such Guarantor Subsidiary such termination statements, releases and other documents as the Prior Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(c) Until the Discharge of Prior Lien Obligations occurs, the Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, hereby irrevocably constitutes and appoints each Prior Lien Collateral Agent and any officer or agent of the Prior Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Subordinated Lien Collateral Agent or such holder or in such Prior Lien Collateral Agent’s own name, from time to time in the Prior Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of Prior Lien Obligations.

(d) Until the Discharge of Prior Lien Obligations occurs, to the extent that any Prior Lien Collateral Agent and the Prior Lien Claimholders represented by it (i) have released any Lien on Collateral or any Guarantor Subsidiary from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new liens from any Grantor or additional guarantees from any Guarantor Subsidiary, then the Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, shall be granted a Lien on any such Collateral (except to the extent such lien represents a Declined Lien with respect to the Indebtedness represented by the Subordinated Lien Collateral Agent), subject to the lien subordination provisions of this Agreement, and an additional guaranty, as the case may be.

5.2 Insurance.

(a) Unless and until the Discharge of ABL Obligations has occurred, the Designated ABL Collateral Agent and the ABL Claimholders represented by it shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Loan Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss of ABL Priority Collateral thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the ABL Priority Collateral. Unless and until the Discharge of ABL Obligations has occurred, and subject to the rights of the Grantors under the ABL Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the ABL Priority Collateral shall be paid first to the Designated ABL Collateral Agent for the benefit of the ABL Claimholders pursuant to the terms of the ABL Loan Documents (including for purposes of cash collateralization of letters of credit or other obligations) and, if then in effect, the ABL Intercreditor Agreement, second, upon a Discharge of ABL Obligations, and subject to the rights of the Grantors under the Fixed Asset Loan Documents, to the Designated Fixed Asset Collateral Agent for the benefit of the Fixed Asset Claimholders to the extent required under the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, third, upon a Discharge of Fixed Asset Obligations, and subject to the rights of the Grantors under the ABL Loan Documents, to the Designated ABL Collateral Agent for the benefit of holders of Excess ABL Obligations, fourth, to the extent no Excess ABL Obligations are outstanding, and subject to the rights of the Grantors under the Fixed Asset Loan Documents, to the Designated Fixed Asset Collateral Agent for the benefit of holders of Excess Fixed Asset Obligations and fifth, to the extent no Excess ABL Obligations are outstanding, to the owner of the subject property, such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of ABL Obligations has occurred, if any Fixed Asset Collateral Agent or any Fixed Asset Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated ABL Collateral Agent in accordance with the terms of Section 4.2.

(b) Unless and until the Discharge of Fixed Asset Obligations has occurred, the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it shall have the sole and exclusive right, subject to the rights of the Grantors under the Fixed Asset Loan Documents, to adjust settlement for any insurance policy covering the Fixed Asset Priority Collateral in the event of any loss of Fixed Asset Priority Collateral thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Fixed Asset Priority Collateral. Unless and until the Discharge of Fixed Asset Obligations has occurred, and subject to the rights of the Grantors under the Fixed Asset Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Fixed Asset Priority Collateral shall be paid first to the Designated Fixed Asset Collateral Agent for the benefit of the Fixed Asset Claimholders pursuant to the terms of the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, second, upon a Discharge of Fixed Asset Obligations, and subject to the rights of the Grantors under the ABL Loan Documents, to the Designated ABL Collateral Agent for the benefit of the ABL Claimholders to the extent required under the ABL Collateral Documents (including for purposes of cash collateralization of letters of credit) and, if then in effect, the ABL Intercreditor Agreement, third, upon a Discharge of ABL Obligations, and subject to the rights of the Grantors under the Fixed Asset Loan Documents, to the Designated Fixed Asset Collateral Agent for the benefit of holders of Excess Fixed Asset Obligations, fourth, to the extent no Excess Fixed Asset Obligations are outstanding, and subject to the rights of the Grantors under the ABL Loan Documents, to the ABL Collateral Agent for the benefit of holders of Excess ABL Obligations and fifth, to the extent no Excess Fixed Asset Obligations are outstanding, to the owner of the subject property, such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Fixed Asset Obligations has occurred, if the ABL Collateral Agent or any ABL Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated Fixed Asset Collateral Agent in accordance with the terms of Section 4.2.

(c) Notwithstanding the foregoing, but subject to the terms set forth in the ABL Loan Documents and Fixed Asset Loan Documents, to the extent any proceeds are (i) received as any insurance proceeds (other than business interruption insurance proceeds) or received for any liability or indemnification, (ii) not as compensation for a casualty loss with respect to the ABL Priority Collateral or the Fixed Asset Priority Collateral, and (iii) owed to both the Fixed Asset Claimholders and the ABL Claimholders, such proceeds shall be allocated pro rata between them based on the outstanding Fixed Asset Obligations and ABL Obligations, as of the date of the occurrence giving rise to such proceeds.

(d) To effectuate the foregoing, and to the extent that the pertinent insurance company agrees to issue such endorsements, each ABL Collateral Agent and each Fixed Asset Collateral Agent shall each receive separate lender’s loss payable endorsements naming themselves as loss payee, as their interests may appear, with respect to policies which insure the ABL Priority Collateral and the Fixed Asset Priority Collateral.

(e) To the extent that an insured loss covers or constitutes both ABL Priority Collateral and Fixed Asset Priority Collateral, then the Designated ABL Collateral Agent and the Designated Fixed Asset Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the relevant grantors under the ABL Loan Documents and the Fixed Asset Loan Documents) under the relevant insurance policy, with the proceeds thereof being applied in accordance with the provisions of Section 4.1 of this Agreement.

5.3 Amendments to ABL Loan Documents and Fixed Asset Loan Documents.

(a) Subject to the terms of Section 7.3(b), the ABL Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time in accordance with their terms and the ABL Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt bind themselves in a writing addressed to the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders to the terms of this Agreement; provided, further that, without the prior written consent of the Designated Fixed Asset Collateral Agent, any such amendment, supplement, modification or refinancing shall not:

(i) shorten the scheduled maturity of the ABL Obligations or any refinancing thereof unless imposed as a result of a default;

(ii) modify (or have the effect of a modification of) the terms of payment, including the mandatory prepayment provisions of the ABL Credit Agreement, in a manner that increases in any material respect the amount or frequency of any of such payments or requires additional mandatory prepayments; or

(iii) contravene the terms of this Agreement.

(b) Subject to the terms of Section 7.3(c), the Fixed Asset Loan Documents may be amended, restated, amended and restated, supplemented or Refinanced or otherwise modified from time in accordance with their terms and the Fixed Asset Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the ABL Collateral Agents or the ABL Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt bind themselves in a writing addressed to the Designated ABL Collateral Agent and the ABL Claimholders to the terms of this Agreement; provided, further that, without the prior written consent of the Designated ABL Collateral Agent, any such amendment, supplement, modification or refinancing shall not:

(i) shorten the scheduled maturity of the Fixed Asset Obligations or any refinancing thereof unless imposed as a result of a default;

(ii) modify (or have the effect of a modification of) the terms of payment, including the mandatory prepayment provisions of the Fixed Asset Credit Agreement, in a manner that increases in any material respect the amount or frequency of any of such payments or requires additional mandatory prepayments; or

(iii) contravene the terms of this Agreement.

5.4 Confirmation of Subordination in Subordinated Lien Collateral Documents. Prior to the Discharge of the Prior Lien Obligations, the Company agrees that each Subordinated Lien Collateral Document shall include the following language (or language to similar effect approved by the Designated Prior Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [ABL][Fixed Asset] Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the [ABL][Fixed Asset] Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of December 31, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Bank of America, N.A., as Initial ABL Collateral Agent and Credit Suisse AG, Cayman Islands Branch, as Initial Fixed Asset Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.5 Gratuitous Bailee/Agent for Perfection.

(a) Each ABL Collateral Agent and each Fixed Asset Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as (i) in the case of each ABL Collateral Agent, the collateral agent for the ABL Claimholders under the ABL Loan Documents for which such ABL Collateral Agent is acting as agent or, in the case of each Fixed Asset Collateral Agent, the collateral agent for the Fixed Asset Claimholders under the Fixed Asset Loan Documents for which such Fixed Asset Collateral Agent is acting as agent and (ii) non-fiduciary, gratuitous bailee for the benefit of each other Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the ABL Loan Documents and the Fixed Asset Loan Documents, respectively, subject to the terms and conditions of this Section 5.5. Each Agent hereby appoints each other Agent as their non-fiduciary gratuitous bailee for the purposes of perfecting their security interest in all Pledged Collateral in which such other Agent has a perfected security interest under the UCC. Solely with respect to any Deposit Accounts subject to Account Agreements in favor of any ABL Collateral Agent, such ABL Collateral Agent agrees to also hold control granted thereunder as gratuitous agent for the Fixed Asset Collateral Agents subject to the terms and conditions of this Section 5.5. Each ABL Collateral Agent and each Fixed Asset Collateral Agent hereby accepts such appointments pursuant to this Section 5.5(a) and acknowledges and agrees that it shall hold the Pledged Collateral for the benefit of the other Claimholders with respect to any Pledged Collateral and that any proceeds received by such Agent under any Pledged Collateral shall be applied in accordance with Section 4.

(b) Each Agent shall have no obligation whatsoever to any Claimholders or other Agents to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interest of any other Agent or any other Claimholder or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of each Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to Deposit Accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of ABL Obligations as provided in paragraph (d) below or upon a Discharge of Fixed Asset Obligations as provided in paragraph (e) below.

(c) None of the Agents shall have by reason of the Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of any other Agent or Claimholder represented by such other Agent. Each Agent and the respective Claimholders represented by it hereby waives and releases each other Agent and the respective Claimholders represented by it from all claims and liabilities arising pursuant to such Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the ABL Collateral Agents and the ABL Claimholders, on the one hand, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand, may differ and each of the ABL Collateral Agents and Fixed Asset Collateral Agents and each of the ABL Claimholders and Fixed Asset Claimholders shall be fully entitled to act in their own interest without taking into account the interests of any other Agents or Claimholders represented by such other Agent.

(d) Upon the Discharge of ABL Obligations, each ABL Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representations or warranties), first, to the Designated Fixed Asset Collateral Agent for the benefit of the holders of Fixed Asset Obligations until a Discharge of Fixed Asset Obligations has occurred, second, to the extent both a Discharge of ABL Obligations and Discharge of Fixed Asset Obligations has occurred, to the Designated ABL Collateral Agent for the benefit of holders of Excess ABL Obligations, third, to the extent no Excess ABL Obligations are outstanding, to the Designated Fixed Asset Collateral Agent for the benefit of the holders of Excess Fixed Asset Obligations and fourth, to the extent no Excess Fixed Asset Obligations or Excess ABL Obligations are outstanding, to the Company or as a court of competent jurisdiction may otherwise direct. Each ABL Collateral Agent further agrees to take all other action reasonably requested by the Designated Fixed Asset Collateral Agent at the expense of the Designated Fixed Asset Collateral Agent or the Company in connection with the Designated Fixed Asset Collateral Agent obtaining a first-priority interest in the ABL Priority Collateral.

(e) Upon the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Designated ABL Collateral Agent until a Discharge of ABL Obligations has occurred, second, to the extent both a Discharge of ABL Obligations and Discharge of Fixed Asset Obligations has occurred, to the Designated Fixed Asset Collateral Agent for the benefit of holders of Excess Fixed Asset Obligations, third, to the extent no Excess Fixed Asset Obligations are outstanding, to the Designated ABL Collateral Agent for the benefit of the holders of Excess ABL Obligations and fourth, to the extent no Excess Fixed Asset Obligations or Excess ABL Obligations are outstanding, to the Company or as a court of competent jurisdiction may otherwise direct. Upon such Discharge, each Fixed Asset Collateral Agent further agrees to take all other action reasonably requested by the Designated ABL Collateral Agent at the expense of the Designated ABL Collateral Agent or the Company in connection with the Designated ABL Collateral Agent obtaining a first-priority interest in the Fixed Asset Priority Collateral.

(f) Notwithstanding anything to the contrary contained in this Agreement, any obligation of either Agent, to make any delivery to the other Agent under Section 5.5(d), Section 5.5(e) or Section 5.6 is subject to (i) the order of any court of competent jurisdiction or (ii) any automatic stay imposed in connection with any Insolvency or Liquidation Proceeding

5.6 When Discharge of Obligations Deemed to Not Have Occurred.

(a) If, at any time after the Discharge of ABL Obligations has occurred or contemporaneously therewith, the Company enters into any Refinancing of any ABL Loan Document evidencing an ABL Obligation for which Refinancing is permitted by the Fixed Asset Loan Documents, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of ABL Obligations), and, from and after the date on which the New ABL Debt Notice is delivered to the Designated Fixed Asset Collateral Agent in accordance with the next sentence and the other requirements of Section 9.18 hereof are complied with, the obligations under such Refinancing of the ABL Loan Document shall automatically be treated as ABL Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the ABL Collateral Agent under such ABL Loan Documents shall be the ABL Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New ABL Debt Notice”) stating that the Company has entered into a new ABL Loan Document (which notice shall include the identity of the new collateral agent with respect to the ABL Loan Documents, such agent, the “New ABL Collateral Agent”), each Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New ABL Collateral Agent shall reasonably request in order to provide to the New ABL Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New ABL Collateral Agent any Pledged Collateral constituting ABL Priority Collateral held by it together with any necessary endorsements (or otherwise allow the New ABL Collateral Agent to obtain control of such Pledged Collateral). As provided in Section 9.18 hereof, the New ABL Collateral Agent shall agree in a writing addressed to the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders to be bound by the terms of this Agreement. If the new ABL Obligations under the new ABL Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Fixed Asset Obligations, then the Fixed Asset Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Fixed Asset Collateral Documents and this Agreement.

(b) If, at any time after the Discharge of Fixed Asset Obligations has occurred or contemporaneously therewith, the Company thereafter enters into any Refinancing of any Fixed Asset Loan Document evidencing a Fixed Asset Obligation which Refinancing is permitted by the ABL Loan Documents, then such Discharge of Fixed Asset Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Fixed Asset Obligations), and, from and after the date on which the New Fixed Asset Debt Notice is delivered to the Designated ABL Collateral Agent in accordance with the next sentence and the other requirements of Section 9.18 hereof are complied with, the obligations under such Refinancing of the Fixed Asset Loan Document shall automatically be treated as Fixed Asset Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Fixed Asset Collateral Agent under such Fixed Asset Loan Documents shall be a Fixed Asset Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New Fixed Asset Debt Notice”) stating that the Company has entered into a new Fixed Asset Loan Document (which notice shall include the identity of the new collateral agent with respect to the Fixed Asset Loan Documents, such agent, the “New Fixed Asset Collateral Agent”), each Agent shall promptly (x) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Fixed Asset Collateral Agent shall reasonably request in order to provide to the New Fixed Asset Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (y) to the extent the New Fixed Asset Collateral Agent is the Designated Fixed Asset Collateral Agent, deliver to such New Fixed Asset Collateral Agent any Pledged Collateral constituting Fixed Asset Priority Collateral held by it together with any necessary endorsements (or otherwise allow such New Fixed Asset Collateral Agent to obtain control of such Pledged Collateral). As provided in Section 9.18 hereof, the New Fixed Asset Collateral Agent shall agree in a writing addressed to each other Agent and the other Claimholders to be bound by the terms of this Agreement. If the new Fixed Asset Obligations under the new Fixed Asset Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the ABL Collateral Documents and this Agreement.

SECTION 6

INSOLVENCY OR LIQUIDATION PROCEEDINGS

6.1 Finance and Sale Issues.

(a) Until the Discharge of ABL Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral or proceeds thereof or to permit any Grantor to obtain financing (“DIP Financing”), whether from the ABL Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, then each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements: (i) the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of ABL Obligations plus the aggregate face amount of any letters of credit issued and outstanding under the ABL Credit Agreement does not exceed the ABL Cap Amount; (ii) the terms of the DIP Financing shall provide that Cash Collateral consisting of Fixed Asset Priority Collateral (including Fixed Asset Priority Collateral arising after the commencement of such Insolvency or Liquidation Proceeding) shall be required to be remitted to the Designated Fixed Asset Collateral Agent for application to the Fixed Asset Obligations unless otherwise agreed by the Designated Fixed Asset Collateral Agent; (iii) the terms of the DIP Financing or Cash Collateral use do not compel the applicable Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and (iv) any Lien on the Fixed Asset Priority Collateral to secure such DIP Financing is subordinate to the Lien of the Fixed Asset Collateral Agents with respect thereto. To the extent the Liens securing the ABL Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iv) above, each Fixed Asset Collateral Agent will subordinate its Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Collateral Agent or to the extent permitted by Section 6.3).

(b) Until the Discharge of Fixed Asset Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Fixed Asset Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Fixed Asset Priority Collateral or proceeds thereof or to permit any Grantor to obtain DIP Financing, then each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements: (i) the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of Fixed Asset Obligations does not exceed the Fixed Asset Cap Amount at such time; (ii) the terms of the DIP Financing shall provide that Cash Collateral consisting of ABL Priority Collateral (including ABL Priority Collateral arising after the commencement of such Insolvency or Liquidation Proceeding, but not, for the avoidance of doubt, Cash Collateral in the Fixed Asset Priority Collateral Account) shall be required to be remitted to the Designated ABL Collateral Agent for application to the ABL Obligations unless otherwise agreed by the Designated ABL Collateral Agent; (iii) the terms of the DIP Financing or Cash Collateral use do not compel the applicable Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and (iv) any Lien on the ABL Priority Collateral to secure such DIP Financing is subordinate to the Lien of the ABL Collateral Agents with respect thereto. To the extent the Liens securing the Fixed Asset Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iv) above, each ABL Collateral Agent will subordinate its Liens in the Fixed Asset Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Designated Fixed Asset Collateral Agent or to the extent permitted by Section 6.3).

6.2 Relief from the Automatic Stay. Until the Discharge of Prior Lien Obligations has occurred, each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, agrees that none of them shall (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Subordinated Lien Collateral, without the prior written consent of the Prior Lien Collateral Agent or (ii) oppose (or support any other Person in opposing) any request by any Prior Lien Collateral Agent for relief from such stay with respect to Prior Lien Collateral.

6.3 Adequate Protection.

(a) Until the Discharge of Prior Lien Obligations has occurred, each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by any Prior Lien Collateral Agent or any Prior Lien Claimholders for adequate protection under any Bankruptcy Law with respect to Prior Lien Collateral; or

(ii) any objection by any Prior Lien Collateral Agent or any Prior Lien Claimholders to any motion, relief, action or proceeding based on such Prior Lien Collateral Agent or such Prior Lien Claimholders claiming a lack of adequate protection with respect to Prior Lien Collateral;

provided, any Subordinated Lien Claimholder (and the applicable Subordinated Lien Collateral Agent) may object to adequate protection in the form of cash payments to the extent such payment is sought to be paid from such Subordinated Lien Claimholder’s Prior Lien Collateral or the proceeds (or advances in respect) thereof.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, if the Prior Lien Claimholders (or any subset thereof) are granted adequate protection with respect to Prior Lien Collateral in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then each Subordinated Lien Collateral Agent, on behalf of itself or any of the Subordinated Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Prior Lien Obligations and such Cash Collateral use or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Subordinated Lien Obligations are so subordinated to the Prior Lien Obligations under this Agreement; and

(c) Each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder represented by it, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to such Subordinated Lien Collateral Agent at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to such Subordinated Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

(d) Each Agent on behalf of itself and the Claimholders for whom it acts as Agent, may seek and receive additional adequate protection of its junior interest in Collateral, subject to the provisions of this Agreement, in the form of a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b). Each Agent acknowledges and agrees that any superpriority administrative expense claim granted to such Agent or arising under 11 U.S.C. § 507(b) as adequate protection of its interest in its respective Prior Lien Collateral (“Senior 507(b) Claims”) shall be pari passu with any superpriority administrative expense claim granted to the other Agent as adequate protection of its interest in its respective Prior Lien Collateral. Any claim arising under 11 U.S.C. § 507(b) in favor of any Subordinated Lien Claimholders shall be pari passu with the claims arising under 11 U.S.C. § 507(b) in favor of the other Subordinated Lien Claimholders (collectively, “Junior 507(b) Claims”), and all Junior 507(b) Claims shall be junior and subordinate in right of payment of the Senior 507(b) Claims.

6.4 Avoidance Issues. If any Prior Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of Prior Lien Obligations (a “Recovery”), then such Prior Lien Claimholders shall be entitled to a reinstatement of Prior Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of Prior Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.4 shall survive termination of this Agreement.

6.5 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of Prior Lien Obligations and on account of Subordinated Lien Obligations, then, to the extent the debt obligations distributed on account of the Prior Lien Obligations and on account of the Subordinated Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.6 Post-Petition Interest. Neither the Subordinated Lien Collateral Agents nor any Subordinated Lien Claimholder shall oppose or seek to challenge any claim by the Prior Lien Collateral Agent or any Prior Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Prior Lien Obligations consisting of Post-Petition Interest to the extent of the value of any Prior Lien Claimholder’s Lien on Prior Lien Collateral, without regard to the existence of the Lien of the Subordinated Lien Collateral Agent on behalf of the Subordinated Lien Claimholders on such Collateral.

6.7 Waiver. Each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder represented by it, waives any claim it may hereafter have against any Prior Lien Claimholder arising out of the election of any Prior Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Prior Lien Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.8 Separate Grants of Security and Separate Classification. Each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, and each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, acknowledges and agrees that:

(a) the grants of Liens pursuant to the ABL Collateral Documents and the Fixed Asset Collateral Documents constitute separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Fixed Asset Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Claimholders and the Fixed Asset Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Prior Lien Collateral is sufficient (for this purpose ignoring all claims held by the Subordinated Lien Claimholders), the Prior Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the Prior Lien Loan Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Subordinated Lien Claimholders with respect to the Prior Lien Collateral, with each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, hereby acknowledging and agreeing to turn over to the Designated Prior Lien Collateral Agent, for itself and on behalf of each other Prior Lien Claimholder, Collateral or proceeds of Prior Lien Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Subordinated Lien Claimholders).

6.9 Effectiveness in Insolvency or Liquidation Proceedings. The parties hereto acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

6.10 Asset Dispositions.

(a) Until the Discharge of ABL Obligations has occurred, each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Fixed Asset Claimholders will not seek consultation rights in connection with, and will not object or oppose (or support any Person in objecting or opposing) a motion for any Disposition of any ABL Priority Collateral free and clear of the Liens of Fixed Asset Collateral Agents and the Fixed Asset Claimholders or other claims under Sections 363, 365, 1129 or 1141, or other provision, of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law (and including any motion for bid procedures or other procedures related to the Disposition that is the subject of such motion), and shall be deemed to have consented to any such Disposition of any ABL Priority Collateral under Section 363(f) of the Bankruptcy Code or otherwise that has been consented to by any ABL

Collateral Agent; provided that the proceeds of such Disposition of any Collateral to be applied to the ABL Obligations or the Fixed Asset Obligations are applied in accordance with Sections 4.1 and 4.2.

(b) Until the Discharge of Fixed Asset Obligations has occurred, each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that, in the event of any Insolvency or Liquidation Proceeding, the ABL Claimholders will not seek consultation rights in connection with, and will not object or oppose (or support any Person in objecting or opposing), a motion to any Disposition of any Fixed Asset Priority Collateral free and clear of the Liens of ABL Collateral Agent and the ABL Claimholders or other claims under Sections 363, 365, 1129 or 1141, or other provision, of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law (and including any motion for bid procedures or other procedures related to the Disposition that is the subject of such motion), and shall be deemed to have consented to any such Disposition of any Fixed Asset Priority Collateral under Section 363(f) of the Bankruptcy Code or otherwise that has been consented to by any Fixed Asset Collateral Agent; provided that such consent shall not be deemed a waiver of the rights and obligations set forth in Sections 3.3 and 3.4 hereof and the proceeds of such Disposition of any Collateral to be applied to the ABL Obligations or the Fixed Asset Obligations are applied in accordance with Sections 4.1 and 4.2.

(c) The Fixed Asset Claimholders agree that the ABL Claimholders shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to any Disposition of the ABL Priority Collateral and the ABL Claimholders agree that the Fixed Asset Claimholders shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to any Disposition of the Fixed Asset Priority Collateral; provided that the Claimholders shall not be deemed to have agreed to any credit bid by other Claimholders in connection with the Disposition of Collateral consisting of both Fixed Asset Priority Collateral and ABL Priority Collateral. Each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that, so long as the Discharge of ABL Obligations has not occurred, no Fixed Asset Claimholder shall, without the prior written consent of the Designated ABL Collateral Agent, credit bid under Section 363(k) of the Bankruptcy Code with respect to the ABL Priority Collateral. Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that, so long as the Discharge of Fixed Asset Obligations has not occurred, no ABL Claimholder shall, without the prior written consent of the Designated Fixed Asset Collateral Agent, credit bid under Section 363(k) of the Bankruptcy Code with respect to the Fixed Asset Priority Collateral.

SECTION 7

RELIANCE; WAIVERS; ETC.

7.1 Reliance. Other than any reliance on the terms of this Agreement, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, acknowledges that it and such ABL Claimholders have, independently and without reliance on any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the applicable ABL Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the applicable ABL Loan Documents or this Agreement. Other than any reliance on the terms of this Agreement, each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, acknowledges that it and such Fixed Asset Claimholders have, independently and without reliance on any ABL Collateral Agent or any ABL Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the applicable Fixed Asset Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the applicable Fixed Asset Loan Documents or this Agreement.

7.2 No Warranties or Liability. Each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, acknowledges and agrees that each of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Fixed Asset Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Fixed Asset Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the applicable Fixed Asset Loan Documents in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate. Each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, acknowledges and agrees that each of the ABL Collateral Agents and the ABL Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the applicable ABL Loan Documents in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate. Each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it shall have no duty to any ABL Collateral Agent or any of the ABL Claimholders, and each ABL Collateral Agent and the ABL Claimholders represented by it shall have no duty to any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Loan Documents and the Fixed Asset Loan Documents), regardless of any knowledge thereof with which they may have or be otherwise charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the ABL Claimholders, any ABL Collateral Agent or any of them to enforce any provision of this Agreement or any ABL Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any ABL Claimholder or any ABL Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Loan Documents or any of the Fixed Asset Loan Documents, regardless of any knowledge thereof which the ABL Collateral Agent or the ABL Claimholders, or any of them, may have or be otherwise charged with. No right of the Fixed Asset Claimholders, any Fixed Asset Collateral Agent or any of them to enforce any provision of this Agreement or any Fixed Asset Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any Fixed Asset Claimholder or any Fixed Asset Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Loan Documents or any of the Fixed Asset Loan Documents, regardless of any knowledge thereof which any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the ABL Loan Documents and subject to the provisions of Section 5.3), the ABL Claimholders, each ABL Collateral Agent and any of them may, at any time and from time to time in accordance with the ABL Loan Documents and/or applicable law, without the consent of, or notice to, the Designated Fixed Asset Collateral Agent or any Fixed Asset Claimholders, without incurring any liabilities to any Fixed Asset Collateral Agent or any Fixed Asset Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Fixed Asset Collateral Agent or any Fixed Asset Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the ABL Obligations or any Lien on any ABL Priority Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the ABL Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any ABL Collateral Agent or any of the ABL Claimholders, the ABL Obligations or any of the ABL Loan Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the ABL Priority Collateral or any liability of the Company or any other Grantor to the ABL Claimholders or any ABL Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any ABL Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the ABL Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any ABL Priority Collateral and any guarantor or any liability of the Company or any other Grantor to the ABL Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the Fixed Asset Loan Documents and subject to the provisions of Section 5.3), the Fixed Asset Claimholders, each Fixed Asset Collateral Agent and any of them may, at any time and from time to time in accordance with the Fixed Asset Loan Documents and/or applicable law, without the consent of, or notice to, the Designated ABL Collateral Agent or any ABL Claimholders, without incurring any liabilities to any ABL Collateral Agent or any ABL Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any ABL Collateral Agent or any ABL Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Fixed Asset Obligations or any Lien on any Fixed Asset Priority Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Fixed Asset Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, the Fixed Asset Obligations or any of the Fixed Asset Loan Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Fixed Asset Priority Collateral or any liability of the Company or any other Grantor to the Fixed Asset Claimholders or any Fixed Asset Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Fixed Asset Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Fixed Asset Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any Fixed Asset Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the Fixed Asset Claimholders or any liability incurred directly or indirectly in respect thereof.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of each ABL Collateral Agent and the ABL Claimholders represented by it and each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any ABL Loan Documents or any Fixed Asset Loan Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Fixed Asset Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Loan Document or any Fixed Asset Loan Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Fixed Asset Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of any ABL Collateral Agent, the ABL Obligations, any ABL Claimholder, any Fixed Asset Collateral Agent, the Fixed Asset Obligations or any Fixed Asset Claimholder in respect of this Agreement.

SECTION 8

FIXED ASSET CLAIMHOLDER PURCHASE OPTION

8.1 At any time within thirty (30) days following the occurrence of any Trigger Event, the Fixed Asset Claimholders, acting through the Designated Fixed Asset Collateral Agent, shall have an option, exercised by delivery of notice by the Designated Fixed Asset Collateral Agent to the Designated ABL Collateral Agent (a “Purchase Notice”) given by a same day method (e.g., facsimile, electronic mail or personal delivery), to purchase all (but not less than all) of the then outstanding ABL Obligations without giving effect to any limitation on the amount thereof contained in clause (c) of the definition thereof (the “Purchased Obligations”) from the ABL Claimholders and, in conjunction therewith, assume the rights and obligations of the ABL Claimholders under the ABL Loan Documents (the “Purchase and Sale”). The Purchase Notice shall be unconditional and irrevocable and shall specify a date for the closing of the purchase, which shall be five (5) Business Days after receipt by the Designated ABL Collateral Agent of the Purchase Notice. Each Grantor consents to such Purchase and Sale.

8.2 The Designated ABL Collateral Agent shall deliver to the Designated Fixed Asset Collateral Agent the written notice referred to in clause (a) of the definition of “Trigger Event” (such notice, the “Trigger Notice”) (a) in the absence of Exigent Circumstances, not less than three (3) Business Days prior to the taking of the earliest of the actions described in clause (a) of the definition of “Trigger Event” or (b) if Exigent Circumstances exist, as soon as practicable and in any event not more than five (5) Business Days after the taking of such action. The Designated Fixed Asset Collateral Agent may send to the Designated ABL Collateral Agent the Purchase Notice referred to in Section 8.1 at any time following the occurrence of a Trigger

Event, in which event, following receipt by the Designated ABL Collateral Agent of the Purchase Notice absent Exigent Circumstances, the Designated ABL Collateral Agent and the other ABL Claimholders shall not commence any foreclosure or other action to sell or otherwise realize upon any Collateral (including, without limitation, by set off or otherwise), to the extent such action has not been taken, or continue any such foreclosure or other action, to the extent such action has already commenced; provided that the Purchase and Sale shall have closed within five (5) Business Days after receipt by the Designated ABL Collateral Agent of the Purchase Notice, and the Designated ABL Collateral Agent shall have received payment as provided in Section 8.4 and the Fixed Asset Claimholders shall have entered into a customary assignment and assumption agreement with respect to the ABL Loan Documents as provided for herein, within such five (5) Business Day period.

8.3 On the date specified by the Designated Fixed Asset Collateral Agent in the Purchase Notice (which shall not be more than ten (10) Business Days after the receipt by the Designated ABL Collateral Agent thereof), the Designated ABL Collateral Agent and the ABL Claimholders shall sell and assign to the purchasing Fixed Asset Claimholders, and such Fixed Asset Claimholders shall purchase and assume from the Designated ABL Collateral Agent and the ABL Claimholders, all (but not less than all) of the then outstanding Purchased Obligations and the rights and obligations of the Designated ABL Collateral Agent and the ABL Claimholders under the ABL Loan Documents.

8.4 On the date of such Purchase and Sale, the Fixed Asset Claimholders shall pay to the Designated ABL Collateral Agent as the purchase price therefor the amount necessary to achieve the Discharge of Purchased Obligations (exclusive of any early termination or prepayment fees). Further, the Fixed Asset Claimholders shall (x) agree to reimburse the Designated ABL Collateral Agent and the ABL Claimholders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Obligations for which the Designated ABL Collateral Agent or any ABL Claimholder has not yet received final payment and (y) agree to reimburse, within ten (10) Business Days of written demand therefor by the Designated ABL Collateral Agent, the Designated ABL Collateral Agent and the ABL Claimholders in respect of expense or indemnification obligations of the Borrower under the ABL Loan Documents as to matters or circumstances of which the Designated Fixed Asset Collateral Agent and/or the Fixed Asset Claimholders have been advised in writing by the Designated ABL Collateral Agent and/or the ABL Claimholders at the time of the Purchase and Sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Designated ABL Collateral Agent or any of the ABL Claimholders (or any affiliate thereof); provided, that, in the event the Fixed Asset Claimholders have made any reimbursement payments to the Designated ABL Collateral Agent or any of the ABL Claimholders pursuant to this clause (y) and it is subsequently determined by a final, non-appealable judgment of a court of competent jurisdiction that the Designated ABL Collateral Agent or such ABL Claimholder was not entitled to indemnification pursuant to the ABL Loan Documents for the matters in respect of which the Fixed Asset Claimholders made such reimbursement payments, then, within ten (10) Business Days of written demand therefor by the Designated Fixed Asset Collateral Agent, the ABL Collateral Agent or such ABL Claimholder who received such reimbursement payment shall repay to the Fixed Asset Claimholders the amount thereof that was received by such Person. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Designated ABL Collateral Agent as the Designated ABL Collateral Agent may designate in writing to the Designated Fixed Asset Collateral Agent for such purpose. Interest shall be calculated to (but excluding) the Business Day on which such purchase and sale shall occur if the amounts so paid by the Fixed Asset Claimholders to the bank account designated by the Designated ABL Collateral Agent are received in such bank account prior to 1:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Fixed Asset Claimholders to the bank account designated by the Designated ABL Collateral Agent are received in such bank account later than 1:00 p.m., New York City time.

8.5 Such Purchase and Sale shall be expressly made without representation or warranty of any kind by the Designated ABL Collateral Agent and the ABL Claimholders as to the Purchased Obligations or otherwise and without recourse to the Designated ABL Collateral Agent or any ABL Claimholder, except that the Designated ABL Collateral Agent and each ABL Claimholder shall represent and warrant (a) the amount of the Purchased Obligations being purchased from it, (b) that it owns its portion of the Purchased Obligations free and clear of any Liens or encumbrances and (c) that it has the right to assign such Purchased Obligations and the assignment is duly authorized by it.

8.6 From and after the date of such Purchase and Sale, the claims of the Designated ABL Collateral Agent and the ABL Claimholders for contingent indemnification obligations of the Borrower, if any, that survive the termination of the ABL Loan Documents and which are not paid to the Designated ABL Collateral Agent or the ABL Claimholders will continue to be secured by the Liens on the ABL Priority Collateral so long as the Designated ABL Collateral Agent or each applicable ABL Claimholder executes and delivers a subordination agreement subordinating all of its surviving claims and interests in the Liens on the Collateral to the claims and interests in the Liens on the Collateral of the Designated Fixed Asset Collateral Agent and the Fixed Asset Lenders for both the Fixed Asset Obligations and the ABL Obligations purchased by the Fixed Asset Lenders pursuant to this Section 8 and otherwise substantially in the form of this Agreement and acceptable to the Designated ABL Collateral Agent (or applicable ABL Claimholder) and Designated Fixed Asset Collateral Agent in their reasonable discretion (save and except for the fact that such subordination agreement shall not have a buyout right or the other provisions specified in this Section 8).

8.7 Upon the consummation of any Purchase and Sale provided for herein, the Designated ABL Collateral Agent and the ABL Claimholders shall (a) be released from and discharged of their respective duties, responsibilities and obligations under or in connection with the ABL Loan Documents, and concurrently with the closing of such Purchase and Sale, the Designated ABL Collateral Agent (and any other “Agents” under the ABL Loan Documents”) shall be deemed to have resigned as “Agent” under the ABL Loan Documents and the Designated Fixed Asset Collateral Agent or any designee of the Designated Fixed Asset Collateral Agent shall be deemed to have succeeded to the role of “Agent” under the ABL Loan Documents; provided that, after such Purchase and Sale, the rights, benefits and protections under the Fixed Asset Loan Documents shall apply to the Designated Fixed Asset Collateral Agent (or its designee) acting in its capacity as the ABL Collateral Agent, and the Designated

Fixed Asset Collateral Agent (or its designee) when acting as the ABL Collateral Agent, at its sole option, may rely on or invoke its rights, benefits and protections under either the ABL Loan Documents or the Fixed Asset Loan Documents and (b) retain their indemnification rights under the ABL Loan Documents for actions or other matters arising on or prior to the date of consummation of the Purchase and Sale, subject to the terms of Section 8.6. In addition, upon the consummation of any Purchase and Sale provided for herein, any issuer of letters of credit under the ABL Loan Documents shall be deemed to have resigned unless otherwise agreed by such issuer.

8.8 For the purposes of this Section 8, any purchase rights or other obligations of the Fixed Asset Lenders may be exercised or performed (so long as such purchase rights or other obligations are fully exercised or performed, as applicable, in each case) by one or more (but not necessarily all) of the Fixed Asset Lenders or their designees. For the avoidance of doubt, it is agreed that the Designated Fixed Asset Collateral Agent shall not be liable, directly or indirectly, for any actions or omissions of the Fixed Asset Claimholders.

SECTION 9

MISCELLANEOUS

9.1 Integration/Conflicts. This Agreement, the ABL Loan Documents and the Fixed Asset Loan Documents represent the entire agreement of the Grantors, the ABL Claimholders and the Fixed Asset Claimholders with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the ABL Claimholders or the Fixed Asset Claimholders relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. As between the ABL Claimholders on the one hand and the Fixed Asset Claimholders on the other, in the event of any conflict between the provisions of this Agreement and the provisions of the ABL Loan Documents or the Fixed Asset Loan Documents, the provisions of this Agreement shall govern and control. Solely as among the Fixed Asset Claimholders, in the event of any conflict between this Agreement and the Fixed Asset Intercreditor Agreement, the Fixed Asset Intercreditor Agreement shall govern and control. Solely as among the ABL Claimholders, in the event of any conflict between this Agreement and the ABL Intercreditor Agreement, the ABL Intercreditor Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the ABL Claimholders and the Fixed Asset Claimholders may continue, at any time and without notice to any other Agent or any other Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor in reliance hereof. Each ABL Collateral Agent and Fixed Asset Collateral Agent, on behalf of itself and the ABL Claimholders and the Fixed Asset Claimholders represented by it, respectively, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to each ABL Collateral Agent, the ABL Claimholders and the ABL Obligations, on the date on which the ABL Obligations are no longer secured by, and no longer required to be secured by, any of the Collateral, subject to the rights of such ABL Claimholders under Sections 5.6 and 6.4; and

(b) with respect to each Fixed Asset Collateral Agent, the Fixed Asset Claimholders and the Fixed Asset Obligations, on the date on which the Fixed Asset Obligations are no longer secured by, and no longer required to be secured by, any of the Collateral, subject to the rights of such Fixed Asset Claimholders under Sections 5.6 and 6.4;

provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

9.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by any Fixed Asset Collateral Agent or any ABL Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly and adversely affected.

9.4 Information Concerning Financial Condition of the Company and its Subsidiaries.

(a) The ABL Collateral Agents and the ABL Claimholders, on the one hand, and the Fixed Asset Claimholders and the Fixed Asset Collateral Agents, on the other hand, shall each be responsible for keeping themselves informed of (i) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the ABL Obligations or the Fixed Asset Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Fixed Asset Obligations. The ABL Collateral Agents and the ABL Claimholders shall have no duty to advise the Fixed Asset Collateral Agents or any Fixed Asset Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. The Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall have no duty to advise the ABL Collateral Agents or any ABL Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.

(b) In the event any ABL Collateral Agent or any of the ABL Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, it or they shall be under no obligation:

(i) to make, and the ABL Collateral Agents and the ABL Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional or corrected information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(c) In the event any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any ABL Collateral Agent or any ABL Claimholder, it or they shall be under no obligation:

(i) to make, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Subordinated Lien Claimholders or the Subordinated Lien Collateral Agent pays over to the Prior Lien Collateral Agent or the Prior Lien Claimholders under the terms of this Agreement, the Subordinated Lien Claimholders and the Subordinated Lien Collateral Agents shall be subrogated to the rights of the Prior Lien Collateral Agents and the Prior Lien Claimholders; provided that each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Prior Lien Obligations has occurred. The Company and the other Grantors acknowledge and agree that the value of any payments or distributions in cash, property or other assets received by any Subordinated Lien Collateral Agent or the Subordinated Lien Claimholders that are paid over to the Designated Prior Lien Collateral Agent or the Prior Lien Claimholders pursuant to this Agreement shall not reduce any of the Subordinated Lien Obligations. The Company shall not, and the Company shall not permit any Grantor to, in any circumstances be subrogated to any right of any ABL Collateral Agent, ABL Claimholders, Fixed Asset Collateral Agent or Fixed Asset Claimholders or any Lien or guarantee arising under the ABL Loan Documents, the Fixed Asset Collateral Documents or the Fixed Asset Credit Agreement.

9.6 Submission to Jurisdiction; Certain Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents (whether arising in contract, tort or otherwise), or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other ABL Loan Document or Fixed Asset Loan Document shall affect any right that any ABL Claimholder or Fixed Asset Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other ABL Loan Document or Fixed Asset Loan Document against any Grantor or any of its assets in the courts of any jurisdiction;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e) consents to service of process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provide in accordance with Section 9.8 (and agrees that nothing in this Agreement or any other ABL Loan Document or Fixed Asset Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f) agrees that service as provided in clause (e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

9.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO, THE COMPANY AND EACH OTHER GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.8 Notices. All notices to the Fixed Asset Claimholders and the ABL Claimholders permitted or required under this Agreement shall also be sent to the Designated Fixed Asset Collateral Agent and the Designated ABL Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the joinder agreement in substantially the form of Exhibit C hereto pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.9 Further Assurances. Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it under the applicable ABL Loan Documents, and each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it under the applicable Fixed Asset Loan Documents, and the Company and the other Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the

Designated ABL Collateral Agent or the Designated Fixed Asset Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

9.10 APPLICABLE LAW. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

9.11 Binding on Successors and Assigns. This Agreement shall be binding upon the ABL Collateral Agents, the ABL Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders, the Company and the other Grantors and their respective successors and assigns from time to time. If any of the ABL Collateral Agents or the Fixed Asset Collateral Agents resigns or is replaced pursuant to the ABL Credit Agreement or the Fixed Asset Credit Agreement, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

9.12 Headings. The section headings and table of contents used in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose, be given any substantive effect, affect the construction hereof or be taken into consideration in the interpretation hereof.

9.13 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

9.14 Authorization. By its signature, each Person executing this Agreement, on behalf of such Person but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

9.15 No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the ABL Claimholders and the Fixed Asset Claimholders and their respective successors and assigns from time to time. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Collateral Agents and the ABL Claimholders on the one hand and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand. Nothing herein shall be construed to limit the relative rights and obligations as among the ABL Claimholders or as among the Fixed Asset Claimholders. Other than as set forth in Section 9.3, none of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the ABL Obligations and the Fixed Asset Obligations as and when the same shall become due and payable in accordance with their terms.

9.16 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

9.17 Additional Grantors. Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any ABL Loan Document or Fixed Asset Loan Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit A that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such ABL Loan Document or such Fixed Asset Loan Document.

9.18 Additional Credit Agreements. To the extent, but only to the extent, permitted by the provisions of the ABL Loan Documents and the Fixed Asset Loan Documents, and subject to the ABL Cap Amount or the Fixed Asset Cap Amount, as applicable, the Company may incur or issue and sell one or more series or classes of Indebtedness under credit agreements, debt facilities, indentures and/or commercial paper facilities that the Company designates as an Additional ABL Credit Agreement or Additional Fixed Asset Credit Agreement, as applicable. In order to so designate any credit agreements, debt facilities, indentures and/or commercial paper facilities as an Additional ABL Credit Agreement or Additional Fixed Asset Credit Agreement, as applicable, such credit agreements, debt facilities, indentures and/or commercial paper facilities must satisfy the requirements of the definition of Additional ABL Credit Agreement or Additional Fixed Asset Credit Agreement, as applicable, and the Company must deliver to each Agent a designation in substantially the form of Exhibit B hereto. Additionally the Agent under such Additional ABL Credit Agreement or Additional Fixed Asset Credit Agreement shall have executed and delivered a joinder agreement in substantially the form of Exhibit C hereto whereby such agent agrees to be bound by the terms of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Initial ABL Collateral Agent

BANK OF AMERICA, N.A., as Initial ABL Collateral Agent,

By:
Name:
Title:

Bank of America, N.A. 300 Galleria Parkway, Suite 800 Atlanta, Georgia 30339 Telephone: (404) 607-3216 Facsimile: (404) 607-3277 Attention: Seth Benefield

Initial Fixed Asset Collateral Agent

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Fixed Asset Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Credit Suisse AG, Cayman Islands Branch Eleven Madison Avenue, 23rd Floor New York, NY 10010 Telephone: (212) 538-3525 Facsimile: (212) 325-8315 Attention: Loan Operations

Acknowledged and Agreed to by:

CAPELLA HEALTHCARE, INC.

By:
Name:
Title:

[NOTICE ADDRESS]

[OTHER GRANTORS]

Exhibit A

to Intercreditor Agreement

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [    ] dated as of [            ], 20[    ] to the INTERCREDITOR AGREEMENT dated as of December 31, 2014 (the “Intercreditor Agreement”), among BANK OF AMERICA, N.A., as Initial ABL Collateral Agent, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by CAPELLA HEALTHCARE, INC., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Intercreditor Agreement.

The undersigned, [                    ], a [                    ], (the “New Grantor”) wishes to acknowledge and agree to the Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 9.15 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Agents and the Claimholders:

Section 1. Accession to the Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 9.15 thereof, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Intercreditor Agreement. This Grantor Joinder Agreement supplements the Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 9.17 of the Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Agent and to the Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3. Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Section 4. Section Headings. Section headings used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement subject to any limitations set forth in the Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS GRANTOR JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.8 of the Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 9.8 of the Intercreditor Agreement.

Section 9. Miscellaneous. The provisions of Article 9 of the Intercreditor Agreement will apply with like effect to this Grantor Joinder Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the New Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit B

[Form of] Credit Agreement Designation

[FORM OF] CREDIT AGREEMENT DESIGNATION NO. [    ] (this “Designation”) dated as of [            ], 20[    ] with respect to the INTERCREDITOR AGREEMENT dated as of December 31, 2014 (the “Intercreditor Agreement”), among BANK OF AMERICA, N.A., as Initial ABL Collateral Agent, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by CAPELLA HEALTHCARE, INC., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Designation is being executed and delivered in order to designate the below described credit agreement, debt facility, indenture and/or commercial paper facility as an [Additional ABL Credit Agreement]/[Additional Fixed Asset Credit Agreement] entitled to the benefit of and subject to the terms of the Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Company hereby certifies on behalf of the Company that:

Section 1. [Insert name of the Company or other Grantor] intends to enter into [describe new debt facility] (the “New Debt Facility”) which New Debt Facility satisfies all requirements of the Intercreditor Agreement to be an [Additional ABL Credit Agreement]/[Additional Fixed Asset Credit Agreement] and it hereby is designated as such.

Section 2. The incurrence of the Indebtedness under the New Debt Facility is permitted by each applicable ABL Loan Document and Fixed Asset Loan Document.

Section 3. The name and address of the Agent for such New Debt Facility is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email

Email:

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IN WITNESS WHEREOF, the Company has duly executed this designation as of the day and year first above written.

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By
Name:
Title:

Exhibit C

[Form of] Joinder Agreement – New Agent

JOINDER AGREEMENT NO. with respect to the INTERCREDITOR AGREEMENT dated as of December 31, 2014 (the “Intercreditor Agreement”), among BANK OF AMERICA, N.A., as Initial ABL Collateral Agent, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by CAPELLA HEALTHCARE, INC., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. The undersigned (the “New Agent”) is the Agent under the [described facility] which has been designated by the Company as an [Additional ABL Credit Agreement]/[Additional Fixed Asset Credit Agreement] entitled to the benefit of and subject to the terms of the Intercreditor Agreement.

C. The New Agent wishes to become a party to the Intercreditor Agreement as an [ABL Collateral Agent][Fixed Asset Collateral Agent] in accordance with the provisions of the Intercreditor Agreement.

Accordingly, the New Agent, and the Grantors agrees as follows, for the benefit of each other party to the Intercreditor Agreement:

Section 1. Accession to the Intercreditor Agreement. The New Agent (a) hereby accedes and becomes a party to the Intercreditor Agreement as an [ABL Collateral Agent][Fixed Asset Collateral Agent] (b) agrees, for itself and on behalf of the holders of the [ABL Obligations] [Fixed Asset Obligations] represented by it to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of an Agent under the Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Agent. The New Agent represents and warrants to each other Agent and to the Claimholders that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as an [ABL Collateral Agent][Fixed Asset Collateral Agent] with respect to the [ABL Obligations] [Fixed Asset Obligations] represented by it (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder Agreement and (c) the [ABL Loan Documents] [Fixed Asset Loan Documents] relating to such [ABL Obligations] [Fixed Asset Obligations] provide that, upon the New Agent’s entry into this Joinder Agreement, the Claimholders in respect of such [ABL Obligations] [Fixed Asset Obligations] will be subject to and bound by the provisions of the Intercreditor Agreement.

Section 3. Counterparts. This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Joinder Agreement or such other document or instrument, as applicable

Section 4. Section Headings. Section headings used in this Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement subject to any limitations set forth in the Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.8 of the Intercreditor Agreement. All communications and notices hereunder to the New Agent shall be given to it at the address set forth under its signature hereto, which information supplements Section 9.8 of the Intercreditor Agreement.

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IN WITNESS WHEREOF, the New Agent has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW AGENT], as [[ABL Collateral Agent][Fixed Asset Collateral Agent]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy: